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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                 File No. 1-9120

                                   FORM U-3A-2

                          Statement by Holding Company
                      Claiming Exemption Under Rule U-3A-2
                           from the Provisions of the
                   Public Utility Holding Company Act of 1935

                      To Be Filed Annually Prior to March 1

                         PUBLIC SERVICE ENTERPRISE GROUP
                                  INCORPORATED

                                (Name of company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935 and submits the following information:

                                 As filed with the SEC on February 28, 2005

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1. Name, State of organization, location and nature of business of claimant, and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company (FUCO) in which claimant directly or indirectly holds an interest.

1. Public Service Enterprise Group Incorporated (PSEG), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, has four direct wholly owned subsidiaries: Public Service Electric and Gas Company (PSE&G), PSEG Power LLC (Power), PSEG Energy Holdings L.L.C. (Energy Holdings), and PSEG Services Corporation (Services) and has an interest in nine trusts which were formed for financing purposes. PSEG also has 352 indirect subsidiaries, as described below:

1.1. Public Service Electric and Gas Company (PSE&G), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is an operating public utility company engaged principally in the transmission, distribution and sale of electric energy service and in the transmission, distribution and sale of gas service in New Jersey. As of December 31, 2004, PSE&G comprised approximately 46% of PSEG's assets. PSE&G's 2004 revenues were approximately 63% of PSEG's revenues and PSE&G's earnings available to PSEG were $342 million.

PSE&G has four direct wholly owned subsidiaries; one direct 99%-owned subsidiary (the remaining 1% of which is owned by PSE&G's subsidiary, Public Service Corporation of New Jersey); one direct 50%-owned subsidiary (the remaining 50% of which is owned by Potomac Electric Power Company, an unrelated corporation); two indirect wholly owned subsidiaries, and eight direct wholly owned PSE&G Capital Trusts, as described below:

1.1.A. New Jersey Properties, Inc. (NJP), a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, acquires real estate from time to time.

1.1.B. Public Service Corporation of New Jersey (PSC of NJ), a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSC of NJ owns 1% of Public Service New Millennium Economic Development Fund L.L.C. (New Millennium), as described below:

1.1.C. Public Service New Millennium Economic Development Fund L.L.C. (New Millennium) with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a direct, 99%-owned subsidiary of PSE&G, with the remaining 1% owned by PSC of NJ. New Millennium supports economic development and programs providing technology to improve education and health care in urban areas of New Jersey and has one direct, wholly owned subsidiary, as discussed below.

1.1.D. Gridco International (Gridco International), a Delaware limited liabilitiy company, with its principal executive offices at 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, is a direct, 50%-owned subsidiary of PSE&G, with the remaining 50% owned by Potomac Electric Power Company and is presently inactive.


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1.1.E. PSE&G Transition Funding LLC (Transition Funding), a Delaware limited liability company, has its principal offices at 80 Park Plaza, Newark, New Jersey 07102. PSE&G is the sole member (parent) of Transition Funding. Transition Funding was organized for the purpose of purchasing intangible transition property, investing in investment securities, entering into related credit enhancement transactions and issuing transition bonds.

1.1.F. PSEG Area Development L.L.C. (Area Development), a New Jersey limited liability company and a wholly owned subsidiary of PSE&G, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Area Development, a wholly owned subsidiary of PSE&G, was formed to hold membership interests in limited liability companies that will provide the following services in New
Jersey: real estate site finding, listing and referral, corporate relocation, strategic land use and economic development planning.

1.1.F.1. PSEG SiteFinders L.L.C. (SiteFinders), a New Jersey limited liability company and a wholly owned subsidiary of Area Development, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed to provide real estate site finding and listing and referral services in New Jersey.

1.1.F.2. PSEG Economic Development L.L.C. (Economic Development), a New Jersey limited liability company and a wholly owned subsidiary of Area Development, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Economic Development was formed to provide corporate relocation, strategic land use and economic development planning services in New Jersey.

1.1.G. PSE&G Capital, L.P., a New Jersey limited partnership, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, of which PSE&G is the sole general partner. PSE&G Capital, L.P. was formed and controlled by PSE&G for the purpose of issuing Monthly Income Preferred Securities, and is presently active.

1.1.H. PSE&G Capital Trust I, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.1.I. PSE&G Capital Trust II, a Delaware Trust with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed and controlled by PSE&G for the purpose of issuing Quarterly Income Preferred Securities, and is presently active.

1.1.J. PSE&G Capital Trust III, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.1.K. PSE&G Capital Trust IV, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.1.L. PSE&G Capital Trust V, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.1.M. PSE&G Capital Trust VI, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.


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1.1.N. PSE&G Capital Trust VII, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.2. PSEG Power LLC (Power), a Delaware limited liability company and a wholly owned subsidiary of PSEG, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Through its subsidiaries, Power is a multi-regional wholesale energy supply company that integrates its generating asset operations with its wholesale energy, fuel supply, energy trading and marketing and risk management functions. Power has six direct wholly owned subsidiaries, and has an interest in five trusts, which were formed for financing purposes, and eight indirect wholly owned subsidiaries, discussed below. As of December 31, 2004, Power comprised approximately 29% of PSEG's assets. Power's 2004 revenues were approximately 47% of PSEG's revenues and Power's 2004 earnings available to PSEG were $308 million.

1.2.A. PSEG Fossil LLC (Fossil), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is a EWG. Fossil was formed to own and operate fossil-fueled generating stations. Fossil has six direct wholly owned subsidiaries and one indirect wholly owned subsidiary, as discussed below:

1.2.A.1. PSEG Power New York Inc. (Power New York), a Delaware corporation and a EWG, has its principal executive offices at Route 144, Glenmont, New York 12077. Power New York was formed to own and operate fossil-fueled generating stations.

1.2.A.2. PSEG Power Cross Hudson Corporation (Cross Hudson), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. Cross Hudson was formed for the purpose of developing power projects for delivery into New York City. Cross Hudson has one direct wholly owned subsidiary, as discussed below:

1.2.A.2.(a) PSEG In-City I LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of developing power projects for delivery into New York City.

1.2.A.3. PSEG Lawrenceburg Energy Company LLC (PSEG Lawrenceburg), a Delaware limited liability company, is a EWG and has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. PSEG Lawrenceburg was formed for the purpose of investing in a power facility in Lawrenceburg, Indiana. PSEG Lawrenceburg is a wholly owned subsidiary of Fossil.

1.2.A.4. PSEG Waterford Energy LLC (PSEG Waterford), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. PSEG Waterford was formed for the purpose of investing in a power facility in Waterford, Ohio and is a EWG. PSEG Waterford is a wholly owned subsidiary of Fossil.

1.2.A.5. PSEG Power Midwest LLC (Power Midwest), a Delaware limited liability company, is a EWG and has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. Power Midwest was formed for the purpose of operating power facilities in the Midwestern United States.


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1.2.A.6. PSEG Power Connecticut LLC (Power Connecticut), a Connecticut limited liability company, has its registered office at 1 Commercial Plaza, Hartford, Connecticut 06103 in care of CT Corporation Systems. Power Connecticut is a EWG and was formed for the purpose of owning and operating fossil-fueled electric generation assets in Connecticut.

1.2.B. PSEG Nuclear LLC (Nuclear), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a EWG and was formed to own and operate nuclear-fueled electric generation assets. Nuclear has one direct wholly owned subsidiary, as discussed below.

1.2.B.1. The Francis Corporation (TFC), a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, acquires real estate from time to time.

1.2.C. PSEG Power Fuels LLC (Power Fuels), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed in 2000 to purchase fuel for co-owned generation plants in Pennsylvania.

1.2.D. PSEG Energy Resources & Trade LLC (ER&T), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. ER&T primarily markets electricity, natural gas and capacity and ancillary services throughout the greater North East region (Northeast, Mid-Atlantic and Mid-West) of the United States.

1.2.E. PSEG Power Capital Investment Co. LLC (Power Capital LLC), a Delaware limited liability company, formerly PSEG Power Capital Investment Co. (Power Capital), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 602, Wilmington, Delaware 19801, and was formed to provide financing to Power and its subsidiaries. On January 31, 2003, Power Capital was converted to a limited liability company under Delaware law by filing a certificate of conversion and certificate of formation with the Office of the Delaware Secretary of State. Power Capital LLC is the result of the conversion.

1.2.F. PSEG Power Development LLC (formerly PSEG Americas Development LLC), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed to support continuing development activities of Power.

1.2.G. PSEG Power Capital Trust I, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.2.H. PSEG Power Capital Trust II, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.2.I. PSEG Power Capital Trust III, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.2.J. PSEG Power Capital Trust IV, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.


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1.2.K. PSEG Power Capital Trust V, a Delaware Trust has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.3. PSEG Energy Holdings L.L.C. (Energy Holdings), a New Jersey limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Energy Holdings is the parent of PSEG's energy-related businesses other than Power and PSE&G. As of December 31, 2004, Energy Holdings comprised approximately 25% of PSEG's assets. Energy Holdings' 2004 revenues were approximately 9% of PSEG's revenues and Energy Holdings' 2004 earnings available to PSEG were $125 million. Energy Holdings' has six direct wholly owned subsidiaries and 311 indirect subsidiaries, as described below:

1.3.A. PSEG Resources L.L.C. (PSEG Resources), a New Jersey limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEG Resources provides energy infrastructure financing in developed countries. PSEG Resources invests primarily in energy-related financial transactions and manages a diversified portfolio of more than 50 investments, including leveraged leases, operating leases and leveraged buyout
(LBO) funds, limited partnerships and marketable securities. The remainder of PSEG Resources' portfolio is further diversified across a wide spectrum of asset types and business sectors, including leveraged leases of aircraft and railcar, real estate and industrial equipment, limited partnership interests in project finance transactions, LBO and venture funds and marketable securities. Some of the transactions in which PSEG Resources and its subsidiaries participate involve other equity investors. As of December 31, 2004, PSEG Resources comprised approximately 10% of PSEG's assets. PSEG Resources' 2004 revenues were approximately 2% of PSEG's revenues and PSEG Resources' 2004 earnings available to PSEG were $65 million. PSEG Resources is a wholly owned subsidiary of Energy Holdings. PSEG Resources has two direct and forty-three indirect wholly owned subsidiaries, as described below:

1.3.A.1. Public Service Resources Corporation (PSRC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSRC invests primarily in energy-related financial transactions and manages a diversified portfolio of investments, including leveraged leases, operating leases, LBO funds, limited partnerships and marketable securities. The remainder of PSRC's portfolio is further diversified across a wide spectrum of asset types and business sectors, including leveraged leases of aircraft and railcar, real estate and industrial equipment, limited partnership interests in project finance transactions, LBO and venture funds and marketable securities. Some of the transactions in which PSRC and its subsidiaries participate involve other equity investors. PSRC has thirteen direct and twenty-two indirect wholly owned subsidiaries, as described below:

1.3.A.1.(a) Resources Capital Financing Corporation (RCFC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. RCFC is presently inactive.


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1.3.A.1.(b) Resources Capital Investment Corporation (RCIC), a New Jersey
corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. RCIC has investments in several, leveraged lease transactions. RCIC has one direct wholly owned subsidiary, as described below:

1.3.A.1.(b)(i) Peterborough Power Limited C, Inc. (PPLC), a Delaware corporation, has its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801. PPLC is presently inactive.

1.3.A.1.(c) Resources Capital Sales Corporation (RCSC) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at 50 Kronprindsens, 2nd Floor, GERS Building, Saint Thomas, United States Virgin Islands 00802. RCSC was formed as a foreign sales corporation (FSC) under the Internal Revenue Code for the purpose of arranging the export of sales and leases of United States manufactured products, including the financing, management, negotiation and contracting of such sales and leases.

1.3.A.1.(d) Resources Capital Management Corporation (RCMC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. As of December 31, 2004, RCMC comprised approximately 3% of PSEG's assets. RCMC's 2004 revenues were less than 1% of PSEG's revenues and RCMC's 2004 earnings available to PSEG were $24 million. RCMC has investments in a project financing and several leveraged leases. RCMC has eight direct and three indirect wholly owned subsidiaries, as described below:

1.3.A.1.(d)(i) LMC Phase II L.L.C. (LMC), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. LMC acts as ground lessee, operating lessor and borrower of a first-mortgage loan with respect to the leveraged lease investment of RCMC in a Detroit, Michigan office complex.

1.3.A.1.(d)(ii) RCMC Sales Corporation (RCMC SC) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at 50 Kronprindsens Gade, 2nd Floor, GERS Building, Saint Thomas, United States Virgin Islands 00802. RCMC SC was formed as an FSC and is presently inactive.

1.3.A.1.(d)(iii) RCMC One, Incorporated, a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.3.A.1.(d)(iv) RCMC, Inc. (RCMCI), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 400, Wilmington, Delaware 19801. RCMCI has a limited partnership investment in an advanced flue-gas desulphurization facility in Porter County, Indiana.

1.3.A.1.(d)(v) RCMC I, Inc. (RCMC I), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 400, Wilmington, Delaware 19801. RCMC I has investments in a leveraged lease of an undivided interest of System Energy Resources Inc.'s interest in a nuclear generating station in Port Gibson, Mississippi and in a leveraged lease of an office facility in Denver, Colorado. RCMC I has one direct wholly owned subsidiary, as described below:


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1.3.A.1.(d)(v)(A) KLF 98-C2, Inc. (KLFC2), a Delaware corporation, has its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801 and is presently inactive.

1.3.A.1.(d)(vi) Danskammer OP LLC (Danskammer OP), a Delaware limited liability company, has its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801. Danskammer OP is the Owner Participant in connection with RCMC's investment in the Danskammer facility, an oil/natural gas-fired boiler and steam turbine generator, has an undivided interest in certain common facilities related thereto located in Newburgh, New York and is a EWG. Danskammer OP has one direct wholly owned subsidiary, as described below:

1.3.A.1.(d)(vi)(A) Danskammer OL LLC (Danskammer OL), a Delaware limited liability company, has its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801. Danskammer OL is the Owner Lessor in connection with RCMC's investment in the Danskammer facility, an oil/natural gas-fired boiler and steam turbine generator, has an undivided interest in certain common facilities related thereto located in Newburgh, New York and is a EWG.

1.3.A.1.(d)(vii) Roseton OP LLC (Roseton OP), a Delaware limited liability company, has its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801. Roseton OP is the Owner Participant in connection with RCMC's investment in the Roseton facility, an oil/natural gas-fired boiler and steam turbine generator, has an undivided interest in certain common facilities related thereto located in Newburgh, New York and is a EWG. Roseton OP has one direct wholly owned subsidiary, as described below:

1.3.A.1.(d)(vii)(A) Roseton OL LLC (Roseton OL), a Delaware limited liability company, has its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801. Roseton OL is the Owner Lessor in connection with RCMC's investment in the Roseton facility, an oil/natural gas-fired boiler and steam turbine generator, has an undivided interest in certain common facilities related thereto located in Newburgh, New York and is a EWG.

1.3.A.1.(d)(viii) Uzal LLC (UZAL), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102 and was formed to act as the Owner Participant in connection with a 100% interest in UZAL SWG BUSINESS TRUST, which owned a 100% interest in the Harold G. Laub LNG facility and an associated 61.1 mile, 20 inch high pressure looping pipeline in Nevada. UZAL SWG BUSINESS TRUST was later converted into UZAL, and in December 2004 UZAL conveyed all of its interest in the LNG facility to Paiute Pipeline Company, an affiliate of Southwest Gas Corporation, and thereafter
UZAL became inactive.

1.3.A.1.(e) PSRC Sales Corporation One (PSRC One) is incorporated under the laws of the United States Virgin Islands, has its principal executive offices at 50 Kronprindsens Gade, 2nd Floor, GERS Building, Saint Thomas, United States Virgin Islands 00802 and was formed as an FSC.

1.3.A.1.(f) PSRC Sales Corporation Two (PSRC Two) is incorporated under the laws of the United States Virgin Islands, has its principal executive offices at 50 Kronprindsens Gade, 2nd Floor, GERS Building, Saint Thomas, United States Virgin Islands 00802 and was formed as an FSC.


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1.3.A.1.(g) PSRC Sales Corporation Three (PSRC Three) is incorporated under the laws of the United States Virgin Islands, has its principal executive offices at 50 Kronprindsens Gade, 2nd Floor, GERS Building, Saint Thomas, United States Virgin Islands 00802, was formed as an FSC, and is presently inactive.

1.3.A.1.(h) PSRC Sales Corporation Four (PSRC Four) is incorporated under the laws of the United States Virgin Islands, with its principal executive offices at 50 Kronprindsens Gade, 2nd Floor, GERS Building, Saint Thomas, United States Virgin Islands 00802, and was formed as an FSC.

1.3.A.1.(i) PSRC, Inc. (PSRCI), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 400, Wilmington, Delaware 19801. PSRCI has investments in two leveraged lease transactions. PSRCI has one direct wholly owned subsidiary, as described below.

1.3.A.1.(i)(i) PPL B KLF 98-C1, Inc. (PPLKLF), a Delaware corporation, has its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801, and is presently inactive.

1.3.A.1.(j) PSRC II, Inc. (PSRC II), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 400, Wilmington, Delaware 19801, and has investments in leveraged buyout funds, limited partnerships and securities.

1.3.A.1.(k) Enterprise Energy Technology Group, Inc. (ENERTECH), a Delaware corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.3.A.1.(l) PSEGR PJM LLC (PSEGR PJM), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR PJM has indirect investments in three generation facilities: (1) the Conemaugh Station (Conemaugh), a generating facility located near New Florence, Pennsylvania, in which PSEGR PJM indirectly owns an undivided interest, (2) the Keystone Station (Keystone), a generating facility located in Plumcreek Township, Pennsylvania, in which PSEGR PJM indirectly owns an undivided interest, and (3) the Shawville Station (Shawville), a generating facility located in Bradford Township, Pennsylvania, in which PSEGR PJM indirectly owns a 100% interest. PSEGR PJM has three direct and six indirect wholly owned subsidiaries, as described below.

1.3.A.1.(l)(i) PSEGR Conemaugh, LLC (PSEGR Conemaugh), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR Conemaugh has an indirect investment in Conemaugh. PSEGR Conemaugh has one direct and one indirect wholly owned subsidiary, as described below.

1.3.A.1.(l)(i)(A) PSEGR Conemaugh Generation, LLC (Conemaugh Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Conemaugh Generation is the Owner Participant in connection with an undivided interest in two coal-fired generators and four emergency diesel generators with an aggregate station capacity of approximately 1,711 megawatts located in New Florence, Pennsylvania (Conemaugh). Conemaugh Generation has one direct wholly owned subsidiary, as described below.


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1.3.A.1.(l)(i)(A)(i) Conemaugh Lessor Genco LLC (Conemaugh Lessor), a Delaware
limited liability company, is a EWG, and has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Conemaugh Lessor is the lessor of an undivided interest in Conemaugh.

1.3.A.1.(l)(ii) PSEGR Keystone, LLC (PSEGR Keystone), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR Keystone has an indirect investment in Keystone. PSEGR Keystone has one direct and one indirect wholly owned subsidiary, as described below:

1.3.A.1.(l)(ii)(A) PSEGR Keystone Generation, LLC (Keystone Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Keystone Generation is the Owner Participant in connection with an undivided interest in two coal-fired generators and four emergency diesel generators with an aggregate station capacity of approximately 1,711 megawatts located in Plumcreek Township, Pennsylvania (Keystone). Keystone Generation has one direct wholly owned subsidiary, as described below:

1.3.A.1.(l)(ii)(A)(i) Keystone Lessor Genco LLC (Keystone Lessor), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Keystone Lessor is the lessor of an undivided interest in Keystone and is a EWG.

1.3.A.1.(l)(iii) PSEGR Shawville, LLC (PSEGR Shawville), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR Shawville has an indirect investment in Shawville. PSEGR Shawville has one direct and one indirect wholly owned subsidiary, as described below:

1.3.A.1.(l)(iii)(A) PSEGR Shawville Generation, LLC (Shawville Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Shawville Generation is the Owner Participant in connection with an undivided interest in four coal-fired steam turbine generators and three diesel-fired generators with an aggregate station capacity of approximately 613 megawatts located in Bradford Township, Pennsylvania (Shawville). Shawville Generation has one direct wholly owned subsidiary, as described below:

1.3.A.1.(l)(iii)(A)(i) Shawville Lessor Genco LLC (Shawville Lessor), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Shawville Lessor is the lessor of an undivided interest in Shawville and is a EWG.

1.3.A.1.(m) PSEG Demand Management Co., L.L.C. (DMC), a New Jersey limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. In October 2004 PSEG Demand Management Co., Inc. (DMC Inc.) converted from a New Jersey corporation into a New Jersey limited liability company pursuant to a restructuring in which DMC Inc. merged into a newly-formed, direct, wholly owned subsidiary of PSRC, PSEG Demand Management Co., L.L.C., a New Jersey limited liability company. DMC is a party to certain demand-side management contracts.


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1.3.A.2. Nesbitt Asset Recovery LLC., (Nesbitt), a Delaware limited liability company with various series contained within Nesbitt, has its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801. Nesbitt holds equity interests in two, coal-fired, steam-generating units located in Pekin, Illinois and Joliet, Illinois through Series MW, a duly constituted series within Nesbitt. Nesbitt has two direct and six indirect wholly owned subsidiaries, as described below.

1.3.A.2.(a) PSEG Collins Generation, LLC (Collins Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins Generation is presently inactive. Collins Generation has four direct wholly owned subsidiaries, as described below.

1.3.A.2.(a)(i) Collins Generation I, LLC (Collins I), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins I is presently inactive.

1.3.A.2.(a)(ii) Collins Generation II, LLC (Collins II), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins II is presently inactive.

1.3.A.2.(a)(iii) Collins Generation III, LLC (Collins III), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins III is presently inactive.

1.3.A.2.(a)(iv) Collins Generation IV, LLC (Collins IV), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins IV is presently inactive.

1.3.A.2.(b) PSEGR Midwest, LLC (PSEGR Midwest), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR Midwest is presently inactive and has two direct wholly owned subsidiaries, as described below.

1.3.A.2.(b)(i) Powerton Generation I, LLC (Powerton Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Powerton Generation is presently inactive.

1.3.A.2.(b)(ii) Joliet Generation I, LLC (Joliet Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Joliet Generation is presently inactive.

1.3.B. PSEG Global L.L.C. (Global), a New Jersey limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Through its subsidiaries, Global participates in the development and operation of projects in the generation and distribution of energy, which includes cogeneration and power-production facilities and electric distribution companies. Some of the cogeneration and power-production facilities are domestic facilities designated as "qualifying facilities" (QFs) under the Public Utility Regulatory Policies Act of 1978, as amended. Also, some of the remaining facilities are "foreign utility companies" (FUCOs), and some are EWGs, under the Public Utility Holding Company Act of 1935, as amended. Global is a wholly owned subsidiary of Energy Holdings. Global has five direct wholly owned subsidiaries:
PSEG Baja Inc. (Baja), PSEG Global USA L.L.C. (Global USA), PSEG Global International Holdings LLC (PGIHLLC), PSEG India Company, and PSEG Europe (Delaware) LLC (PEDLLC), as well as many indirect subsidiaries including limited and general partnership interests. Global USA and its direct and indirect subsidiaries primarily hold investments in domestic generation projects. PSEG India Company and its subsidiaries have an investment in an Indian project. PEDLLC and its subsidiaries hold investments in projects in Europe. PGIHLLC and its subsidiaries hold investments in projects internationally. As of December 31, 2004, Global comprised approximately 14% of PSEG's assets. Global's 2004 revenues were approximately 8% of PSEG's revenues and Global's 2004 earnings available to PSEG were $69 million.

1.3.B.1. PSEG Baja Inc. (Baja), a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is presently inactive.

1.3.B.2. PSEG Global USA L.L.C. (Global USA), a New Jersey limited liability company with its registered office at 80 Park Plaza, Newark, New Jersey 07102, has a total of 22 direct and 91 indirect subsidiaries including limited and general partnership interests as described below:

1.3.B.2.(a) CEMAS Corporation, a Delaware corporation, with its registered office at 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801, was formed for the purpose of investing in Latin America.

1.3.B.2.(b) PSEG Sviluppo S.r.L., an Italian company, with its registered office at Corso of Porta Vigentina 35, 20122 Milan, Italy, was formed for the purpose of asset management in Italy. PSEG Sviluppo S.r.L is owned 98% by Global USA and 2% by PSEG International L.L.C. Dissolution proceedings were started January 1, 2003 and are presently on-going.

1.3.B.2.(c) National Energy Partners, a Delaware general partnership, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, owns 100% of GWF Power Systems Company, Inc. (GWF PSC). Global USA is a 50% general partner in National Energy Partners. National Energy Partners has the following direct and indirect subsidiaries as described below:

1.3.B.2.(c)(i) GWF Power Systems Company, Inc., a California corporation, with its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565, has the following direct and indirect wholly owned and partially owned subsidiaries as described below:

1.3.B.2.(c)(i)(A) GWF Bay Area, Inc., a California corporation, with its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565, is a 2% managing general partner of GWF Power Systems, L.P. (GWFLP). GWF Bay Area, Inc. is an indirect 50%-owned subsidiary of Global USA.

1.3.B.2.(c)(i)(A)(i) GWF Power Systems, L.P. (GWFLP), a Delaware limited partnership, with its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565, owns and operates five, petroleum coke-fired, small power-production QFs in Contra Costa County, California. Global USA directly owns a 48.5% limited partnership interest in GWFLP. In addition, PSEG Bay Area Inc., as described below, owns a 0.5% general partnership interest, and GWF Bay Area, Inc. owns a 2% general partnership interest, in GWFLP.

1.3.B.2.(c)(i)(B) GWF Hanford, Inc., a California corporation, with its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565, is a 2% managing general partner of Hanford, L.P. (HLP). GWF Hanford, Inc. is an indirect 50%-owned subsidiary of Global USA.

1.3.B.2.(c)(i)(B)(i) Hanford, L.P. (HLP), a Delaware limited partnership, with its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565, is the owner of a petroleum, coke-fired, small power-production QF in Hanford, California. Global USA directly owns a 48.5%, limited partnership interest in HLP. PSEG Hanford Inc., as described below, owns a 0.5% general partnership interest in HLP, and GWF Hanford, Inc. owns a 2% general partnership interest in HLP.

1.3.B.2.(d) PSEG Asia Inc., a Delaware corporation, with its principal executive offices at Room 1701 Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong Special Administrative Region (Hong Kong), People's Republic of China (China), is presently inactive. PSEG Asia Inc. has one direct wholly owned subsidiary, as described below:

1.3.B.2.(d)(i) PSEG Asia Ltd., a Bermuda limited liability company, with its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is a developer of EWG and FUCO power-production facilities in Asia. PSEG Asia Ltd. is presently inactive.

1.3.B.2.(e) PSEG Conemaugh Management Inc., a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a 0.5% general partner in Pennsylvania Renewable Resources, Associates (PRRA).

1.3.B.2.(e)(i) Pennsylvania Renewable Resources, Associates (PRRA), a Pennsylvania limited partnership, with its principal executive offices at 1370 Avenue of the Americas, Suite 3300, New York, New York 10019, owns a hydroelectric QF in Saltsburg, Pennsylvania. PSEG Mount Carmel Inc., as described below, is a 49.5% limited partner in PRRA.

1.3.B.2.(f) PSEG GWF Inc., a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, has the following direct wholly owned subsidiaries as described below:

1.3.B.2.(f)(i) PSEG Bay Area Inc., a Delaware corporation, with its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565, is a 0.5% general partner in GWFLP, which is the owner and operator of five petroleum coke-fired small power-production facilities in Contra Costa County, California. All five facilities are QFs.

1.3.B.2.(f)(ii) PSEG Hanford Inc., a Delaware corporation, with its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565, is a 0.5% general partner in HLP, which is the owner of a petroleum coke-fired, small power-production QF in Hanford, California.

1.3.B.2.(g) PSEG Hawaiian Investment Inc., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, owns a 48.49% limited partnership interest in Kalaeloa Investment Partners, L.P. (KIPLP), a Delaware limited partnership.

1.3.B.2.(h) PSEG Hawaiian Management Inc., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a 1% general partner in KIPLP.

1.3.B.2.(h)(i) Kalaeloa Investment Partners, LP (KIPLP), a Delaware limited partnership, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, owns a 99% limited partnership interest in Kalaeloa Partners, L.P. (KPLP).

1.3.B.2.(h)(i)(A) Kalaeloa Partners, L.P. (KPLP), a Delaware limited partnership and a EWG, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, owns a heavy, oil-fired cogeneration QF on the Island of Oahu in Hawaii.

1.3.B.2.(i) TPS Holdings II, Inc. (formerly KI Holdings Inc.), a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is presently inactive. TPS Holdings II, Inc. has the following direct wholly owned subsidiary, as described below:

1.3.B.2.(i)(a) TPS Holdings III, Inc. (formerly PSEG Merger Inc.), a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is presently inactive.

1.3.B.2.(j) PSEG India Inc., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, holds one share of PSEG India Private Limited (PIPL).

1.3.B.2.(k) PSEG India Private Limited (PIPL), an Indian company, with its registered office at No. 81 Murugesa Naicker Office Complex, Greams Road, Chennai, 600 006, India, was formed for the purpose of developing power-production facilities in India. PIPL is presently inactive. Global USA owns all but one share of PIPL. The remaining one share is owned by PSEG India Inc.

1.3.B.2.(l) PSEG International Services Inc., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, provides management operations and maintenance personnel to some of the international subsidiaries of Global USA.

1.3.B.2.(m) PSEG Kalaeloa Inc., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of acquiring a 1% general partnership interest in KPLP, a Delaware limited partnership. The remaining 99% limited partnership interest in KPLP is owned by KIPLP.

1.3.B.2.(n) PSEG Leasing Inc., a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a 50% general partner in National Energy Leasing Partners.

1.3.B.2.(n)(i) National Energy Leasing Partners, a Delaware partnership, with its registered offices at One Riverchase Parkway South, Birmingham, Alabama 35244, has entered into lease transactions with respect to certain equipment installed at the Hanford small power-production QF of HLP and five Contra Costa County, California, small power-production QFs of GWFLP.

1.3.B.2.(o) PSEG Mount Carmel Inc., a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a 49.5% limited partner in PRRA. PSEG Conemaugh Management Inc. owns a 0.5% general partnership interest in PRRA, resulting in a 50% indirect ownership by Global USA.

1.3.B.2.(p) PSEG New Hampshire Inc., a New Hampshire corporation, with its principal executive offices at 9 Capital Street, Concord, New Hampshire 03301, is a co-managing 40% general-partner in Bridgewater Power Company, L.P.

1.3.B.2.(p)(i) Bridgewater Power Company, L.P., a New Hampshire limited partnership, with its principal executive offices at Route 3, Bridgewater, New Hampshire 03222, owns a biomass-fired, small power-production QF in Bridgewater, New Hampshire.

1.3.B.2.(q) PSEG Project Services Inc., a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, provides engineering procurement construction and management services and owns a 50% general partnership interest in each of the following two general partnerships, as described below:

1.3.B.2.(q)(i) National Energy Constructors, a Delaware general partnership, with its principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35244, has constructed five petroleum, coke-fired, small power-production QFs owned and operated by GWFLP and a petroleum, coke-fired, small power-production QF owned by HLP.

1.3.B.2.(q)(ii) Tracy Operators, a California general partnership, with its principal executive offices at 14800 West Schulte Road, Tracy, California 95376, operates and maintains a biomass-fired, small power-production QF in Tracy, California.

1.3.B.2.(r) PSEG Tracy L.L.C., a New Jersey limited liability company, with its registered office at 80 Park Plaza, T-20, Newark, New Jersey, 07102, is a 34.5% general partner in Thermal Energy Development Partnership, L.P.

1.3.B.2.(r)(i) Thermal Energy Development Partnership, L.P., a Delaware limited partnership, with its registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, owns a biomass-fired, small power-production QF in Tracy, California.

1.3.B.2.(s) PSEG U.S. Services Inc., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of future investments in Texas and is presently inactive.

1.3.B.2.(t) PSEG International L.L.C., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, has the following direct and indirect wholly owned and partially owned subsidiaries, as described below:

1.3.B.2.(t)(i) PSEG Americas Services Inc., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, provides management operations and maintenance personnel to some of the international subsidiaries of Global USA.

1.3.B.2.(t)(ii) PSEG Millbank Inc., formerly PSEG Middle East Inc., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is presently inactive and has the following two direct wholly owned subsidiaries, as described below:

1.3.B.2.(t)(ii)(A) PSEG Global Power Holdings Ltd., formerly Barka Power Holdings Ltd., a Bermuda limited liability company, with its principal offices at Clarendon House, 2 Church Street, Hamilton HMCX HM11, Bermuda, is presently inactive.

1.3.B.2.(t)(ii)(B) PSEG UK Services Limited, a United Kingdom company, with its registered office at 100 New Bridge Street, London EC4V 6JA, United Kingdom, was formed for the purpose of providing employment services.

1.3.B.2.(t)(iii) PSEG (Bermuda) Holdings II Ltd., a Bermuda limited liability company, with its principal, executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, has the following direct subsidiary, as described below:

1.3.B.2.(t)(iii)(A) PSEG Bhilai Energy Company Ltd. (BHILAI), a Mauritius company, with its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius is a direct wholly owned subsidiary of PSEG (Bermuda) Holdings II Ltd.

1.3.B.2.(t)(iv) PSEG Americas L.L.C., a Delaware limited liability company, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, has the following direct and indirect wholly owned and partially owned subsidiaries, and owns a 0.01% interest in PSEG Americas Operating Company (PSEGAOC) as described below:

1.3.B.2.(t)(iv)(A) La Plata I, Inc., a Delaware corporation, with its registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, is a direct and wholly owned subsidiary of PSEG Americas L.L.C.

1.3.B.2.(t)(iv)(B) TPS Holdings, Inc., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington Delaware 19801, owns a 49.5% limited partnership interest in Texas Independent Energy, L.P. (TIELP). TPS Holdings, Inc. is a direct and wholly owned subsidiary of PSEG Americas L.L.C. and has the following direct subsidiary, as described below:

1.3.B.2.(t)(iv)(B)(i) TPS General Partner LLC (TPS GP), a Delaware limited liability company, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, owns a 0.5% general partnership interest in TIELP.

1.3.B.2.(t)(iv)(C) PSEG Texgen Holdings Inc., a Delaware corporation, with its registered office at 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801, was formed for the purpose of investments in Texas. PSEG Texgen Holdings Inc. is a direct and wholly owned subsidiary of PSEG Americas L.L.C. and has the following direct and indirect subsidiaries, as described below:

1.3.B.2.(t)(iv)(C)(i) PSEG Texgen I Inc. (Texgen I), a Delaware corporation, with its registered office at 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801, owns a 0.5% general partnership interest in TIELP.

1.3.B.2.(t)(iv)(C)(ii) PSEG Texgen II Inc. (Texgen II), a Delaware corporation, with its registered office at 300 Delaware Avenue, Suite 900, Wilmington, Delaware 19801, owns a 49.5% limited partnership interest in TIELP.

1.3.B.2.(t)(iv)(C)(ii)(a) Texas Independent Energy, L.P. (TIELP), a Delaware limited partnership, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in power-generating facilities in Texas. Texgen I and Texgen II together, respectively, own a 0.5% general partnership interest and 49.5% limited partnership interest in TIELP, and TPS GP and TPS Holdings, Inc., together, respectively own the remaining 0.5% general partnership interest and 49.5% limited partnership interest in TIELP. TIELP has five direct and three indirect subsidiaries, as described below.

1.3.B.2.(t)(iv)(C)(ii)(a)(i) Guadalupe Power I, LLC, a Delaware limited liability company, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly owned subsidiary of TIELP and owns a 1% general partnership interest in Guadalupe Power Partners, LP (GPP), as described below.

1.3.B.2.(t)(iv)(C)(ii)(a)(ii) Guadalupe Power II, LLC, a Delaware limited liability company, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly owned subsidiary of TIELP and owns a 99%, limited partnership interest in GPP, as described below.

1.3.B.2.(t)(iv)(C)(ii)(a)(ii)(a) Guadalupe Power Partners, LP (GPP), a Delaware limited partnership and a EWG, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, owns a natural gas-fired power-generating facility in Guadalupe County, Texas.

1.3.B.2.(t)(iv)(C)(ii)(a)(iii) Odessa-Ector Power I, LLC, a Delaware limited liability company, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly owned subsidiary of TIELP and owns a 1%, general-partnership interest in Odessa-Ector Power Partners, LP (OEPP) and Odessa-Ector Power Partners Services, L.P. (OEPPS), as described below.

1.3.B.2.(t)(iv)(C)(ii)(a)(iv) Odessa-Ector Power II, LLC, a Delaware limited liability company, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly owned subsidiary of TIELP and owns a 99% limited partnership interest in OEPP and OEPPS, as described below.

1.3.B.2.(t)(iv)(C)(ii)(a)(iv)(a) Odessa-Ector Power Partners, L.P. (OEPP), a Delaware limited partnership and a EWG, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, owns a natural gas-fired, power-generating facility in Ector County, Texas.

1.3.B.2.(t)(iv)(C)(ii)(a)(iv)(b) Odessa-Ector Power Partners Services, L.P. (OEPPS), a Delaware limited partnership, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of holding an interest in a natural-gas transportation pipeline located in Ector County, Texas.

1.3.B.2.(t)(iv)(C)(ii)(a)(v) Texas Independent Energy Operating Company, LLC
(TIE), a Delaware limited liability company and a EWG, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly owned subsidiary of TIELP and was formed to operate and maintain the power-generating facility owned by each of GPP and OEPP.

1.3.B.2.(t)(iv)(C)(iii) PSEG Preferred Partner L.L.C., a Delaware limited liability company, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in power-generating facilities in Texas including investments in GPP and OEPP.

1.3.B.2.(t)(iv)(D) PSEG Global Funding II LLC, a Delaware limited liability company, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, directly owns PSEG Global Funding Corp.

1.3.B.2.(t)(iv)(D)(i) PSEG Global Funding Corp., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, wholly owns PSEG Global Funding III Company. In addition, PSEG Global Funding Corp. has an 80% interest in Asociacion o Cuentas en Participacion (CEP), as described below.

1.3.B.2.(t)(iv)(D)(i)(a) PSEG Global Funding III Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has the following interest and subsidiaries:

1.3.B.2.(t)(iv)(D)(i)(a)(i) Asociacion o Cuentas en Participacion (CEP) is a contractual arrangement through which PSEG Global Funding Corp. and PSEG Global Funding III Company have an 80% and a 20% interest, respectively, in the profits and losses of CEP. CEP was formed for the purpose of making investments in South America, and by such contractual arrangement has beneficial ownership in the following two entities:

1.3.B.2.(t)(iv)(D)(i)(a)(i)(a) PSEG Finance Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies. PSEG Finance Company is wholly owned by PSEG Global Funding III Company.

1.3.B.2.(t)(iv)(D)(i)(a)(i)(b) PSEG Peru S.R.L., a Peruvian limited liability company, with its registered office at Victor Andres Belaunde 147, Via Principal 155, Edificio Centro Empresarial Camino Real, Oficina 1201, San Isidro, Peru, is 99.97% owned by PSEG Global Funding III Company and 0.03% owned by PSEG Finance Company.

1.3.B.2.(t)(iv)(E) PSEG Global Management Inc., formerly Mendoza Energia, Inc., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of providing energy-related services.

1.3.B.2.(t)(iv)(F) Sempra Energy International Chile Holdings I B.V., a Netherlands company, with its principal executive offices at Weena 340, Rotterdam, The Netherlands 3012NJ, was formed for the purpose of investing in Latin America. PSEG Americas L.L.C. owns 0.108% of Sempra Energy International Chile Holdings I B.V.

1.3.B.2.(t)(v) PSEG China Holdings Ltd., formerly PSEG Gongyi Power Ltd., a Bermuda limited liability company, with its principal offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is presently inactive.

1.3.B.2.(t)(vi) PSEG Philippine Holdings LLC (PPHLLC), a Delaware limited liability company, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, has one direct 27.67%-owned subsidiary and seventeen indirect, partially owned subsidiaries, as described below.

1.3.B.2.(t)(vi)(A) Magellan Capital Holdings Corporation (MCHC), a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, was formed for the purpose of investing in power facilities in the Philippines. MCHC is 27.67% owned by PPHLLC and 67% owned by F & J Prince Holdings Corporation, and has the following, direct and indirect, wholly owned and partially owned subsidiaries:

1.3.B.2.(t)(vi)(A)(i) Magellan Utilities Development Corporation (MUDC), a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, was formed for the purpose of investing in a power facility in the Philippines. MUDC is 43% owned by MCHC.

1.3.B.2.(t)(vi)(A)(i)(a) Pinamucan Power Corporation, a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, is presently inactive. MUDC has a 99.8% ownership interest in Pinamucan Power Corporation.

1.3.B.2.(t)(vi)(A)(i)(a)(i) Magellan Power Partnership, a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, is presently inactive. Pinamucan Power Corporation owns 75% of Magellan Power Partnership. MCHC owns 25% of Magellan Power Partnership.

1.3.B.2.(t)(vi)(A)(ii) Batangas Agro-Industrial Development Corporation (BAIDC), a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, owns certain real property that may be the site of the power facility that MUDC may construct and owns various subsidiaries, which hold title to part of the land intended for the MUDC project. MCHC owns 99.99% of BAIDC.


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



1.3.B.2.(t)(vi)(A)(ii)(a) Fruits of the East, Inc., a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, was formed as a real estate holding and development company. BAIDC owns 99.75% of Fruits of the East, Inc.

1.3.B.2.(t)(vi)(A)(ii)(b) King Leader Philippines, Inc., a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, was formed as a holding company. BAIDC owns 99.99% of King Leader Philippines.

1.3.B.2.(t)(vi)(A)(ii)(c) Hometel Integrated Management Corporation, a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, was formed to engage in the business of management services. BAIDC owns 99.92% of Hometel Integrated Management Corporation.

1.3.B.2.(t)(vi)(A)(ii)(d) Samar Commodities Trading, Inc., a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, was formed for the purpose of engaging in the business of aquatic, marine and agricultural trading, and is 99.99% owned by BAIDC.

1.3.B.2.(t)(vi)(A)(ii)(e) Tropical Aqua Resources, Inc., a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, was formed to engage in aquatic, marine and agricultural trading. BAIDC owns 99.99% of Tropical Aqua Resources, Inc.

1.3.B.2.(t)(vi)(A)(ii)(f) United Philippine Oil Trading, Inc., a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, was formed to engage in commodities trading. BAIDC owns 99.99% of United Philippine Oil Trading, Inc.

1.3.B.2.(t)(vi)(A)(iii) Pinamucan Industrial Estates, Inc., a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, owns a portfolio of bond and money market investments. Pinamucan Industrial Estates, Inc. was formed as a real estate holding and development company. MCHC owns 99.99% of Pinamucan Industrial Estates, Inc.

1.3.B.2.(t)(vi)(A)(iv) F & J Prince Holdings Corporation, a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, is presently inactive. F & J Prince Holdings Corporation owns 67% of MCHC, and is 9.854% owned by MCHC and 10.006% owned by Pinamucan Industrial Estates, Inc.

1.3.B.2.(t)(vi)(A)(iv)(b) Pointwest Technologies Corporation, a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, was formed to engage in the business of developing, designing and marketing information technology systems. F & J Prince Holdings Corporation owns 23.691% of Pointwest Technologies Corporation.

1.3.B.2.(t)(vi)(A)(v) Malabrigo Corporation, a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, was formed for the purpose of operating coal mines and holding mineral and water rights. MCHC owns 99.8% of Malabrigo Corporation.

1.3.B.2.(t)(vi)(A)(vi) Magellan Capital Corporation, a Philippines company, with executive offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, is presently inactive. MCHC owns 99.99% of Magellan Capital Corporation.

1.3.B.2.(t)(vi)(A)(vii) Magellan Capital Realty Development Corporation, a Philippines company, with offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, is presently inactive. MCHC owns 99.99% of Magellan Capital Realty Development Corporation.

1.3.B.2.(t)(vi)(A)(viii) Magellan Capital Trading Corporation, a Philippines company, with offices at 5/F Citibank Center, 8741 Paseo de Roxas, Makati City, 1226 Philippines, is presently inactive. MCHC owns 99.99% of Magellan Trading Capital Corporation.

1.3.B.2.(t)(vii) PSEG Pontianak (L) Ltd., a Malaysian company, with its registered office at Noblehouse International Trust Sdn. Bhd, Level 1, Lot 7, Block F, Saguking Commercial Building, 87000 Jalan Patau-Patau, Labuan F.T., Malaysia, has one direct 93.75%-owned subsidiary, as described below.

1.3.B.2.(t)(vii)(A) PT Pontianak Power, an Indonesian company, with its principal executive offices at JI. Dr. Saharjo 52 Jakarta, 12970 Indonesia, is presently inactive.

1.3.B.2.(t)(viii) PSEG Zhou Kou Power Ltd., a Bermuda limited liability company, with its principal, executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is presently inactive.

1.3.B.2.(t)(ix) PSEG Rades Services Inc., formerly Empresa Argentina Electrica I, Inc., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of providing management services for projects in Tunisia.

1.3.B.2.(t)(x)PSEG Elcho Services Inc., formerly Empresa Argentina Electrica II, Inc., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of providing management services for projects in Chorzow, Poland.

1.3.B.2.(t)(xi) PSEG Europe Ltd., formerly PSEG Global Ltd., a United Kingdom company, with its registered office at 100 New Bridge Street, EC4V 6JA, United Kingdom, was formed for the purpose of managing development activities in Europe and the Middle East. PSEG Europe Ltd. has the following, wholly owned subsidiaries:

1.3.B.2.(t)(xi)(A) PSEG Technical Services Ltd., a United Kingdom company, with its registered office at 100 New Bridge Street, EC4V 6JA, United Kingdom, was formed for the purpose of providing technical services to power facilities in Poland. PSEG Technical Services Ltd. is inactive.

1.3.B.2.(t)(xi)(B) PSEG Offshore Operations Ltd., formerly PSEG Operations Ltd., a United Kingdom company, with its registered office at 100 New Bridge Street, EC4V 6JA, United Kingdom, is presently inactive.

1.3.B.2.(t)(xi)(C) PSEG Operations Tunisia Ltd., a United Kingdom company, with its registered office at 100 New Bridge Street, EC4V 6JA, United Kingdom, is presently inactive.

1.3.B.2.(t)(xii) PSEG Operaciones I Company, formerly PSEG Electrica and Turbogeneradores de Cagua Company, a Cayman Islands company, with its registered office at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in South America.

1.3.B.2.(t)(xiii) PSEG Operaciones II Company, formerly Peru Power, Ltd., a Cayman Islands company, with its registered office at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in South America.

1.3.B.2.(t)(xiii)(A) Asociacion o Cuentas en Participacion (CEPII) is a contractual arrangement through which PSEG Operaciones II Company has an 80% interest, and PSEG Operaciones I Company has a 20% interest, in the profits and losses of CEPII. CEPII was formed for the purpose of making investments in South America, and by such contractual arrangement has beneficial ownership in the following two entities:

1.3.B.2.(t)(xiii)(A)(i) PSEG Cuenta Finance Company, formerly Andina Mendoza I Company, a Cayman Islands company, with its registered office at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in South America. PSEG Cuenta Finance Company is 20% owned by PSEG Operaciones I Company and 80% owned by PSEG Operaciones II Company.

1.3.B.2.(t)(xiii)(A)(ii) PSEG Generacion y Energia Chile Limitada, a Chilean limited liability company and a EWG, with its registered office at Miraflores 222, Piso 24, Santiago, Chile, was formed for the purpose of making investments in Latin America. PSEG Generacion y Energia Chile Limitada owns an electric-generating station in Chile. PSEG Generacion Energia y Chile Limitada is 20% owned by PSEG Operaciones I Company and 80% owned by PSEG Operaciones II Company.

1.3.B.2.(t)(xiii)(B) PSEG Chile Company, a Cayman Islands company, with its registered office at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in South America. PSEG Chile Company is wholly owned by PSEG Operaciones I Company.

1.3.B.2.(t)(xiv) North Bay Power LLC, a Delaware limited liability company, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in North America.

1.3.B.2.(t)(xv) PSEG Henrietta Turbine Inc., formerly PSEG Mexico Inc., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is presently inactive.

1.3.B.2.(t)(xvi) PSEG California Corp., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in North America. PSEG California Corp. has the following 50%-owned subsidiary, as described below:

1.3.B.2.(t)(xvi)(A) GWF Energy LLC, a Delaware limited liability company and a EWG, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in three natural gas-fired, peaker facilities in California.

1.3.B.2.(t)(xvii) PSEG California II Corp., formerly Andina Electrica, Inc., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in North America. PSEG California II Corp. owns a 10% interest in GWF Energy LLC.

1.3.B.2.(t)(xviii) PSEG California III Corp., formerly Andina Mendoza Corporation, a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in North America.

1.3.B.2.(t)(xix) PSEG Tracy Turbine Inc., formerly PSEG Peru Inc., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is presently inactive.

1.3.B.2.(u) PSEG Chilquinta Finance LLC, a Delaware limited liability company, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a holding company that has the following, 50%-owned subsidiary:

1.3.B.2.(u)(i) Chilquinta Energia Finance Co. LLC, a Delaware limited liability company, with its registered office at 1209 Orange Street, Wilmington, Delaware, 19801, was formed for the purpose of operating and investing in various projects in Latin America.

1.3.B.2.(v) PSEG Polska Sp. z o.o. w likwidacji, a Polish company, with its registered office at ul. Emilii Plater 53, 18 Pietro, Warsaw, Poland 00-113, was formed for the purpose of managing investments in Poland, and is currently being liquidated.

1.3.B.3. PSEG Global International Holdings LLC (PGIHLLC), a Delaware limited liability company, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of serving as a holding company for various international investments. PGIHLLC is wholly owned by Global.

1.3.B.3.(a) PSEG Americas Ltd., a Bermuda limited liability company, with its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, owns a 90% interest in PSEGAOC. PSEG Americas Ltd. has the following direct and indirect wholly owned and partially owned subsidiaries:

1.3.B.3.(a)(i) Andina Mendoza Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of investing internationally.

1.3.B.3.(a)(ii) Inversiones PSEG Americas Chile Holding Limitada (Inversiones Chile), a Chilean limited liability company, with its registered office at Miraflores 222, Piso 24, Santiago, Chile, was formed for the purpose of investing in Sociedad Austral de Electricidad S.A. (SAESA) and Empresa Electrica de la Frontera S.A. (Frontel). Inversiones Chile is 88.5013% owned by PSEG Americas Ltd., 11.492% owned by PSEG Finance Company, and 0.0067% owned by PSEG Chilean Equity II Ltd (Chilean Equity II).

1.3.B.3.(a)(ii)(A) Empresa Electrica de la Frontera S.A. (Frontel), a Chilean company and a FUCO, with its registered office at Isidora Goyenechea No. 3621, Piso 20, Las Condes, Santiago, Chile, was formed for the purpose of investing in Latin America and owns electric distribution facilities in Chile. Frontel is 98.361% owned by Inversiones Chile and 0.002% owned by Chilean Equity II. Frontel owns a 0.1% direct interest in each of Compania Electrica Osorno S.A.
(Creo), Sistema de Transmision del Sur S.A. (STS) and Sociedad Generadora Austral S.A. (SGA), as described below.

1.3.B.3.(a)(ii)(B) Sociedad Austral de Electricidad S.A. (SAESA), a Chilean sociedad anonima and a FUCO, with its registered office at Isidora Goyenechea No. 3621, Piso 20, Las Condes, Santiago, Chile, was formed for the purpose of investing in Latin America and owns electric distribution facilities in Chile. SAESA is 99.965% owned by Inversiones Chile and 0.001% owned by Chilean Equity
II. SAESA has the following direct and indirect partially owned subsidiaries:

1.3.B.3.(a)(ii)(B)(i) Sociedad Austral de Electricidad Overseas Ltd. (SAEOL), a Cayman Island Company, with its registered office at Corporate Centre, Windward One, West Bay Road, PO Box 31106 SMB, Grand Cayman, Cayman Islands, was formed for the purpose of investing in Latin America. SAESA and Frontel respectively hold a 99.9% and 0.1% ownership interest in SAEOL, which has the following direct partially owned subsidiary, as described below:

1.3.B.3.(a)(ii)(B)(i)(a) Empresa de Energia Rio Negro S.A. (Edersa), an Argentine sociedad anonima and a FUCO, with its registered office at Mengelle 145 Cipolletti, Rio Negro Province, Argentina, was formed for the purpose of investing in Latin America and owns electric distribution facilities in Chile. Edersa is 50% owned by SAEOL.

1.3.B.3.(a)(ii)(B)(ii) Empresa Electrica de Aisen S.A. (Edelaysen), a Chilean sociedad anonima and a FUCO, with its registered office at Bulnes 441, Osorno, Chile, was formed for the purpose of investing in Latin America and owns electric distribution facilities in Chile. Edelaysen is 91.66% owned by SAESA.

1.3.B.3.(a)(ii)(B)(iii) Compania Electrica Osorno S.A. (Creo), a Chilean sociedad anonima and a FUCO, with its registered office at Manuel Bulnes 441, Osorno, Chile, was formed for the purpose of investing in Latin America and owns electric distribution facilities in Chile. Creo is 0.1% owned by Frontel and 99.9% owned by SAESA.

1.3.B.3.(a)(ii)(B)(iv) Sociedad Generadora Austral S.A. (SGA), a Chilean sociedad anonima, with its registered office at Isidora Goyenechea No. 3621, Piso 20, Las Condes, Santiago, Chile, was formed for the purpose of engaging in the energy broker business. SGA is 99.9% owned by SAESA and 0.1% owned by FRONTEL. SGA has a 7.142% ownership interest in Centro de Despacho Economico de Carga del Sistema Electrico Interconectado Central CDEC-SOC Limitada subsidiary, as described below.

1.3.B.3.(a)(ii)(B)(v) Sistema de Transmision del Sur S.A. (STS), a Chilean sociedad anonima and a FUCO, with its registered office at Isidora Goyenechea No. 3621, Piso 20, Las Condes, Santiago, Chile, was formed for the purpose of investing in Latin America and owns electric transmission facilities in Chile. STS is 0.1% owned by Frontel and 99.9% owned by SAESA. STS has a 7.142% ownership interest in one subsidiary, as described below.

1.3.B.3.(a)(ii)(B)(v)(a) Centro de Despacho Economico de Carga del Sistema Electrico Interconectado Central CDEC-SOC Limitada, a Chilean limited liability company, with its registered office in Chile, was formed for the purpose of investing in Latin America and owns electric distribution facilities in Chile. STS and SGA each own a 7.142% interest in CDEC-SOC.

1.3.B.3.(a)(iii) PSEG Americas Operating Company (PSEGAOC), a Cayman Island company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, is a 90%, directly-owned subsidiary of PSEG Americas Ltd. PSEG Americas L.L.C. holds an additional 0.01% interest in this company.

1.3.B.3.(a)(iv) PSEG Brasil Ltda., a Brazilian limited liability company, with its registered office at Avenida das Nacoes Unidas, 12.995, 10 andar, salas 10, Edificio Plaza Centenario, Chacara Itaim, Sao Paulo, Sao Paulo, CEP 04578-000, Brazil, provides management and business-development services. PSEG Americas Ltd. directly owns 99.99973% of PSEG Brasil Ltda. Ipe Energia S.A. (IPE), as described below, directly owns the remaining 0.00027% of PSEG Brasil Ltda.

1.3.B.3.(a)(v) PSEG Brazil II Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has one 50%-owned subsidiary.

1.3.B.3.(a)(v)(A) PSEG Trader S.A., formerly Terra Roxa Participacoes S.A., a Brazilian company, with its registered office at Avenida das Nacoes Unidas, 12.995, 10 andar, conjunto 101, sala 13, Edificio Plaza Centenario, Chacara Itaim, Sao Paulo, Sao Paulo, CEP 04578-000, Brazil, is presently inactive. PSEG Brazil III Company owns the remaining 50% interest in PSEG Trader S.A.

1.3.B.3.(a)(vi) PSEG Brazil III Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has one, 50%-owned subsidiary, PSEG Trader S.A., which is also 50% owned by PSEG Brazil II Company.

1.3.B.3.(a)(vii) PSEG Brazil Investment Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of indirectly acquiring privatized assets in Brazil. PSEG Brazil Investment Company has the following direct and indirect wholly owned and partially owned subsidiaries, as described below:

1.3.B.3.(a)(vii)(A) Pampa Energia Ltda., a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of indirectly acquiring privatized assets in Brazil. Pampa Energia Ltda. has the following direct and indirect wholly owned and partially owned subsidiaries, as described below:

1.3.B.3.(a)(vii)(A)(i) PSEG Brazil Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of indirectly acquiring an interest in Rio Grande Energia S.A. (RGE), as described below. PSEG Brazil Company presently owns a 50% interest in PSEG Participacoes S.A. and in IPE. PSEG Brazil I Company owns the remaining 50% interest in PSEG Participacoes S.A. and in IPE.

1.3.B.3.(a)(vii)(A)(i)(a) PSEG Participacoes S.A., a Brazilian sociedade anonima, with its registered office at Av. das Nacoes Unidas, 12.995, 10 andar, conjunto 101, sala 14, Edificio Plaza Centenario Building, Chacara Itaim, Sao Paulo, Sao Paulo, CEP 04578-000, Brazil, is presently inactive.

1.3.B.3.(a)(vii)(A)(i)(b) Ipe Energia Ltda. (IPE), a Brazilian company, with its registered office at Avenida das Nacoes Unidas, 12.995, 10 andar, sala 11, Edificio Plaza Centenario, Chacara Itaim, Sao Paulo, CEP 04578-000, Brazil, owns a 32.456% interest in RGE. IPE also owns 0.00027% of PSEG Brasil Ltda.

1.3.B.3.(a)(vii)(A)(i)(b)(i) Rio Grande Energia S.A. (RGE), formerly Companhia Norte e Nordeste de Distribuicao de Energia Eletrica, a Brazilian sociedade anonima and a FUCO, with its registered office at Rua Sao Luiz, 77, 7 Andar, Porto Alegre, Rio Grande do Sul, Brazil, is a Brazilian electric distribution company located in the State of Rio Grande do Sul. IPE owns 32.456% of RGE. RGE has the following, wholly owned subsidiary:

1.3.B.3.(a)(vii)(A)(i)(b)(i)(a) Sul Geradora Participacoes S.A., a Brazilian sociedade anonima, with its registered office at Av. Eng. Luiz Carlos Berrini, 1297-13 anadar parte, CEP 04571-010, Sao Paulo, Sao Paulo, Brazil, was formed for the purpose of participation in the importation, exportation and commerce of agricultural products.

1.3.B.3.(a)(vii)(A)(ii) PSEG Brazil I Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of acquiring an indirect ownership interest in RGE and presently owns a 50% interest in PSEG Participacoes S.A. and in IPE. PSEG Brazil Company owns the remaining 50% interest in PSEG Participacoes S.A. and in IPE. PSEG Brazil I Company also owns a 99.945% interest in Conversora de Fertilizante e Energia do Parana Ltda., a Brazilian limited liability company, and PSEG Brazil Company holds the remaining 0.055% ownership interest in Conversora de Fertilizante e Energia do Parana Ltda.

1.3.B.3.(a)(vii)(A)(ii)(a) Conversora de Fertilizante e Energia do Parana Ltda., formerly PSEG Brasil Operacoes Ltda., a Brazilian limited liability company, has its registered office at Avenida das Nacoes Unidas, 12.995, 10 andar, Conjunto 101, sala 12, Edificio Plaza Centenario, Chacara Itaim, Sao Paulo, Sao Paulo, CEP 04578-000, Brazil. PSEG Brazil I Company presently owns a direct 99.945% interest in Conversora de Fertilizante e Energia do Parana Ltda. PSEG Brazil Company directly owns the remaining 0.055%.

1.3.B.3.(a)(viii) PSEG Brazil Operating Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has two, 0.1%-owned subsidiaries, as described below.

1.3.B.3.(a)(viii)(A) Inversiones Electricas del Sur Limitada, a Chilean company, with its registered office at Miraflores 222, Piso 24, Santiago, Chile, was formed for the purpose of investing in Latin America. Inversiones Electricas del Sur Limitada is 99.9% owned by PSEG Americas Ltd. and 0.1% owned by PSEG Brazil Operating Company.

1.3.B.3.(a)(viii)(B) Inversiones Electricas del Sur Dos Limitada, a Chilean company, with its registered office at Miraflores 222, Piso 24, Santiago, Chile, was formed for the purpose of investing in Latin America. Inversiones Electricas del Sur Dos Limitada is 99.9% owned by PSEG Americas Ltd. and 0.1% owned by PSEG Brazil Operating Company.

1.3.B.3.(a)(ix) PSEG (Bermuda) Holdings III Ltd., a Bermuda limited liability company, with its principal, executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, was formed for the purpose of investing in India. PSEG (Bermuda) Holdings III Ltd. has one direct wholly owned subsidiary and several indirect subsidiaries, as described below.

1.3.B.3.(a)(ix)(A) PSEG India Ltd., a Mauritius company, with its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, has the following direct wholly owned and indirect partially owned subsidiaries, as described below:

1.3.B.3.(a)(ix)(A)(i) PSEG Ambalamugal Energy Company Ltd., a Mauritius company, with its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, was formed for the purpose of investing in power facilities in India. PSEG Ambalamugal Energy Company Ltd. owns one share of PSEG PPN Operations Private Ltd. (PPN Operations), as described below.

1.3.B.3.(a)(ix)(A)(ii) PSEG North Chennai Ltd., formerly PSEG North Madras Ltd., a Mauritius company, with its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, was formed for the purpose of investing in power facilities in India. PSEG North Chennai Ltd. has a 26% interest in Tri-Sakthi Investments Limited (TSIL) and a 50% interest in Tri-Sakthi Energy Private Limited (TSEPL).

1.3.B.3.(a)(ix)(A)(ii)(a) Tri-Sakthi Investments Limited (TSIL), a Mauritius company, with its registered office at 3rd Floor, TM Building, Pope Hennessy Street, Port Louis, Mauritius, has a 50% interest in TSEPL.

1.3.B.3.(a)(ix)(A)(iii)(a)(i) Tri-Sakthi Energy Private Limited (TSEPL), an Indian company, with its registered office at No. 7 "Mamatha Complex", II Floor, 13 Whites Road, Chennai, India 600014, was formed for future investments in India. TSEPL has had one project only, i.e., the 525 MW North Chennai Phase III thermal power project at Ennore.

1.3.B.3.(a)(x) PSEG Cayman Americas Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has the following subsidiary:

1.3.B.3.(a)(x)(A) PSEG Cayman Americas V Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, is presently inactive.

1.3.B.3.(a)(xi) PSEG Global Funding II Corp., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for future investments in South America.

1.3.B.3.(a)(xii) PSEG Luxembourg S.a.r.l., a Luxembourg company, with its registered office at 4 Rue Carlo Hemmer, Luxembourg, was formed as a holding company for entities in various jurisdictions.

1.3.B.3.(a)(xiii) Transamerica Energy Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in Latin America. Transamerica Energy Company has an 80% interest in Asociacion en Participacion (AenPII), as described below.

1.3.B.3.(a)(xiii)(A) Asociacion en Participacion (AenPII) is a contractual arrangement through which Transamerica Energy Company has an 80% interest, and PSEG Americas Ltd. has a 20% interest, in the profits and losses of AenPII. AenPII was formed for the purpose of making investments in South America, and by such contractual arrangement has beneficial ownership in the following two entities:

1.3.B.3.(a)(xiii)(A)(i) Electroandes S.A., a Peruvian sociedad anonima and a FUCO, with its registered address at Avenida Canaval y Moreyra 380, Torre Siglo XXI, Piso 16, San Isidro, Lima 27, Peru, was formed for the purpose of investing in Latin America and owns a hydro-powered electric generation station. Electroandes S.A. is 20.39% owned by PSEG Americas Ltd. and 79.60% owned by Transamerica Energy Company.

1.3.B.3.(a)(xiii)(A)(ii) PSEG Peru Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, is presently inactive and is wholly owned by PSEG Americas Ltd.

1.3.B.3.(a)(xiv) Venergy Holdings Company, formerly Turbogeneradores de Maracay Company, a Cayman Islands company, with its registered office at Ugland House, South

Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has the following direct and indirect partially owned and wholly owned subsidiaries, as described below:

1.3.B.3.(a)(xiv)(A) Turboven Company Inc., a Cayman Islands company, with its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a 50%-owned, direct subsidiary of Venergy Holdings Company. Turboven Company Inc. has the following direct wholly owned subsidiaries:

1.3.B.3.(a)(xiv)(A)(i) Turboven Cagua Company Inc. (CAGUA), a Cayman Islands company and a FUCO, with its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in Latin America.

1.3.B.3.(a)(xiv)(A)(ii) Turboven Maracay Company Inc. (MARACAY), a Cayman Islands company and a FUCO, with its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in Latin America.

1.3.B.3.(a)(xiv)(A)(iii) Turboven Valencia Company Inc. (VALENCIA)., a Cayman Islands company, with its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in Latin America. VALENCIA is a FUCO.

1.3.B.3.(a)(xiv)(A)(iv) Turboven La Victoria Company Inc., a Cayman Islands company with its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in Latin America.

1.3.B.3.(a)(xv) Rayo-Andino Gestora Company, formerly Turbogeneradores de Valencia Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has one direct 0.014%-owned subsidiary, as described below.

1.3.B.3.(a)(xv)(A) Promotora Termica del Cafe S.C.A., a Colombian company, with its registered office at Carrera 11 No. 86-60, Oficina 301 de Santafe de Bogota, Colombia is presently inactive.

1.3.B.3.(a)(xvi) Rayo-Andino Inversora Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has a direct 92.843% interest in Promotora Termica del Cafe S.C.A. Rayo-Andino Inversora Company also has a 100% interest in PSEG International Holding Company, as described below.

1.3.B.3.(a)(xvi)(A) PSEG International Holding Company, a Cayman Island company, with its registered office at Ugland House, South Church Street, George Town, Grand


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Cayman, Cayman Islands, British West Indies, has the following direct and indirect subsidiaries, as described below:

1.3.B.3.(a)(xvi)(A)(i) PSEG International Holding II Company, a Cayman Island company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, is presently inactive.

1.3.B.3.(a)(xvi)(A)(ii) PSEG Holdings Pte Ltd., a Singapore company, with its principal executive offices at 95 South Bridge Road, #09-00 Pidemco Centre, Singapore 058717, was formed for the purpose of investing in power facilities in Israel.

1.3.B.3.(a)(xvii) PSEG Chilean Equity II Ltd. (Chilean Equity II), a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, is a direct wholly owned subsidiary of PSEG Americas Ltd. and has the following direct and indirect subsidiaries, as described below:

1.3.B.3.(a)(xvii)(A) PSEG Chilean Equity Ltd. (Chilean Equity), a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in Chile and Peru. Chilean Equity II owns 99.9% of Chilean Equity.

1.3.B.3.(a)(xvii)(A)(i) PSEG Venezuela S.R.L., a Venezuelan limited liability company, with its registered office at Edificio ABA, Calle Veracruz, Las Mercedes, Caracas, 1060, Venezuela, owned 99.95% by Chilean Equity and 0.05% by PSEG Chilean Equity III Ltd., was formed for the purpose of making investments in South America.

1.3.B.3.(a)(xvii)(A)(ii) PSEG Chilean Equity III Ltd., a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in Chile.

1.3.B.3.(a)(xvii)(A)(iii) Asociacion en Participacion (AenP) is a contractual arrangement through which Chilean Equity has a 76% interest, and PSEG Americas Ltd. has a 24% interest, in the profits and losses of AenP. AenP was formed for the purpose of making investments in South America, and by such contractual arrangement has beneficial ownership in the following entities:

1.3.B.3.(a)(xvii)(A)(iii)(a) Chilquinta Energia S.A. (CHILQUINTA), a Chilean sociedad anonima and a FUCO, with its principal, executive offices at General Cruz No. 222, Valparaiso, Chile, owns electric distribution facilities. PSEG Americas Ltd. has a 49.993% ownership interest in CHILQUINTA.

1.3.B.3.(a)(xvii)(A)(iii)(a)(i) Energas S.A., a Chilean sociedad anonima, with its principal place of business at General Cruz No. 222, Valparaiso, Chile, was formed for the purposes of acquiring, producing, storing, distributing and selling gas and related business in the Fifth Region of Chile. CHILQUINTA directly owns a 99.99% interest in Energas S.A. Compania Electrica del Litoral S.A. (Compania Electrica) owns the remaining 0.01%.


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1.3.B.3.(a)(xvii)(A)(iii)(a)(ii) Energia de Casablanca S.A., a Chilean sociedad anonima, with its principal place of business at Portales 187, Casablanca, Chile, was formed for the purposes of distributing, generating, acquiring and selling electric or other kinds of energy and related business. CHILQUINTA directly owns a 69.75% interest in Energia de Casablanca S.A.

1.3.B.3.(a)(xvii)(A)(iii)(a)(iii) Compania Electrica del Litoral S.A. (Compania Electrica), a Chilean sociedad anonima, with its principal place of business at Alameda 949, Of. 2002, Santiago, Chile, was formed for the purpose of producing, acquiring, transporting, distributing and selling electric energy and related business. CHILQUINTA directly owns a 75.61% interest in Compania Electrica.

1.3.B.3.(a)(xvii)(A)(iii)(a)(iii)(a) Inmobiliaria del Litoral S.A., a Chilean sociedad anonima, with its principal place of business at Alameda 949, Of. 2002, Santiago, Chile, was formed for the purposes of producing, acquiring, transporting, distributing and selling electric energy and related business. Compania Electrica directly owns an 80% interest in Inmobiliaria del Litoral S.A. and Generadora Electrica Sauce Los Andes S. A. holds the remaining 20% interest.

1.3.B.3.(a)(xvii)(A)(iii)(a)(iii)(b) Generadora Electrica Sauce Los Andes S. A., a Chilean sociedad anonima, with its principal place of business at Alameda 949, Of. 2002, Santiago, Chile, was formed for the purposes of producing, acquiring, transporting, distributing and selling electric energy and related business. Compania Electrica directly owns a 99.5% interest in Generadora Electrica Sauce Los Andes S.A. and CHILQUINTA holds the remaining 0.5% interest.

1.3.B.3.(a)(xvii)(A)(iii)(a)(iv) Luzlinares S. A., a Chilean sociedad anonima, with its principal place of business at Max Jara 478, Linares, Chile, was formed for the purpose of distributing, generating, acquiring and selling electric or other kinds of energy and related business. CHILQUINTA directly owns an 85% interest in Luzlinares S.A.

1.3.B.3.(a)(xvii)(A)(iii)(a)(v) Luzparral S.A. (formerly Distribuidora Parral S.A.), a Chilean sociedad anonima, with its principal place of business at Max Jara 478, Linares, Chile, was formed for the purposes of distributing, generating, acquiring and selling electric or other kinds of energy and related business. CHILQUINTA directly owns a 56.588% interest in Luzparral S.A.

1.3.B.3.(a)(xvii)(A)(iii)(b) Inversiones PSEG Chile Holdco Limitada, a Chilean sociedad de responsabilidad limitada, with its registered office at Miraflores 222, Piso 24, Santiago, Chile, was formed for the purpose of holding investments in Chile. Inversiones PSEG Chile Holdco Limitada is 99.99998% owned by PSEG Americas Ltd and 0.00002% owned by Chilean Equity, and has the following direct partially owned subsidiary, as described below:

1.3.B.3.(a)(xvii)(A)(iii)(b)(i) Tecnored S.A.(Tecnored), a Chilean corporation and a FUCO, with its principal executive offices at Av. Apoquindo 3721, Piso 13, Santiago, Chile, owns electric generation facilities in Chile and provides additional services to CHILQUINTA, and is 50% owned by Inversiones PSEG Chile Holdco Limitada.


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1.3.B.3.(a)(xvii)(A)(iii)(c) Peruvian Opportunity Company S.A.C. (POC) is a
Peruvian company, with its registered office at Victor Andres Belaunde 147, Edificio Real 3, Piso 12, San Isidro, Lima 27, Peru. PSEG Americas Ltd. has a 50% ownership interest in POC. POC has direct and indirect, wholly owned and partially owned subsidiaries, as described below.

1.3.B.3.(a)(xvii)(A)(iii)(c)(i) Ontario Quinta S.R.L. (Ontario), a Peruvian limited liability company, with its registered office of Av. Canaval y Moreyra N DEG. 380 Piso 16, San Isidro Lima 27, Peru, was formed for the purpose of making investments in Peru. POC owns 99.995%, and Chilean Equity owns less than 1% of Ontario.

1.3.B.3.(a)(xvii)(A)(iii)(c)(i)(a) Luz del Sur S.A. (LUZ), a Peruvian sociedad anonima and a FUCO, with its principal executive offices at Canaval y Moreyra 380, Piso 16, San Isidro, Lima 27, Peru, is an electric distribution company serving southern Lima, Peru. LUZ is 61.16% owned by Ontario, 12.79% owned by POC and 1.927% owned by Energy Business International A.V.V. (EBI).

1.3.B.3.(a)(xvii)(A)(iii)(c)(i)(a)(i) Empresa de Distribucion Electrica de Canete S.A. (Edecanete), a Peruvian sociedad anonima, has its executive offices at Av. 28 de Julio 386, San Vicente de Canete, Canete. LUZ owns a 99.9999% interest, and Tecsur S.A. and Inmobiliaria Luz del Sur S.A. each own a 0.00005% interest, in Edecanete.

1.3.B.3.(a)(xvii)(A)(iii)(c)(i)(a)(ii) Inmobiliaria Luz del Sur S.A., a Peruvian sociedad anonima, with its principal executive offices at Av. 28 de Julio 386, San Vincente de Canete, Canete, Peru, is 99.9999% owned by LUZ.

1.3.B.3.(a)(xvii)(A)(iii)(c)(i)(a)(iii) Luz del Sur International A. V. V., an Aruban company, with its principal place of business at Zoutmanstraat 35, Oranjestad, Aruba, is wholly owned by LUZ.

1.3.B.3.(a)(xvii)(A)(iii)(c)(ii) Energy Business International S.R.L. (EBI), a Peruvian company, with its registered office at Av. Canaval y Moreyra 380 (piso
16) Lima 27, Peru, is a holding company with a 1.927% interest in LUZ. EBI is 99.966% owned by POC.

1.3.B.3.(a)(xvii)(A)(iii)(c)(iii) PSEG Sempra Peruvian Services Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of investing in power facilities in Latin America. PSEG Sempra Peruvian Services Company owns 99.8% of IeSE and PSEG Sempra Peruvian Services Company II owns 0.2% of IeSE.

1.3.B.3.(a)(xvii)(A)(iii)(c)(iii)(a) Inversiones en Servicios Electricos S.R.L.
(IeSE), a Peruvian company, with its registered office at Av. Camino Real No. 390, Oficina No. 801, Edificio Torre Central, Centro Camino Real, San Isidro, Lima 27, Peru, was formed for the purpose of investing in Latin America. IeSE owns a 51.79% interest in Tecsur S.A.

1.3.B.3.(a)(xvii)(A)(iii)(c)(iii)(a)(i) Tecsur S.A., a Peruvian sociedad anonima, with executive offices at Pasaje Calango 158 San Juan De Miraflores, Lima, Peru, is an energy-related services company. Ontario owns a 3.72% interest, POC owns a 31.51% interest and IeSE owns a 51.79% interest in Tecsur S.A.

1.3.B.3.(a)(xvii)(A)(iii)(c)(iv) PSEG Sempra Peruvian Services Company II, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of investing in power facilities in Latin America. PSEG Sempra Peruvian Services Company II owns 0.2% of IeSE.

1.3.B.3.(a)(xvii)(A)(iii)(d) PSEG Cayman Americas IV Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in Latin America and is wholly owned by PSEG Americas Ltd.

1.3.B.3.(a)(xvii)(A)(iii)(e) Servicios Tecnicos PSEG Chile Limitada, a Chilean limited liability company, with its registered office at Isidora Goyenechea No. 3621, Piso 20, Las Condes, Santiago, Chile, was formed for the purpose of providing management services. PSEG Americas Ltd. owns 99.9% and Chilean Equity owns 0.1% of Servicios Tecnicos PSEG Chile Limitada.

1.3.B.3.(a)(xviii) Inframax, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies is presently inactive.

1.3.B.3.(a)(xix) PSEG Americas II Ltd. a Bermuda company, with its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, has one direct 50%-owned subsidiary and one indirect 17.13%-owned subsidiary, as described below.

1.3.B.3.(a)(xix)(A) Turbogeneradores de Venezuela, C.A. (TGV), a Venezuelan compania anonima, with its principal executive offices at Avenida Francisco de Miranda, Torre Country Club, Chacaito, Caracas 1050, Venezuela, is 50% directly owned by PSEG Americas II Ltd. TGV owns 17.13% of Turbogeneradores Maracay, C.A.
(TGM).

1.3.B.3.(a)(xix)(A)(i) Turbogeneradores Maracay, C.A. (TGM), a Venezuelan company and a FUCO, with its principal executive offices at Avenida Francisco de Miranda Piso 12, Torre Country Club, Chacaito and Caracas 1050, Venezuela, owns an investment in a gas-fired, electric power-generation facility in Maracay, Venezuela.

1.3.B.3.(a)(xx) PSEG China L.L.C., a Delaware limited liability company, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is presently inactive.

1.3.B.3.(a)(xxi) PSEG Salalah L.L.C., a Delaware corporation, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, has the following direct and indirect wholly owned and partially owned subsidiaries:

1.3.B.3.(a)(xxi)(A) Salalah Power Holdings, Ltd., a Bermuda limited liability company, with its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is wholly owned by PSEG Salalah L.L.C. and has the following direct and indirect wholly owned and partially owned subsidiaries:


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



1.3.B.3.(a)(xxi)(A)(i) Dhofar Power Company S.A.O.C. (Dhofar Power), an Oman company and a FUCO, with its registered office at Hormuz Building, 5th Floor, Ruwi Roundabout, Ruwi, Muscat, Oman, was formed for the purpose of investing in power facilities in Oman. Dhofar Power is 81% owned by Salalah Power Holdings, Ltd. Dhofar Power owns a 99.99% interest in Dhofar Generating Company S.A.O.C. (Dhofar Generating).

1.3.B.3.(a)(xxi)(A)(i)(a) Dhofar Generating Company S.A.O.C. (Dhofar Generating), an Oman company and a EWG, with its registered office at Hormuz Building, 5th Floor, Ruwi Roundabout, Ruwi, Muscat, Oman, was formed for the purpose of investing in power facilities in Oman.

1.3.B.3.(a)(xxii) PSEG Argentina Holding Company LLC, a Delaware limited liability company, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in Latin America.

1.3.B.3.(a)(xxiii) PSEG Cayman Americas I Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, is presently inactive.

1.3.B.3.(a)(xxiv) PSEG Cayman Americas II Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, is presently inactive.

1.3.B.3.(a)(xxv) PSEG Edeersa Company, formerly PSEG Sharquia Power Holdings Ltd., a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies is wholly owned by PSEG Americas Ltd. and is presently inactive.

1.3.B.3.(a)(xxvi) PSEG Chile Generation Ltd., formerly Salalah Power Holdings I Ltd., a Bermuda company, with its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, was formed for the purpose of investing in power facilities in Chile, is presently inactive, and has one direct subsidiary, as described below.

1.3.B.3.(a)(xxvi)(A) Compania de Generacion del Sur S.A., a Chilean sociedad anonima, with its registered office at Miraflores 222, Piso 24, Santiago, Chile, was formed for the purpose of investing in Latin America, is presently inactive, and is 99% owned by PSEG Chile Generation Ltd. and 1% owned by PSEG Brazil II Company.

1.3.B.3.(a)(xxvii) PSEG Uruguay Sociedad de Responsabilidad Limitada, an Uruguayan limited liability company, with its registered office at Avenida 18 de julio 984, 4. Piso, Palacio Brasil, Montevideo, 11100, Uruguay, is presently inactive. PSEG Americas Ltd. owns 99% of PSEG Uruguay S.R.L. and Andina Mendoza Company own the remaining 1%. PSEG Uruguay Sociedad de Responsabilidad Limitada has the following, wholly owned subsidiaries:

1.3.B.3.(a)(xxvii)(A) PSEG Spain S.L., a Spanish limited liability company, with its registered office at Plaza de Pablo Ruiz Picasso, Sin Numero, Torre Picasso, Planta 5a, Madrid, 28020, Spain, is presently inactive.


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



1.3.B.3.(a)(xxvii)(B) PSEG Uruguay Finance Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, is presently inactive.

1.3.B.4. PSEG India Company, a Cayman Islands company, with its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has one direct wholly owned subsidiary and several indirect wholly owned and partially owned subsidiaries, as described below.

1.3.B.4.(a) PSEG EAMS Ltd., a Mauritius company, with its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, is a wholly owned subsidiary of PSEG India Company and has two direct wholly owned subsidiaries and two indirect partially owned subsidiaries, as described below.

1.3.B.4.(a)(i) PSEG Operations Ltd., a Mauritius company, with its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, has the following direct partially owned subsidiary:

1.3.B.4.(a)(i)(A) PSEG PPN Operations Private Limited (PPN Operations), an Indian company and a EWG, with its registered office at Prince Towers', Floor 9, 25-26, College Road, Chennai, India 600 006, was formed for the purpose of operation and maintenance of power facilities in India. PSEG Ambalamugal Energy Company Ltd. owns one share of PPN Operations.

1.3.B.4.(a)(ii) PSEG PPN Energy Company Ltd. (PPN Energy), a Mauritius company and a EWG, with its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, was formed for the purpose of investing in power facilities in India. PPN Energy has a 20% ownership interest in PPN Power Generating Company Limited (PPN PGC), as described below.

1.3.B.4.(a)(ii)(A) PPN Power Generating Company Limited (PPN PGC), an Indian company, with its registered office at Jhaver Plaza III Floor, I A Nungambakkam High Road, Nungambakkam, Chennai, India 600034, was formed for the purpose of owning and operating power facilities in India.

1.3.B.5. PSEG Europe (Delaware) LLC (PEDLLC), formerly PSEG Europe (Delaware) Inc. and PSEG Elcho (Delaware) Inc., a Delaware limited liability company, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, has the following direct and indirect wholly owned and partially owned subsidiaries:

1.3.B.5.(a) PSEG Europe B.V., a Netherlands company, with its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, is a direct wholly owned subsidiary of PEDLLC and has the following direct wholly owned subsidiaries, partially owned subsidiaries and indirect subsidiaries:

1.3.B.5.(a)(i) PSEG Investments B.V., a Netherlands company, with its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, was formed for the purpose of investing in power facilities in Turkey. PSEG Europe B.V. owns 99% of PSEG Investments B.V. and PEDLLC owns 1%.


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



1.3.B.5.(a)(i)(A) Konya Ilgin Elektrik Uretim ve Ticaret Ltd. Sti., a Turkish company, with its registered address at Piyade Sk. 18 C Blok Flat No. 9, Cankaya, Akara, Turkey, was formed for the purpose of investing in Turkey. PSEG Investments B.V. owns 99% of Konya Ilgin Elektrik Uretim ve Ticaret Ltd. Sti., and PSEG Turkey B.V. owns 1%.

1.3.B.5.(a)(ii) PSEG Silesia B.V., a Netherlands company, with its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, has the following one wholly owned and one partially owned subsidiaries:

1.3.B.5.(a)(ii)(A) PSEG Chorzow B.V., a Netherlands company and a EWG, with its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, has a 75.196% interest in Elektrocieplownia Chorzow ELCHO Sp. z o.o.

1.3.B.5.(a)(ii)(A)(i) Elektrocieplownia Chorzow ELCHO Sp. z o.o., a Polish company, with its principal executive offices at ul. Kosciuszki 6, 41-500 Chorzow, Poland, owns and operates a coal-fired power station in Chorzow, Poland, and upon completion of the facility is expected to qualify as a EWG.

1.3.B.5.(a)(iii) PSEG Turkey B.V., formerly Konya Ilgin Electric Production B.V., a Netherlands company, with its principal, executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, was formed for the purpose of investing in power facilities in Turkey. PSEG Europe B.V. owns 99% of PSEG Turkey B.V. and PEDLLC owns 1% of PSEG Turkey B.V. PSEG Turkey B.V. owns 1% of Konya Ilgin Elektrik Uretim ve Ticaret Ltd. Sti.

1.3.B.5.(a)(iv) PSEG Italia B.V. (formerly Ramat Hovav, B.V.), a Netherlands company, with its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, was formed for the purpose of investing in power facilities in Italy. PSEG Italia B.V. owns a 50% interest in Prisma 2000 S.p.A. (Prisma) and an indirect interest in the following subsidiaries of Prisma:

1.3.B.5.(a)(iv)(A) Prisma 2000 S.p.A. (Prisma), an Italian company, with its registered office at Via G. de Castro, 4-20144 Milan, Italy, was formed for the purpose of construction, operation and maintenance of investing in power projects in Italy. Prisma has the following direct wholly owned and partially owned subsidiaries:

1.3.B.5.(a)(iv)(A)(i) Cellulosa Calabra S.p.A., an Italian company, with its registered office at Strada Statale 106, Zona Industriale 88900 Crotone, Italy, was formed for the purpose of investing in power facilities in Italy, and is 50% owned by Prisma.

1.3.B.5.(a)(iv)(A)(ii) Energ S.p.A., an Italian company, with its registered office at Piazzetta Duca d'Aosta, n. 265, Napoli, Italy, was formed for the purpose of investing in power facilities in Italy and is 50% owned by Prisma.

1.3.B.5.(a)(iv)(A)(iii) San Marco Bioenergie S.p.A. (San Marco), an Italian company, with its registered office at Via G. de Castro, 4-20144 Milan, Italy, was formed for the purpose of investing in power facilities in Italy and is 99.8% owned by Prisma and is a EWG.

1.3.B.5.(a)(iv)(A)(iv) Idrogest S.p.A., an Italian company, with its registered office at Via Piemonte 117, Roma, Italy, is presently inactive. Prisma wholly owns Idrogest S.p.A.


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



1.3.B.5.(a)(iv)(A)(v) Elettrica Centro Nord S.r.l., an Italian company, with its registered office at Viale Lunigiana, n. 46, Milano, Italy, is presently inactive. Prisma wholly owns Elettrica Centro Nord S.r.l.

1.3.B.5.(a)(iv)(A)(vi) Sicob Energia S.r.l., an Italian company, with its registered office at Viale Lunigiana, n. 46, Milano, Italy, is presently inactive. Prisma wholly owns Sicob Energia S.r.l.

1.3.B.5.(a)(iv)(A)(vii) Ecogen S.p.A., an Italian company, with its registered address at Strada Cipata 118, 46100, Mantova, Italy, is 9% owned by Prisma, and is presently inactive.

1.3.B.5.(a)(iv)(A)(viii) Biomasse Italia S.p.A., an Italian company and a EWG, with its registered office at Strada Statale 106, Zona Industriale, 88900-Crotone, Italy, was formed for the purpose of investing in power facilities in Italy. Prisma owns a 50% interest in Biomasse Italia S.p.A., which has the following direct, wholly owned subsidiary:

1.3.B.5.(a)(iv)(A)(viii)(a) Pontedera Energia S.p.A., an Italian company, with its registered office at Via Carducci 8, Empoli (FI), Firenze, Italy, is presently inactive.

1.3.B.5.(a)(iv)(A)(ix) Monteleone Energia S.r.l., with its registered office at Via Bernardo Dovizi 40/D, Arezzo, 52100, Italy, is wholly owned by Prisma and is presently inactive.

1.3.B.5.(a)(v) PSEG Poland Distribution B.V. (PSEG Poland), a Netherlands company and a EWG, with its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, owns 74.48% of the following subsidiary:

1.3.B.5.(a)(v)(A) Elektrownia Skawina, S.A. (Skawina), a Polish company, with its registered offices at ul. Pilsudskiego 10, Skawina, 32-050, Skawina, Poland, owns and operates a coal-fired power station at Skawina, Poland, and has the following partially owned subsidiaries:

1.3.B.5.(a)(v)(A)(i) Bank Inicjatyw Spoleczno-Ekonomicznych S.A., a Polish company, with its registered office at ul. Dubois 5A, Warszawa, 00-184, Poland, is 0.29% owned by Skawina.

1.3.B.5.(a)(v)(A)(ii) Przedsiebiorstwo Produkcji Uslug i Handlu "PREVAR" Sp. z o.o., a Polish company, with its registered office at ul. Energetykow 1, Skawina, 32-050, Poland, is 28.77% owned by Skawina.

1.3.B.5.(a)(v)(A)(iii) Concorde Investissement S.A., a Polish company, with its registered office at ul. Modzelewskiego 27, Warszawa, 02-679, Poland, is 0.11% owned by Skawina.

1.3.B.5.(a)(vi) PSEG Europe V B.V. a Netherlands company, with its principal, executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, is presently inactive.

1.3.C. Enterprise Group Development Corporation (EGDC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. EGDC is a nonresidential, real-estate, property-management business. EGDC has investments in five commercial real-estate properties (one of which is developed) in two states. EGDC is an 80%, joint-venture partner in each of State Street Square Urban Renewal Partners (SSSURPI), State Street Square Urban Renewal Partners II (SSSURPII), State Street Square Partners III (SSSIII), State Street Square 36 West Partners (SSS36W), and State Street Square NSB Partners (SSSNSB). EGDC is a wholly owned subsidiary of Energy Holdings. EGDC has nine direct and one indirect subsidiaries, including general partnership interests, as described below:

1.3.C.1. EGDC - Concourse, Incorporated (Concourse), a Florida corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Concourse is a 75% general partner in Concourse at Maitland Associates (CMA). EGDC owns 100% of Concourse, which is presently inactive.

1.3.C.1.(a) Concourse at Maitland Associates (CMA), a Florida general partnership, with its principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35201, is presently inactive.

1.3.C.2. EGDC - Fairfax, Incorporated (Fairfax), a Virginia corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was a 50% general partner in Monument Place Associates (MPA) until 2004 when MPA was dissolved and Fairfax became inactive.

1.3.C.3. State Street Square Urban Renewal Partners (SSSURPI), a New Jersey general partnership, with its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, owns land and improvements comprising one phase of a commercial office complex in Trenton, New Jersey.

1.3.C.4. State Street Square Urban Renewal Partners II (SSSURPII), a New Jersey general partnership, with its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, owns vacant land presently used for surface parking comprising one phase of a commercial-office complex in Trenton, New Jersey.

1.3.C.5. State Street Square Partners III (SSSIII), a New Jersey general partnership, with its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, owns land in Trenton, New Jersey.

1.3.C.6. State Street Square NSB Partners (SSSNSB), a New Jersey general partnership, with its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, owns the former National State Bank Building in Trenton, New Jersey.

1.3.C.7. State Street Square 36 West Partners (SSS36W), a New Jersey general partnership, with its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, is presently inactive.

1.3.C.8. EGDC - Largo Incorporated (Largo), a Maryland corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, owns land in Largo, Maryland, containing two parcels, one of which is subject to an agreement of sale.

1.3.C.9. EGDC - Largo Management Incorporated (Largo Management), a Maryland corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is presently inactive.

1.3.D. PSEG Energy Technologies Asset Management Company LLC (PETAMC), a New Jersey limited liability company, has its principal executive office at 80 Park Plaza Newark, New Jersey 07102. PETAMC is a single member limited liability company with the sole member being Energy Holdings. PETAMC has the following seven direct subsidiaries, all of which were formed to hold assets of a former subsidiary of Energy Holdings, PSEG Energy Technologies, Inc. All are presently inactive.

1.3.D.1. PSEG Energy Technologies Asset Service Company LLC, with its principal, executive office at 80 Park Plaza Newark, New Jersey 07102.

1.3.D.2. PSEG Energy Technologies Demand Management Assets Company LLC, with its principal, executive office at 80 Park Plaza Newark, New Jersey 07102.

1.3.D.3. The Dowling Group, Inc., with its principal executive office at 80 Park Plaza Newark, New Jersey 07102.

1.3.D.4. McBride Energy Service Company, LLC, with its principal executive office at 80 Park Plaza Newark, New Jersey 07102.

1.3.D.5. PSEG ET 211 S. Broad Street Company, LLC, with its principal executive office at 80 Park Plaza Newark, New Jersey 07102.

1.3.D.6. PSEG ET One NFL Plaza Company LLC, with its principal executive office at 80 Park Plaza Newark, New Jersey 07102.

1.3.D.7. KHS Holding Corp., with its principal executive office at 80 Park Plaza Newark, New Jersey 07102.

1.3.E. PSEG Capital Corporation (Capital), a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a wholly owned, financing subsidiary of Energy Holdings, is presently inactive and is in the process of being dissolved.

1.3.F. Enterprise Capital Funding Corporation (Funding), a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a wholly owned subsidiary of Energy Holdings and formerly served as a capital financing vehicle for Energy Holdings. Funding is presently inactive and is in the process of being dissolved.

1.4. PSEG Services Corporation (Services), a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a wholly owned subsidiary of PSEG. PSEG Services Corporation was formed in 1999 to provide internal support services to PSEG's operating subsidiaries.

1.5. Enterprise Capital Trust I, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed for financing purposes and is presently active.

1.6. Enterprise Capital Trust II, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed for financing purposes and is presently active.

1.7. Enterprise Capital Trust III, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed for financing purposes and is presently active.

1.8. Enterprise Capital Trust IV, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed for financing purposes and is presently inactive.

1.9. Enterprise Capital Trust V, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed for financing purposes and is presently inactive.

1.10. PSEG Funding Trust I, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed for financing purposes and is presently active.

1.11. PSEG Funding Trust II, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed for financing purposes and is presently active.

1.12. PSEG Funding Trust III, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed for financing purposes and is presently inactive.

1.13. PSEG Funding Trust IV, a Delaware Trust, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, was formed for financing purposes and is presently inactive.

2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

     PSEG owns no property used for the generation, transmission, or distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas.

     As of December 31, 2004, PSE&G owned 41 switching and/or generating stations in New Jersey with an aggregate installed capacity of 21,203 megavolt-ampers and 242 substations with an aggregate installed capacity of 7,652 megavolt-amperes. In addition, 4 substations in New Jersey having an aggregate installed capacity of 109 megavolt-amperes were operated on leased property.

     Electric Transmission and Distribution Properties

     As of December 31, 2004, PSE&G's transmission and distribution system included approximately 21,735 circuit miles, of which approximately 7,754 miles were underground, and approximately 757,646 poles, of which approximately 525,872 poles were jointly owned. Approximately 99% of this property is located in New Jersey.

     In addition, as of December 31, 2004, PSE&G owned five electric distribution headquarters and four sub-headquarters in four operating divisions all located in New Jersey.

     Gas Distribution Properties

     As of December 31, 2004, the daily gas capacity of PSE&G's 100%-owned peaking facilities (the maximum daily gas delivery available during the three, peak winter months) consisted of liquid petroleum air gas (LPG) and liquefied natural gas (LNG) and aggregated 2,973,000 therms (approximately 2,886,000 cubic feet on an equivalent basis of 1,030 Btu/cubic foot) as shown in the following table:

Plant                   Location      Daily Capacity
-----               ---------------   --------------
                                         (Therms)
Burlington LNG...   Burlington, NJ        773,000
Camden LPG.......   Camden, NJ            280,000
Central LPG......   Edison Twp., NJ       960,000
Harrison LPG.....   Harrison, NJ          960,000
                                        ---------
Total ...........                       2,973,000
                                        =========

As of December 31, 2004, PSE&G owned and operated approximately 17,064 miles of gas mains, owned 12 gas distribution headquarters and two sub headquarters all in two operating regions located in New Jersey and owned one meter shop in New Jersey serving all such areas. In addition, PSE&G operated 61 natural gas metering or regulating stations, all located in New Jersey, of which 28 were located on land owned by customers or natural gas pipeline suppliers and were operated under lease, easement or other similar arrangement. In some instances, the pipeline companies owned portions of the metering and regulating facilities.

3. The following information is for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

     (a) Number of kwh. (megawatt (Mwh.) = 1,000 kilowatts) of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

          PSEG  - None.

          PSE&G - 48,085,835 Mwh. (retail and wholesale) sold in the state of New Jersey providing revenue of approximately $4,016 million in 2004.

          PSE&G - 252,454,907 Mcf. (2004 basis of 1,035 BTU/cubic foot) sold in the state of New Jersey providing revenue of approximately $2,304 million in 2004.

     (b) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

          PSEG  - None.

          PSE&G - None.

     (c) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

          PSEG  -  None.

          PSE&G - None.

     (d) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas purchased outside the state in which each such company is organized or at the state line.

          PSEG  - None.

          PSE&G - None.

4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in a EWG or a foreign utility company, stating monetary amounts in United States dollars:

     (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or the distribution at retail of natural or manufactured gas.

          (i) PSEG Fossil LLC (Fossil), a Delaware limited liability company, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a wholly owned subsidiary of Power, is a EWG and was formed to own and operate the fossil-fueled, electric-generation assets of PSE&G which were transferred to Power during 2000.

          (ii) PSEG Power New York Inc. (Power New York), a Delaware corporation, with its principal executive offices at Route 144 Glenmont, New York 12077, is a wholly owned subsidiary of Fossil. Power New York was formed to acquire electric-generation assets located in the state of New York. Power New York is a EWG.

         (iii) PSEG Lawrenceburg Energy Company LLC (PSEG Lawrenceburg), a Delaware limited liability company and a EWG, with its registered office at 1209 Orange Street, Wilmington,

               Delaware 19801, was formed for the purpose of investing in a power facility in Lawrenceburg, Indiana. PSEG Lawrenceburg is a wholly owned subsidiary of Fossil.

          (iv) PSEG Waterford Energy LLC (PSEG Waterford), a Delaware limited liability company and a EWG, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in a power facility in Waterford, Ohio. This company is a wholly owned subsidiary of Fossil.

          (v) PSEG Power Midwest LLC (Power Midwest), a Delaware limited liability company and a EWG, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of operating power facilities in the Midwestern United States.

          (vi) PSEG Power Connecticut LLC (Power Connecticut), a Connecticut limited liability company, with its registered office at 1 Commercial Plaza, Hartford, Connecticut 06103 in care of CT Systems, is a EWG. On December 6, 2002 Fossil acquired the membership interests of Wisvest-Connecticut LLC from Wisvest Corporation, an unrelated Wisconsin corporation, and thereafter changed the name to Power Connecticut. Power Connecticut's purpose is to own and operate fossil-fueled, electric-generation assets in Connecticut.

          (vii) PSEG Nuclear LLC (Nuclear), a Delaware limited liability company, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is a wholly owned subsidiary of Power and is a EWG. Nuclear was formed to operate the nuclear-fueled, electric-generation assets of PSE&G, which were transferred to Power during 2000.

          (viii) Danskammer OP LLC (Danskammer OP), a Delaware limited liability company, with its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801, is a direct, wholly owned subsidiary of RCMC. Danskammer OP was formed for the purpose of investing in power facilities in the State of New York. Danskammer OP is a EWG.

          (ix) Danskammer OL LLC (Danskammer OL), a Delaware limited liability company, with its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801, is an indirect, wholly owned subsidiary of RCMC. Danskammer OL was formed for the purpose of investing in power facilities in the State of New York. Danskammer OL is a EWG.

          (x) Roseton OP LLC (Roseton OP), a Delaware limited liability company, with its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801, is a direct wholly owned subsidiary of RCMC. Roseton OP was formed for the purpose of investing in power facilities in the State of New York. Roseton OP is a EWG.

          (xi) Roseton OL LLC (Roseton OL), a Delaware limited liability company, has its principal executive offices at 1300 North Market Street, Suite 400, Wilmington, Delaware 19801. Roseton OL, an indirect, wholly owned subsidiary of RCMC, was formed for the purpose of investing in power facilities in the State of New York. Roseton OL is a EWG.

          (xii) Conemaugh Lessor Genco LLC (Conemaugh Lessor), a Delaware limited liability company, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is an indirect, wholly owned subsidiary of PSRC. Conemaugh Lessor was formed for the purpose of investing in power facilities in the Commonwealth of Pennsylvania and is a EWG.

          (xiii) Keystone Lessor Genco LLC (Keystone Lessor), a Delaware limited liability company, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is an indirect, wholly owned subsidiary of PSRC. Keystone Lessor was formed for the purpose of investing in power facilities in the Commonwealth of Pennsylvania and is a EWG.

          (xiv) Shawville Lessor Genco LLC (Shawville Lessor), a Delaware limited liability company, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is an indirect, wholly owned subsidiary of PSRC. Shawville Lessor was formed for the purpose of investing in power facilities in the Commonwealth of Pennsylvania and is a EWG.

          (xv) Kalaeloa Partners, L.P. (KPLP), a Delaware limited partnership, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, owns a heavy, oil-fired, cogeneration QF on the Island of Oahu in Hawaii. KPLP is a EWG.

          (xvi) Guadalupe Power Partners, LP (GPP), a Delaware limited partnership, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, owns a natural gas-fired, power-generating facility in Guadalupe County, Texas. TPS Holdings, Inc., TPS GP, Texgen I and Texgen II together own 100% of TIELP, which owns 100% of Guadalupe Power I, LLC and Guadalupe Power II, LLC. GPP is a EWG.

          (xvii) Odessa-Ector Power Partners, L.P. (OEPP), a Delaware limited partnership, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, owns a natural gas-fired, power-generating facility in Ector County, Texas. TPS Holdings, Inc., TPS GP, Texgen I and Texgen II together own 100% of TIELP, which owns 100% of Odessa-Ector Power I, LLC and Odessa-Ector Power II, LLC. OEPP is a EWG.

          (xviii) Texas Independent Energy Operating Company, LLC (TIE), a
               Delaware limited liability company, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, is a wholly owned subsidiary of TIELP. TIE was formed to operate and maintain the eligible, power-generating facility owned by each of GPP and OEPP. TIE is a EWG.

          (xix) PSEG Generacion y Energia Chile Limitada (Generacion Energia), a Chilean limited liability company and a EWG, with its registered office at Miraflores 222, Piso 24, Santiago, Chile, was a formed for the purpose of making investments in Latin America. Generacion Energia owns an electric-generating station in Chile. Generacion Energia is 20% owned by PSEG Operaciones I Company and 80% owned by PSEG Operaciones II Company.

          (xx) GWF Energy LLC, a Delaware limited liability company, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of investing in three natural gas-fired, peaker facilities in California. GWF Energy LLC is a EWG.

          (xxi) Empresa Electrica de la Frontera S.A. (Frontel), a Chilean company, with its registered office at Isidora Goyenechea No. 3621, Piso 20, Las Condes, Santiago, Chile, owns electric-distribution facilities in Chile. Frontel is 98.361% owned by Inversiones Chile and 0.002% owned by Chilean Equity II. Frontel owns a 0.10% direct interest in each of Creo and STS, as described below. Frontel is a FUCO.

          (xxii) Sociedad Austral de Electricidad S.A. (SAESA), a Chilean sociedad anonima, with its registered office at Isidora Goyenechea No. 3621, Piso 20, Las Condes, Santiago, Chile, was formed for the purpose of investing in Latin America and owns electric-distribution facilities in Chile. SAESA is 99.965% owned by Inversiones Chile and 0.001% owned by Chilean Equity II. SAESA is a FUCO.

          (xxiii) Empresa de Energia Rio Negro S.A. (Edersa), an Argentine sociedad anonima, with its registered office at Mengelle 145 Cipolleti, Rio Negro Province, Argentina, owns electric-distribution facilities in Chile. Edersa is 50% owned by SAESA. Edersa is a FUCO.

          (xxiv) Empresa Electrica de Aisen S.A. (Edelaysen), a Chilean sociedad anonima, with its registered office at Bulnes 441, Osorno, Chile, was formed for the purpose of investing in Latin America and owns electric-distribution facilities in Chile. Edelaysen is 91.66% owned by SAESA. Edelaysen is a FUCO.

          (xxv) Compania Electrica Osorno S.A. (Creo), a Chilean sociedad anonima, with its registered office at Manuel Bulnes 441, Osorno, Chile, owns electric-distribution facilities in Chile. Creo is 0.1% owned by Frontel and 99.9% owned by SAESA. Creo is a FUCO.

          (xxvi) Sistema de Transmision del Sur S.A. (STS), a Chilean sociedad anonima, with its registered office at Isidora Goyenechea No. 3621, Piso 20, Las Condes, Santiago, Chile, owns electric transmission facilities in Chile. STS is 0.1% owned by Frontel and 99.9% owned by SAESA. STS is a FUCO.

          (xxvii) Rio Grande Energia, S.A. (RGE), a Brazilian company, with its registered office at Rua Sao Luiz, No. 077, 70 Andar, Porto Alegre, Rio Grande do Sul, Brazil, is an electric-distribution company serving the State of Rio Grande do Sul, Brazil. IPE, a Brazilian company, owns 32.456% of RGE. PSEG Brazil Company and PSEG Brazil I Company, both Cayman companies, each own 50% of IPE. Pampa Energia Ltda. wholly owns both PSEG Brazil Company and PSEG Brazil I Company. RGE is a FUCO.

          (xxviii) Electroandes S.A., a Peruvian sociedad anonima, with its registered address at Avenida Canaval y Moreyra 380, Torre Siglo XXI, Piso 16, San Isidro, Lima 27, Peru, owns a hydro-powered, electric-generation station. AenPII has a 99.992% beneficial ownership interest in Electroandes S.A. Electroandes S.A. is a FUCO.

          (xxix) Turboven Cagua Company Inc. (CAGUA), a Cayman Islands company, with its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in Latin America and is 100% owned by Turboven Company Inc. CAGUA is a FUCO.

          (xxx) Turboven Maracay Company Inc. (MARACAY), a Cayman Islands company, with its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO. MARACAY was formed for the purpose of making investments in Latin America and is 100% owned by Turboven Company Inc.

          (xxxi) Turboven Valencia Company Inc. (VALENCIA), a Cayman Islands company, with its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P.

               O. Box 847, Grand Cayman, Cayman Islands, British West Indies, was formed for the purpose of making investments in Latin America and is 100% owned by Turboven Company Inc. VALENCIA is a FUCO.

       (xxxii) Chilquinta Energia S.A. (CHILQUINTA), a Chilean sociedad anonima, with its principal executive offices at General Cruz No. 222, Valparaiso, Chile, owns electric-distribution facilities. AenP has a 49.993% beneficial ownership interest in CHILQUINTA. CHILQUINTA is a FUCO.

      (xxxiii) Tecnored S.A. (Tecnored), a Chilean corporation and a FUCO, with its principal executive offices at Av. Apoquindo 3721, Piso 13, Santiago, Chile, owns electric-generation facilities in Chile and provides additional services to CHILQUINTA, and is 50% owned by Inversiones PSEG Chile Holdco Limitada.

       (xxxiv) Luz del Sur S.A. (LUZ), a Peruvian sociedad anonima, with its principal executive offices at Canaval y Moreyra 380, Piso 16, San Isidro Lima 27, Peru, is an electric-distribution company serving southern Lima, Peru. Ontario owns 61.16% of LUZ. POC holds a direct interest of 12.79% in LUZ and EBI owns 1.927% of LUZ. LUZ is a FUCO.

        (xxxv) Turbogeneradores Maracay, C.A. (TGM), a Venezuelan company, with its principal offices located at Avenida Francisco de Miranda, Piso 12, Torre Country Club, Chacaito, Caracas 1050, Venezuela, owns and operates two nominal 20 MW simple-cycle gas turbine generators at the paper-mill facilities of Manufacturas de Papel, C.A. (MANPA) S.A.C.A. in Maracay, Venezuela. TGM is a direct 17.13%-owned subsidiary of TGV. TGV is a direct, 50%-owned subsidiary of PSEG Americas II Ltd. TGM is a FUCO.

       (xxxvi) Dhofar Power Company S.A.O.C. (Dhofar Power), an Oman company, with its registered office at Hormuz Building, 5th Floor, Ruwi Roundabout, Ruwi, Muscat, Oman, was formed for the purpose of investing in power facilities in Oman. Dhofar Power is 81% owned by Salalah Power Holdings, Ltd. Dhofar Power owns a 99.99% interest in Dhofar Generating. Dhofar Power is a FUCO.

      (xxxvii) Dhofar Generating Company S.A.O.C. (Dhofar Generating), an
               Oman company, with its registered office at Hormuz Building, 5th Floor, Ruwi Roundabout, Ruwi, Muscat, Oman, was formed for the purpose of investing in power facilities in Oman. Dhofar Generating is a EWG.

     (xxxviii) PSEG PPN Operations Private Limited (PPN Operations), an
               Indian company, with its registered office at Prince Towers', Floor 9, 25-26, College Road, Chennai, India 600 006, was formed for the purpose of providing operations and maintenance services to power facilities in India. PPN Operations is 100% owned by PSEG Operations Ltd. PPN Operations is a EWG.

       (xxxix) PSEG PPN Energy Company Ltd. (PPN Energy), a Mauritius company, with its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, was formed for the purpose of investing in power facilities in Kerala, India. PPN Energy has a 20% ownership interest in PPN PGC. PPN Energy is 100% owned by PSEG EAMS Ltd. PPN Energy is a EWG.

          (xl) PSEG Chorzow B.V., a Netherlands Company, with its principal executive offices at Weena 340, 3012 NJ Rotterdam,The Netherlands, was formed for the purpose of holding shares in Elektrocieplownia Chorzow ELCHO Sp. z.o.o., of which it presently holds 75.196%. Elektrocieplownia Chorzow ELCHO Sp. z o.o. owns and operates a coal-fired power station in Chorzow Poland. PSEG Chorzow B.V. is 100% owned by PSEG Silesia B.V. PSEG Chorzow B.V. is a EWG.

         (xli) San Marco Bioenergie S.p.A. (San Marco), an Italian company, with its registered office at Via G. de Castro, 4-20144 Milan, Italy, was formed for the purpose of investing in power facilities in Italy. Prisma owns 99.80% of San Marco. San Marco is a EWG.

        (xlii) Biomasse Italia S.p.A., an Italian company, with its registered office at Strada Statale 106, Zona Industriale, 88900-Crotone, Italy, was formed for the purpose of investing in power facilities in Italy. Prisma owns a 50% interest in Biomasse Italia S.p.A. Biomasse Italia S.p.A. is a EWG.

       (xliii) PSEG Poland Distribution B.V. (PSEG Poland), with its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands, owns 74.48% of Elektrownia Skawina S.A. (Skawina). Skawina, a Polish company, with its registered offices at Skawina, Poland, owns and operates a coal-fired power station at Skawina, Poland. PSEG Poland is 100% owned by PSEG Europe B.V. PSEG Poland is a EWG.

     (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

          See Exhibit B attached hereto and Items 1 and 4(a) above.

     c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

          (i)  Fossil

               As of December 31, 2004, PSEG had an indirect capital investment in Fossil of US$2,333,163,579, all of which was equity.

          (ii) Power New York

               As of December 31, 2004, PSEG had an indirect capital investment in Power New York of US$158,711,285, all of which was equity.

         (iii) PSEG Lawrenceburg

               As of December 31, 2004, PSEG had an indirect capital investment in PSEG Lawrenceburg of US$223,093,398, all of which was equity.

          (iv) PSEG Waterford

               As of December 31, 2004, PSEG had an indirect capital investment in PSEG Waterford of US$169,933,607, all of which was equity.

          (v)  Power Midwest

               As of December 31, 2004, PSEG had an indirect capital investment in Power Midwest of US$(746,520), all of which was equity.

          (vi) Power Connecticut

               As of December 31, 2004, PSEG had an indirect capital investment in Power Connecticut of US$98,831,481, all of which was equity.

         (vii) Nuclear

               As of December 31, 2004, PSEG had an indirect capital investment in Nuclear of US$868,860,559, all of which was equity.

        (viii) Danskammer OP

               As of December 31, 2004, PSEG had an indirect capital investment in Danskammer OP of US$62,528,177, all of which was equity.

          (ix) Danskammer OL

               As of December 31, 2004, PSEG had an indirect capital investment in Danskammer OL of US$62,528,750, all of which was equity.

          (x)  Roseton OP

               As of December 31, 2004, PSEG had an indirect capital investment in Roseton OP of US$128,866,527, all of which was equity.

          (xi) Roseton OL

               As of December 31, 2004, PSEG had an indirect capital investment in Roseton OL of US$128,867,100, all of which was equity.

         (xii) Conemaugh Lessor

               As of December 31, 2004, PSEG had an indirect capital investment in Conemaugh Lessor of US$10,387,018, all of which was equity.

        (xiii) Keystone Lessor

               As of December 31, 2004, PSEG had an indirect capital investment in Keystone Lessor of US$10,313,399, all of which was equity.

         (xiv) Shawville Lessor

               As of December 31, 2004, PSEG had an indirect capital investment in Shawville Lessor of US$7,768,279, all of which was equity.

          (xv) KPLP

               As of December 31, 2004, PSEG had an indirect capital investment in KPLP of US$36,934,433, all of which was equity.

         (xvi) GPP

               TIELP is the 100% indirect parent of GPP. PSEG has a 100% indirect interest in TIELP. As of December 31, 2004, PSEG had an indirect capital investment in TIELP of US$191,727,305 of which US$123,861,997 was equity and US$67,865,308 was partnership loans.

        (xvii) OEPP

               TIELP is the 100% indirect parent of OEPP. PSEG has a 100% indirect interest in TIELP. As of December 31, 2004, PSEG had an indirect capital investment in TIELP of US$191,727,305 of which US$123,861,997 was equity and US$67,865,308 was partnership loans.

       (xviii) TIE

               TIELP is the 100% indirect parent of TIE. PSEG had a 100% indirect interest in TIELP. As of December 31, 2004, PSEG had an indirect capital investment in TIELP of US$191,727,305 of which US$123,861,997 was equity and US$67,865,308 was partnership loans.

         (xix) Generacion Energia

               Generacion y Energia is 20% owned by PSEG Operaciones I Company (Operaciones I) and 80% owned by PSEG Operaciones II Company (Operaciones II). PSEG has a 100% indirect interest in both Operaciones I and Operaciones II. As of December 31, 2004, PSEG had an aggregate indirect capital investment in Operaciones I and Operaciones II of $215,701,529, all of which was equity.

          (xx) GWF Energy LLC

               As of December 31, 2004, PSEG had an indirect capital investment in GWF Energy LLC of US$71,072,019, all of which was equity.

         (xxi) Frontel

               Frontel is 98.361% owned by Inversiones Chile. PSEG has a 100% indirect interest in Inversiones Chile. As of December 31, 2004, PSEG had an indirect capital investment in Inversiones Chile of US$622,909,174 of which $472,909,174 was equity and $150,000,000 was loans.

        (xxii) SAESA

               SAESA is 99.965% owned by Inversiones Chile. PSEG has a 100% indirect interest in Inversiones Chile. As of December 31, 2004, PSEG had an indirect capital investment in Inversiones Chile of US$622,909,174 of which $472,909,174 was equity and $150,000,000 was loans.

       (xxiii) Edersa

               Inversiones Chile is the indirect parent of Edersa. Inversiones Chile indirectly owns 50% of Edersa. PSEG has a 100% indirect interest in Inversiones Chile. As of December 31, 2004, PSEG had an indirect capital investment in Inversiones Chile of US$622,909,174 of which $472,909,174 was equity and $150,000,000 was loans.

        (xxiv) Edelaysen

               Inversiones Chile is the indirect parent of Edelaysen. PSEG has a 100% indirect interest in Inversiones Chile. As of December 31, 2004, PSEG had an indirect capital investment in Inversiones Chile of US$622,909,174 of which $472,909,174 was equity and $150,000,000 was loans.

         (xxv) Creo

               Inversiones Chile is the indirect parent of Creo. PSEG has a 100% indirect interest in Inversiones Chile. As of December 31, 2004, PSEG had an indirect capital investment in Inversiones Chile of US$622,909,174 of which $472,909,174 was equity and $150,000,000 was loans.

        (xxvi) STS

               Inversiones Chile is the indirect parent of STS. PSEG has a 100% indirect interest in Inversiones Chile. As of December 31, 2004, PSEG had an indirect capital investment in Inversiones Chile of US$622,909,174 of which $472,909,174 was equity and $150,000,000 was loans.

       (xxvii) RGE

               As of December 31, 2004, PSEG had an indirect aggregate capital investment in RGE of US$181,155,101, all of which was equity.

      (xxviii) Electroandes S.A.

               As of December 31, 2004, PSEG had an indirect capital investment in Electroandes S.A. of US$155,282,150, all of which was equity.

        (xxix) CAGUA

               Turboven Company Inc., a Cayman company, is the 100% direct parent of CAGUA. PSEG has a 50% indirect interest in Turboven Company Inc. As of December 31, 2004, PSEG had an indirect capital investment in Turboven Company Inc. of US$43,861,321, all of which was equity.

         (xxx) MARACAY

               Turboven Company Inc., a Cayman company, is the 100% direct parent of MARACAY. PSEG has a 50% indirect interest in Turboven Company, Inc. As of December 31, 2004, PSEG had an indirect capital investment in Turboven Company Inc. of US$43,861,321, all of which was equity.

        (xxxi) VALENCIA

               Turboven Company Inc., a Cayman company, is the 100% direct parent of VALENCIA. PSEG has a 50% indirect interest in Turboven Company Inc. As of December 31, 2004, PSEG had an indirect capital investment in Turboven Company Inc. of US$43,861,321, all of which was equity.

       (xxxii) CHILQUINTA

               As of December 31, 2004, PSEG had an indirect capital investment in CHILIQUINTA of US$390,802,000 of which US$230,802,000 was equity and US$160,000,000 was debt (including interest).

      (xxxiii) Tecnored

               Tecnored is 50% owned by Inversiones PSEG Chile Holdco Limitada. PSEG has a 100% indirect interest in Inversiones Chile Holdco Limitada. As of December 31, 2004, PSEG had an indirect capital investment in Inversiones Chile Holdco Limitada of $13,483,090, all of which was equity.

       (xxxiv) LUZ

               As of December 31, 2004, PSEG had an indirect capital investment in LUZ of US$159,039,608, all which was equity.

        (xxxv) TGM

               As of December 31, 2004, PSEG had an indirect capital investment in TGM of US$1,452,575. PSEG and its subsidiaries (direct and indirect) have no other security guarantees, debt or other financial obligations relative to TGM.

       (xxxvi) Dhofar Power

               Salalah Power Holdings, Ltd. is the indirect parent of 81% of Dhofar Power. As of December 31, 2004, PSEG had an indirect capital investment in Salalah Power Holdings, Ltd. of US$45,410,818, all of which was equity.

      (xxxvii) Dhofar Generating

               Salalah Power Holdings, Ltd. is the indirect parent of Dhofar Generating. As of December 31, 2004, PSEG had an indirect capital investment in Salalah Power Holdings, Ltd. of US$45,410,818, all of which was equity.

     (xxxviii) PPN Operations

               As of December 31, 2004, PSEG had an indirect capital investment in PPN Operations of US$1,606,504, all of which was equity.

       (xxxix) PPN Energy

               As of December 31, 2004, PSEG had an indirect capital investment in PPN Energy of US$29,555,991, all of which was equity.

          (xl) PSEG Chorzow B.V.

               As of December 31, 2004, PSEG had an indirect capital investment in PSEG Chorzow B.V. of US$6,567,918, all of which was equity.

         (xli) San Marco

               Prisma owns 99.8% of San Marco. PSEG has a 50% indirect interest in Prisma. As of December 31, 2004, PSEG had an indirect capital investment in Prisma of US$78,162,902, of which US$9,760,454 is equity and US$68,402,448 is shareholder loans.

        (xlii) Biomasse Italia S.p.A.

               Prisma owns 50% of Biomasse Italia S.p.A. PSEG has a 50% indirect interest in Prisma. As of December 31, 2004, PSEG had an indirect capital investment in Prisma of US$78,162,902, of which US$9,760,454 is equity and US$68,402,448 is shareholder loans.

       (xliii) PSEG Poland

               As of December 31, 2004, PSEG had an indirect capital investment in PSEG Poland of US$31,270,252, all of which was equity.

     (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

                                   (i) Fossil
                                   12/31/2004

                                                                       US$
                                                                  -------------
Assets
Current Assets ................................................     306,780,432
Noncurrent Assets .............................................   2,893,306,425
                                                                  -------------
Total Assets ..................................................   3,200,086,857
                                                                  =============

Liabilities
Current Liabilities ...........................................     801,419,918
Noncurrent Liabilities ........................................      65,503,360
                                                                  -------------
Total Liabilities .............................................     866,923,278
                                                                  -------------

Equity ........................................................   2,333,163,579
                                                                  -------------
Total Liabilities and Equity ..................................   3,200,086,857
                                                                  =============

Net Loss for Year-Ended 12/31/04 ..............................     (54,788,227)

                               (ii) Power New York
                                   12/31/2004

                                                                         US$
                                                                    ------------
Assets
Current Assets ..................................................     7,632,514
Noncurrent Assets ...............................................   541,598,287
                                                                    -----------
Total Assets ....................................................   549,230,801
                                                                    ===========

Liabilities
Current Liabilities .............................................   232,845,735
Noncurrent Liabilities ..........................................   157,673,781
                                                                    -----------
Total Liabilities ...............................................   390,519,516
                                                                    -----------

Equity ..........................................................   158,711,285
                                                                    -----------
Total Liabilities and Equity ....................................   549,230,801
                                                                    ===========

Net Loss for Year-Ended 12/31/04 ................................    (9,346,435)

                             (iii) PSEG Lawrenceburg
                                   12/31/2004

                                                                         US$
                                                                    ------------
Assets
Current Assets ..................................................    16,624,539
Noncurrent Assets ...............................................   673,509,057
                                                                    -----------
Total Assets ....................................................   690,133,596
                                                                    ===========

Liabilities
Current Liabilities .............................................    21,570,430
Noncurrent Liabilities ..........................................   445,469,768
                                                                    -----------
Total Liabilities ...............................................   467,040,198
                                                                    -----------

Equity ..........................................................   223,093,398
                                                                    -----------
Total Liabilities and Equity ....................................   690,133,596
                                                                    ===========

Net Loss for Year-Ended 12/31/04 ................................   (16,628,616)

                               (iv) PSEG Waterford
                                   12/31/2004

                                                                         US$
                                                                    ------------
Assets
Current Assets ..................................................    43,901,479
Noncurrent Assets ...............................................   486,873,406
                                                                    -----------
Total Assets ....................................................   530,774,885
                                                                    ===========

Liabilities
Current Liabilities .............................................     2,697,531
Noncurrent Liabilities ..........................................   358,143,747
                                                                    -----------
Total Liabilities ...............................................   360,841,278
                                                                    -----------

Equity ..........................................................   169,933,607
                                                                    -----------
Total Liabilities and Equity ....................................   530,774,885
                                                                    ===========

Net Loss for Year-Ended 12/31/04 ................................   (22,162,191)

                                (v) Power Midwest
                                   12/31/2004

                                                                          US$
                                                                      ----------
Assets
Current Assets ....................................................   7,444,235
Noncurrent Assets .................................................      19,399
                                                                      ---------
Total Assets ......................................................   7,463,634
                                                                      =========

Liabilities
Current Liabilities ...............................................   7,983,690
Noncurrent Liabilities ............................................     226,464
                                                                      ---------
Total Liabilities .................................................   8,210,154
                                                                      ---------

Equity ............................................................    (746,520)
                                                                      ---------
Total Liabilities and Equity ......................................   7,463,634
                                                                      =========

Net Income for Year-Ended 12/31/04 ................................     177,552

                             (vi) Power Connecticut
                                   12/31/2004

                                                                         US$
                                                                    ------------
Assets
Current Assets ..................................................    60,283,767
Noncurrent Assets ...............................................   220,252,608
                                                                    -----------
Total Assets ....................................................   280,536,375
                                                                    ===========

Liabilities
Current Liabilities .............................................     7,103,446
Noncurrent Liabilities ..........................................   174,601,448
                                                                    -----------
Total Liabilities ...............................................   181,704,894
                                                                    -----------

Equity ..........................................................    98,831,481
                                                                    -----------
Total Liabilities and Equity ....................................   280,536,375
                                                                    ===========

Net Loss for Year-Ended 12/31/04 ................................    (6,540,650)

                                  (vii) Nuclear
                                   12/31/2004

                                                                        US$
                                                                   -------------
Assets
Current Assets .................................................     142,458,593
Noncurrent Assets ..............................................   1,672,745,930
                                                                   -------------
Total Assets ...................................................   1,815,204,523
                                                                   =============

Liabilities
Current Liabilities ............................................     631,952,354
Noncurrent Liabilities .........................................     314,391,610
                                                                   -------------
Total Liabilities ..............................................     946,343,964
                                                                   -------------

Equity .........................................................     868,860,559
                                                                   -------------
Total Liabilities and Equity ...................................   1,815,204,523
                                                                   =============

Net Income for Year-Ended 12/31/04 .............................      40,976,808

                              (viii) Danskammer OP
                                   12/31/2004

                                                                          US$
                                                                      ----------
Assets
Current Assets ....................................................           --
Noncurrent Assets .................................................   62,528,750
                                                                      ----------
Total Assets ......................................................   62,528,750
                                                                      ==========

Liabilities
Current Liabilities ...............................................          573
Noncurrent Liabilities ............................................           --
                                                                      ----------
Total Liabilities .................................................          573
                                                                      ----------

Equity ............................................................   62,528,177
                                                                      ----------
Total Liabilities and Equity ......................................   62,528,750
                                                                      ==========

Net Income for Year-Ended 12/31/04 ................................    3,059,633

                               (ix) Danskammer OL
                                   12/31/2004

                                                                         US$
                                                                     -----------
Assets
Current Assets ...................................................     9,828,824
Noncurrent Assets ................................................    67,830,782
                                                                     -----------
Total Assets .....................................................    77,659,606
                                                                     ===========

Liabilities
Current Liabilities ..............................................            --
Noncurrent Liabilities ...........................................    15,130,856
                                                                     -----------
Total Liabilities ................................................    15,130,856
                                                                     -----------

Equity ...........................................................    62,528,750
                                                                     -----------
Total Liabilities and Equity .....................................    77,659,606
                                                                     ===========

Net Income for Year-Ended 12/31/04 ...............................     3,060,106

                                 (x) Roseton OP
                                   12/31/2004

                                                                         US$
                                                                     -----------
Assets
Current Assets ...................................................            --
Noncurrent Assets ................................................   128,867,100
                                                                     -----------
Total Assets .....................................................   128,867,100
                                                                     ===========

Liabilities
Current Liabilities ..............................................           573
Noncurrent Liabilities ...........................................            --
                                                                     -----------
Total Liabilities ................................................           573
                                                                     -----------

Equity ...........................................................   128,866,527
                                                                     -----------
Total Liabilities and Equity .....................................   128,867,100
                                                                     ===========

Net Income for Year-Ended 12/31/04 ...............................     6,145,872

                                 (xi) Roseton OL
                                   12/31/2004

                                                                         US$
                                                                     -----------
Assets
Current Assets ...................................................    22,108,836
Noncurrent Assets ................................................   139,558,260
                                                                     -----------
Total Assets .....................................................   161,667,096
                                                                     ===========

Liabilities
Current Liabilities ..............................................            --
Noncurrent Liabilities ...........................................    32,799,996
                                                                     -----------
Total Liabilities ................................................    32,799,996
                                                                     -----------

Equity ...........................................................   128,867,100
                                                                     -----------
Total Liabilities and Equity .....................................   161,667,096
                                                                     ===========

Net Income for Year-Ended 12/31/04 ...............................     6,146,346

                             (xii) Conemaugh Lessor
                                   12/31/2004

                                                                         US$
                                                                     -----------
Assets
Current Assets ...................................................            --
Noncurrent Assets ................................................    84,870,091
                                                                     -----------
Total Assets .....................................................    84,870,091
                                                                     ===========

Liabilities
Current Liabilities ..............................................    74,483,073
Noncurrent Liabilities ...........................................            --
                                                                     -----------
Total Liabilities ................................................    74,483,073
                                                                     -----------

Equity ...........................................................    10,387,018
                                                                     -----------
Total Liabilities and Equity .....................................    84,870,091
                                                                     ===========

Net Income for Year-Ended 12/31/04 ...............................       447,474

                             (xiii) Keystone Lessor
                                   12/31/2004

                                                                         US$
                                                                     -----------
Assets
Current Assets ...................................................           --
Noncurrent Assets ................................................   84,556,274
                                                                     ----------
Total Assets .....................................................   84,556,274
                                                                     ==========

Liabilities
Current Liabilities ..............................................   74,242,875
Noncurrent Liabilities ...........................................           --
                                                                     ----------
Total Liabilities ................................................   74,242,875
                                                                     ----------

Equity ...........................................................   10,313,399
                                                                     ----------
Total Liabilities and Equity .....................................   84,556,274
                                                                     ==========

Net Income for Year-Ended 12/31/04 ...............................      428,100

                             (xiv) Shawville Lessor
                                   12/31/2004

                                                                         US$
                                                                     -----------
Assets
Current Assets ...................................................    2,003,129
Noncurrent Assets ................................................   86,005,915
                                                                     ----------
Total Assets .....................................................   88,009,044
                                                                     ==========

Liabilities
Current Liabilities ..............................................   80,240,765
Noncurrent Liabilities ...........................................           --
                                                                     ----------
Total Liabilities ................................................   80,240,765
                                                                     ----------

Equity ...........................................................    7,768,279
                                                                     ----------
Total Liabilities and Equity .....................................   88,009,044
                                                                     ==========

Net Income for Year-Ended 12/31/04 ...............................     (604,130)

                                    (xv) KPLP
                                   12/31/2004

                                                                         US$
                                                                    ------------
Assets
Current Assets ..................................................    26,970,160
Noncurrent Assets ...............................................   199,669,896
                                                                    -----------
Total Assets ....................................................   226,640,056
                                                                    ===========

Liabilities
Current Liabilities .............................................    21,101,067
Noncurrent Liabilities ..........................................   138,599,407
                                                                    -----------
Total Liabilities ...............................................   159,700,474
                                                                    -----------

Equity ..........................................................    66,939,582
                                                                    -----------
Total Liabilities and Equity ....................................   226,640,056
                                                                    ===========

Net Income for Year-Ended 12/31/04 ..............................    11,197,326


                                    (xvi) GPP
                                   12/31/2004

                                                                         US$
                                                                    ------------
Assets
Current Assets ..................................................    21,017,720
Noncurrent Assets ...............................................   297,522,342
                                                                    -----------
Total Assets ....................................................   318,540,062
                                                                    ===========

Liabilities
Current Liabilities .............................................     9,836,305
Noncurrent Liabilities ..........................................   209,585,508
                                                                    -----------
Total Liabilities ...............................................   219,421,813
                                                                    -----------

Equity ..........................................................    99,118,249
                                                                    -----------
Total Liabilities and Equity ....................................   318,540,062
                                                                    ===========

Net Income for Year-Ended 12/31/04 ..............................   (15,597,756)

                                   (xvii) OEPP
                                   12/31/2004

                                                                         US$
                                                                     -----------
Assets
Current Assets ...................................................    32,584,483
Noncurrent Assets ................................................   322,515,573
                                                                     -----------
Total Assets .....................................................   355,100,056
                                                                     ===========

Liabilities
Current Liabilities ..............................................     6,591,234
Noncurrent Liabilities ...........................................   234,212,114
                                                                     -----------
Total Liabilities ................................................   240,803,348
                                                                     -----------

Equity ...........................................................   114,296,708
                                                                     -----------
Total Liabilities and Equity .....................................   355,100,056
                                                                     ===========

Net Income for Year-Ended 12/31/04 ...............................     4,461,331

                                   (xviii) TIE
                                   12/31/2004

                                                                          US$
                                                                       ---------
Assets
Current Assets .....................................................   1,619,000
Noncurrent Assets ..................................................           0
                                                                       ---------
Total Assets .......................................................   1,619,000
                                                                       =========

Liabilities
Current Liabilities ................................................     544,000
Noncurrent Liabilities..............................................
                                                                       ---------
Total Liabilities ..................................................     544,000
                                                                       ---------

Equity .............................................................   1,075,000
                                                                       ---------
Total Liabilities and Equity .......................................   1,619,000
                                                                       =========

Net Income for Year-Ended 12/31/04 .................................       6,000

                            (xix) GENERACION ENERGIA
                                   12/31/2004

                                                                          US$
                                                                      ----------
Assets
Current Assets ....................................................    1,215,000
Noncurrent Assets .................................................   24,752,000
                                                                      ----------
Total Assets ......................................................   25,967,000
                                                                      ==========

Liabilities
Current Liabilities ...............................................   15,188,000
Noncurrent Liabilities ............................................       28,000
                                                                      ----------
Total Liabilities .................................................   15,216,000
                                                                      ----------

Equity ............................................................   10,751,000
                                                                      ----------
Total Liabilities and Equity ......................................   25,967,000
                                                                      ==========

Net Income for Year-Ended 12/31/04 ................................    2,215,000

                               (xx) GWF ENERGY LLC
                                   12/31/2004

                                                                         US$
                                                                     -----------
Assets
Current Assets ...................................................    31,470,489
Noncurrent Assets ................................................   288,838,445
                                                                     -----------
Total Assets .....................................................   320,308,934
                                                                     ===========

Liabilities
Current Liabilities ..............................................    31,930,836
Noncurrent Liabilities ...........................................   183,447,535
                                                                     -----------
Total Liabilities ................................................   215,378,371
                                                                     -----------

Equity ...........................................................   104,930,563
                                                                     -----------
Total Liabilities and Equity .....................................   320,308,934
                                                                     ===========

Net Income for Year-Ended 12/31/04 ...............................    26,002,625

                                  (xxi) FRONTEL
                                   12/31/2004

                                                                         US$
                                                                     -----------
Assets
Current Assets ...................................................    25,166,000
Noncurrent Assets ................................................   145,017,000
                                                                     -----------
Total Assets .....................................................   170,183,000
                                                                     ===========

Liabilities
Current Liabilities ..............................................    19,135,000
Noncurrent Liabilities ...........................................    56,741,000
                                                                     -----------
Total Liabilities ................................................    75,876,000
                                                                     -----------

Equity ...........................................................    94,307,000
                                                                     -----------
Total Liabilities and Equity .....................................   170,183,000
                                                                     ===========

Net Income for Year-Ended 12/31/04 ...............................     7,387,000

                                  (xxii) SAESA
                                   12/31/2004

                                                                         US$
                                                                     -----------
Assets
Current Assets ...................................................    60,680,000
Noncurrent Assets ................................................   599,569,000
                                                                     -----------
Total Assets .....................................................   660,249,000
                                                                     ===========

Liabilities
Current Liabilities ..............................................    68,079,000
Noncurrent Liabilities ...........................................   135,733,000
                                                                     -----------
Total Liabilities ................................................   203,812,000
                                                                     -----------

Equity ...........................................................   456,437,000
                                                                     -----------
Total Liabilities and Equity .....................................   660,249,000
                                                                     ===========

Net Income for Year-Ended 12/31/04 ...............................    16,208,000

                                 (xxiii) EDERSA
                                   12/31/2004

                                                                          US$
                                                                        -------
Assets
Current Assets ......................................................    27,047
Noncurrent Assets ...................................................   445,655
                                                                        -------
Total Assets ........................................................   472,702
                                                                        =======

Liabilities
Current Liabilities .................................................   386,908
Noncurrent Liabilities ..............................................     1,469
                                                                        -------
Total Liabilities ...................................................   388,377
                                                                        -------

Equity ..............................................................    84,325
                                                                        -------
Total Liabilities and Equity ........................................   472,702
                                                                        =======

Net Income for Year-Ended 12/31/04 ..................................    (6,687)

                                (xxiv) EDELAYSEN
                                   12/31/2004

                                                                          US$
                                                                      ----------
Assets
Current Assets ....................................................    8,332,000
Noncurrent Assets .................................................   55,457,000
                                                                      ----------
Total Assets ......................................................   63,789,000
                                                                      ==========

Liabilities
Current Liabilities ...............................................   14,233,000
Noncurrent Liabilities ............................................      796,000
                                                                      ----------
Total Liabilities .................................................   15,029,000
                                                                      ----------

Equity ............................................................   48,760,000
                                                                      ----------
Total Liabilities and Equity ......................................   63,789,000
                                                                      ==========

Net Income for Year-Ended 12/31/04 ................................    4,938,000

                                   (xxv) CREO
                                   12/31/2004

                                                                          US$
                                                                      ----------
Assets
Current Assets ....................................................    3,653,000
Noncurrent Assets .................................................   14,602,000
                                                                      ----------
Total Assets ......................................................   18,255,000
                                                                      ==========

Liabilities
Current Liabilities ...............................................    1,210,000
Noncurrent Liabilities ............................................    2,329,000
                                                                      ----------
Total Liabilities .................................................    3,539,000
                                                                      ----------

Equity ............................................................   14,716,000
                                                                      ----------
Total Liabilities and Equity ......................................   18,255,000
                                                                      ==========

Net Income for Year-Ended 12/31/04 ................................    1,503,000

                                   (xxvi) STS
                                   12/31/2004

                                                                          US$
                                                                      ----------
Assets
Current Assets ....................................................    4,543,000
Noncurrent Assets .................................................   42,576,000
                                                                      ----------
Total Assets ......................................................   47,119,000
                                                                      ==========

Liabilities
Current Liabilities ...............................................    1,767,000
Noncurrent Liabilities ............................................    1,944,000
                                                                      ----------
Total Liabilities .................................................    3,711,000
                                                                      ----------

Equity ............................................................   43,408,000
                                                                      ----------
Total Liabilities and Equity ......................................   47,119,000
                                                                      ==========

Net Income for Year-Ended 12/31/04 ................................    6,447,000

                                   (xxvii) RGE
                                   12/31/2004

                                                                         US$
                                                                     -----------
Assets
Current Assets ...................................................   176,977,498
Noncurrent Assets ................................................   816,561,321
                                                                     -----------
Total Assets .....................................................   993,538,819
                                                                     ===========

Liabilities
Current Liabilities ..............................................   309,929,739
Noncurrent Liabilities ...........................................   161,998,372
                                                                     -----------
Total Liabilities ................................................   471,928,111
                                                                     -----------

Equity ...........................................................   521,610,708
                                                                     -----------
Total Liabilities and Equity .....................................   993,538,819
                                                                     ===========

Net Income for Year-Ended 12/31/04 ...............................    23,728,245

                              (xxviii) ELECTROANDES
                                   12/31/2004

                                                                         US$
                                                                     -----------
Assets
Current Assets ...................................................    17,921,679
Noncurrent Assets ................................................   268,347,139
                                                                     -----------
Total Assets .....................................................   286,268,818
                                                                     ===========

Liabilities
Current Liabilities ..............................................     6,839,969
Noncurrent Liabilities ...........................................   122,878,535
                                                                     -----------
Total Liabilities ................................................   129,718,504
                                                                     -----------

Equity ...........................................................   156,550,314
                                                                     -----------
Total Liabilities and Equity .....................................   286,268,818
                                                                     ===========

Net Income for Year-Ended 12/31/04 ...............................     7,893,874

                                  (xxix) CAGUA
                                   12/31/2004

                                                                          US$
                                                                      ----------
Assets
Current Assets ....................................................    3,596,415
Noncurrent Assets .................................................   35,108,838
                                                                      ----------
Total Assets ......................................................   38,705,253
                                                                      ==========

Liabilities
Current Liabilities ...............................................      984,732
Noncurrent Liabilities ............................................    7,183,183
                                                                      ----------
Total Liabilities .................................................    8,167,915
                                                                      ----------

Equity ............................................................   30,537,338
                                                                      ----------
Total Liabilities and Equity ......................................   38,705,253
                                                                      ==========

Net Income for Year-Ended 12/31/04 ................................      570,503

                                  (xxx) MARACAY
                                   12/31/2004

                                                                          US$
                                                                      ----------
Assets
Current Assets ....................................................    3,044,500
Noncurrent Assets .................................................   29,844,525
                                                                      ----------
Total Assets ......................................................   32,889,025
                                                                      ==========

Liabilities
Current Liabilities ...............................................      378,334
Noncurrent Liabilities ............................................    2,022,218
                                                                      ----------
Total Liabilities .................................................    2,400,552
                                                                      ----------

Equity ............................................................   30,488,473
                                                                      ----------
Total Liabilities and Equity ......................................   32,889,025
                                                                      ==========

Net Income for Year-Ended 12/31/04 ................................      420,075

                                 (xxxi) VALENCIA
                                   12/31/2004

                                                                          US$
                                                                       --------
Assets
Current Assets .....................................................     21,483
Noncurrent Assets ..................................................          4
                                                                       --------
Total Assets .......................................................     21,487
                                                                       ========

Liabilities
Current Liabilities ................................................        126
Noncurrent Liabilities .............................................   (150,998)
                                                                       --------
Total Liabilities ..................................................   (150,872)
                                                                       --------

Equity .............................................................    172,359
                                                                       --------
Total Liabilities and Equity .......................................     21,487
                                                                       ========

Net Income for Year-Ended 12/31/04 .................................      3,979

                               (xxxii) CHILQUINTA
                                   12/31/2004

                                                                        US$
                                                                    -----------
Assets
Current Assets ..................................................    58,538,243
Noncurrent Assets ...............................................   722,625,395
                                                                    -----------
Total Assets ....................................................   781,163,638
                                                                    ===========

Liabilities
Current Liabilities .............................................    51,745,843
Noncurrent Liabilities ..........................................   339,795,691
                                                                    -----------
Total Liabilities ...............................................   391,541,534
                                                                    -----------

Equity ..........................................................   389,622,104
                                                                    -----------
Total Liabilities and Equity ....................................   781,163,638
                                                                    ===========

Net Income for Year-Ended 12/31/04 ..............................    28,302,010

                               (xxxiii) TECHNORED
                                   12/31/2004

                                                                          US$
                                                                      ----------
Assets
Current Assets ....................................................   17,113,210
Noncurrent Assets .................................................   31,131,915
                                                                      ----------
Total Assets ......................................................   48,245,125
                                                                      ==========

Liabilities
Current Liabilities ...............................................    7,278,445
Noncurrent Liabilities ............................................    7,907,555
                                                                      ----------
Total Liabilities .................................................   15,186,000
                                                                      ----------

Equity ............................................................   33,059,125
                                                                      ----------
Total Liabilities and Equity ......................................   48,245,125
                                                                      ==========

Net Income for Year-Ended 12/31/04 ................................    3,804,111

                                   (xxxiv) LUZ
                                   12/31/2004

                                                                         US$
                                                                     -----------
Assets
Current Assets ...................................................    77,516,482
Noncurrent Assets ................................................   545,177,420
                                                                     -----------
Total Assets .....................................................   622,693,902
                                                                     ===========

Liabilities
Current Liabilities ..............................................    72,915,863
Noncurrent Liabilities ...........................................   285,059,131
                                                                     -----------
Total Liabilities ................................................   357,974,994
                                                                     -----------

Equity ...........................................................   264,718,908
                                                                     -----------
Total Liabilities and Equity .....................................   622,693,902
                                                                     ===========

Net Income for Year-Ended 12/31/04 ...............................    52,473,234

                                   (xxxv) TGM
                                   12/31/2004

                                                                          US$
                                                                      ----------
Assets
Current Assets ....................................................    4,269,484
Noncurrent Assets .................................................   14,208,652
                                                                      ----------
Total Assets ......................................................   18,478,136
                                                                      ==========

Liabilities
Current Liabilities ...............................................    4,640,775
Noncurrent Liabilities ............................................    3,323,821
                                                                      ----------
Total Liabilities .................................................    7,964,596
                                                                      ----------

Equity ............................................................   10,513,540
                                                                      ----------
Total Liabilities and Equity ......................................   18,478,136
                                                                      ==========

Net Income for Year-Ended 12/31/04 ................................    1,705,551

                              (xxxvi) DHOFAR POWER
                                   12/31/2004

                                                                          US$
                                                                     -----------
Assets
Current Assets ...................................................    29,944,090
Noncurrent Assets ................................................   236,057,242
                                                                     -----------
Total Assets .....................................................   266,001,332
                                                                     ===========

Liabilities
Current Liabilities ..............................................    25,829,370
Noncurrent Liabilities ...........................................   184,128,801
                                                                     -----------
Total Liabilities ................................................   209,958,171
                                                                     -----------

Equity ...........................................................    56,043,161
                                                                     -----------
Total Liabilities and Equity .....................................   266,001,332
                                                                     ===========

Net Income for Year-Ended 12/31/04 ...............................     6,972,665

                           (xxxvii) DHOFAR GENERATING
                                   12/31/2004

                                                                         US$
                                                                     -----------
Assets
Current Assets ...................................................             0
Noncurrent Assets ................................................   131,776,945
                                                                     -----------
Total Assets .....................................................   131,776,945
                                                                     ===========

Liabilities
Current Liabilities ..............................................             0
Noncurrent Liabilities ...........................................   119,707,316
                                                                     -----------
Total Liabilities ................................................   119,707,316
                                                                     -----------

Equity ...........................................................    12,069,629
                                                                     -----------
Total Liabilities and Equity .....................................   131,776,945
                                                                     ===========

Net Income for Year-Ended 12/31/04 ...............................     6,930,078

                            (xxxviii) PPN OPERATIONS
                                   12/31/2004

                                                                         US$
                                                                     ----------
Assets
Current Assets ...................................................    2,555,000
Noncurrent Assets ................................................     (611,000)
                                                                     ----------
Total Assets .....................................................    1,944,000
                                                                     ==========

Liabilities
Current Liabilities ..............................................      328,000
Noncurrent Liabilities ...........................................            0
                                                                     ----------
Total Liabilities ................................................      328,000
                                                                     ----------

Equity ...........................................................    1,616,000
                                                                     ----------
Total Liabilities and Equity .....................................    1,944,000
                                                                     ==========

Net Income for Year-Ended 12/31/04 ...............................     (274,000)

                               (xxxix) PPN ENERGY
                                   12/31/2004

                                                                         US$
                                                                     -----------
Assets
Current Assets ...................................................      233,000
Noncurrent Assets ................................................   35,390,000
                                                                     ----------
Total Assets .....................................................   35,623,000
                                                                     ==========

Liabilities
Current Liabilities ..............................................    6,067,000
Noncurrent Liabilities............................................            0
                                                                     ----------
Total Liabilities ................................................    6,067,000
                                                                     ----------

Equity ...........................................................   29,556,000
                                                                     ----------
Total Liabilities and Equity .....................................   35,623,000
                                                                     ==========

Net Income for Year-Ended 12/31/04 ...............................     (261,000)

                             (xl) PSEG CHORZOW B.V.
                                   12/31/2004

                                                                         US$
                                                                     -----------
Assets
Current Assets ...................................................    8,643,676
Noncurrent Assets ................................................   52,689,188
                                                                     ----------
Total Assets .....................................................   61,332,864
                                                                     ==========

Liabilities
Current Liabilities ..............................................   54,829,113
Noncurrent Liabilities ...........................................      (64,167)
                                                                     ----------
Total Liabilities ................................................   54,764,946
                                                                     ----------

Equity ...........................................................    6,567,918
                                                                     ----------
Total Liabilities and Equity .....................................   61,332,864
                                                                     ==========

Net Income for Year-Ended 12/31/04 ...............................   (1,520,182)

                                 (xli) SAN MARCO
                                   12/31/2004

                                                                         US$
                                                                     -----------
Assets
Current Assets ...................................................   13,063,400
Noncurrent Assets ................................................   43,886,090
                                                                     ----------
Total Assets .....................................................   56,949,490
                                                                     ==========

Liabilities
Current Liabilities ..............................................   15,781,690
Noncurrent Liabilities ...........................................   41,758,170
                                                                     ----------
Total Liabilities ................................................   57,539,860
                                                                     ----------

Equity ...........................................................     (590,370)
                                                                     ----------
Total Liabilities and Equity .....................................   56,949,490
                                                                     ==========

Net Income for Year-Ended 12/31/04 ...............................   (3,814,410)

                          (xlii) BIOMASSE ITALIA S.p.A
                                   12/31/2004

                                                                         US$
                                                                     -----------
Assets
Current Assets ...................................................    57,506,730
Noncurrent Assets ................................................   196,020,620
                                                                     -----------
Total Assets .....................................................   253,527,350
                                                                     ===========

Liabilities
Current Liabilities ..............................................    36,943,860
Noncurrent Liabilities ...........................................   199,767,260
                                                                     -----------
Total Liabilities ................................................   236,711,120
                                                                     -----------

Equity ...........................................................    16,816,230
                                                                     -----------
Total Liabilities and Equity .....................................   253,527,350
                                                                     ===========

Net Income for Year-Ended 12/31/04 ...............................     5,242,020

                               (xliii) PSEG POLAND
                                   12/31/2004

                                                                          US$
                                                                      ----------
Assets
Current Assets ....................................................       29,275
Noncurrent Assets .................................................   74,958,030
                                                                      ----------
Total Assets ......................................................   74,987,305
                                                                      ==========

Liabilities
Current Liabilities ...............................................   43,679,502
Noncurrent Liabilities ............................................       37,551
                                                                      ----------
Total Liabilities .................................................   43,717,053
                                                                      ----------

Equity ............................................................   31,270,252
                                                                      ----------
Total Liabilities and Equity ......................................   74,987,305
                                                                      ==========

Net Income for Year-Ended 12/31/04 ................................    5,762,726

     (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

          (i)  Fossil

               Fossil has a Power Sale Agreement with ER&T to provide all energy, capacity, and ancillary services to ER&T.

          (ii) Power New York

               Power New York has a Power Purchase Agreement with ER&T to provide all energy, capacity, and ancillary services to ER&T.

          (iii) PSEG Lawrenceburg

               ER&T has entered into a Power Purchase Agreement with PSEG Lawrenceburg dated April 1, 2004.

          (iv) PSEG Waterford

               ER&T has entered into a Power Purchase Agreement with PSEG Waterford dated April 1, 2004.

          (v)  Power Midwest

               None.

          (vi) Power Connecticut

               Power Connecticut has entered into a Power Purchase Agreement with ER&T dated February 2, 2004.

          (vii) Nuclear

               ER&T has a Power Purchase Agreement with Nuclear to provide all energy, capacity, and ancillary services to ER&T.

          (viii) Danskammer OP

               None.

          (ix) Danskammer OL

               None.

          (x)  Roseton OP

               None.

          (xi) Roseton OL

               None.

          (xii) Conemaugh Lessor

               None.

          (xiii) Keystone Lessor

               None.

          (xiv) Shawville Lessor

               None.

          (xv) KPLP

               None.

          (xvi) GPP

               GPP has an Operation and Maintenance Agreement with TIE pursuant to which TIE provides operation and maintenance services at GPP's electric generation facility in Guadalupe County, Texas. GPP also has a Fuel Management Agreement with TIELP pursuant to which TIELP administers GPP's gas transportation and gas supply agreements and provides other fuel management services to GPP.

          (xvii) OEPP

               OEPP has an Operation and Maintenance Agreement with TIE pursuant to which TIE provides operation and maintenance services at OEPP's electric generation facility in Odessa, Texas. OEPP also has a Fuel Management Agreement with TIELP pursuant to which TIELP administers OEPP's gas transportation and gas supply agreements and provides other fuel management services to OEPP. Lastly, OEPP has affiliate gas services agreements with OEPPS, including (a) an Operation and Maintenance Agreement pursuant to which OEPPS or its subcontractors provide operation and maintenance services relative to OEPP's natural gas pipeline, natural gas compression station and related facilities which extend from three natural gas pipelines owned by unrelated parties to OEPP's electric generation facility in Odessa, Texas,
               (b) a Transportation Service Agreement pursuant to which OEPPS provides certain gas transportation services to OEPP and (c) an Assignment and Assumption Agreement pursuant to which OEPP assigned certain right-of-way easements for pipeline and equipment to OEPPS in return for OEPPS agreeing to transport natural gas in such pipeline on behalf of OEPP at no cost to OEPP.

          (xviii) TIE

               TIEOC has Operation and Maintenance Agreements with each of (a) GPP pursuant to which TIE provides operation and maintenance services at GPP's electric generation facility in Guadalupe County, Texas and (b) OEPP pursuant to which TIE provides operation and maintenance services at OEPP's electric generation facility in Odessa, Texas.

          (xix) Generacion Energia

               None.

          (xx) GWF Energy LLC

               GWF Energy LLC has an Operation and Maintenance Agreement with GWFLP and HLP pursuant to which GWFLP and HLP provide operation and maintenance services in respect of GWF Energy LLC's three natural gas-fired peaker facilities in California. GWF Energy LLC also has a Management Services Agreement with GWFLP pursuant to which GWFLP provides management, administrative and general services with respect to GWF Energy LLC's three natural gas-fired peaker facilities in California. In addition, GWF Energy LLC has a Shared Facilities Agreement with HLP under which HLP shares certain of its facilities and systems with, and provides certain water services to, GWF Energy LLC's natural gas-fired peaker facility located adjacent to HLP's petroleum coke-fired small power-production QF in Hanford, California.

          (xxi) Frontel

               None.

          (xxii) SAESA

               None.

          (xxiii) Edersa

               None.

          (xxiv) Edelaysen

               None.

          (xxv) Creo

               None.

          (xxvi) STS

               None.

          (xxvii) RGE

               RGE has an Operators Agreement with IPE under which IPE provides certain support services to RGE in connection with electricity distribution.

          (xxviii) Electroandes S.A.

               None.

          (xxix) CAGUA

               None.

          (xxx) MARACAY

               None.

        (xxxi) VALENCIA

               None.

       (xxxii) CHILQUINTA

               None.

      (xxxiii) Tecnored

               None.

       (xxxiv) LUZ

               None.

        (xxxv) TGM

               None.

       (xxxvi) Dhofar Power

               None.

      (xxxvii) Dhofar Generating

               None.

     (xxxviii) PPN Operations

               None.

       (xxxix) PPN Energy

               None.

          (xl) PSEG Chorzow B.V.

               None.

         (xli) San Marco

               None.

        (xlii) Biomasse Italia S.p.A.

               None.

       (xliii) PSEG Poland

               None.

                                    EXHIBIT A

     A consolidating statement of income and surplus of claimant and its direct or indirect affiliated subsidiary companies for the last calendar year, together with a consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year.

     Exhibit A includes all required consolidating financial statements, as described above, to be filed with this report and are attached hereto. Subsidiaries described under Item 1 above include all PSEG's direct and indirect subsidiaries. Direct and indirect subsidiaries of PSEG that exceeded 2% of PSEG's consolidated assets or consolidated revenues are PSE&G, Power, Fossil, Nuclear, ER&T, Energy Holdings, Global, Global USA, PGIHLLC, PEDLLC, PSEG Europe B.V., PSEG International LLC, PSEG Americas L.L.C., TPS Holdings II, Inc., PSEG Americas Ltd., Inversiones Chile, Chilean Equity II, Chilean Equity, PSEG Resources, PSRC and RCMC are included in Exhibit A and cross-referenced for additional information to Item I.

                                    EXHIBIT B

     An organizational chart showing the relationship of each EWG or foreign utility company to the associate companies in the holding-company system.

See attached Exhibit B.

     The above-named Claimant (PSEG) has caused this statement to be duly executed on its behalf by its authorized officer on this 28th day of February 2005.

                  Public Service Enterprise Group Incorporated
                               (Name of Claimant)


                     By: /s/ Patricia A. Rado
                         ------------------------------------
                                Patricia A. Rado
                          Vice President and Controller
                         (Principal Accounting Officer)

(CORPORATE SEAL)

Attest:


E. J. BIGGINS, JR.
------------------------
E. J. Biggins, Jr.
Corporate Secretary

     Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:

James T. Foran                             Associate General Counsel
--------------                             --------------------------
(Name)                                     (Title)

       80 Park Plaza, T-5B, P.O. Box 1171, Newark, New Jersey 07101-1171
      ------------------------------------------------------------------
                                    (Address)

                                                                       EXHIBIT A

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 2004
                      (Millions, except for Per Share Data)

                                                      INTERCOMPANY                                        ENERGY
                                             PSEG     ELIMINATIONS    PSE&G &     POWER &               HOLDINGS &
                                            CONSOL.    & RECLASS.    SUBS. (A)   SUBS. (A)   SERVICES    SUBS. (A)    PSEG
                                           --------   ------------   ---------   ---------   --------   ----------   -----
OPERATING REVENUES                         $ 10,996     $(2,176)      $6,972      $5,173       $ --       $1,027     $  --

OPERATING EXPENSES
   Energy Costs                               6,057      (2,173)       4,284       3,558         --          388        --
   Operation and Maintenance                  2,260          (5)       1,083         967        (34)         239        10
   Depreciation and Amortization                719          --          523         121         18           57        --
   Taxes Other Than Income Taxes                139          --          139          --         --           --        --
                                           --------     -------       ------      ------       ----       ------     -----
      Total Operating Expenses                9,175      (2,178)       6,029       4,646        (16)         684        10
                                           --------     -------       ------      ------       ----       ------     -----

Income from Equity Method Investments           126          --           --          --         --          126        --
                                           --------     -------       ------      ------       ----       ------     -----

OPERATING INCOME                              1,947           2          943         527         16          469       (10)
   Other Income                                 176         (35)          12         166          6            4        23
   Other Deductions                             (93)         --           (1)        (57)        (1)         (34)       --
   Equity in Earnings of Subsidiaries            --        (797)          --          --         --           --       797
   Interest Expense                            (859)         33         (362)       (142)       (17)        (255)     (116)
   Preferred Stock Dividends                     (4)         20           (4)         --         --          (16)       (4)
                                           --------     -------       ------      ------       ----       ------     -----

INCOME FROM CONTINUING OPERATIONS             1,167        (777)         588         494          4          168       690
   BEFORE INCOME TAX EXPENSE
   Income Tax Expense                          (446)         --         (246)       (186)        (2)         (48)       36
                                           --------     -------       ------      ------       ----       ------     -----

INCOME FROM CONTINUING OPERATIONS               721        (777)         342         308          2          120       726
   Income from Discontinued Operations,
      net of tax (including Gain on
      Disposal, net of tax)                       5          --           --          --         --            5        --
                                           --------     -------       ------      ------       ----       ------     -----
NET INCOME                                 $    726     $  (777)      $  342      $  308       $  2       $  125     $ 726
                                           ========     =======       ======      ======       ====       ======     =====

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING (000)
BASIC                                       236,984
                                           ========

DILUTED                                     238,286
                                           ========

EARNINGS PER SHARE:
BASIC
   Income from Continuing Operations       $   3.04
                                           ========
   Net Income                              $   3.06
                                           ========

DILUTED
   Income from Continuing Operations       $   3.03
                                           ========
   Net Income                              $   3.05
                                           ========

DIVIDENDS PAID PER SHARE OF COMMON STOCK   $   2.20
                                           ========

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For The Year Ended December 31, 2004
                                   (Millions)

                                               INTERCOMPANY                                        ENERGY
                                       PSEG    ELIMINATIONS    PSE&G &     POWER &               HOLDINGS &
                                     CONSOL.    & RECLASS.    SUBS. (A)   SUBS. (A)   SERVICES    SUBS. (A)    PSEG
                                     -------   ------------   ---------   ---------   --------   ----------   ------
BALANCE JANUARY 1, 2004              $2,221      $(2,400)       $ 414       $1,810      $(2)        $178      $2,221

   Net Income                           726         (797)         346          308        2          141         726

                                     ------      -------        -----       ------      ---         ----      ------
      Subtotal                        2,947       (3,197)         760        2,118       --          319       2,947
                                     ------      -------        -----       ------      ---         ----      ------

Cash Dividends:
Preferred Stock, at required rates       --           20           (4)          --       --          (16)         --
Common Stock                           (522)         175         (100)          --       --          (75)       (522)
                                     ------      -------        -----       ------      ---         ----      ------
   Total Cash Dividends                (522)         195         (104)          --       --          (91)       (522)
                                     ------      -------        -----       ------      ---         ----      ------

BALANCE DECEMBER 31, 2004            $2,425      $(3,002)       $ 656       $2,118      $--         $228      $2,425
                                     ======      =======        =====       ======      ===         ====      ======

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                           CONSOLIDATING BALANCE SHEET
                             As of December 31, 2004
                                  (Millions)

                                                    INTERCOMPANY                                       ENERGY
                                            PSEG    ELIMINATIONS   PSE&G &     POWER &               HOLDINGS &
                                          CONSOL.    & RECLASS.    UBS. (A)   SUBS. (A)   SERVICES    SUBS. (A)    PSEG
                                          -------   ------------   --------   ---------   --------   ----------   ------
CURRENT ASSETS
   Cash and Cash Equivalents              $   279     $    --      $     6     $    10     $  --       $  199     $   64
   Accounts Receivable  - net               1,621          (7)         745         747         2          134         --
   Accounts Receivable - Affiliated
      Companies, net                           --        (449)          --         343        87           19         --
   Short-Term Loan to Affiliate                --        (178)          --          --        --          115         63
   Unbilled Revenues                          340          --          340          --        --           --         --
   Fuel                                       633          --           --         621        --           12         --
   Materials and Supplies                     258          --           45         178        --           35         --
   Energy Trading Contracts                   135          --           --         135        --           --         --
   Prepayments                                123          --           61          18         3            7         34
   Restricted Cash                             50          --            5          --        --           45         --
   Other                                      204          --           19          45        --          138          2
                                          -------     -------      -------     -------     -----       ------     ------
      Total Current Assets                  3,643        (634)       1,221       2,097        92          704        163
                                          -------     -------      -------     -------     -----       ------     ------

PROPERTY, PLANT AND EQUIPMENT              19,121          --       10,156       6,577       304        2,084         --
   Less: Accumulated Depreciation and
      Amortization                         (5,371)         (1)      (3,469)     (1,499)     (175)        (227)        --
                                          -------     -------      -------     -------     -----       ------     ------
      Net Property, Plant and Equipment    13,750          (1)       6,687       5,078       129        1,857         --
                                          -------     -------      -------     -------     -----       ------     ------

NONCURRENT ASSETS
   Regulatory Assets                        5,128          --        5,128          --        --           --         --
   Long-Term Investments                    4,181          --          138          11         2        3,982         48
   Investment in Subsidiaries                  --      (7,791)          --          --        --           --      7,791
   Nuclear Decommissioning Trust Funds      1,086          --           --       1,086        --           --         --
   Other Special Funds                        488          --          278         121        71           18         --
   Goodwill                                   530          --           --          16        --          514         --
   Other Intangibles                          113          --            2         104         4            3         --
   Other                                      288         (53)         132          84        --          117          8
                                          -------     -------      -------     -------     -----       ------     ------
      Total Noncurrent Assets              11,814      (7,844)       5,678       1,422        77        4,634      7,847
                                          -------     -------      -------     -------     -----       ------     ------

TOTAL ASSETS                              $29,207     $(8,479)     $13,586     $ 8,597     $ 298       $7,195     $8,010
                                          =======     =======      =======     =======     =====       ======     ======

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
                           CONSOLIDATING BALANCE SHEET
                             As of December 31, 2004
                                   (Millions)

                                                        INTERCOMPANY                                        ENERGY
                                                PSEG    ELIMINATIONS    PSE&G &     POWER &               HOLDINGS &
                                              CONSOL.    & RECLASS.    SUBS. (A)   SUBS. (A)   SERVICES    SUBS. (A)    PSEG
                                              -------   ------------   ---------   ---------   --------   ----------   ------
CURRENT LIABILITIES
   Long-Term Debt Due Within One Year         $   386     $    --       $   271     $   --      $  --       $   66     $   49
   Commercial Paper and Loans                     638          --           105         --         --           --        533
   Accounts Payable                             1,362          --           250        992         50           59         11
   Derivative Contracts                           207          (1)           16        151         --           37          4
   Accounts Payable - Affiliated Companies,
      net                                          --        (452)          422         --         --            2         28
   Short-Term Loan from Affiliate                  --        (178)           --         98         80           --         --
   Energy Trading Contracts                       121          --            --        121         --           --         --
   Accrued Interest                               154          (1)           59         42         --           51          3
   Accrued Taxes                                   54          --            28          5         --            5         16
   Clean Energy Program                            82          --            82         --         --           --         --
   Other                                          484          (5)          274        109         16           66         24
                                              -------     -------       -------     ------      -----       ------     ------
      Total Current Liabilities                 3,488        (637)        1,507      1,518        146          286        668
                                              -------     -------       -------     ------      -----       ------     ------

NONCURRENT LIABILITIES
   Deferred Income Taxes and Investment Tax
      Credits (ITC)                             4,347          --         2,653         94         27        1,587        (14)
   Regulatory Liabilities                         517          --           517         --         --           --         --
   Nuclear Decommissioning Liabilities            310          --            --        310         --           --         --
   Other Postemployment Benefit (OPEB) Costs      563          --           534         20          6            3         --
   Clean Energy Program                           324          --           324         --         --           --         --
   Environmental                                  366          --           309         57         --           --         --
   Other                                          548         (50)           85        204        121          176         12
                                              -------     -------       -------     ------      -----       ------     ------
      Total Noncurrent Liabilities              6,975         (50)        4,422        685        154        1,766         (2)
                                              -------     -------       -------     ------      -----       ------     ------

COMMITMENTS AND CONTINGENT LIABILITIES             --          --            --         --         --           --         --
                                              -------     -------       -------     ------      -----       ------     ------

CAPITALIZATION
   LONG-TERM DEBT
   Long-Term Debt                               8,414          --         2,938      3,316         --        1,756        404
   Securitization Debt                          1,939          --         1,939         --         --           --         --
   Project Level, Non-Recourse Debt             1,371          --            --         --         --        1,371         --
   Debt Supporting Trust Preferred
      Securities                                1,201          --            --         --         --           --      1,201
                                              -------     -------       -------     ------      -----       ------     ------
      Total Long-Term Debt                     12,925          --         4,877      3,316         --        3,127      1,605
                                              -------     -------       -------     ------      -----       ------     ------

   SUBSIDIARIES' PREFERRED SECURITIES

   Preferred Stock Without Mandatory
      Redemption                                   80        (184)           80         --         --          184         --
                                              -------     -------       -------     ------      -----       ------     ------

   COMMON STOCKHOLDERS' EQUITY
   Common Stock, issued; 2004 - 264,128,807
      shares 2003 - 262,252,032 shares          4,569      (2,705)          892         --         --        1,813      4,569
   Contributed Capital                             --      (2,172)          170      2,000          2           --         --
   Basis Adjustment                                --          --           986       (986)        --           --         --
   Treasury Stock, at cost; 2004 -
      26,029,740 shares 2003- 26,118,590
      shares                                     (978)         --            --         --         --           --       (978)
   Retained Earnings                            2,425      (3,002)          656      2,118         --          228      2,425
   Accumulated Other Comprehensive Loss          (277)        271            (4)       (54)        (4)        (209)      (277)
                                              -------     -------       -------     ------      -----       ------     ------
      Total Common Stockholders' Equity         5,739      (7,608)        2,700      3,078         (2)       1,832      5,739
                                              -------     -------       -------     ------      -----       ------     ------
         Total Capitalization                  18,744      (7,792)        7,657      6,394         (2)       5,143      7,344
                                              -------     -------       -------     ------      -----       ------     ------

TOTAL LIABILITIES AND CAPITALIZATION          $29,207     $(8,479)      $13,586     $8,597      $ 298       $7,195     $8,010
                                              =======     =======       =======     ======      =====       ======     ======

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 2004
                                   (Millions)

                                                 INTERCOMPANY
                                      PSE&G      ELIMINATIONS             TRANSITION       NEW
                                   CONSOL. (A)    & RECLASS.     PSE&G   FUNDING (B)   MILLENNIUM   NJP
                                   -----------   ------------   ------   -----------   ----------   ---
OPERATING REVENUES                    $6,972        $(147)      $6,826      $ 293          $--      $--

OPERATING EXPENSES
   Energy Costs                        4,284         (147)       4,431         --           --       --
   Operation and Maintenance           1,083           --        1,080          3           --       --
   Depreciation and Amortization         523           --          389        134           --       --
   Taxes Other Than Income Taxes         139           --          139         --           --       --
                                      ------        -----       ------      -----          ---      ---
      Total Operating Expenses         6,029         (147)       6,039        137           --       --
                                      ------        -----       ------      -----          ---      ---
OPERATING INCOME                         943           --          787        156           --       --
   Other Income                           12           (6)          17          1           --       --
   Other Deductions                       (1)          --           (1)        --           --       --
   Interest Expense                     (362)           6         (211)      (157)          --       --
                                      ------        -----       ------      -----          ---      ---
INCOME BEFORE INCOME TAXES               592           --          592         --           --       --
Income Tax Expense                      (246)          --         (246)        --           --       --
                                      ------        -----       ------      -----          ---      ---
NET INCOME                               346           --          346         --           --       --
Preferred Stock Dividends                 (4)          --           (4)        --           --       --
                                      ------        -----       ------      -----          ---      ---
EARNINGS AVAILABLE TO PSEG            $  342        $  --       $  342      $  --          $--      $--
                                      ======        =====       ======      =====          ===      ===

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For The Year Ended December 31, 2004
                                   (Millions)

                                           INTERCOMPANY
                                PSE&G      ELIMINATIONS            TRANSITION       NEW
                             CONSOL. (A)    & RECLASS.    PSE&G   FUNDING (B)   MILLENNIUM   NJP
                             -----------   ------------   -----   -----------   ----------   ---
BALANCE JANUARY 1, 2004         $ 414           $--       $ 414       $--           $--      $--

   Net Income                     346            --         346        --            --       --

                                -----           ---       -----       ---           ---      ---
      Subtotal                    760            --         760        --            --       --
                                -----           ---       -----       ---           ---      ---

Cash Dividends:
   Preferred Stock                 (4)           --          (4)       --            --       --
   Common Stock                  (100)           --        (100)       --            --       --
                                -----           ---       -----       ---           ---      ---
      Total Cash Dividends       (104)           --        (104)       --            --       --
                                -----           ---       -----       ---           ---      ---

BALANCE DECEMBER 31, 2004       $ 656           $--       $ 656       $--           $--      $--
                                =====           ===       =====       ===           ===      ===

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           CONSOLIDATING BALANCE SHEET
                             As of December 31, 2004
                                   (Millions)

                                                                   INTERCOMPANY
                                                       PSE&G        ELIMINATIONS               TRANSITION       NEW
                                                     CONSOL. (A)     & RECLASS.      PSE&G    FUNDING (B)   MILLENNIUM   NJP
                                                     -----------   -------------   --------   -----------   ----------   ---
CURRENT ASSETS
   Cash and Cash Equivalents                           $     6         $ --        $     5       $    1         $--      $--
   Accounts Receivable  - net                              745           --            745           --          --       --
   Unbilled Revenues                                       340           --            340           --          --       --
   Materials and Supplies                                   45           --             45           --          --       --
   Prepayments                                              61           --             61           --          --       --
   Restricted Cash                                           5           --             --            5          --       --
   Other                                                    19           --             19           --          --       --
                                                       -------         ----        -------       ------         ---      ---
      Total Current Assets                               1,221           --          1,215            6          --       --
                                                       -------         ----        -------       ------         ---      ---

PROPERTY, PLANT AND EQUIPMENT                           10,156           --         10,156           --          --       --
   Less: Accumulated Depreciation and Amortization      (3,469)          --         (3,469)          --          --       --
                                                       -------         ----        -------       ------         ---      ---
      Net Property, Plant and Equipment                  6,687           --          6,687           --          --       --
                                                       -------         ----        -------       ------         ---      ---

NONCURRENT ASSETS
   Regulatory Assets                                     5,128           (1)         2,974        2,155          --       --
   Long-Term Investments                                   138           --            130           --           8       --
   Investment in Subsidiaries                               --          (22)            22           --          --       --
   Other Special Funds                                     278           --            278           --          --       --
   Intangibles                                               2           --              2           --          --       --
   Other                                                   132           --            101           17           1       13
                                                       -------         ----        -------       ------         ---      ---
      Total Noncurrent Assets                            5,678          (23)         3,507        2,172           9       13
                                                       -------         ----        -------       ------         ---      ---

TOTAL ASSETS                                           $13,586         $(23)       $11,409       $2,178         $ 9      $13
                                                       =======         ====        =======       ======         ===      ===

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                           CONSOLIDATING BALANCE SHEET
                             As of December 31, 2004
                                   (Millions)

                                                                   INTERCOMPANY
                                                        PSE&G       ELIMINATIONS              TRANSITION       NEW
                                                     CONSOL. (A)     & RECLASS.     PSE&G    FUNDING (B)   MILLENNIUM   NJP
                                                     -----------   -------------   -------   -----------   ----------   ---
CURRENT LIABILITIES
   Long-Term Debt Due Within One Year                  $   271         $ --        $   125     $  146          $--      $--
   Commercial Paper and Loans                              105           --            105         --           --       --
   Accounts Payable                                        250           --            250         --           --       --
   Other                                                   881           --            811         57           --       13
                                                       -------         ----        -------     ------          ---      ---
         Total Current Liabilities                       1,507           --          1,291        203           --       13
                                                       -------         ----        -------     ------          ---      ---

NONCURRENT LIABILITIES
   Deferred Income Taxes and Investment
      Tax Credits (ITC)                                  2,653           --          2,653         --           --       --
   Regulatory Liabilities                                  517           --            514          3           --       --
   Other Postemployment Benefits (OPEB) Costs              534           --            534         --           --       --
   Clean Energy Program                                    324           --            324         --           --       --
   Environmental                                           309           --            309         --           --       --
   Other                                                    85           --             66         19           --       --
                                                       -------         ----        -------     ------          ---      ---
         Total Noncurrent Liabilities                    4,422           --          4,400         22           --       --
                                                       -------         ----        -------     ------          ---      ---

COMMITMENTS AND CONTINGENT LIABILITIES                      --           --             --         --           --       --
                                                       -------         ----        -------     ------          ---      ---

CAPITALIZATION
   LONG-TERM DEBT
      Long-Term Debt                                     2,938           --          2,938         --           --       --
      Securitization Debt                                1,939           --             --      1,939           --       --
                                                       -------         ----        -------     ------          ---      ---
         Total Long-Term Debt                            4,877           --          2,938      1,939           --       --
                                                       -------         ----        -------     ------          ---      ---

   PREFERRED SECURITIES                                     80           --             80         --           --       --
                                                       -------         ----        -------     ------          ---      ---

   COMMON STOCKHOLDER'S EQUITY
      Common Stock                                         892           --            892         --           --       --
      Contributed Capital                                  170          (23)           170         14            9       --
      Basis Adjustment                                     986           --            986         --           --       --
      Retained Earnings                                    656           --            656         --           --       --
      Accumulated Other Comprehensive Loss                  (4)          --             (4)        --           --       --
                                                       -------         ----        -------     ------          ---      ---
         Total Common Stockholder's Equity               2,700          (23)         2,700         14            9       --
                                                       -------         ----        -------     ------          ---      ---
            Total Capitalization                         7,657          (23)         5,718      1,953            9       --
                                                       -------         ----        -------     ------          ---      ---

TOTAL LIABILITIES AND CAPITALIZATION                   $13,586         $(23)       $11,409     $2,178          $ 9      $13
                                                       =======         ====        =======     ======          ===      ===

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                                 PSEG POWER LLC
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 2004
                                   (Millions)


                                                                 INTERCOMPANY
                                                      POWER &    ELIMINATIONS              FOSSIL
                                                     SUBS. (A)    & RECLASS.    POWER   & SUBS. (A)
                                                     ---------   ------------   -----   -----------
OPERATING REVENUES                                    $5,173       $(1,093)     $  --      $463

OPERATING EXPENSES
   Energy Costs                                        3,558        (1,093)        --        --
   Operation and Maintenance                             967             1         (2)      369
   Depreciation and Amortization                         121            --          2       101
                                                      ------       -------      -----      ----
      Total Operating Expenses                         4,646        (1,092)        --       470
                                                      ------       -------      -----      ----
OPERATING INCOME                                         527            (1)        --        (7)
   Other Income                                          166           (95)       101         1
   Other Deductions                                      (57)           --         (1)       (7)
   Equity in Earnings (Losses) of Subsidiaries            --          (295)       295        --
   Interest Expense                                     (142)           96       (118)      (63)
                                                      ------       -------      -----      ----
INCOME BEFORE INCOME TAXES                               494          (295)       277       (76)
Income Tax Expense                                      (186)           --         31        21
                                                      ------       -------      -----      ----
NET INCOME                                            $  308       $  (295)     $ 308      $(55)
                                                      ======       =======      =====      ====

                                                                                              PSEG
                                                                                 PSEG         POWER
                                                       NUCLEAR                   POWER     DEVELOPMENT
                                                     & SUBS. (A)   ER&T (A)   INVEST CO.      CORP.
                                                     -----------   --------   ----------   -----------
OPERATING REVENUES                                      $641        $5,162        $--          $--

OPERATING EXPENSES
   Energy Costs                                          124         4,527         --           --
   Operation and Maintenance                             528            71         --           --
   Depreciation and Amortization                          17             1         --           --
                                                        ----        ------        ---          ---
      Total Operating Expenses                           669         4,599         --           --
                                                        ----        ------        ---          ---
OPERATING INCOME                                         (28)          563         --           --
   Other Income                                          155             4         --           --
   Other Deductions                                      (49)           --         --           --
   Equity in Earnings (Losses) of Subsidiaries            --            --         --           --
   Interest Expense                                       --           (57)        --           --
                                                        ----        ------        ---          ---
INCOME BEFORE INCOME TAXES                                78           510         --           --
Income Tax Expense                                       (37)         (201)        --           --
                                                        ----        ------        ---          ---
NET INCOME                                              $ 41        $  309        $--          $--
                                                        ====        ======        ===          ===

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                                 PSEG POWER LLC
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For The Year Ended December 31, 2004
                                   (Millions)

                                                                 INTERCOMPANY
                                                      POWER &    ELIMINATIONS              FOSSIL
                                                     SUBS. (A)    & RECLASS.     POWER   & SUBS. (A)
                                                     ---------   ------------   ------   -----------
BALANCE JANUARY 1, 2004                                $1,810      $  (765)     $1,810      $(19)
   Net Income                                             308         (295)        308       (55)
                                                       ------      -------      ------      ----
      Subtotal                                          2,118       (1,060)      2,118       (74)
                                                       ------      -------      ------      ----

Cash Dividends:
Common Stock                                               --        1,148          --        --
                                                       ------      -------      ------      ----
   Total Cash Dividends                                    --        1,148          --        --
                                                       ------      -------      ------      ----
BALANCE DECEMBER 31, 2004                              $2,118      $    88      $2,118      $(74)
                                                       ======      =======      ======      ====

                                                                                               PSEG
                                                                                 PSEG         POWER
                                                       NUCLEAR                   POWER     DEVELOPMENT
                                                     & SUBS. (A)   ER&T (A)   INVEST CO.      CORP.
                                                     -----------   --------   ----------   -----------
BALANCE JANUARY 1, 2004                                 $(424)     $ 1,170        $38          $--
   Net Income                                              41          309         --           --
                                                        -----      -------        ---          ---
      Subtotal                                           (383)       1,479         38           --
                                                        -----      -------        ---          ---

Cash Dividends:
Common Stock                                               --       (1,148)        --           --
                                                        -----      -------        ---          ---
   Total Cash Dividends                                    --       (1,148)        --           --
                                                        -----      -------        ---          ---
BALANCE DECEMBER 31, 2004                               $(383)     $   331        $38          $--
                                                        =====      =======        ===          ===

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                                 PSEG POWER LLC
                          CONSOLIDATING BALANCE SHEET
                            As of December 31, 2004
                                   (Millions)

                                                                 INTERCOMPANY
                                                      POWER &    ELIMINATIONS               FOSSIL
                                                     SUBS. (A)    & RECLASS.     POWER   & SUBS. (A)
                                                     ---------   ------------   ------   -----------
CURRENT ASSETS
   Cash and Cash Equivalents                          $    10      $    --      $   --     $     1
   Accounts Receivable - net                              747          (48)         --           8
   Accounts Receivable - Affiliated Companies, net        343           43          77         176
   Short-Term Loan to Affiliate                            --       (1,363)      1,363          --
   Fuel                                                   621           --          --          --
   Materials and Supplies                                 178           --          --          80
   Energy Trading Contracts                               135           --          --          --
   Other                                                   63           --           6           7
                                                      -------      -------      ------     -------
      Total Current Assets                              2,097       (1,368)      1,446         272
                                                      -------      -------      ------     -------

PROPERTY, PLANT AND EQUIPMENT                           6,577           --         122       5,230
   Less: Accumulated Depreciation and Amortization     (1,499)          --         (15)     (1,029)
                                                      -------      -------      ------     -------
      Net Property, Plant and Equipment                 5,078           --         107       4,201
                                                      -------      -------      ------     -------

NONCURRENT ASSETS
   Notes Receivable - Affiliated Companies                 --       (1,100)      1,100          --
   Deferred Income Taxes and Inv. Tax Credits              --         (117)         19          --
   Investment in Subsidiaries                              --       (3,720)      3,720          --
   Nuclear Decommissioning Trust Funds                  1,086           --          --          --
   Intangibles                                            120            1           2          56
   Other                                                  216           --         167          --
                                                      -------      -------      ------     -------
      Total Noncurrent Assets                           1,422       (4,936)      5,008          56
                                                      -------      -------      ------     -------

TOTAL ASSETS                                          $ 8,597      $(6,304)     $6,561     $ 4,529
                                                      =======      =======      ======     =======

                                                                                               PSEG
                                                                                 PSEG         POWER
                                                       NUCLEAR                   POWER     DEVELOPMENT
                                                     & SUBS. (A)   ER&T (A)   INVEST CO.      CORP.
                                                     -----------   --------   ----------   -----------
CURRENT ASSETS
   Cash and Cash Equivalents                            $    9      $   --        $--          $--
   Accounts Receivable - net                                31         708         48           --
   Accounts Receivable - Affiliated Companies, net          69         (22)        --           --
   Short-Term Loan to Affiliate                             --          --         --           --
   Fuel                                                      1         620         --           --
   Materials and Supplies                                   98          --         --           --
   Energy Trading Contracts                                 --         135         --           --
   Other                                                     4          46         --           --
                                                        ------      ------        ---          ---
      Total Current Assets                                 212       1,487         48           --
                                                        ------      ------        ---          ---

PROPERTY, PLANT AND EQUIPMENT                            1,215          10         --           --
   Less: Accumulated Depreciation and Amortization        (452)         (3)        --           --
                                                        ------      ------        ---          ---
      Net Property, Plant and Equipment                    763           7         --           --
                                                        ------      ------        ---          ---

NONCURRENT ASSETS
   Notes Receivable - Affiliated Companies                  --          --         --           --
   Deferred Income Taxes and Inv. Tax Credits               --          98         --           --
   Investment in Subsidiaries                               --          --         --           --
   Nuclear Decommissioning Trust Funds                   1,086          --         --           --
   Intangibles                                              --          61         --           --
   Other                                                     3          46         --           --
                                                        ------      ------        ---          ---
      Total Noncurrent Assets                            1,089         205         --           --
                                                        ------      ------        ---          ---

TOTAL ASSETS                                            $2,064      $1,699        $48          $--
                                                        ======      ======        ===          ===

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                                 PSEG POWER LLC
                           CONSOLIDATING BALANCE SHEET
                             As of December 31, 2004
                                   (Millions)

                                                                 INTERCOMPANY
                                                      POWER &    ELIMINATIONS               FOSSIL
                                                     SUBS. (A)    & RECLASS.     POWER   & SUBS. (A)
                                                     ---------   ------------   ------   -----------
CURRENT LIABILITIES
   Accounts Payable                                   $  992       $    --      $   50     $   78
   Accounts Payable - Affiliated Companies, net           --           (53)         --         --
   Short-Term Loan from Affiliate                         98        (1,363)         --        858
   Energy Trading Contracts                              121            --          --         --
   Other                                                 307           (48)         68         62
                                                      ------       -------      ------     ------
      Total Current Liabilities                        1,518        (1,464)        118        998
                                                      ------       -------      ------     ------

NONCURRENT LIABILITIES
   Nuclear Decommissioning                               310            --          --         --
   Deferred Income Taxes and Inv. Tax Credits             94          (117)         --         33
   Accrued Pension Costs                                  17            --          17         --
   Other                                                 264             1          32         65
                                                      ------       -------      ------     ------
      Total Noncurrent Liabilities                       685          (116)         49         98
                                                      ------       -------      ------     ------

COMMITMENTS AND CONTINGENT LIABILITIES                    --            --          --         --
                                                      ------       -------      ------     ------

LONG TERM DEBT
   Notes Payable - Affiliated Company                     --        (1,100)         --      1,100
   Long-Term Debt                                      3,316            --       3,316         --
                                                      ------       -------      ------     ------
      Total Long-Term Debt                             3,316        (1,100)      3,316      1,100
                                                      ------       -------      ------     ------

MEMBER'S EQUITY
   Contributed Capital                                 2,000        (3,763)      2,000      2,434
   Basis Adjustment                                     (986)           --        (986)       (23)
   Retained Earnings                                   2,118            88       2,118        (74)
   Accumulated Other Comprehensive Income (Loss)         (54)           51         (54)        (4)
                                                      ------       -------      ------     ------
      Total Member's Equity                            3,078        (3,624)      3,078      2,333
                                                      ------       -------      ------     ------
         Total Capitalization                          6,394        (4,724)      6,394      3,433
                                                      ------       -------      ------     ------
TOTAL LIABILITIES AND MEMBER'S EQUITY                 $8,597       $(6,304)     $6,561     $4,529
                                                      ======       =======      ======     ======

                                                                                               PSEG
                                                                                 PSEG         POWER
                                                       NUCLEAR                   POWER     DEVELOPMENT
                                                     & SUBS. (A)   ER&T (A)   INVEST CO.      CORP.
                                                     -----------   --------   ----------   -----------
CURRENT LIABILITIES
   Accounts Payable                                    $   85       $  779        $--          $--
   Accounts Payable - Affiliated Companies, net            --           43         10           --
   Short-Term Loan from Affiliate                         586           17         --           --
   Energy Trading Contracts                                --          121         --           --
   Other                                                   31          194         --           --
                                                       ------       ------        ---          ---
      Total Current Liabilities                           702        1,154         10           --
                                                       ------       ------        ---          ---

NONCURRENT LIABILITIES
   Nuclear Decommissioning                                310           --         --           --
   Deferred Income Taxes and Inv. Tax Credits             178           --         --           --
   Accrued Pension Costs                                   --           --         --           --
   Other                                                    5          161         --           --
                                                       ------       ------        ---          ---
      Total Noncurrent Liabilities                        493          161         --           --
                                                       ------       ------        ---          ---

COMMITMENTS AND CONTINGENT LIABILITIES                     --           --         --           --
                                                       ------       ------        ---          ---

LONG TERM DEBT
   Notes Payable - Affiliated Company                      --           --         --           --
   Long-Term Debt                                          --           --         --           --
                                                       ------       ------        ---          ---
      Total Long-Term Debt                                 --           --         --           --
                                                       ------       ------        ---          ---

MEMBER'S EQUITY
   Contributed Capital                                  1,151          178         --           --
   Basis Adjustment                                        --           23         --           --
   Retained Earnings                                     (383)         331         38           --
   Accumulated Other Comprehensive Income (Loss)          101         (148)        --           --
                                                       ------       ------        ---          ---
      Total Member's Equity                               869          384         38           --
                                                       ------       ------        ---          ---
         Total Capitalization                             869          384         38           --
                                                       ------       ------        ---          ---
TOTAL LIABILITIES AND MEMBER'S EQUITY                  $2,064       $1,699        $48          $--
                                                       ======       ======        ===          ===

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                                 PSEG FOSSIL LLC
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 2004
                                   (Millions)

                                                 INTERCOMPANY
                                      FOSSIL     ELIMINATIONS              POWER         PSEG
                                   & SUBS. (A)    & RECLASS.    FOSSIL   NEW YORK   LAWRENCEBURG(B)
                                   -----------   ------------   ------   --------   ---------------
OPERATING REVENUES                    $463           $--         $342      $18           $ 17

OPERATING EXPENSES
   Operation and Maintenance           369            --          273       18              7
   Depreciation and Amortization       101            --           69       --             10
                                      ----           ---         ----      ---           ----
      Total Operating Expenses         470            --          342       18             17
                                      ----           ---         ----      ---           ----
OPERATING LOSS                          (7)           --           --       --             --
   Other Income                          1            --           --       --             --
   Other Deductions                     (7)           --           --       --             (5)
   Equity Loss in Subs                  --            55          (55)      --             --
   Interest Expense                    (63)            1           --       --            (24)
                                      ----           ---         ----      ---           ----
LOSS BEFORE INCOME TAXES               (76)           56          (55)      --            (29)
Income Taxes                            21            (1)          --       (9)            12
                                      ----           ---         ----      ---           ----
NET LOSS                              $(55)          $55         $(55)     $(9)          $(17)
                                      ====           ===         ====      ===           ====

                                   PSEG POWER
                                     BELLPORT       PSEG      POWER       POWER
                                       LLC       WATERFORD   MIDWEST   CONNECTICUT
                                   -----------   ---------   -------   -----------
OPERATING REVENUES                     $--         $ 20        $--        $ 66

OPERATING EXPENSES
   Operation and Maintenance            --           14         --          57
   Depreciation and Amortization        --           13         --           9
                                       ---         ----        ---        ----
      Total Operating Expenses          --           27         --          66
                                       ---         ----        ---        ----
OPERATING LOSS                          --           (7)        --          --
   Other Income                         --           --         --           1
   Other Deductions                     --           (2)        --          --
   Equity Loss in Subs                  --           --         --          --
   Interest Expense                     --          (28)        --         (12)
                                       ---         ----        ---        ----
LOSS BEFORE INCOME TAXES                --          (37)        --         (11)
Income Taxes                            --           15         --           4
                                       ---         ----        ---        ----
NET LOSS                               $--         $(22)       $--        $ (7)
                                       ===         ====        ===        ====

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                                 PSEG FOSSIL LLC
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For The Year Ended December 31, 2004
                                   (Millions)

                                                 INTERCOMPANY
                                      FOSSIL     ELIMINATIONS              POWER         PSEG
                                   & SUBS. (A)    & RECLASS.    FOSSIL   NEW YORK   LAWRENCEBURG(B)
                                   -----------   ------------   ------   --------   ---------------
BALANCE JANUARY 1, 2004               $(19)          $(28)       $(19)     $ 8           $ --

   Net Loss                            (55)            55         (55)      (9)           (17)
                                      ----           ----        ----      ---           ----

BALANCE DECEMBER 31, 2004             $(74)          $ 27        $(74)     $(1)          $(17)
                                      ====           ====        ====      ===           ====

                                   PSEG POWER
                                     BELLPORT       PSEG      POWER       POWER
                                       LLC       WATERFORD   MIDWEST   CONNECTICUT
                                   -----------   ---------   -------   -----------
BALANCE JANUARY 1, 2004                $--         $ (8)       $(1)       $ 29

   Net Loss                             --          (22)        --          (7)
                                       ---         ----        ---        ----

BALANCE DECEMBER 31, 2004              $--         $(30)       $(1)       $ 22
                                       ===         ====        ===        ====

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                                 PSEG FOSSIL LLC
                           CONSOLIDATING BALANCE SHEET
                             As of December 31, 2004
                                   (Millions)

                                            INTERCOMPANY                     PSEG      PSEG POWER
                                   FOSSIL   ELIMINATIONS          POWER   LAWRENCEBURG  BELLPORT     PSEG    POWER     POWER
                                & SUBS. (A)  & RECLASS.  FOSSIL  NEW YORK      (B)         LLC    WATERFORD MIDWEST CONNECTICUT
                                ----------- ------------ ------  -------- ------------ ---------- --------- ------- -----------
CURRENT ASSETS
   Cash and Cash Equivalents      $     1      $  --     $    1    $ --       $ --         $--      $ --      $--       $ --
   Accounts Receivable - net            8          1         --      --         --          --        --       --          7
   Accounts Receivable -
      Affiliated Companies            176       (113)       247      --          8          --        20        7          7
   Short-Term Loan to Affiliate        --        (59)        --      --         --          --        21       --         38
   Materials and Supplies              80         --         55       6          8          --         3       --          8
   Other                                7          1          3       1          1          --         1       --         --
                                  -------      -----     ------    ----       ----         ---      ----      ---       ----
      Total Current Assets            272       (170)       306       7         17          --        45        7         60
                                  -------      -----     ------    ----       ----         ---      ----      ---       ----

PROPERTY, PLANT AND EQUIPMENT       5,230         --      3,231     488        683          84       504       --        240
   Less: Accumulated
      Depreciation and
      Amortization                 (1,029)        --       (980)     (2)       (10)         --       (18)      --        (19)
                                  -------      -----     ------    ----       ----         ---      ----      ---       ----
      Net Property, Plant
         and Equipment              4,201         --      2,251     486        673          84       486       --        221
                                  -------      -----     ------    ----       ----         ---      ----      ---       ----

NONCURRENT ASSETS
   Investment in Subs                  --       (643)       643      --         --          --        --       --         --
   Intangibles                         56         --         --      56         --          --        --       --         --
                                  -------      -----     ------    ----       ----         ---      ----      ---       ----
      Total Noncurrent Assets          56       (643)       643      56         --          --        --       --         --
                                  -------      -----     ------    ----       ----         ---      ----      ---       ----
TOTAL ASSETS                      $ 4,529      $(813)    $3,200    $549       $690         $84      $531      $ 7       $281
                                  =======      =====     ======    ====       ====         ===      ====      ===       ====

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                                 PSEG FOSSIL LLC
                           CONSOLIDATING BALANCE SHEET
                             As of December 31, 2004
                                   (Millions)

                                            INTERCOMPANY                     PSEG      PSEG POWER
                                   FOSSIL   ELIMINATIONS          POWER   LAWRENCEBURG  BELLPORT     PSEG    POWER     POWER
                                & SUBS. (A)  & RECLASS.  FOSSIL  NEW YORK      (B)         LLC    WATERFORD MIDWEST CONNECTICUT
                                ----------- ------------ ------  -------- ------------ ---------- --------- ------- -----------
CURRENT LIABILITIES
   Accounts Payable               $   78       $  --     $   44    $ 27       $  1         $--       $ --     $--       $  6
   Accounts Payable -
      Affiliated Companies            --        (104)        --      17         --         $87         --      --         --
   Short-Term Loan from
      Affiliate                      858         (59)       708     183         18          --         --       8         --
   Other                              62          --         50       5          2          --          3      --          2
                                  ------       -----     ------    ----       ----         ---       ----     ---       ----
      Total Current Liabilities      998        (163)       802     232         21          87          3       8          8
                                  ------       -----     ------    ----       ----         ---       ----     ---       ----

NONCURRENT LIABILITIES
   Deferred Income Taxes              33          --         10       5         --          (3)         3      --         18
   Environmental                      57          --         51      --         --          --         --      --          6
   Other                               8          --          4       3         --          --         --      --          1
                                  ------       -----     ------    ----       ----         ---       ----     ---       ----
      Total Noncurrent
         Liabilities                  98          --         65       8         --          (3)         3      --         25
                                  ------       -----     ------    ----       ----         ---       ----     ---       ----

COMMITMENTS AND CONTINGENT
   LIABILITIES                        --          --         --      --         --          --         --      --         --
                                  ------       -----     ------    ----       ----         ---       ----     ---       ----

LONG TERM DEBT
   Notes Payable - Affiliated
      Company                      1,100          --         --     150        445          --        355      --        150
                                  ------       -----     ------    ----       ----         ---       ----     ---       ----
      Total Long-Term Debt         1,100          --         --     150        445          --        355      --        150
                                  ------       -----     ------    ----       ----         ---       ----     ---       ----

MEMBER'S EQUITY
   Contributed Capital             2,434        (704)     2,434     160        249          --        219      --         76
   Basis Adjustment                  (23)         23        (23)     --         (8)         --        (15)     --         --
   Retained Earnings                 (74)         27        (74)     (1)       (17)         --        (30)     (1)        22
   Accumulated Other
      Comprehensive Income            (4)          4         (4)     --         --          --         (4)     --         --
                                  ------       -----     ------    ----       ----         ---       ----     ---       ----
      Total Member's Equity        2,333        (650)     2,333     159        224          --        170      (1)        98
                                  ------       -----     ------    ----       ----         ---       ----     ---       ----
         Total Capitalization      3,433        (650)     2,333     309        669          --        525      (1)       248
                                  ------       -----     ------    ----       ----         ---       ----     ---       ----
TOTAL LIABILITIES AND MEMBER'S
   EQUITY                         $4,529       $(813)    $3,200    $549       $690         $84       $531     $ 7       $281
                                  ======       =====     ======    ====       ====         ===       ====     ===       ====

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                                PSEG NUCLEAR LLC
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      For The Year Ended December 31, 2004
                                   (Millions)

                                                    INTERCOMPANY
                                        NUCLEAR     ELIMINATIONS
                                      & SUBS. (A)    & RECLASS.    NUCLEAR   TFC
                                      -----------   ------------   -------   ---
OPERATING REVENUES                       $641            $--        $641     $--
OPERATING EXPENSES
   Energy Costs                           124             --         124      --
   Operation and Maintenance              528             --         528      --
   Depreciation and Amortization           17             --          17      --
                                         ----            ---        ----     ---
      Total Operating Expenses            669             --         669      --
                                         ----            ---        ----     ---
OPERATING INCOME                          (28)            --         (28)     --
   Other Income                           155             --         155      --
   Other Deductions                       (49)            --         (49)     --
                                         ----            ---        ----     ---
INCOME BEFORE INCOME TAXES                 78             --          78      --
Income Taxes                              (37)            --         (37)     --
                                         ----            ---        ----     ---
NET INCOME                               $ 41            $--        $ 41     $--
                                         ====            ===        ====     ===

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                                PSEG NUCLEAR LLC
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For The Year Ended December 31, 2004
                                   (Millions)

                                                                   INTERCOMPANY
                                                       NUCLEAR     ELIMINATIONS
                                                     & SUBS. (A)    & RECLASS.    NUCLEAR   TFC
                                                     -----------   ------------   -------   ---
BALANCE JANUARY 1, 2004                                 $(424)          $--        $(424)   $--

   Net Income                                              41            --           41     --

                                                        -----           ---        -----    ---
      Subtotal                                           (383)           --         (383)    --
                                                        -----           ---        -----    ---

Cash Dividends:
Common Stock                                               --            --           --     --
                                                        -----           ---        -----    ---
   Total Cash Dividends                                    --            --           --     --
                                                        -----           ---        -----    ---

BALANCE DECEMBER 31, 2004                               $(383)          $--        $(383)   $--
                                                        =====           ===        =====    ===

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                                PSEG NUCLEAR LLC
                          CONSOLIDATING BALANCE SHEET
                            As of December 31, 2004
                                   (Millions)

                                                                   INTERCOMPANY
                                                       NUCLEAR     ELIMINATIONS
                                                     & SUBS. (A)    & RECLASS.    NUCLEAR   TFC
                                                     -----------   ------------   -------   ---
CURRENT ASSETS
   Cash and Cash Equivalents                            $    9          $--        $    9   $--
   Accounts Receivable                                      31           --            31    --
   Accounts Receivable - Affiliated Companies               69            5            64    --
   Fuel                                                      1           --             1    --
   Materials and Supplies                                   98           --            98    --
   Other                                                     4           --             4    --
                                                        ------          ---        ------   ---
      Total Current Assets                                 212            5           207    --
                                                        ------          ---        ------   ---

PROPERTY, PLANT AND EQUIPMENT                            1,215           (5)        1,215     5
   Less: Accumulated depreciation and amortization        (452)          --          (452)   --
                                                        ------          ---        ------   ---
      Net Property, Plant and Equipment                    763           (5)          763     5
                                                        ------          ---        ------   ---

NONCURRENT ASSETS
   Investment in Subs                                       --           (5)            5    --
   Nuclear Decommissioning Trust Funds                   1,086           --         1,086    --
   Other                                                     3           --             3    --
                                                        ------          ---        ------   ---
      Total Noncurrent Assets                            1,089           (5)        1,094    --
                                                        ------          ---        ------   ---

TOTAL ASSETS                                            $2,064          $(5)       $2,064   $ 5
                                                        ======          ===        ======   ===

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                                PSEG NUCLEAR LLC
                          CONSOLIDATING BALANCE SHEET
                            As of December 31, 2004
                                   (Millions)

                                                                   INTERCOMPANY
                                                       NUCLEAR     ELIMINATIONS
                                                     & SUBS. (A)    & RECLASS.    NUCLEAR   TFC
                                                     -----------   ------------   -------   ---
CURRENT LIABILITIES
   Accounts Payable                                     $   85         $--         $   85   $--
   Short-Term Loan from Affiliate                          586          --            586    --
   Other                                                    31          --             31    --
                                                        ------         ---         ------   ---
      Total Current Liabilities                            702          --            702    --
                                                        ------         ---         ------   ---

NONCURRENT LIABILITIES
   Nuclear Decommissioning                                 310          --            310    --
   Deferred Income Taxes and Inv. Tax Credits              178          --            178    --
   Other                                                     5          --              5    --
                                                        ------         ---         ------   ---
      Total Noncurrent Liabilities                         493          --            493    --
                                                        ------         ---         ------   ---

COMMITMENTS AND CONTINGENT LIABILITIES                      --          --             --    --
                                                        ------         ---         ------   ---

LONG TERM DEBT
   Notes Payable - Affiliated Company                       --          --             --    --
                                                        ------         ---         ------   ---
      Total Long-Term Debt                                  --          --             --    --
                                                        ------         ---         ------   ---

MEMBER'S EQUITY
   Contributed Capital                                   1,151          (5)         1,151     5
   Retained Earnings                                      (383)         --           (383)   --
   Accumulated Other Comprehensive Income                  101          --            101    --
                                                        ------         ---         ------   ---
      Total Member's Equity                                869          (5)           869     5
                                                        ------         ---         ------   ---
         Total Capitalization                              869          (5)           869     5
                                                        ------         ---         ------   ---
TOTAL LIABILITIES AND MEMBER'S EQUITY                   $2,064         $(5)        $2,064   $ 5
                                                        ======         ===         ======   ===

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                           PSEG ENERGY HOLDINGS L.L.C.
                         CONSOLIDATING INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 2004
                                   (THOUSANDS)

                                                                                                 PSEG
                                          CONSOLIDATED  INTERCOMPANY   ENERGY      GLOBAL     RESOURCES    PETAMC      EGDC
                                            TOTAL (A)   ELIMINATIONS  HOLDINGS  CONSOL. (A)  CONSOL. (B)  CONSOL.  CONSOL. (A)
                                          ------------  ------------  --------  -----------  -----------  -------  -----------
REVENUES:
Income from capital lease agreements       $  152,500    $      --    $     --   $     --     $152,500    $    --    $    --
Income from operating leases                   12,322           --          --         --       12,322         --         --
Income from withdrawal  of partnership
   interests                                   81,538           --          --     81,538           --         --         --
Rental income                                  10,019           --          --         --           --         --     10,019
Investment losses                              (2,143)          --          --         --       (2,143)        --         --
Realized loss                                    (710)          --          --         --           --         --       (710)
Interest and dividend income                      418           --          --         --          318        100         --
Electric revenues:
   Generation                                 529,697           --          --    529,697           --         --         --
   Distribution                               196,533           --          --    196,533           --         --         --
   Other                                       22,968           --          --     22,968           --         --         --
DSM revenues                                   23,740           --          --         --       23,740         --         --
Other revenues                                    474           --          --         --          474         --         --
Interest and other - associated cos                --     (174,139)    174,006         --           --         94         39
Equity in subsidiary earnings                      --     (144,555)    144,555         --           --         --         --
                                           ----------    ---------    --------   --------     --------    -------    -------
Total revenues                              1,027,356     (318,694)    318,561    830,736      187,211        194      9,348
                                           ----------    ---------    --------   --------     --------    -------    -------
OPERATING EXPENSES:
Electric energy costs                         388,388           --          --    388,388           --         --         --
Operation and maintenance                      93,422           --          --     70,272       16,089         --      7,061
Depreciation and amortization                  57,501           --         122     52,033        5,346         --         --
Restructuring charges                             972           --          --        972           --         --         --
Administrative and general                    144,287      (11,527)     18,284    116,316       12,827      7,997        390
                                           ----------    ---------    --------   --------     --------    -------    -------
Total operating expenses                      684,570      (11,527)     18,406    627,981       34,262      7,997      7,451
                                           ----------    ---------    --------   --------     --------    -------    -------
INCOME (LOSS) FROM EQUITY METHOD
   INVESTMENTS:
Income (loss) from joint ventures and
   partnerships                               101,762           --          --    100,974          828         --        (40)
Interest income                                17,337           --          --     17,337           --         --         --
Consulting and O&M fees                         6,618           --          --      6,618           --         --         --
                                           ----------    ---------    --------   --------     --------    -------    -------
Total income (loss) from equity method
   investments                                125,717           --          --    124,929          828         --        (40)
                                           ----------    ---------    --------   --------     --------    -------    -------
OPERATING INCOME (LOSS)                       468,503     (307,167)    300,155    327,684      153,777     (7,803)     1,857
                                           ----------    ---------    --------   --------     --------    -------    -------
OTHER (LOSS) INCOME:
Foreign currency transaction loss             (26,350)          --          --    (26,350)          --         --         --
Change in derivative fair value                (3,079)          --          --     (3,079)          --         --         --
Loss on early extinguishment of debt           (3,130)       3,130      (3,130)    (1,514)      (1,591)       (25)        --
Gain on sale-other                                121           --          --        121           --         --         --
Other                                           3,516           --       1,844      1,634           32          6         --
                                           ----------    ---------    --------   --------     --------    -------    -------
Total other (loss) income                     (28,922)       3,130      (1,286)   (29,188)      (1,559)       (19)        --
                                           ----------    ---------    --------   --------     --------    -------    -------
INTEREST EXPENSE:
PSEG Energy Holdings L.L.C                         --     (159,349)         --     80,605       78,045        666         33
PETAMC                                             --          (94)         94         --           --         --         --
Enterprise Group Development Corp.                 --          (39)         39         --           --         --         --
Other                                         258,986           --     160,050     93,982        2,942         17      1,995
Capitalized interest                           (4,119)          --          --     (4,119)          --         --         --
                                           ----------    ---------    --------   --------     --------    -------    -------
Net interest expense                          254,867     (159,482)    160,183    170,468       80,987        683      2,028
                                           ----------    ---------    --------   --------     --------    -------    -------
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES, MINORITY INTERESTS
AND DISCONTINUED OPERATIONS                   184,714     (144,555)    138,686    128,028       71,231     (8,505)      (171)
                                           ----------    ---------    --------   --------     --------    -------    -------
INCOME TAXES:
Current                                       (87,767)          --      (2,593)   (36,749)     (41,538)    (3,118)    (3,769)
Deferred                                      123,879           --         447     73,691       45,938        140      3,663
Investment and energy tax credits - net        (1,234)          --          --       (434)        (800)        --         --
Foreign                                        13,021           --          --     13,021           --         --         --
                                           ----------    ---------    --------   --------     --------    -------    -------
Total income taxes                             47,899           --      (2,146)    49,529        3,600     (2,978)      (106)
                                           ----------    ---------    --------   --------     --------    -------    -------
MINORITY INTERESTS                                535           --          --        357           --         --        178
                                           ----------    ---------    --------   --------     --------    -------    -------
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE DISCONTINUED OPERATIONS                136,280     (144,555)    140,832     78,142       67,631     (5,527)      (243)
                                           ----------    ---------    --------   --------     --------    -------    -------
DISCONTINUED OPERATIONS:
Gain from discontinued operations               2,013           --          --      2,013           --         --         --
Gain on disposal of discontinued
   operations                                   2,539           --          --      2,539           --         --         --
                                           ----------    ---------    --------   --------     --------    -------    -------
NET INCOME (LOSS)                             140,832     (144,555)    140,832     82,694       67,631     (5,527)      (243)
Preference units distributions                 16,438      (16,438)     16,438     13,530        2,908         --         --
                                           ----------    ---------    --------   --------     --------    -------    -------
EARNINGS (LOSS) AVAILABLE TO ORDINARY
MEMBER                                     $  124,394    $(128,117)   $124,394   $ 69,164     $ 64,723    $(5,527)   $  (243)
                                           ==========    =========    ========   ========     ========    =======    =======

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                           PSEG ENERGY HOLDINGS L.L.C.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2004
                                   (Thousands)

                                           INTERCOMPANY                                PSEG
                            CONSOLIDATED   ELIMINATIONS    ENERGY       GLOBAL      RESOURCES     PETAMC       EGDC
                              TOTAL (A)     & RECLASS.    HOLDINGS   CONSOL. (A)   CONSOL. (B)   CONSOL.   CONSOL. (A)
                            ------------   ------------   --------   -----------   -----------   -------   -----------
BALANCE JANUARY 1, 2004       $178,518      $(199,215)    $178,518    $(133,964)     $435,427    $  (276)   $(101,972)
NET INCOME (LOSS)              140,832       (144,555)     140,832       82,694        67,631     (5,527)        (243)
                              --------      ---------     --------    ---------      --------    -------    ---------
      TOTAL                    319,350       (343,770)     319,350      (51,270)      503,058     (5,803)    (102,215)
                              --------      ---------     --------    ---------      --------    -------    ---------
DIVIDENDS DECLARED              16,438        (16,438)      16,438       13,530         2,908         --           --
ORDINARY DISTRIBUTION           75,000        (75,000)      75,000       25,000        50,000         --           --
                              --------      ---------     --------    ---------      --------    -------    ---------
BALANCE DECEMBER 31, 2004     $227,912      $(252,332)    $227,912    $ (89,800)     $450,150    $(5,803)   $(102,215)
                              ========      =========     ========    =========      ========    =======    =========

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                      EXHIBIT A

                           PSEG ENERGY HOLDINGS L.L.C.
                           CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 2004
                                   (THOUSANDS)

                                                      INTERCOMPANY                                  PSEG
                                       CONSOLIDATED   ELIMINATIONS     ENERGY        GLOBAL      RESOURCES
                                         TOTAL (A)     & RECLASS.     HOLDINGS    CONSOL. (A)   CONSOL. (B)
                                       ------------   ------------   ----------   -----------   -----------
ASSETS
CURRENT ASSETS:
Cash and temporary cash investments     $  199,488    $        --    $       57   $  190,062    $    6,653
Restricted funds-current                    44,926             --            --       44,926            --
Accounts receivable:
  Trade                                    114,506             --            --      109,633         3,400
    Allowance for doubtful accounts           (334)            --            --           --          (133)
  Other                                     19,260             --            --       18,121           560
  PSE&G                                        428            428            --           --            --
  PSEG                                      18,484           (579)        5,499       11,530         2,034
  Other associated companies                    --        (67,099)       66,370           --             6
Notes receivable:
  Associated companies                     114,994     (1,645,995)    1,754,161           --            --
  Other                                    138,287             --            --      132,113            --
  Valuation allowance - Other notes           (979)            --            --           --            --
Interest and dividends receivable               67             --            --           --            67
Accrued interest receivable-FAS133             303             --           303           --            --
Fuel                                        11,630             --            --       11,630            --
Materials and supplies                      35,264             --            --       35,264            --
Prepayments                                  6,894             --           355        4,836           826
Current portion of derivative asset            304             --            --          304            --
                                        ----------    -----------    ----------   ----------    ----------
Total current assets                       703,522     (1,713,245)    1,826,745      558,419        13,413
                                        ----------    -----------    ----------   ----------    ----------
PROPERTY, PLANT AND EQUIPMENT:
Real estate                                193,685             --            --       19,863        88,788
Generation and distribution assets       1,739,678             --            --    1,739,678            --
Furniture and equipment                     65,705             --         1,757       61,732         2,179
Construction work in progress               90,698             --            --       90,339            --
Other                                        2,718             --           931        1,733            54
Accum. depr. and amortization             (227,395)            --        (2,106)    (187,126)      (18,923)
Valuation allowances                        (8,067)            --            --           --            --
                                        ----------    -----------    ----------   ----------    ----------
Property, plant and equipment-net        1,857,022             --           582    1,726,219        72,098
                                        ----------    -----------    ----------   ----------    ----------
INVESTMENTS:
Subsidiaries                                    --     (2,183,916)    2,183,916           --            --
Capital lease agreements                 2,856,431             --            --           --     2,856,431
Limited partnership interests              205,758             --            --      164,733        41,025
General partnership interests               13,442             --            --       13,442            --
Corporate joint ventures                   893,931             --            --      893,931            --
Securities                                   3,400             --            --           --         3,400
DSM investment                              15,219             --            --           --        15,219
Other investments                               --             --            --           --            --
Valuation allowances                        (5,678)            --            --           --        (5,678)
                                        ----------    -----------    ----------   ----------    ----------
Total investments                        3,982,503     (2,183,916)    2,183,916    1,072,106     2,910,397
                                        ----------    -----------    ----------   ----------    ----------
OTHER ASSETS:
Long-term notes receivable                   8,098             --         1,962        5,694            --
Valuation allowances-long-term notes          (442)            --            --           --            --
Deferred project costs                      47,282             --            --       47,282            --
Deferred finance costs                      41,402             --        10,688       30,714            --
Prepaid pension costs                       17,775             --         6,847        8,625         2,303
Goodwill                                   513,651             --            --      513,651            --
Deferred tax asset                              --       (177,549)       14,906      160,617           112
Derivative asset                                31             --            --           31            --
Tenant improvements                            545             --            --           --            --
Intangibles                                  3,103             --           774        1,729           600
Other                                        6,875             --            --        5,787            --
Restricted funds-long-term                  13,328             --            --       13,328            --
                                        ----------    -----------    ----------   ----------    ----------
Total other assets                         651,648       (177,549)       35,177      787,458         3,015
                                        ----------    -----------    ----------   ----------    ----------
TOTAL ASSETS                            $7,194,695    $(4,074,710)   $4,046,420   $4,144,202    $2,998,923
                                        ==========    ===========    ==========   ==========    ==========

                                       PETAMC       EGDC
                                       CONSOL.   CONSOL. (A)   CAPITAL   FUNDING
                                       -------   -----------   -------   -------
ASSETS
CURRENT ASSETS:
Cash and temporary cash investments    $  301     $  2,415       $ --      $ --
Restricted funds-current                   --           --         --        --
Accounts receivable:
  Trade                                 1,473           --         --        --
    Allowance for doubtful accounts      (201)          --         --        --
  Other                                    --          579         --        --
  PSE&G                                    --           --         --        --
  PSEG                                     --           --         --        --
  Other associated companies              717            6         --        --
Notes receivable:
  Associated companies                  3,454        3,174        100       100
  Other                                 1,174        5,000         --        --
  Valuation allowance - Other notes      (979)          --         --        --
Interest and dividends receivable          --           --         --        --
Accrued interest receivable-FAS133         --           --         --        --
Fuel                                       --           --         --        --
Materials and supplies                     --           --         --        --
Prepayments                                 8          869         --        --
Current portion of derivative asset        --           --         --        --
                                       ------     --------       ----      ----
Total current assets                    5,947       12,043        100       100
                                       ------     --------       ----      ----
PROPERTY, PLANT AND EQUIPMENT:
Real estate                                --       85,034         --        --
Generation and distribution assets         --           --         --        --
Furniture and equipment                    --           37         --        --
Construction work in progress              --          359         --        --
Other                                      --           --         --        --
Accum. depr. and amortization              --      (19,240)        --        --
Valuation allowances                       --       (8,067)        --        --
                                       ------     --------       ----      ----
Property, plant and equipment-net          --       58,123         --        --
                                       ------     --------       ----      ----
INVESTMENTS:
Subsidiaries                               --           --         --        --
Capital lease agreements                   --           --         --        --
Limited partnership interests              --           --         --        --
General partnership interests              --           --         --        --
Corporate joint ventures                   --           --         --        --
Securities                                 --           --         --        --
DSM investment                             --           --         --        --
Other investments                          --           --         --        --
Valuation allowances                       --           --         --        --
                                       ------     --------       ----      ----
Total investments                          --           --         --        --
                                       ------     --------       ----      ----
OTHER ASSETS:
Long-term notes receivable                442           --         --        --
Valuation allowances-long-term notes     (442)          --         --        --
Deferred project costs                     --           --         --        --
Deferred finance costs                     --           --         --        --
Prepaid pension costs                      --           --         --        --
Goodwill                                   --           --         --        --
Deferred tax asset                      1,914           --         --        --
Derivative asset                           --           --         --        --
Tenant improvements                        --          545         --        --
Intangibles                                --           --         --        --
Other                                      --        1,088         --        --
Restricted funds-long-term                 --           --         --        --
                                       ------     --------       ----      ----
Total other assets                      1,914        1,633         --        --
                                       ------     --------       ----      ----
TOTAL ASSETS                           $7,861     $ 71,799       $100      $100
                                       ======     ========       ====      ====

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                      EXHIBIT A

                           PSEG ENERGY HOLDINGS L.L.C.
                           CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 2004
                                   (THOUSANDS)

                                                            INTERCOMPANY                                   PSEG
                                             CONSOLIDATED   ELIMINATIONS      ENERGY        GLOBAL      RESOURCES
                                               TOTAL (A)     & RECLASS.      HOLDINGS    CONSOL. (A)   CONSOL. (B)
                                             ------------   ------------   -----------   -----------   -----------
LIABILITIES AND MEMBER'S/
STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Accounts payable:
   Trade                                      $   59,001    $        --    $       --    $   58,696     $      305
   Taxes                                           5,207             --            19         4,229            908
   Other                                          66,235             --         1,873        53,472          8,627
   Interest                                       50,696             --        34,838        14,935            923
   Associated companies                            1,606        (67,250)        1,518        35,799         30,948
Notes payable:
   PSEG Capital Corporation                           --           (100)          100            --             --
   PSEG Energy Holdings L.L.C                         --     (1,639,167)           --       852,567        786,600
   Enterprise Group Development Corp.                 --         (3,174)        3,174            --             --
   PETAMC                                             --         (3,454)        3,454            --             --
   Enterprise Capital Funding Corp.                   --           (100)          100            --             --
Current portion of derivative liabilities         36,831             --         6,190        30,641             --
Long-term debt due within one year                66,174             --            --        62,757          1,546
                                              ----------    -----------    ----------    ----------     ----------
Total current liabilities                        285,750     (1,713,245)       51,266     1,113,096        829,857
                                              ----------    -----------    ----------    ----------     ----------
TOTAL LONG-TERM DEBT                           3,126,462             --     1,756,035     1,319,669         29,300
                                              ----------    -----------    ----------    ----------     ----------
DEFERRED TAXES AND OTHER LIABILITIES:
Deferred income taxes                          1,580,927       (177,549)          527       121,173      1,636,261
Deferred investment and energy tax credits         6,079             --            --         6,079             --
Deferred revenues                                 17,118             --            --        17,107             11
Derivative liability                              87,885             --        18,003        69,882             --
Other long-term payables                          39,652             --         8,996        27,628          3,028
                                              ----------    -----------    ----------    ----------     ----------
Total deferred taxes and other liabilities     1,731,661       (177,549)       27,526       241,869      1,639,300
                                              ----------    -----------    ----------    ----------     ----------
MINORITY INTERESTS                                34,952             --            --        28,963             --
                                              ----------    -----------    ----------    ----------     ----------
MEMBER'S /STOCKHOLDER'S EQUITY:
Common stock                                          --           (701)           --            --             --
Preference units                                 184,200       (184,200)      184,200       184,200             --
Ordinary unit/common stock and capital         1,812,739     (1,746,683)    1,812,739     1,541,818         50,426
Undistributed retained earnings/deficit          227,912       (252,332)      227,912       (89,800)       450,150
Cumulative translation adjustment               (129,039)            --       (12,623)     (116,416)            --
Accumulated other comprehensive loss             (79,942)            --          (635)      (79,197)          (110)
                                              ----------    -----------    ----------    ----------     ----------
Total member's/stockholder's equity            2,015,870     (2,183,916)    2,211,593     1,440,605        500,466
                                              ----------    -----------    ----------    ----------     ----------
TOTAL LIABILITIES AND MEMBER'S/
   STOCKHOLDER'S EQUITY                       $7,194,695    $(4,074,710)   $4,046,420    $4,144,202     $2,998,923
                                              ==========    ===========    ==========    ==========     ==========

                                             PETAMC       EGDC
                                             CONSOL.   CONSOL. (A)   CAPITAL   FUNDING
                                             -------   -----------   -------   -------
LIABILITIES AND MEMBER'S/
STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
Accounts payable:
   Trade                                     $    --    $      --      $ --      $ --
   Taxes                                          --           51        --        --
   Other                                       1,955          308        --        --
   Interest                                       --           --        --        --
   Associated companies                          444          147        --        --
Notes payable:
   PSEG Capital Corporation                       --           --        --        --
   PSEG Energy Holdings L.L.C                     --           --        --        --
   Enterprise Group Development Corp.             --           --        --        --
   PETAMC                                         --           --        --        --
   Enterprise Capital Funding Corp.               --           --        --        --
Current portion of derivative liabilities         --           --        --        --
Long-term debt due within one year                --        1,871        --        --
                                             -------    ---------      ----      ----
Total current liabilities                      2,399        2,377        --        --
                                             -------    ---------      ----      ----
TOTAL LONG-TERM DEBT                              --       21,458        --        --
                                             -------    ---------      ----      ----
DEFERRED TAXES AND OTHER LIABILITIES:
Deferred income taxes                             --          515        --        --
Deferred investment and energy tax credits        --           --        --        --
Deferred revenues                                 --           --        --        --
Derivative liability                              --           --        --        --
Other long-term payables                          --           --        --        --
                                             -------    ---------      ----      ----
Total deferred taxes and other liabilities        --          515        --        --
                                             -------    ---------      ----      ----
MINORITY INTERESTS                                --        5,989        --        --
                                             -------    ---------      ----      ----
MEMBER'S /STOCKHOLDER'S EQUITY:
Common stock                                      --          501       100       100
Preference units                                  --           --        --        --
Ordinary unit/common stock and capital        11,265      143,174        --        --
Undistributed retained earnings/deficit       (5,803)    (102,215)       --        --
Cumulative translation adjustment                 --           --        --        --
Accumulated other comprehensive loss              --           --        --        --
                                             -------    ---------      ----      ----
Total member's/stockholder's equity            5,462       41,460       100       100
                                             -------    ---------      ----      ----
TOTAL LIABILITIES AND MEMBER'S/
   STOCKHOLDER'S EQUITY                      $ 7,861    $  71,799      $100      $100
                                             =======    =========      ====      ====

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                           PSEG GLOBAL L.L.C. (GLOBAL)
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                          INTERCOMPANY                 GLOBAL
                                                               GLOBAL     ELIMINATIONS                  USA
                                                            CONSOL. (A)    & RECLASS.     GLOBAL    CONSOL. (A)
                                                            -----------   ------------   --------   -----------
REVENUES:
   Income from capital lease agreements                       $     --     $      --     $     --     $     --
   Gain on Sale of Operating Projects                           81,538            --       44,500        2,004
   Other                                                            --            --           --           --
   Electric Revenues
      Generation                                               529,697             2           --      246,493
      Distribution                                             196,533            --           --           --
   Other                                                        22,968            --           --          333
   Equity in subsidiary earnings                                    --      (139,613)     139,613           --
                                                              --------     ---------     --------     --------
Total revenues                                                 830,736      (139,611)     184,113      248,830
                                                              --------     ---------     --------     --------
OPERATING EXPENSES:
   Operation and maintenance                                    70,272            (1)          --       15,974
   Write-off of Investments                                         --            --           --           --
   Depreciation and amortization                                52,033             2          874        8,850
   Electric and Energy Costs                                   388,388            --           --      192,138
   Administrative and general                                  117,288           535       35,642       16,909
                                                              --------     ---------     --------     --------
Total operating expenses                                       627,981           536       36,516      233,871
                                                              --------     ---------     --------     --------
   Income from partnerships                                    100,974            --         (303)      54,240
   Interest and dividend income                                 17,337             1        6,893        6,257
   Consulting and O&M fees                                       6,618             1          505        1,340
                                                                    --            --           --           --
                                                              --------     ---------     --------     --------
OPERATING INCOME                                               327,684      (140,145)     154,692       76,796
                                                              --------     ---------     --------     --------
OTHER INCOME
   Foreign currency Translation Gain/Loss                      (26,350)           --          (36)          11
   Change in Derivative Fair Value-FAS 133                      (3,079)           --           --           --
   Loss on Early Extinguishment of Debt                         (1,514)           --           --           --
   Gain on Sale Other                                              121            --           --           --
   Other                                                         1,634             2       (1,429)           6
                                                              --------     ---------     --------     --------
Total Other Income                                             (29,188)            2       (1,465)          17
                                                              --------     ---------     --------     --------
INTEREST EXPENSE:
   PSEG Capital Corporation                                         --            --           --           --
   PSEG Energy Holdings                                             --            --           --           --
   Enterprise Capital Funding Corp.                                 --            --           --           --
   Other Associated Companies                                   80,605            --       79,129          702
   Other                                                        93,982            (1)       2,859       25,805
   Capitalized interest                                         (4,119)           --       (2,852)          --
                                                              --------     ---------     --------     --------
INTEREST EXPENSE - NET                                         170,468            (1)      79,136       26,507
                                                              --------     ---------     --------     --------
INCOME (LOSS) BEFORE INCOME TAXES                              128,028      (140,142)      74,091       50,306
                                                              --------     ---------     --------     --------
INCOME TAXES:
   Current                                                     (36,749)           (4)     (11,949)      10,570
   Deferred                                                     73,691             2        3,346       (2,592)
   Foreign Taxes                                                13,021             1           --           --
   Investment and energy tax credits - net                        (434)           --           --         (434)
                                                              --------     ---------     --------     --------
Total income taxes                                              49,529            (1)      (8,603)       7,544
                                                              --------     ---------     --------     --------
MINORITY INTERESTS                                                 357             1           --           --
                                                              --------     ---------     --------     --------
INCOME (LOSS) FROM CONTINUING OPERATIONS                        78,142      (140,142)      82,694       42,762
                                                              --------     ---------     --------     --------
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct. Principle             --            --           --           --
   Income from Discontinued Operations - Net of Taxes            2,013            --           --           --
   Gain on Sale of Discontinued Operations - Net of Taxes        2,539            --           --           --
                                                              --------     ---------     --------     --------
INCOME FROM DISCONTINUED OPERATIONS                              4,552            --           --           --
                                                              --------     ---------     --------     --------
NET INCOME (LOSS)                                               82,694      (140,142)      82,694       42,762
                                                              --------     ---------     --------     --------
   Preferred Dividend Requirement                               13,530            --       13,530           --
                                                              --------     ---------     --------     --------
EARNINGS AVAILABLE TO COMMON STOCK                            $ 69,164     $(140,142)    $ 69,164     $ 42,762
                                                              ========     =========     ========     ========

                                                                                                  PSEG
                                                                                                 INDIA
                                                              PGIHLLC               PEDLLC      COMPANY
                                                            CONSOL. (A)    BAJA   CONSOL. (B)   CONSOL.
                                                            -----------   -----   -----------   -------
REVENUES:
   Income from capital lease agreements                       $     --    $  --    $     --      $  --
   Gain on Sale of Operating Projects                           35,034       --          --         --
   Other                                                            --       --          --         --
   Electric Revenues
      Generation                                                91,983       --     191,219         --
      Distribution                                             196,533       --          --         --
   Other                                                        22,263       --         372         --
   Equity in subsidiary earnings                                    --       --          --         --
                                                              --------    -----    --------      -----
Total revenues                                                 345,813       --     191,591         --
                                                              --------    -----    --------      -----
OPERATING EXPENSES:
   Operation and maintenance                                    20,421        2      33,876         --
   Write-off of Investments                                         --       --          --         --
   Depreciation and amortization                                28,915       --      13,392         --
   Electric and Energy Costs                                   130,165       --      66,085         --
   Administrative and general                                   30,114        6      33,688        394
                                                              --------    -----    --------      -----
Total operating expenses                                       209,615        8     147,041        394
                                                              --------    -----    --------      -----
   Income from partnerships                                     46,843       --         367       (173)
   Interest and dividend income                                     --      228       3,958         --
   Consulting and O&M fees                                       4,717       --          55         --
                                                                    --       --          --         --
                                                              --------    -----    --------      -----
OPERATING INCOME                                               187,758      220      48,930       (567)
                                                              --------    -----    --------      -----
OTHER INCOME
   Foreign currency Translation Gain/Loss                       (1,318)      --     (25,033)        26
   Change in Derivative Fair Value-FAS 133                      (2,437)      --        (642)        --
   Loss on Early Extinguishment of Debt                         (1,514)      --          --         --
   Gain on Sale Other                                              121       --          --         --
   Other                                                           781       --       2,274         --
                                                              --------    -----    --------      -----
Total Other Income                                              (4,367)      --     (23,401)        26
                                                              --------    -----    --------      -----
INTEREST EXPENSE:
   PSEG Capital Corporation                                         --       --          --         --
   PSEG Energy Holdings                                             --       --          --         --
   Enterprise Capital Funding Corp.                                 --       --          --         --
   Other Associated Companies                                      774       --          --         --
   Other                                                        33,240       --      32,085         (6)
   Capitalized interest                                         (1,267)      --          --         --
                                                              --------    -----    --------      -----
INTEREST EXPENSE - NET                                          32,747       --      32,085         (6)
                                                              --------    -----    --------      -----
INCOME (LOSS) BEFORE INCOME TAXES                              150,644      220      (6,556)      (535)
                                                              --------    -----    --------      -----
INCOME TAXES:
   Current                                                     (36,499)    (243)      1,376         --
   Deferred                                                     69,304      332       3,299         --
   Foreign Taxes                                                10,170       --       2,850         --
   Investment and energy tax credits - net                          --       --          --         --
                                                              --------    -----    --------      -----
Total income taxes                                              42,975       89       7,525         --
                                                              --------    -----    --------      -----
MINORITY INTERESTS                                               2,815       --      (2,459)        --
                                                              --------    -----    --------      -----
INCOME (LOSS) FROM CONTINUING OPERATIONS                       104,854      131     (11,622)      (535)
                                                              --------    -----    --------      -----
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct. Principle             --       --          --         --
   Income from Discontinued Operations - Net of Taxes            2,013       --          --         --
   Gain on Sale of Discontinued Operations - Net of Taxes        2,539       --          --         --
                                                              --------    -----    --------      -----
INCOME FROM DISCONTINUED OPERATIONS                              4,552       --          --         --
                                                              --------    -----    --------      -----
NET INCOME (LOSS)                                              109,406      131     (11,622)      (535)
                                                              --------    -----    --------      -----
   Preferred Dividend Requirement                                   --       --          --         --
                                                              --------    -----    --------      -----
EARNINGS AVAILABLE TO COMMON STOCK                            $109,406    $ 131    $(11,622)     $(535)
                                                              ========    =====    ========      =====

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       Exhibit A
                           PSEG GLOBAL L.L.C. (GLOBAL)
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                          INTERCOMPANY                  GLOBAL
                                                               GLOBAL     ELIMINATIONS                   USA
                                                            CONSOL. (A)    & RECLASS.      GLOBAL    CONSOL. (A)
                                                            -----------   ------------   ---------   -----------
BALANCE JANUARY 1, 2004                                      $(133,964)    $  (5,281)    $(133,964)    $ 83,982
NET INCOME (LOSS)                                               82,694      (140,142)       82,694       42,762
                                                             ---------     ---------     ---------     --------
   TOTAL                                                       (51,270)     (145,423)      (51,270)     126,744
                                                             ---------     ---------     ---------     --------
DIVIDENDS DECLARED                                              13,530            --        13,530           --
ORDINARY UNIT DISTRIBUTIONS                                     25,000            --        25,000           --
                                                             ---------     ---------     ---------     --------
BALANCE DECEMBER 31, 2004                                    $ (89,800)    $(145,423)    $ (89,800)    $126,744
                                                             =========     =========     =========     ========

                                                                                                    PSEG
                                                                                                   INDIA
                                                              PGIHLLC                  PEDLLC     COMPANY
                                                            CONSOL. (A)     BAJA    CONSOL. (B)   CONSOL.
                                                            -----------   -------   -----------   -------
BALANCE JANUARY 1, 2004                                      $(149,695)   $68,600    $ (1,253)     $3,647
NET INCOME (LOSS)                                              109,406        131     (11,622)       (535)
                                                             ---------    -------    --------      ------
   TOTAL                                                       (40,289)    68,731     (12,875)      3,112
                                                             ---------    -------    --------      ------
DIVIDENDS DECLARED                                                  --         --          --          --
ORDINARY UNIT DISTRIBUTIONS                                         --         --          --          --
                                                             ---------    -------    --------      ------
BALANCE DECEMBER 31, 2004                                    $ (40,289)   $68,731    $(12,875)     $3,112
                                                             =========    =======    ========      ======

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                           PSEG GLOBAL L.L.C. (GLOBAL)
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                             INTERCOMPANY                   GLOBAL
                                                  GLOBAL     ELIMINATIONS                    USA
                                               CONSOL. (A)    & RECLASS.      GLOBAL     CONSOL. (A)
                                               -----------   ------------   ----------   -----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments          $  190,062    $         2   $      (27)   $   43,303
   Restricted funds-current                         44,926             --           --        18,853
   Accounts and Notes receivable:
      Trade                                        109,633             (1)         240        12,640
      Other                                         18,121             (1)          26           (16)
      PSE&G                                             --             --           --            --
      PSEG                                              --             --           --            --
      PSEG Power                                        --             --           --            --
      PSEG Energy Holdings                              --             --           --            --
      Other associated companies                        --     (4,417,382)   2,346,493     1,144,898
   Notes receivable:
      Associated companies                          11,530         10,027           --            --
      Other                                        132,113             --           --            --
   Interest receivable                                  --             --           --            --
   Restricted Cash                                      --             --           --            --
   Assets held for sale                                 --             --           --            --
   Derivative assets                                   304             --           --            --
   Prepayments                                       4,836              1           39         2,072
   Fuel                                             11,630             --           --           384
   Materials and supplies                           35,264             --           --        17,496
                                                ----------    -----------   ----------    ----------
Total Current Assets                               558,419     (4,407,354)   2,346,771     1,239,630
                                                ----------    -----------   ----------    ----------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                      19,863          7,495           --           437
   Generation and distribution assets            1,739,678        (18,762)       1,628       602,216
   Furniture and equipment                          61,732          9,538        1,311           496
   Construction work in progress                    90,339             --           --            --
   Other                                             1,733          1,728           --             5
   Accumulated depreciation and amortization      (187,126)             1       (1,020)       (8,606)
   Valuation allowances                                 --             --           --            --
                                                ----------    -----------   ----------    ----------
Property, Plant and Equipment-net                1,726,219             --        1,919       594,548
                                                ----------    -----------   ----------    ----------
INVESTMENTS
   Subsidiaries                                         --     (2,372,029)   2,362,267         9,762
   Capital lease agreements                             --             --           --            --
   General partnership interests                    13,442              1           --        13,441
   Limited partnership interests                   164,733             (2)       5,603       159,132
   Corporate joint ventures                        893,931             (1)      13,401       231,499
   Securities                                           --             --           --            --
   Valuation allowances                                 --             --           --            --
                                                ----------    -----------   ----------    ----------
Total Investments                                1,072,106     (2,372,031)   2,381,271       413,834
                                                ----------    -----------   ----------    ----------
OTHER ASSETS
   Long-term receivable                              5,694             --           --            --
   Goodwill                                        513,651             --           --            --
   Deferred tax asset                              160,617       (225,361)     233,683        60,355
   Derivative Asset                                     31             --           --           192
   Restricted Cash                                  13,328             --           --            --
   Project Start Up Costs                           47,282              1       23,406        15,610
   Deferred finance costs                           30,714             --         (378)       13,501
   Prepaid Pension Costs                             8,625             --        7,400         1,180
   Intangibles                                       1,729             (1)         656           533
   Other                                             5,787             (1)          (2)           14
                                                ----------    -----------   ----------    ----------
Total Other Assets                                 787,458       (225,362)     264,765        91,385
                                                ----------    -----------   ----------    ----------
TOTAL ASSETS                                    $4,144,202    $(7,004,747)  $4,994,726    $2,339,397
                                                ==========    ===========   ==========    ==========

                                                                                       PSEG
                                                                                      INDIA
                                                 PGIHLLC                  PEDLLC     COMPANY
                                               CONSOL. (A)     BAJA    CONSOL. (B)    CONSOL
                                               -----------   -------   -----------   -------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments          $  128,865   $    18     $ 17,427    $   474
   Restricted funds-current                         16,523        --        9,550         --
   Accounts and Notes receivable:
      Trade                                         69,243        --       27,511         --
      Other                                         15,241         1        2,870         --
      PSE&G                                             --        --           --         --
      PSEG                                              --        --           --         --
      PSEG Power                                        --        --           --         --
      PSEG Energy Holdings                              --        --           --         --
      Other associated companies                   631,834    79,946      211,552      2,659
   Notes receivable:
      Associated companies                              --        --        1,503         --
      Other                                        132,113        --           --         --
   Interest receivable                                  --        --           --         --
   Restricted Cash                                      --        --           --         --
   Assets held for sale                                 --        --           --         --
   Derivative assets                                   304        --           --         --
   Prepayments                                       1,749        --          975         --
   Fuel                                              1,763        --        9,483         --
   Materials and supplies                           11,566        --        6,202         --
                                                ----------   -------     --------    -------
Total Current Assets                             1,009,201    79,965      287,073      3,133
                                                ----------   -------     --------    -------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                      16,876        --       (4,945)        --
   Generation and distribution assets              738,752        --      415,844         --
   Furniture and equipment                          61,659        --      (11,272)        --
   Construction work in progress                    63,521        --       26,818         --
   Other                                                --        --           --         --
   Accumulated depreciation and amortization      (157,338)       --      (20,163)        --
   Valuation allowances                                 --        --           --         --
                                                ----------   -------     --------    -------
Property, Plant and Equipment-net                  723,470         -      406,282          -
                                                ----------   -------     --------    -------
INVESTMENTS
   Subsidiaries                                         --        --           --         --
   Capital lease agreements                             --        --           --         --
   General partnership interests                        --        --           --         --
   Limited partnership interests                        --        --           --         --
   Corporate joint ventures                        536,220        --       78,033     34,779
   Securities                                           --        --           --         --
   Valuation allowances                                 --        --           --         --
                                                ----------   -------     --------    -------
Total Investments                                  536,220        --       78,033     34,779
                                                ----------   -------     --------    -------
OTHER ASSETS
   Long-term receivable                              5,694        --           --         --
   Goodwill                                        505,499        --        8,152         --
   Deferred tax asset                               73,962        --       17,978         --
   Derivative Asset                                   (161)       --           --         --
   Restricted Cash                                  13,328        --           --         --
   Project Start Up Costs                            4,153        --        4,112         --
   Deferred finance costs                           11,104        --        6,487         --
   Prepaid Pension Costs                                45        --           --         --
   Intangibles                                         358        --          183         --
   Other                                             5,776        --           --         --
                                                ----------   -------     --------    -------
Total Other Assets                                 619,758        --       36,912         --
                                                ----------   -------     --------    -------
TOTAL ASSETS                                    $2,888,649   $79,965     $808,300    $37,912
                                                ==========   =======     ========    =======

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       Exhibit A

                           PSEG GLOBAL L.L.C. (GLOBAL)
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                        INTERCOMPANY                    GLOBAL
                                             GLOBAL     ELIMINATIONS                     USA
                                          CONSOL. (A)    & RECLASS.       GLOBAL     CONSOL. (A)
                                          -----------   ------------   -----------   -----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                $   58,696    $         1    $      293    $    4,437
      Taxes                                     4,229           (239)       (2,482)        1,384
      Other                                    53,472            242         3,033        11,724
      Interest                                 14,935             (1)           --         2,847
      Associated companies                     35,799     (4,427,835)    2,477,707       515,824
   Notes payable:
      PSEG Capital Corporation                     --             --            --            --
      PSEG Energy Holdings                         --             --            --            --
      Other                                        --             --            --            --
      Other associated companies              852,567             --       835,616         7,342
   Current portion of long-term debt           62,757             --            --        16,200
   Derivative liability                        30,641             --            --            --
                                           ----------    -----------    ----------    ----------
Total Current Liabilities                   1,113,096     (4,427,832)    3,314,167       559,758
                                           ----------    -----------    ----------    ----------
TOTAL LONG-TERM DEBT                        1,319,669              1            --       579,284
                                           ----------    -----------    ----------    ----------
DEFERRED CREDITS
Deferred income taxes                         121,173       (225,786)      223,097        61,543
Deferred investment                                --             --            --            --
   and energy tax credits                       6,079             (1)          394         5,686
Deferred revenues                              17,107              1        10,597         1,008
Derivative Liability                           69,882             (1)           --            --
Other                                          27,628             --         5,866         7,011
                                           ----------    -----------    ----------    ----------
Total Deferred Credits                        241,869       (225,787)      239,954        75,248
                                           ----------    -----------    ----------    ----------
MINORITY INTEREST                              28,963             (1)           --            --
                                           ----------    -----------    ----------    ----------
STOCKHOLDER'S EQUITY
   Capital stock                                   --            (11)           --            10
   Preferred stock                                 --             --            --            --
   Preference Units                           184,200             --       184,200            --
   Stock Subs Payable                              --             --            --            --
   Members Capital                          1,541,818             --     1,541,818            --
   Contributed capital                             --     (2,424,823)           --     1,016,060
   Retained earnings                          (89,800)      (145,423)      (89,800)      126,744
   Other Comprehensive Income                 (79,197)        78,856       (79,197)       (1,300)
   Cumulative Translation Adjustment         (116,416)       140,273      (116,416)      (16,407)
                                           ----------    -----------    ----------    ----------
Total Stockholder's Equity                  1,440,605     (2,351,128)    1,440,605     1,125,107
                                           ----------    -----------    ----------    ----------
TOTAL LIABILITIES AND
STOCKHOLDER'S EQUITY                       $4,144,202    $(7,004,747)   $4,994,726    $2,339,397
                                           ==========    ===========    ==========    ==========

                                                                                  PSEG
                                                                                 INDIA
                                            PGIHLLC                  PEDLLC     COMPANY
                                          CONSOL. (A)     BAJA    CONSOL. (B)    CONSOL
                                          -----------   -------   -----------   -------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                $   41,342   $    --    $ 12,623     $    --
      Taxes                                     2,408     3,158          --          --
      Other                                    22,902        --      15,571          --
      Interest                                  5,840        --       6,249          --
      Associated companies                  1,167,723       813     295,024       6,543
   Notes payable:
      PSEG Capital Corporation                     --        --          --          --
      PSEG Energy Holdings                         --        --          --          --
      Other                                    (8,300)       --       8,300          --
      Other associated companies                9,609        --          --          --
   Current portion of long-term debt           36,069        --      10,488          --
   Derivative liability                         9,657        --      20,984          --
                                           ----------   -------    --------     -------
Total Current Liabilities                   1,287,250     3,971     369,239       6,543
                                           ----------   -------    --------     -------
TOTAL LONG-TERM DEBT                          429,163        --     311,221          --
                                           ----------   -------    --------     -------
DEFERRED CREDITS
Deferred income taxes                          49,565      (168)     12,922          --
Deferred investment                                --        --          --          --
   and energy tax credits                          --        --          --          --
Deferred revenues                               1,882     3,683         (64)         --
Derivative Liability                           12,572        --      57,311          --
Other                                           9,106        --       5,645          --
                                           ----------   -------    --------     -------
Total Deferred Credits                         73,125     3,515      75,814          --
                                           ----------   -------    --------     -------
MINORITY INTEREST                              15,282        --      13,682          --
                                           ----------   -------    --------     -------
STOCKHOLDER'S EQUITY
   Capital stock                                   --         1          --          --
   Preferred stock                                 --        --          --          --
   Preference Units                                --        --          --          --
   Stock Subs Payable                              --        --          --          --
   Members Capital                                 --        --          --          --
   Contributed capital                      1,278,343     3,747      98,416      28,257
   Retained earnings                          (40,289)   68,731     (12,875)      3,112
   Other Comprehensive Income                 (13,733)       --     (63,823)         --
   Cumulative Translation Adjustment         (140,492)       --      16,626          --
                                           ----------   -------    --------     -------
Total Stockholder's Equity                  1,083,829    72,479      38,344      31,369
                                           ----------   -------    --------     -------
TOTAL LIABILITIES AND
STOCKHOLDER'S EQUITY                       $2,888,649   $79,965    $808,300     $37,912
                                           ==========   =======    ========     =======

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                        PSEG GLOBAL USA LLC (GLOBAL USA)
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                                             PSEG                  PSEG
                                                      GLOBAL     INTERCOMPANY              CONEMAUGH     PSEG     PROJECT
                                                       USA       ELIMINATIONS    GLOBAL   MANAGEMENT,    TRACY   SERVICES
                                                   CONSOL. (A)    & RECLASS.       USA        INC.      L.L.C.      INC.
                                                   -----------   ------------   -------   -----------   ------   --------
REVENUES:
   Income from capital lease agreements              $     --      $     --     $    --       $--        $  --     $ --
   Gain on Sale of Operating Projects                   2,004            --          --        --           --       --
   Other                                                   --            --          --        --           --       --
   Electric Revenues
      Generation                                      246,493            --          --        --           --       --
      Distribution                                         --            --          --        --           --       --
   Other                                                  333            --          --        --           --       --
   Equity in subsidiary earnings                           --       (40,036)     40,036        --           --       --
                                                     --------      --------     -------       ---        -----     ----
Total revenues                                        248,830       (40,036)     40,036        --           --       --
                                                     --------      --------     -------       ---        -----     ----
OPERATING EXPENSES:
   Operation and maintenance                           15,974            --          --        --           --       --
   Write off of investments                                --            --          --        --           --       --
   Depreciation and amortization                        8,850            --          39        --           --       --
   Electric and Energy Costs                          192,138            --          --        --           --       --
   Administrative and general                          16,909            --           7        --          277        9
                                                     --------      --------     -------       ---        -----     ----
Total operating expenses                              233,871            --          46        --          277        9
                                                     --------      --------     -------       ---        -----     ----
   Income from partnerships                            54,240            --       5,018        --          183       --
   Interest and dividend income                         6,257            --          --        --           --       --
   Consulting and O&M fees                              1,340            --          --        --          277       --
OPERATING INCOME                                       76,796       (40,036)     45,008        --          183       (9)
                                                     --------      --------     -------       ---        -----     ----
OTHER INCOME
   Foreign currency Translation Gain/Loss                  11            --          --        --           --       --
   Change in derivative fair value - FAS 133               --            --          --        --           --       --
   Loss on Early Extinguishment of Debt                    --            --          --        --           --       --
   Gain on Sale Other                                      --            --          --        --           --       --
   Other                                                    6            --         (10)       --           --       --
                                                     --------      --------     -------       ---        -----     ----
Total Other Income                                         17            --         (10)       --           --       --
                                                     --------      --------     -------       ---        -----     ----
INTEREST EXPENSE:
   PSEG Capital Corporation                                --            --          --        --           --       --
   PSEG Energy Holdings                                    --            --          --        --           --       --
   Enterprise Capital Funding Corp.                        --            --          --        --           --       --
   Other Associated Companies                             702            --         702        --           --       --
   Other                                               25,805            --         123        --           --       --
   Capitalized interest                                    --            --          --        --           --       --
                                                     --------      --------     -------       ---        -----     ----
INTEREST EXPENSE - NET                                 26,507            --         825        --           --       --
                                                     --------      --------     -------       ---        -----     ----
INCOME (LOSS) BEFORE INCOME TAXES                      50,306       (40,036)     44,173        --          183       (9)
                                                     --------      --------     -------       ---        -----     ----
INCOME TAXES:
   Current                                             10,570            --       4,785        --         (367)      35
   Deferred                                            (2,592)           --      (3,015)       --          439      (36)
   Foreign Taxes                                           --            --          --        --           --       --
   Investment and energy tax credits - net               (434)           --        (359)       --           --       --
                                                     --------      --------     -------       ---        -----     ----
Total income taxes                                      7,544            --       1,411        --           72       (1)
                                                     --------      --------     -------       ---        -----     ----
MINORITY INTERESTS                                         --            --          --        --           --       --
                                                     --------      --------     -------       ---        -----     ----
INCOME (LOSS) FROM CONTINUING OPERATIONS               42,762       (40,036)     42,762        --          111       (8)
                                                     --------      --------     -------       ---        -----     ----
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct.
      Principle                                            --            --          --        --           --       --
   Income from Discontinued Operations - Net of
      Taxes                                                --            --          --        --           --       --
   Gain on Sale of Discontinued Operations - Net
      of Taxes                                             --            --          --        --           --       --
                                                     --------      --------     -------       ---        -----     ----
INCOME FROM DISCONTINUED OPERATIONS                        --            --          --        --           --       --
                                                     --------      --------     -------       ---        -----     ----
NET INCOME (LOSS)                                      42,762       (40,036)     42,762        --          111       (8)
                                                     --------      --------     -------       ---        -----     ----
      Preferred Dividend Requirement                       --            --          --        --           --       --
                                                     --------      --------     -------       ---        -----     ----
EARNINGS AVAILABLE TO COMMON STOCK                   $ 42,762      $(40,036)    $42,762       $--        $ 111     $ (8)
                                                     ========      ========     =======       ===        =====     ====


                                                     PSEG               PSEG
                                                     GWF       PSEG     MOUNT
                                                     INC.    LEASING   CARMEL              CEMAS
                                                   CONSOL.     INC.     INC.     PIPL   CORPORATION
                                                   -------   -------   ------   -----   -----------
REVENUES:
   Income from capital lease agreements              $ --      $--       $--    $  --     $    --
   Gain on Sale of Operating Projects                  --       --        --       --          --
   Other                                               --       --        --       --          --
   Electric Revenues
      Generation                                       --       --        --       --          --
      Distribution                                     --       --        --       --          --
   Other                                               --       --        --       --          --
   Equity in subsidiary earnings                       --       --        --       --          --
                                                     ----      ---       ---    -----     -------
Total revenues                                         --       --        --       --          --
                                                     ----      ---       ---    -----     -------
OPERATING EXPENSES:
   Operation and maintenance                           --       --        --       --          --
   Write off of investments                            --       --        --       --          --
   Depreciation and amortization                       --       --        --       --          --
   Electric and Energy Costs                           --       --        --       --          --
   Administrative and general                           5       --        --      420          --
                                                     ----      ---       ---    -----     -------
Total operating expenses                                5       --        --      420          --
                                                     ----      ---       ---    -----     -------
   Income from partnerships                            55       --        --       --          --
   Interest and dividend income                        --       --        --       --          --
   Consulting and O&M fees                             --       --        --       --          --
OPERATING INCOME                                       50       --        --     (420)         --
                                                     ----      ---       ---    -----     -------
OTHER INCOME
   Foreign currency Translation Gain/Loss              --       --        --       (5)         --
   Change in derivative fair value - FAS 133           --       --        --       --          --
   Loss on Early Extinguishment of Debt                --       --        --       --          --
   Gain on Sale Other                                  --       --        --       --          --
   Other                                               --       --        --       16          --
                                                     ----      ---       ---    -----     -------
Total Other Income                                     --       --        --       11          --
                                                     ----      ---       ---    -----     -------
INTEREST EXPENSE:
   PSEG Capital Corporation                            --       --        --       --          --
   PSEG Energy Holdings                                --       --        --       --          --
   Enterprise Capital Funding Corp.                    --       --        --       --          --
   Other Associated Companies                          --       --        --       --          --
   Other                                               --       --        --     (119)         --
   Capitalized interest                                --       --        --       --          --
                                                     ----      ---       ---    -----     -------
INTEREST EXPENSE - NET                                 --       --        --     (119)         --
                                                     ----      ---       ---    -----     -------
INCOME (LOSS) BEFORE INCOME TAXES                      50       --        --     (290)         --
                                                     ----      ---       ---    -----     -------
INCOME TAXES:
   Current                                             52        2        --       --          --
   Deferred                                           (30)      --        --       --      (2,151)
   Foreign Taxes                                       --       --        --       --          --
   Investment and energy tax credits - net             --       --        --       --          --
                                                     ----      ---       ---    -----     -------
Total income taxes                                     22        2        --       --      (2,151)
                                                     ----      ---       ---    -----     -------
MINORITY INTERESTS                                     --       --        --       --          --
                                                     ----      ---       ---    -----     -------
INCOME (LOSS) FROM CONTINUING OPERATIONS               28       (2)       --     (290)      2,151
                                                     ----      ---       ---    -----     -------
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct.
      Principle                                        --       --        --       --          --
   Income from Discontinued Operations - Net of
      Taxes                                            --       --        --       --          --
   Gain on Sale of Discontinued Operations - Net
      of Taxes                                         --       --        --       --          --
                                                     ----      ---       ---    -----     -------
INCOME FROM DISCONTINUED OPERATIONS                    --       --        --       --          --
                                                     ----      ---       ---    -----     -------
NET INCOME (LOSS)                                      28       (2)       --     (290)      2,151
                                                     ----      ---       ---    -----     -------
      Preferred Dividend Requirement                   --       --        --       --          --
                                                     ----      ---       ---    -----     -------
EARNINGS AVAILABLE TO COMMON STOCK                   $ 28      $(2)      $--    $(290)    $ 2,151
                                                     ====      ===       ===    =====     =======

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                        PSEG GLOBAL USA LLC (GLOBAL USA)
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                       PSEG          PSEG                                PSEG           PSEG
                                                   INTERNATIONAL     ASIA     PSEG        PSEG       INTERNATIONAL      NEW
                                                      SERVICES       INC.    INDIA   U.S. SERVICES        LLC        HAMPSHIRE
                                                      INC (A)      CONSOL.    INC.        INC         CONSOL. (A)       INC
                                                   -------------   -------   -----   -------------   -------------   ---------
REVENUES:
   Income from capital lease agreements                $  --       $    --    $--        $  --          $     --      $   --
   Gain on Sale of Operating Projects                     --            --     --           --             2,004          --
   Other                                                  --            --     --           --                --          --
   Electric Revenues
      Generation                                          --            --     --           --           246,493          --
      Distribution                                        --            --     --           --                --          --
   Other                                                  --            --     --           --               333          --
   Equity in subsidiary earnings                          --            --     --           --                --          --
                                                       -----       -------    ---        -----          --------      ------
Total revenues                                            --            --     --           --           248,830          --
                                                       -----       -------    ---        -----          --------      ------
OPERATING EXPENSES:
   Operation and maintenance                              --            --     --           --            15,974          --
   Write off of investments                               --            --     --           --                --          --
   Depreciation and amortization                          --            --     --           --             8,811          --
   Electric and Energy Costs                              --            --     --           --           192,138          --
   Administrative and general                            664            --     --          390            15,326         165
                                                       -----       -------    ---        -----          --------      ------
Total operating expenses                                 664            --     --          390           232,249         165
                                                       -----       -------    ---        -----          --------      ------
   Income from partnerships                               --            --     --           --            36,931       6,384
   Interest and dividend income                           --            --     --           --             6,257          --
   Consulting and O&M fees                                --            --     --           --               210         157
OPERATING INCOME                                        (664)           --     --         (390)           59,979       6,376
                                                       -----       -------    ---        -----          --------      ------
OTHER INCOME
   Foreign currency Translation Gain/Loss                 --            --     --           --                (8)         --
   Change in derivative fair value - FAS 133              --            --     --           --                --          --
   Loss on Early Extinguishment of Debt                   --            --     --           --                --          --
   Gain on Sale Other                                     --            --     --           --                --          --
   Other                                                  --            --     --           --                --          --
                                                       -----       -------    ---        -----          --------      ------
Total Other Income                                        --            --     --           --                (8)         --
                                                       -----       -------    ---        -----          --------      ------
INTEREST EXPENSE:
   PSEG Capital Corporation                               --            --     --           --                --          --
   PSEG Energy Holdings                                   --            --     --           --                --          --
   Enterprise Capital Funding Corp.                       --            --     --           --                --          --
   Other Associated Companies                             --            --     --           --                --          --
   Other                                                  --            --     --           --            25,712          --
   Capitalized interest                                   --            --     --           --                --          --
                                                       -----       -------    ---        -----          --------      ------
INTEREST EXPENSE - NET                                    --            --     --           --            25,712          --
                                                       -----       -------    ---        -----          --------      ------
INCOME (LOSS) BEFORE INCOME TAXES                       (664)           --     --         (390)           34,259       6,376
                                                       -----       -------    ---        -----          --------      ------
INCOME TAXES:
   Current                                              (266)           --      4         (135)            2,332       2,397
   Deferred                                               34         1,481     (4)          (1)             (130)       (147)
   Foreign Taxes                                          --            --     --           --                --          --
   Investment and energy tax credits - net                --            --     --           --                --         (75)
                                                       -----       -------    ---        -----          --------      ------
Total income taxes                                      (232)        1,481     --         (136)            2,202       2,175
                                                       -----       -------    ---        -----          --------      ------
MINORITY INTERESTS                                        --            --     --           --                --          --
                                                       -----       -------    ---        -----          --------      ------
INCOME (LOSS) FROM CONTINUING OPERATIONS                (432)       (1,481)    --         (254)           32,057       4,201
                                                       -----       -------    ---        -----          --------      ------
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the
      Acct. Principle                                     --            --     --           --                --          --
   Income from Discontinued Operations - Net of
      Taxes                                               --            --     --           --                --          --
   Gain on Sale of Discontinued Operations - Net
      of Taxes                                            --            --     --           --                --          --
                                                       -----       -------    ---        -----          --------      ------
INCOME FROM DISCONTINUED OPERATIONS                       --            --     --           --                --          --
                                                       -----       -------    ---        -----          --------      ------
NET INCOME (LOSS)                                       (432)       (1,481)    --         (254)           32,057       4,201
                                                       -----       -------    ---        -----          --------      ------
      Preferred Dividend Requirement                      --            --     --           --                --          --
                                                       -----       -------    ---        -----          --------      ------
EARNINGS AVAILABLE TO COMMON STOCK                     $(432)      $(1,481)   $--        $(254)         $ 32,057      $4,201
                                                       =====       =======    ===        =====          ========      ======


                                                      PSEG        PSEG                     PSEG                     PSEG
                                                    HAWAIIAN     HAWAIIAN      PSEG     CHILQUINTA     PSEG        POLSKA
                                                   MANAGEMENT   INVESTMENT   KALAELOA     FINANCE    SVILUPPO    Sp. z o.o.
                                                       INC         INC.         INC.        LLC       S.r.L.    w likwidacji
                                                   ----------   ----------   --------   ----------   --------   ------------
REVENUES:
   Income from capital lease agreements               $ --        $   --      $   --       $ --        $ --          $--
   Gain on Sale of Operating Projects                   --            --          --         --          --           --
   Other                                                --            --          --         --          --           --
   Electric Revenues
      Generation                                        --            --          --         --          --           --
      Distribution                                      --            --          --         --          --           --
   Other                                                --            --          --         --          --           --
   Equity in subsidiary earnings                        --            --          --         --          --           --
                                                      ----        ------      ------       ----        ----          ---
Total revenues                                          --            --          --         --          --           --
                                                      ----        ------      ------       ----        ----          ---
OPERATING EXPENSES:
   Operation and maintenance                            --            --          --         --          --           --
   Write off of investments                             --            --          --         --          --           --
   Depreciation and amortization                        --            --          --         --          --           --
   Electric and Energy Costs                            --            --          --         --          --           --
   Administrative and general                           --            --        (376)        --          22           --
                                                      ----        ------      ------       ----        ----          ---
Total operating expenses                                --            --        (376)        --          22           --
                                                      ----        ------      ------       ----        ----          ---
   Income from partnerships                            109         5,239         102        219          --           --
   Interest and dividend income                         --            --          --         --          --           --
   Consulting and O&M fees                              --            --         696         --          --           --
OPERATING INCOME                                       109         5,239       1,174        219         (22)          --
                                                      ----        ------      ------       ----        ----          ---
OTHER INCOME
   Foreign currency Translation Gain/Loss               --            --          --         --           8           16
   Change in derivative fair value - FAS 133            --            --          --         --          --           --
   Loss on Early Extinguishment of Debt                 --            --          --         --          --           --
   Gain on Sale Other                                   --            --          --         --          --           --
   Other                                                --            --          --         --          --           --
                                                      ----        ------      ------       ----        ----          ---
Total Other Income                                      --            --          --         --           8           16
                                                      ----        ------      ------       ----        ----          ---
INTEREST EXPENSE:
   PSEG Capital Corporation                             --            --          --         --          --           --
   PSEG Energy Holdings                                 --            --          --         --          --           --
   Enterprise Capital Funding Corp.                     --            --          --         --          --           --
   Other Associated Companies                           --            --          --         --          --           --
   Other                                                --            --          --         89          --           --
   Capitalized interest                                 --            --          --         --          --           --
                                                      ----        ------      ------       ----        ----          ---
INTEREST EXPENSE - NET                                  --            --          --         89          --           --
                                                      ----        ------      ------       ----        ----          ---
INCOME (LOSS) BEFORE INCOME TAXES                      109         5,239       1,174        130         (14)          16
                                                      ----        ------      ------       ----        ----          ---
INCOME TAXES:
   Current                                              (2)        1,146         452        135          --           --
   Deferred                                             44           911           8         (1)         --            6
   Foreign Taxes                                        --            --          --         --          --           --
   Investment and energy tax credits - net              --            --          --         --          --           --
                                                      ----        ------      ------       ----        ----          ---
Total income taxes                                      42         2,057         460        134          --            6
                                                      ----        ------      ------       ----        ----          ---
MINORITY INTERESTS                                      --            --          --         --          --           --
                                                      ----        ------      ------       ----        ----          ---
INCOME (LOSS) FROM CONTINUING OPERATIONS                67         3,182         714         (4)        (14)          10
                                                      ----        ------      ------       ----        ----          ---
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the
      Acct. Principle                                   --            --          --         --          --           --
   Income from Discontinued Operations - Net of
      Taxes                                             --            --          --         --          --           --
   Gain on Sale of Discontinued Operations - Net
      of Taxes                                          --            --          --         --          --           --
                                                      ----        ------      ------       ----        ----          ---
INCOME FROM DISCONTINUED OPERATIONS                     --            --          --         --          --           --
                                                      ----        ------      ------       ----        ----          ---
NET INCOME (LOSS)                                       67         3,182         714         (4)        (14)          10
                                                      ----        ------      ------       ----        ----          ---
   Preferred Dividend Requirement                       --            --          --         --          --           --
                                                      ----        ------      ------       ----        ----          ---
EARNINGS AVAILABLE TO COMMON STOCK                    $ 67        $3,182      $  714       $ (4)       $(14)         $10
                                                      ====        ======      ======       ====        ====          ===

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                        PSEG GLOBAL USA LLC (GLOBAL USA)
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                       PSEG
                               GLOBAL     INTERCOMPANY               CONEMAUGH      PSEG
                                USA       ELIMINATIONS    GLOBAL    MANAGEMENT,     TRACY
                            CONSOL. (A)    & RECLASS.      USA          INC.       L.L.C.
                            -----------   ------------   --------   -----------   --------
BALANCE JANUARY 1, 2004       $ 83,982      $(118,459)   $ 83,982      $(809)     $(1,406)

PRIOR PERIOD ADJUSTMENT                                                   --           --

NET INCOME (LOSS)               42,762        (40,036)     42,762         --          111
                              --------      ---------    --------      -----      -------
   TOTAL                       126,744       (158,495)    126,744       (809)      (1,295)
                              --------      ---------    --------      -----      -------
DIVIDENDS DECLARED                  --             --          --         --           --
                              --------      ---------    --------      -----      -------

                              --------      ---------    --------      -----      -------
BALANCE DECEMBER 31, 2004     $126,744      $(158,495)   $126,744      $(809)     $(1,295)
                              ========      =========    ========      =====      =======

                               PSEG       PSEG                 PSEG
                             PROJECT      GWF      PSEG       MOUNT
                             SERVICES     INC.    LEASING     CARMEL                 CEMAS
                               INC.     CONSOL.    INC.        INC.      PIPL     CORPORATION
                             --------   -------   -------    --------   -------   -----------
BALANCE JANUARY 1, 2004      $(1,228)   $14,793   $(1,691)   $(2,612)   $(9,594)    $(6,000)

PRIOR PERIOD ADJUSTMENT           --         --        --         --         --

NET INCOME (LOSS)                 (8)        28        (2)        --       (290)      2,151
                             -------    -------   -------    -------    -------     -------
   TOTAL                      (1,236)    14,821    (1,693)    (2,612)    (9,884)     (3,849)
                             -------    -------   -------    -------    -------     -------
DIVIDENDS DECLARED                --         --        --         --         --          --
                             -------    -------   -------    -------    -------     -------

                             -------    -------   -------    -------    -------     -------
BALANCE DECEMBER 31, 2004    $(1,236)   $14,821   $(1,693)   $(2,612)   $(9,884)    $(3,849)
                             =======    =======   =======    =======    =======     =======

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                        PSEG GLOBAL USA LLC (GLOBAL USA)
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                 PSEG        PSEG                                   PSEG          PSEG
                            INTERNATIONAL    ASIA      PSEG         PSEG        INTERNATIONAL      NEW
                               SERVICES      INC.      INDIA    U.S. SERVICES        LLC        HAMPSHIRE
                                 INC        CONSOL.    INC.          INC         CONSOL. (A)       INC
                            -------------   -------   -------   -------------   -------------   ---------
BALANCE JANUARY 1, 2004       $(10,424)     $(1,954)  $(1,880)      $(329)           97,003      $29,136

NET INCOME (LOSS)                 (432)      (1,481)       --        (254)           32,057        4,201
                              --------      -------   -------       -----          --------      -------
   TOTAL                       (10,856)      (3,435)   (1,880)       (583)          129,060       33,337
                              --------      -------   -------       -----          --------      -------

DIVIDENDS DECLARED                  --           --        --          --                --           --
                              --------      -------   -------       -----          --------      -------

                              --------      -------   -------       -----          --------      -------
BALANCE DECEMBER 31, 2004     $(10,856)     $(3,435)  $(1,880)      $(583)         $129,060      $33,337
                              ========      =======   =======       =====          ========      =======

                               PSEG         PSEG                    PSEG                     PSEG
                             HAWAIIAN     HAWAIIAN      PSEG     CHILQUINTA     PSEG        POLSKA
                            MANAGEMENT   INVESTMENT   KALAELOA     FINANCE    SVILUPPO     Sp. z o.o.
                                INC          INC.       INC.         LLC       S.r.L.    w likwidacji
                            ----------   ----------   --------   ----------   --------   ------------
BALANCE JANUARY 1, 2004        $245       $13,000      $1,873       $472         $(4)       $(132)

NET INCOME (LOSS)                67         3,182         714         (4)        (14)          10
                               ----       -------      ------       ----        ----        -----
   TOTAL                        312        16,182       2,587        468         (18)        (122)
                               ----       -------      ------       ----        ----        -----

DIVIDENDS DECLARED               --            --          --         --          --          --
                               ----       -------      ------       ----        ----        -----

                               ----       -------      ------       ----        ----        -----
BALANCE DECEMBER 31, 2004      $312       $16,182      $2,587       $468        $(18)       $(122)
                               ====       =======      ======       ====        ====        =====

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                        PSEG GLOBAL USA LLC (GLOBAL USA)
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                                            PSEG                  PSEG
                                                  GLOBAL     INTERCOMPANY                 CONEMAUGH     PSEG     PROJECT
                                                   USA       ELIMINATIONS     GLOBAL     MANAGEMENT,    TRACY   SERVICES
                                               CONSOL. (A)    & RECLASS.        USA          INC.      L.L.C.     INC.
                                               -----------   ------------   ----------   -----------   ------   --------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments         $   43,303     $      --     $       --       $ --      $   --    $   --
   Restricted funds-currrent                       18,853            --             --         --          --        --
   Accounts and Notes receivable:
      Trade                                        12,640            --            (44)        --         264        --
      Other                                           (16)           --           (108)        --          --        --
      PSE&G                                            --            --             --         --          --        --
      PSEG                                             --            --             --         --          --        --
      PSEG Power                                       --            --             --         --          --        --
      PSEG Energy Holdings                             --            --             --         --          --        --
      Other associated companies                1,144,898            --        460,784        132       4,184         1
   Notes receivable:
      Associated companies                             --            --             --         --          --        --
      Other                                            --            --             --         --          --        --
   Interest receivable                                 --            --             --         --          --        --
   Restricted Cash                                     --            --             --         --          --        --
   Assets held for sale                                --            --             --         --          --        --
   Derivative assets                                   --            --             --         --          --        --
   Prepayments                                      2,072            --             --         --          --        --
   Fuel                                               384            --             --         --          --        --
   Materials and supplies                          17,496            --             --         --          --        --
                                               ----------     ---------     ----------       ----      ------    ------
Total Current Assets                            1,239,630            --        460,632        132       4,448         1
                                               ----------     ---------     ----------       ----      ------    ------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                        437            --             --         --          --        --
   Generation and distribution assets             602,216            --             --         --          --        --
   Furniture and Equipment                            496            --             40         --          --        --
   Construction work in progress                       --            --             --         --          --        --
   Other                                                5            --             --         --          --        --
   Accumulated depreciation and amortization       (8,606)           --            (37)        --          --        --
   Valuation allowances                                --            --             --         --          --        --
                                               ----------     ---------     ----------       ----      ------    ------
Property, Plant and Equipment-net                 594,548            --              3         --          --        --
                                               ----------     ---------     ----------       ----      ------    ------
INVESTMENTS
   Subsidiaries                                     9,762      (800,180)       800,180         --          --        --
   Capital lease agreements                            --            --             --         --          --        --
   General Partnership interests                   13,441            --          2,605          2          --     7,580
   Limited Partnership interests                  159,132            --         57,928         --          --        --
   Corporate joint ventures                       231,499            --              1         --          --        --
   Securities                                          --            --             --         --          --        --
   Valuation allowances                                --            --             --         --          --        --
                                               ----------     ---------     ----------       ----      ------    ------
Total Investments                                 413,834      (800,180)       860,714          2          --     7,580
                                               ----------     ---------     ----------       ----      ------    ------
OTHER ASSETS
   Long-term receivables                               --            --             --         --          --        --
   Goodwill                                            --            --             --         --          --        --
   Deferred Tax Asset                              60,355            --          6,565         28          58
   Derivative Asset                                   192            --             --         --          --
   Restricted Cash                                     --            --             --         --          --
   Project Start Up Costs                          15,610            --          9,384         --          --
   Deferred Finance Costs                          13,501            --            614         --          --
   Prepaid Pension Costs                            1,180            --            418         --          --
   Intangibles                                        533            --             13         --          --
   Other                                               14            --             --         --          --        --
                                               ----------                   ----------       ----      ------    ------
Total Other Assets                                 91,385            --         16,994         28          58        --
                                               ----------     ---------     ----------       ----      ------    ------
TOTAL ASSETS                                   $2,339,397     $(800,180)    $1,338,343       $162      $4,506    $7,581
                                               ==========     =========     ==========       ====      ======    ======


                                                 PSEG               PSEG
                                                 GWF       PSEG     MOUNT
                                                 INC.    LEASING   CARMEL               CEMAS
                                               CONSOL.     INC.      INC.    PIPL    CORPORATION
                                               -------   -------   ------   ------   -----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments         $    --   $    --    $ --    $1,772     $    --
   Restricted funds-currrent                        --        --      --        --          --
   Accounts and Notes receivable:
      Trade                                         --        --      --      (180)         --
      Other                                         --        --      --       100          --
      PSE&G                                         --        --      --        --          --
      PSEG                                          --        --      --        --          --
      PSEG Power                                    --        --      --        --          --
      PSEG Energy Holdings                          --        --      --        --          --
      Other associated companies                45,777    41,601      --     2,045      26,372
   Notes receivable:
      Associated companies                          --        --      --        --          --
      Other                                         --        --      --        --          --
   Interest receivable                              --        --      --        --          --
   Restricted Cash                                  --        --      --        --          --
   Assets held for sale                             --        --      --        --          --
   Derivative assets                                --        --      --        --          --
   Prepayments                                      --        --      --        --          --
   Fuel                                             --        --      --        --          --
   Materials and supplies                           --        --      --        --          --
                                               -------   -------    ----    ------     -------
Total Current Assets                            45,777    41,601      --     3,737      26,372
                                               -------   -------    ----    ------     -------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                      --        --      --        --          --
   Generation and distribution assets               --        --      --        --          --
   Furniture and Equipment                          --        --      --        --          --
   Construction work in progress                    --        --      --        --          --
   Other                                            --        --      --        --          --
   Accumulated depreciation and amortization        --        --      --        --          --
   Valuation allowances                             --        --      --        --          --
                                               -------   -------    ----    ------     -------
Property, Plant and Equipment-net                   --        --      --        --          --
                                               -------   -------    ----    ------     -------
INVESTMENTS
   Subsidiaries                                     --        --      --        --          --
   Capital lease agreements                         --        --      --        --          --
   General Partnership interests                   673    (2,671)     --        --          --
   Limited Partnership interests                    --        --     198        --          --
   Corporate joint ventures                         --        --      --        --          --
   Securities                                       --        --      --        --          --
   Valuation allowances                             --        --      --        --          --
                                               -------   -------    ----    ------     -------
Total Investments                                  673    (2,671)    198        --          --
                                               -------   -------    ----    ------     -------
OTHER ASSETS
   Long-term receivables                            --        --      --        --          --
   Goodwill                                         --        --      --        --          --
   Deferred Tax Asset                               37        --      --        --          42
   Derivative Asset                                 --        --      --        --          --
   Restricted Cash                                  --        --      --        --          --
   Project Start Up Costs                           --        --      --        --          --
   Deferred Finance Costs                           --        --      --        --          --
   Prepaid Pension Costs                            --        --      --        --          --
   Intangibles                                      --        --      --        --          --
   Other                                            --        --      --        --          --
                                               -------   -------    ----    ------     -------
Total Other Assets                                  37        --      --        --          42
                                               -------   -------    ----    ------     -------
TOTAL ASSETS                                   $46,487   $38,930    $198    $3,737     $26,414
                                               =======   =======    ====    ======     =======

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                        PSEG GLOBAL USA LLC (GLOBAL USA)
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                              PSEG         PSEG                                  PSEG          PSEG
                                         INTERNATIONAL     ASIA     PSEG         PSEG       INTERNATIONAL      NEW
                                            SERVICES       INC.     INDIA   U.S. SERVICES        LLC        HAMPSHIRE
                                              INC        CONSOL.     INC.        INC         CONSOL. (A)       INC
                                         -------------   -------   ------   -------------   -------------   ---------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments       $   --       $   --   $   --        $ --       $   41,399      $    --
   Restricted funds-currrent                     --           --       --          --           18,853           --
   Accounts and Notes receivable:
      Trade                                      75           --       --          --           12,267           --
      Other                                      --           --        1           1              (12)          --
      PSE&G                                      --           --       --          --               --           --
      PSEG                                       --           --       --          --               --           --
      PSEG Power                                 --           --       --          --               --           --
      PSEG Energy Holdings                       --           --       --          --               --           --
      Other associated companies              7,262            7    3,207         409          520,202       30,333
   Notes receivable:
      Associated companies                       --           --       --          --               --           --
      Other                                      --           --       --          --               --           --
   Interest receivable                           --           --       --          --               --           --
   Restricted Cash                               --           --       --          --               --           --
   Assets held for sale                          --           --       --          --               --           --
   Derivative assets                             --           --       --          --               --           --
   Prepayments                                    9           --       --          --            2,063           --
   Fuel                                          --           --       --          --              384           --
   Materials and supplies                        --           --       --                       17,496           --
                                             ------       ------   ------        ----       ----------      -------
Total Current Assets                          7,346            7    3,208         410          612,652       30,333
                                             ------       ------   ------        ----       ----------      -------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                   --           --       --          --              437           --
   Generation and distribution assets            --           --       --          --          602,216           --
   Furniture and Equipment                       --           --       --          --              456           --
   Construction work in progress                 --           --       --          --               --           --
   Other                                         --           --       --          --                5           --
   Accumulated depreciation and
      amortization                               --           --       --          --           (8,569)          --
   Valuation allowances                          --           --       --          --               --           --
                                             ------       ------   ------        ----       ----------      -------
Property, Plant and Equipment-net                --           --       --          --          594,545           --
                                             ------       ------   ------        ----       ----------      -------
INVESTMENTS
   Subsidiaries                                  --           --       --          --            9,762           --
   Capital lease agreements                      --           --       --          --               --           --
   General Partnership interests                 --           --       --          --             (291)       3,978
   Limited Partnership interests                 --           --       --          --           65,636           --
   Corporate joint ventures                      --           --       --          --          228,968           --
   Securities                                    --           --       --          --               --           --
   Valuation allowances                          --           --       --          --               --           --
                                             ------       ------   ------        ----       ----------      -------
Total Investments                                --           --       --          --          304,075        3,978
                                             ------       ------   ------        ----       ----------      -------
OTHER ASSETS
   Long-term receivables                         --           --       --          --               --           --
   Goodwill                                      --           --       --          --               --           --
   Deferred Tax Asset                           900        4,191       42           1           48,605           68
   Derivative Asset                              --           --       --          --               31           --
   Restricted Cash                               --           --       --          --               --           --
   Project Start Up Costs                        --           --       --          --            6,226           --
   Deferred Finance Costs                        --           --       --          --           12,887           --
   Prepaid Pension Costs                        762           --       --          --               --           --
   Intangibles                                  520           --       --          --               --           --
   Other                                         --           --       --          --               14           --
                                             ------       ------   ------        ----       ----------      -------
Total Other Assets                            2,182        4,191       42           1           67,763           68
                                             ------       ------   ------        ----       ----------      -------
TOTAL ASSETS                                 $9,528       $4,198   $3,250        $411       $1,579,035      $34,379
                                             ======       ======   ======        ====       ==========      =======


                                            PSEG         PSEG                    PSEG                     PSEG
                                          HAWAIIAN     HAWAIIAN      PSEG     CHILQUINTA     PSEG        POLSKA
                                         MANAGEMENT   INVESTMENT   KALAELOA     FINANCE    SVILUPPO     Sp. z o.o.
                                             INC         INC.        INC.         LLC        S.r.L.   w likwidacji
                                         ----------   ----------   --------   ----------   --------   ------------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments      $ --       $    --      $   --      $   --        $54          $78
   Restricted funds-currrent                  --            --          --          --         --           --
   Accounts and Notes receivable:
      Trade                                   --            --         264          (6)        --           --
      Other                                    1            --           1          --         --           --
      PSE&G                                   --            --          --          --         --           --
      PSEG                                    --            --          --          --         --           --
      PSEG Power                              --            --          --          --         --           --
      PSEG Energy Holdings                    --            --          --          --         --           --
      Other associated companies              43            --       2,450          89         --           --
   Notes receivable:
      Associated companies                    --            --          --          --         --           --
      Other                                   --            --          --          --         --           --
   Interest receivable                        --            --          --          --         --           --
   Restricted Cash                            --            --          --          --         --           --
   Assets held for sale                       --            --          --          --         --           --
   Derivative assets                          --            --          --          --         --           --
   Prepayments                                --            --          --          --         --           --
   Fuel                                       --            --          --          --         --            0
   Materials and supplies                     --            --          --          --         --           --
                                            ----       -------      ------      ------        ---          ---
Total Current Assets                          44            --       2,715          83         54           78
                                            ----       -------      ------      ------        ---          ---
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                --            --          --          --         --           --
   Generation and distribution assets         --            --          --          --         --           --
   Furniture and Equipment                    --            --          --          --         --           --
   Construction work in progress              --            --          --          --         --           --
   Other                                      --            --          --          --         --           --
   Accumulated depreciation and
      amortization                            --            --          --          --         --           --
   Valuation allowances                       --            --          --          --         --           --
                                            ----       -------      ------      ------        ---          ---
Property, Plant and Equipment-net             --            --          --          --         --           --
                                            ----       -------      ------      ------        ---          ---
INVESTMENTS
   Subsidiaries                               --            --          --          --         --           --
   Capital lease agreements                   --            --          --          --         --           --
   General Partnership interests             656            --         909          --         --           --
   Limited Partnership interests              12        35,359          (1)         --         --           --
   Corporate joint ventures                   --            --          --       2,530         --           --
   Securities                                 --            --          --          --         --           --
   Valuation allowances                       --            --          --          --         --           --
                                            ----       -------      ------      ------        ---          ---
Total Investments                            668        35,359         908       2,530         --           --
                                            ----       -------      ------      ------        ---          ---
OTHER ASSETS
   Long-term receivables                      --            --          --          --         --           --
   Goodwill                                   --            --          --          --         --           --
   Deferred Tax Asset                         87          (121)        (92)        (56)        --           --
   Derivative Asset                           --            --          --         161         --           --
   Restricted Cash                            --            --          --          --         --           --
   Project Start Up Costs                     --            --          --          --         --           --
   Deferred Finance Costs                     --            --          --          --         --           --
   Prepaid Pension Costs                      --            --          --          --         --           --
   Intangibles                                --            --          --          --         --           --
   Other                                      --            --          --          --         --           --
                                            ----       -------      ------      ------        ---          ---
Total Other Assets                            87          (121)        (92)        105         --           --
                                            ----       -------      ------      ------        ---          ---

TOTAL ASSETS                                $799       $35,238      $3,531      $2,718        $54          $78
                                            ====       =======      ======      ======        ===          ===

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                        PSEG GLOBAL USA LLC (GLOBAL USA)
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                                     PSEG                  PSEG
                                          GLOBAL     INTERCOMPANY                 CONEMAUGH     PSEG      PROJECT
                                           USA       ELIMINATIONS     GLOBAL     MANAGEMENT,    TRACY    SERVICES
                                       CONSOL. (A)    & RECLASS.        USA          INC.       L.L.C.      INC.
                                       -----------   ------------   ----------   -----------   -------   --------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                            $    4,437     $      --     $      123     $   --      $    --   $    --
      Taxes                                 1,384            --            566        218           73        --
      Other                                11,724            --          1,485         --           --        --
      Interest                              2,847            --             --         --           --        --
      Associated companies                515,824            --        182,645        911        5,538     8,050
   Notes payable:
      PSEG Capital Corporation                 --            --             --         --           --        --
      PSEG Energy Holdings                     --            --             --         --           --        --
      Other                                    --            --             --         --           --        --
      Other Associated companies            7,342            --          7,342         --           --        --
   Current portion of long-term Debt       16,200            --             --         --           --        --
   Derivative liability                        --            --             --         --           --        --
                                       ----------     ---------     ----------     ------      -------   -------
Total Current Liabilities                 559,758            --        192,161      1,129        5,611     8,050
                                       ----------     ---------     ----------     ------      -------   -------

TOTAL LONG-TERM DEBT                      579,284            --          1,600         --           --        --
                                       ----------     ---------     ----------     ------      -------   -------

DEFERRED CREDITS
Deferred income taxes                      61,543            --         13,923       (163)         185       762
Deferred investment                            --            --             --         --           --        --
   and energy tax credits                   5,686            --          5,481         --           --        --
Deferred Revenue                            1,008            --             --         --           --        --
Derivative Liability                           --            --             --         --           --        --
Other                                       7,011            --             71         --           --        --
                                       ----------     ---------     ----------     ------      -------   -------
Total Deferred Credits                     75,248            --         19,475       (163)         185       762
                                       ----------     ---------     ----------     ------      -------   -------

MINORITY INTEREST                              --            --             --         --           --        --
                                       ----------     ---------     ----------     ------      -------   -------

STOCKHOLDER'S EQUITY
   Capital stock                               10          (147)            10          5            5         5
   Preferred stock                             --            --             --         --           --        --
   Preference Units                            --            --             --         --           --        --
   Stock Subs Payable                          --            --             --         --           --        --
   Members Capital                             --            --             --         --           --        --
   Contributed capital                  1,016,060      (659,340)     1,016,060         --           --        --
   Retained earnings                      126,744      (158,495)       126,744       (809)      (1,295)   (1,236)
   Other Comprehensive Income              (1,300)        1,395         (1,300)        --           --        --
   Cumulative Translation Adjustment      (16,407)       16,407        (16,407)        --           --        --
                                       ----------     ---------     ----------     ------      -------   -------
Total Stockholder's Equity              1,125,107      (800,180)     1,125,107       (804)      (1,290)   (1,231)
                                       ----------     ---------     ----------     ------      -------   -------

TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                $2,339,397     $(800,180)    $1,338,343     $  162      $ 4,506   $ 7,581
                                       ==========     =========     ==========     ======      =======   =======


                                         PSEG                PSEG
                                         GWF        PSEG     MOUNT
                                         INC.     LEASING   CARMEL                 CEMAS
                                        CONSOL.      INC.     INC.      PIPL    CORPORATION
                                       --------   -------   -------   -------   -----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                            $    --    $    --   $    --   $    --     $    --
      Taxes                                 27         (1)       30        --          --
      Other                                 --         --        --        --          --
      Interest                              --         --        --        --          --
      Associated companies              30,071      9,220     1,578     3,728          23
   Notes payable:
      PSEG Capital Corporation              --         --        --        --          --
      PSEG Energy Holdings                  --         --        --        --          --
      Other                                 --         --        --        --          --
      Other Associated companies            --         --        --        --          --
   Current portion of long-term Debt        --         --        --        --          --
   Derivative liability                     --         --        --        --          --
                                       -------    -------   -------   -------     -------
Total Current Liabilities               30,098      9,219     1,608     3,728          23
                                       -------    -------   -------   -------     -------

TOTAL LONG-TERM DEBT                        --         --        --        --          --
                                       -------    -------   -------   -------     -------

DEFERRED CREDITS
Deferred income taxes                     (381)      (540)    1,202        --          91
Deferred investment                         --         --        --        --          --
   and energy tax credits                   --         --        --        --          --
Deferred Revenue                            --         --        --        --          --
Derivative Liability                        --         --        --        --          --
Other                                       --         --        --        --          --
                                       -------    -------   -------   -------     -------
Total Deferred Credits                    (381)      (540)    1,202        --          91
                                       -------    -------   -------   -------     -------

MINORITY INTEREST                           --         --        --        --          --
                                       -------    -------   -------   -------     -------

STOCKHOLDER'S EQUITY
   Capital stock                             5          5        --       100          --
   Preferred stock                          --         --        --        --          --
   Preference Units                         --         --        --        --          --
   Stock Subs Payable                       --         --        --        --          --
   Members Capital                          --         --        --        --          --
   Contributed capital                   1,944     31,939        --     9,793      30,149
   Retained earnings                    14,821     (1,693)   (2,612)   (9,884)     (3,849)
   Other Comprehensive Income               --         --        --        --          --
   Cumulative Translation Adjustment        --         --        --        --          --
                                       -------    -------   -------   -------     -------
Total Stockholder's Equity              16,770     30,251    (2,612)        9      26,300
                                       -------    -------   -------   -------     -------

TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                $46,487    $38,930   $   198   $ 3,737     $26,414
                                       =======    =======   =======   =======     =======

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                        PSEG GLOBAL USA LLC (GLOBAL USA)
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                           PSEG          PSEG                                 PSEG           PSEG
                                       INTERNATIONAL     ASIA      PSEG         PSEG       INTERNATIONAL      NEW
                                          SERVICES       INC.     INDIA    U.S. SERVICES        LLC        HAMPSHIRE
                                          INC (A)      CONSOL.     INC.         INC         CONSOL. (A)       INC
                                       -------------   -------   -------   -------------   -------------   ---------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                              $     (2)     $    --   $    --       $  --        $    4,316      $    --
      Taxes                                    (4)          --        --          --               224           --
      Other                                   675           --        --          --             9,564           --
      Interest                                 --           --        --          --             2,668           --
      Associated companies                 16,144        3,876     5,564         986           241,369            5
   Notes payable:
      PSEG Capital Corporation                 --           --        --          --                --           --
      PSEG Energy Holdings                     --           --        --          --                --           --
      Other                                    --           --        --          --                --           --
      Other Associated companies               --           --        --          --                --           --
   Current portion of long-term debt           --           --        --          --            16,200           --
   Derivative liability                        --           --        --          --                --           --
                                         --------      -------   -------       -----        ----------      -------
Total Current Liabilities                  16,813        3,876     5,564         986           274,341            5
                                         --------      -------   -------       -----        ----------      -------

TOTAL LONG-TERM DEBT                           --           --        --          --           577,684           --
                                         --------      -------   -------       -----        ----------      -------

DEFERRED CREDITS
Deferred income taxes                         177          (43)     (435)          7            36,812          392
Deferred investment                            --           --        --          --                --           --
   and energy tax credits                      --           --        --          --                --          205
Deferred Revenue                               --           --        --          --             1,008           --
Derivative Liability                           --           --        --          --                --           --
Other                                       2,201           --        --          --             4,739           --
                                         --------      -------   -------       -----        ----------      -------
Total Deferred Credits                      2,378          (43)     (435)          7            42,559          597
                                         --------      -------   -------       -----        ----------      -------

MINORITY INTEREST                              --           --        --          --                --           --
                                         --------      -------   -------       -----        ----------      -------

STOCKHOLDER'S EQUITY
   Capital stock                               --           --         1           1                 1            5
   Preferred stock                             --           --        --          --                --           --
   Preference Units                            --           --        --          --                --           --
   Stock Subs Payable                          --           --        --          --                --           --
   Members Capital                             --           --        --          --                --           --
   Contributed capital                      1,200        3,800        --          --           572,388          435
   Retained earnings                      (10,856)      (3,435)   (1,880)       (583)          129,060       33,337
   Other Comprehensive Income                 (20)          --        --          --              (578)          --
   Cumulative Translation Adjustment           13           --        --          --           (16,420)          --
                                         --------      -------   -------       -----        ----------      -------
Total Stockholder's Equity                 (9,663)         365    (1,879)       (582)          684,451       33,777
                                         --------      -------   -------       -----        ----------      -------

TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                  $  9,528      $ 4,198   $ 3,250       $ 411        $1,579,035      $34,379
                                         ========      =======   =======       =====        ==========      =======


                                         PSEG          PSEG                     PSEG                     PSEG
                                        HAWAIIAN     HAWAIIAN      PSEG      CHILQUINTA     PSEG        POLSKA
                                       MANAGEMENT   INVESTMENT   KALAELOA      FINANCE    SVILUPPO     Sp. z o.o.
                                           INC         INC.         INC.         LLC       S.r.L.    w likwidacji
                                       ----------   ----------   ---------   ----------   --------   ------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
Accounts payable:
      Trade                               $ --       $    --      $   --       $   --      $ --         $  --
      Taxes                                  7           122         122           --        --            --
      Other                                 --            --          --           --        --            --
      Interest                              --            --          --          179        --            --
      Associated companies                  64         4,903         659          294        --           196
   Notes payable:
      PSEG Capital Corporation              --            --          --           --        --            --
      PSEG Energy Holdings                  --            --          --           --        --            --
      Other                                 --            --          --           --        --            --
      Other Associated companies            --            --          --           --        --            --
   Current portion of long-term debt        --            --          --           --        --            --
   Derivative liability                     --            --          --           --        --            --
                                          ----       -------      ------       ------      ----         -----
Total Current Liabilities                   71         5,025         781          473        --           196
                                          ----       -------      ------       ------      ----         -----

TOTAL LONG-TERM DEBT                        --            --          --           --        --            --
                                          ----       -------      ------       ------      ----         -----

DEFERRED CREDITS
Deferred income taxes                      200         9,344         (11)          17        --             4
Deferred investment                         --            --          --           --        --            --
   and energy tax credits                   --            --          --           --        --            --
Deferred Revenue                            --            --          --           --        --            --
Derivative Liability                        --            --          --           --        --            --
Other                                       --            --          --           --        --            --
                                          ----       -------      ------       ------      ----         -----
Total Deferred Credits                     200         9,344         (11)          17        --             4
                                          ----       -------      ------       ------      ----         -----

MINORITY INTEREST                           --            --          --           --        --            --
                                          ----       -------      ------       ------      ----         -----

STOCKHOLDER'S EQUITY
   Capital stock                             1            --           1           --        12            --
   Preferred stock                          --            --          --           --        --            --
   Preference Units                         --            --          --           --        --            --
   Stock Subs Payable                       --            --          --           --        --            --
   Members Capital                          --            --          --           --        --            --
   Contributed capital                     160         5,517         195        1,760        60            --
   Retained earnings                       312        16,182       2,587          468       (18)         (122)
   Other Comprehensive Income               55          (830)        (22)          --        --            --
   Cumulative Translation Adjustment        --            --          --           --        --            --
                                          ----       -------      ------       ------      ----         -----
Total Stockholder's Equity                 528        20,869       2,761        2,228        54          (122)
                                          ----       -------      ------       ------      ----         -----

TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                   $799       $35,238      $3,531       $2,718      $ 54         $  78
                                          ====       =======      ======       ======      ====         =====

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                   PSEG GLOBAL INT'L HOLDINGS LLC. (PGIHLLC)
                       CONSOLIDATING STATEMENT OF INCOME
                     FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                            INTERCOMPANY                PSEG
                                                                 PGIHLLC    ELIMINATIONS              AMERICAS
                                                               CONSOL (A)    & RECLASS.     PGIHLLC   LTD. (B)
                                                               ----------   ------------   --------   --------
REVENUES:
   Income from capital lease agreements                         $     --     $      --     $     --   $     --
   Gain on Sale of Operating Projects                             35,034            --           --     35,034
   Other                                                              --            --           --         --
   Electric Revenues
      Generation                                                  91,983            --           --     91,983
      Distribution                                               196,533            --           --    196,533
   Other                                                          22,263            --           --     22,263
   Equity in subsidiary earnings                                      --      (109,406)     109,406         --
                                                                --------     ---------     --------   --------
Total revenues                                                   345,813      (109,406)     109,406    345,813
                                                                --------     ---------     --------   --------
OPERATING EXPENSES:
   Operation and maintenance                                      20,421            --           --     20,421
   Write off of investments                                           --            --           --         --
   Depreciation and amortization                                  28,915            --           --     28,915
   Electric and Energy Costs                                     130,165            --           --    130,165
   Administrative and general                                     30,114            --           --     30,114
                                                                --------     ---------     --------   --------
Total operating expenses                                         209,615            --           --    209,615
                                                                --------     ---------     --------   --------
   Income from partnerships                                       46,843            --           --     46,843
   Interest and dividend income                                       --            --           --         --
   Consulting and O&M fees                                         4,717            --           --      4,717
OPERATING INCOME                                                 187,758      (109,406)     109,406    187,758
                                                                --------     ---------     --------   --------
OTHER INCOME:
   Foreign currency translation Gain/Loss                         (1,318)           --           --     (1,318)
   Change in Derivative Fair Value - FAS 133                      (2,437)           --           --     (2,437)
   Loss on Early Extinguishment of Debt                           (1,514)           --           --     (1,514)
   Gain on Sale Other                                                121            --           --        121
   Other                                                             781            --           --        781
                                                                --------     ---------     --------   --------
Total Other Income                                                (4,367)           --           --     (4,367)
                                                                --------     ---------     --------   --------
INTEREST EXPENSE:
   PSEG Capital Corporation                                           --            --           --         --
   PSEG Energy Holdings                                               --            --           --         --
   PSEG Capital Funding Corp.                                         --            --           --         --
   Other Associated Companies                                        774            --           --        774
   Other                                                          33,240            --           --     33,240
   Capitalized interest                                           (1,267)           --           --     (1,267)
                                                                --------     ---------     --------   --------
INTEREST EXPENSE - NET                                            32,747            --           --     32,747
                                                                --------     ---------     --------   --------
INCOME BEFORE INCOME TAXES                                       150,644      (109,406)     109,406    150,644
                                                                --------     ---------     --------   --------
INCOME TAXES:
   Current                                                       (36,499)           --           --    (36,499)
   Deferred                                                       69,304            --           --     69,304
   Foreign Taxes                                                  10,170            --           --     10,170
   Investment and energy tax credits - net                            --            --           --         --
                                                                --------     ---------     --------   --------
Total income taxes                                                42,975            --           --     42,975
                                                                --------     ---------     --------   --------
MINORITY INTERESTS                                                 2,815            --           --      2,815
                                                                --------     ---------     --------   --------
INCOME FROM CONTINUING OPERATIONS                                104,854      (109,406)     109,406    104,854
                                                                --------     ---------     --------   --------
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct. Principle               --            --           --         --
   Income from Discontinued Operations - Net of Taxes              2,013            --           --      2,013
   Gain on Sale of Discontinued Operations - Net of Taxes          2,539            --           --      2,539
                                                                --------     ---------     --------   --------
INCOME FROM DISCONTINUED OPERATIONS                                4,552            --           --      4,552
                                                                --------     ---------     --------   --------
NET INCOME                                                       109,406      (109,406)     109,406    109,406
                                                                --------     ---------     --------   --------
   Preferred Dividend Requirement                                     --            --           --         --
                                                                --------     ---------     --------   --------
EARNINGS AVAILABLE TO COMMON STOCK                              $109,406     $(109,406)    $109,406   $109,406
                                                                ========     =========     ========   ========

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.
(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                   PSEG GLOBAL INT'L HOLDINGS LLC. (PGIHLLC)
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                     FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                          INTERCOMPANY                  PSEG
                               PGIHLLC    ELIMINATIONS                AMERICAS
                             CONSOL (A)    & RECLASS.     PGIHLLC     LTD. (B)
                             ----------   ------------   ---------   ---------
BALANCE JANUARY 1, 2004      $(149,695)    $ 149,688     $(149,695)  $(149,688)

NET INCOME                     109,406      (109,406)      109,406     109,406
                             ---------     ---------     ---------   ---------
   TOTAL                     $ (40,289)       40,282       (40,289)    (40,282)
                             ---------     ---------     ---------   ---------

DIVIDENDS DECLARED                  --            --            --          --
                             ---------     ---------     ---------   ---------

                             ---------     ---------     ---------   ---------
BALANCE DECEMBER 31, 2004    $ (40,289)    $  40,282     $ (40,289)  $ (40,282)
                             =========     =========     =========   =========

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                    PSEG GLOBAL INT'L HOLDINGS LLC. (PGIHLLC)
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                  INTERCOMPANY                     PSEG
                                                       PGIHLLC    ELIMINATIONS                   AMERICAS
                                                     CONSOL (A)    & RECLASS.      PGIHLLC       LTD. (B)
                                                     ----------   ------------   -----------   -----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments               $  128,865   $        --    $       --     $  128,865
   Restricted Funds - currrent                           16,523            --            --         16,523
   Accounts and Notes receivable:
      Trade                                              69,243            --            --         69,243
      Other                                              15,241            --           (12)        15,253
      PSE&G                                                  --            --            --             --
      PSEG                                                   --            --            --             --
      PSEG Power                                             --            --            --             --
      PSEG Energy Holdings                                   --            --            --             --
      Other associated companies                        631,834            --            --        631,834
   Notes receivable:
      Associated companies                                   --            --            --             --
      Other                                             132,113            --            --        132,113
   Interest receivable                                       --            --            --             --
   Restricted Cash                                           --            --            --             --
   Assets held for sale                                      --            --            --             --
   Derivative assets                                        304            --            --            304
   Prepayments                                            1,749            --            --          1,749
   Fuel                                                   1,763            --            --          1,763
   Materials and Supplies                                11,566            --            --         11,566
                                                     ----------   -----------    ----------     ----------
Total Current Assets                                  1,009,201            --           (12)     1,009,213
                                                     ----------   -----------    ----------     ----------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                           16,876            --            --         16,876
   Generation & distribution Assets                     738,752            --            --        738,752
   Furniture & Equipment                                 61,659            --            --         61,659
   Construction Work in Process                          63,521            --            --         63,521
   Other                                                     --            --            --             --
   Accumulated depreciation and amortization           (157,338)           --            --       (157,338)
   Valuation allowances                                      --            --            --             --
                                                     ----------   -----------    ----------     ----------
Property, Plant and Equipment-net                       723,470            --            --        723,470
                                                     ----------   -----------    ----------     ----------
INVESTMENTS
   Subsidiaries                                              --    (1,083,838)    1,083,838             --
   Capital lease agreements                                  --            --            --             --
   General Partnership Interests                             --            --            --             --
   Limited Partnership Interests                             --            --            --             --
   Corporate joint ventures                             536,220            --            --        536,220
   Securities                                                --            --            --             --
   Valuation allowances                                      --            --            --             --
                                                     ----------   -----------    ----------     ----------
Total Investments                                       536,220    (1,083,838)    1,083,838        536,220
                                                     ----------   -----------    ----------     ----------
OTHER ASSETS
   Long Term Other Receivable                             5,694            --            --          5,694
   Goodwill                                             505,499            --            --        505,499
   Deferred Tax Asset                                    73,962            --            --         73,962
   Derivative Asset                                        (161)           --            --           (161)
   Restricted Cash                                       13,328            --            --         13,328
   Project Start up Costs                                 4,153            --            --          4,153
   Deferred Finance Costs                                11,104            --            --         11,104
   Prepaid Pension                                           45            --            --             45
   Intangibles                                              358            --            --            358
      Other                                               5,776            --            --          5,776
                                                     ----------   -----------    ----------     ----------
Total Other Assets                                      619,758            --            --        619,758
                                                     ----------   -----------    ----------     ----------
TOTAL ASSETS                                         $2,888,649   $(1,083,838)   $1,083,826     $2,888,661
                                                     ==========   ===========    ==========     ==========

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.
(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                    PSEG GLOBAL INT'L HOLDINGS LLC. (PGIHLLC)
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                  INTERCOMPANY                     PSEG
                                                       PGIHLLC    ELIMINATIONS                   AMERICAS
                                                     CONSOL (A)    & RECLASS.      PGIHLLC       LTD. (B)
                                                     ----------   ------------   -----------   -----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                          $   41,342    $        --   $       --    $   41,342
      Taxes                                               2,408             --           --         2,408
      Other                                              22,902             --           --        22,902
      Interest                                            5,840             --           --         5,840
      Associated companies                            1,167,723             --           (3)    1,167,726
   Notes payable:
      PSEG Capital Corporation                               --             --           --            --
      PSEG Energy Holdings Inc.                              --             --           --            --
      Other                                              (8,300)            --           --        (8,300)
      Other associated companies                          9,609             --           --         9,609
   Current portion of long-term debt                     36,069             --           --        36,069
   Derivative liability                                   9,657             --           --         9,657
                                                     ----------    -----------   ----------    ----------
Total Current Liabilities                             1,287,250             --           (3)    1,287,253
                                                     ----------    -----------   ----------    ----------
TOTAL LONG-TERM DEBT                                    429,163             --           --       429,163
                                                     ----------    -----------   ----------    ----------

DEFERRED CREDITS
Deferred income taxes                                    49,565             --           --        49,565
Deferred investment                                          --             --           --            --
   and energy tax credits                                    --             --           --            --
Deferred revenues                                         1,882             --           --         1,882
Derivative Liability                                     12,572             --           --        12,572
Other                                                     9,106             --           --         9,106
                                                     ----------    -----------   ----------    ----------
Total Deferred Credits                                   73,125             --           --        73,125
                                                     ----------    -----------   ----------    ----------
MINORITY INTEREST                                        15,282             --           --        15,282
                                                     ----------    -----------   ----------    ----------

STOCKHOLDER'S EQUITY
   Capital stock                                             --            (12)          --            12
   Preferred stock                                           --             --           --            --
   Preferred units                                           --             --           --            --
   Stock Subs Payable                                        --             --           --            --
   Members Capital                                           --             --           --            --
   Contributed capital                                1,278,343     (1,278,343)   1,278,343     1,278,343
   Retained earnings                                    (40,289)        40,282      (40,289)      (40,282)
   Other Comprehensive Income                           (13,733)        13,743      (13,733)      (13,743)
   Cumulative Translation Adjustment                   (140,492)       140,492     (140,492)     (140,492)
                                                     ----------    -----------   ----------    ----------
Total Stockholder's Equity                            1,083,829     (1,083,838)   1,083,829     1,083,838
                                                     ----------    -----------   ----------    ----------
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                              $2,888,649    $(1,083,838)  $1,083,826    $2,888,661
                                                     ==========    ===========   ==========    ==========

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.
(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                       PSEG EUROPE (Delaware) LLC (PEDLLC)
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                                                       PSEG
                                                                          INTERCOMPANY                 EUROPE
                                                               PEDLLC     ELIMINATIONS                  B.V.
                                                            CONSOL. (B)    & RECLASS.     PEDLLC    CONSOL. (B)
                                                            -----------   ------------   --------   -----------
REVENUES:
   Income from capital lease agreements                      $     --        $    --     $     --    $     --
   Gain on Sale of Operating Projects                              --             --           --          --
   Other                                                           --             --           --          --
   Electric Revenues
      Generation                                              191,219             --           --     191,219
      Distribution                                                 --             --           --          --
   Other                                                          372             --           --         372
   Equity in subsidiary earnings                                   --         11,709      (11,709)         --
                                                             --------        -------     --------    --------
Total revenues                                                191,591         11,709      (11,709)    191,591
                                                             --------        -------     --------    --------
OPERATING EXPENSES:
   Operation and maintenance                                   33,876             --           --      33,876
   Write-off of Investments                                        --             --           --          --
   Depreciation and amortization                               13,392             --           --      13,392
   Electric and Energy Costs                                   66,085             --           --      66,085
   Administrative and general                                  33,688             --         (134)     33,822
                                                             --------        -------     --------    --------
Total operating expenses                                      147,041             --         (134)    147,175
                                                             --------        -------     --------    --------
   Income from partnerships                                       367             --           --         367
   Interest and dividend income                                 3,958             --           --       3,958
   Consulting and O&M fees                                         55             --           --          55
OPERATING INCOME                                               48,930         11,709      (11,575)     48,796
                                                             --------        -------     --------    --------
OTHER INCOME:
   Foreign currency translation Gain/Loss                     (25,033)            --           --     (25,033)
   Change in Derivative Fair Value - FAS 133                     (642)            --           --        (642)
   Loss on Early Extinguishment of Debt                            --             --           --          --
   Gain on Sale Other                                              --             --           --          --
   Other                                                        2,274             --           --       2,274
                                                             --------        -------     --------    --------
Total Other Income                                            (23,401)            --           --     (23,401)
                                                             --------        -------     --------    --------
INTEREST EXPENSE:
   PSEG Capital Corporation                                        --             --           --          --
   PSEG Energy Holdings                                            --             --           --          --
   Enterprise Capital Funding Corp.                                --             --           --          --
   Other Associated Companies                                      --             --           --          --
   Other                                                       32,085             --           --      32,085
   Capitalized interest                                            --             --           --          --
                                                             --------        -------     --------    --------
INTEREST EXPENSE - NET                                         32,085             --           --      32,085
                                                             --------        -------     --------    --------
LOSS BEFORE INCOME TAXES                                       (6,556)        11,709      (11,575)     (6,690)
                                                             --------        -------     --------    --------
INCOME TAXES:
   Current                                                      1,376             --           47       1,329
   Deferred                                                     3,299             --           --       3,299
   Foreign taxes                                                2,850             --           --       2,850
   Investment and energy tax credits - net                         --             --           --          --
                                                             --------        -------     --------    --------
Total income taxes                                              7,525             --           47       7,478
                                                             --------        -------     --------    --------
MINORITY INTERESTS                                             (2,459)            --           --      (2,459)
                                                             --------        -------     --------    --------
LOSS FROM CONTINUING OPERATIONS                               (11,622)        11,709      (11,622)    (11,709)
                                                             --------        -------     --------    --------
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct. Principle            --             --           --          --
   Income from Discontinued Operations - Net of Taxes              --             --           --          --
   Gain on Sale of Discontinued Operations - Net of Taxes          --             --           --          --
                                                             --------        -------     --------    --------
INCOME FROM DISCONTINUED OPERATIONS                                --             --           --          --
                                                             --------        -------     --------    --------
NET LOSS                                                      (11,622)        11,709      (11,622)    (11,709)
                                                             --------        -------     --------    --------
   Preferred Dividend Requirement                                  --             --           --          --
                                                             --------        -------     --------    --------
EARNINGS AVAILABLE TO COMMON STOCK                           $(11,622)       $11,709     $(11,622)   $(11,709)
                                                             ========        =======     ========    ========

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                       PSEG EUROPE (Delaware) LLC (PEDLLC)
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                         PSEG
                                           INTERCOMPANY                 EUROPE
                                PEDLLC     ELIMINATIONS                  B.V.
                             CONSOL. (B)    & RECLASS.     PEDLLC    CONSOL. (B)
                             -----------   ------------   --------   -----------
BALANCE  JANUARY 1, 2004      $ (1,253)       $   664     $ (1,253)   $   (664)

NET LOSS                       (11,622)        11,709      (11,622)    (11,709)
                              --------        -------     --------    --------
   TOTAL                       (12,875)        12,373      (12,875)    (12,373)
                              --------        -------     --------    --------
DIVIDENDS DECLARED                  --             --           --          --
                              --------        -------     --------    --------
BALANCE  DECEMBER 31, 2004    $(12,875)       $12,373     $(12,875)   $(12,373)
                              ========        =======     ========    ========

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                       PSEG EUROPE (Delaware) LLC (PEDLLC)
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                                           PSEG
                                                             INTERCOMPANY                 EUROPE
                                                 PEDLLC      ELIMINATIONS                   B.V.
                                               CONSOL. (B)    & RECLASS.      PEDLLC    CONSOL. (B)
                                               -----------   ------------    --------   -----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments          $ 17,427        $    --      $     --     $ 17,427
   Restricted Funds - currrent                     9,550             --            --        9,550
   Accounts and Notes receivable:
      Trade                                       27,511             --            --       27,511
      Other                                        2,870             --            --        2,870
      PSE&G                                           --             --            --           --
      PSEG                                            --             --            --           --
      PSEG Power                                      --             --            --           --
      PSEG Energy Holdings                            --             --                         --
      Other associated companies                 211,552             --        74,758      136,794
   Notes receivable:
      Associated companies                         1,503             --            --        1,503
      Other                                           --             --            --           --
   Interest receivable                                --             --            --           --
   Restricted Cash                                    --             --            --           --
   Assets Held for Sale                               --             --            --           --
   Derivative assets                                  --             --            --           --
   Prepayments                                       975             --            --          975
   Fuel                                            9,483             --            --        9,483
   Materials and supplies                          6,202             --            --        6,202
                                                --------        -------      --------     --------
Total Current Assets                             287,073             --        74,758      212,315
                                                --------        -------      --------     --------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                    (4,945)            --            --       (4,945)
   Generation & Distribution Assets              415,844             --            --      415,844
   Furniture and equipment                       (11,272)            --            --      (11,272)
   Construction Work in process                   26,818             --            --       26,818
   Other                                              --             --            --           --
   Accumulated depreciation and amortization     (20,163)            --            --      (20,163)
   Valuation allowances                               --             --            --           --
                                                --------        -------      --------     --------
Property, Plant and Equipment-net                406,282             --            --      406,282
                                                --------        -------      --------     --------
INVESTMENTS
   Subsidiaries                                       --         15,884       (15,884)          --
   Capital lease agreements                           --             --            --           --
   General Partnership interests                      --             --            --           --
   Limited Partnership interests                      --             --            --           --
   Corporate joint ventures                       78,033             --            --       78,033
   Securities                                         --             --            --           --
   Valuation allowances                               --             --            --           --
                                                --------        -------      --------     --------
Total Investments                                 78,033         15,884       (15,884)      78,033
                                                --------        -------      --------     --------
OTHER ASSETS
   Long-term receivables                                                                        --
   Goodwill                                        8,152             --            --        8,152
   Deferred Tax Asset                             17,978             --           212       17,766
   Derivative Asset                                   --             --            --           --
   Restricted Cash                                    --             --            --           --
   Project Start up Costs                          4,112             --            --        4,112
   Deferred Finance Costs                          6,487             --            --        6,487
   Prepaid Pension Costs                              --             --            --           --
   Intangibles                                       183             --            --          183
   Other                                              --             --            --           --
                                                --------        -------      --------     --------
Total Other Assets                                36,912             --           212       36,700
                                                --------        -------      --------     --------
TOTAL ASSETS                                    $808,300        $15,884      $ 59,086     $733,330
                                                ========        =======      ========     ========

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                       PSEG EUROPE (Delaware) LLC (PEDLLC)
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                                       PSEG
                                                        INTERCOMPANY                  EUROPE
                                            PEDLLC      ELIMINATIONS                   B.V.
                                          CONSOL. (B)    & RECLASS.     PEDLLC     CONSOL. (B)
                                          -----------   ------------   ---------   -----------
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                 $ 12,623      $     --      $      4       12,619
      Taxes                                       --            --            --           --
      Other                                   15,571            --            --       15,571
      Interest                                 6,249            --            --        6,249
      Associated companies                   295,024            --        20,738      274,286
   Notes payable:
      PSEG Capital Corporation                    --            --            --           --
      PSEG Energy Holdings                        --            --            --           --
      Other                                    8,300            --            --        8,300
      Other associated companies                  --            --            --           --
   Current portion of long-term debt          10,488            --            --       10,488
   Derivative liability                       20,984            --            --       20,984
                                            --------      --------      --------     --------
Total Current Liabilities                    369,239            --        20,742      348,497
                                            --------      --------      --------     --------
TOTAL LONG-TERM DEBT                         311,221            --            --      311,221
                                            --------      --------      --------     --------

DEFERRED CREDITS
Deferred income taxes                         12,922            --            --       12,922
Deferred investment                               --            --            --           --
   and energy tax credits                         --            --            --           --
Deferred Revenues                                (64)           --            --          (64)
Derivative Liability                          57,311            --            --       57,311
Other                                          5,645            --            --        5,645
                                            --------      --------      --------     --------
Total Deferred Credits                        75,814            --            --       75,814
                                            --------      --------      --------     --------
MINORITY INTEREST                             13,682            --            --       13,682
                                            --------      --------      --------     --------
STOCKHOLDER'S EQUITY
   Capital stock                                  --            --            --           --
   Preferred stock                                --            --            --           --
   Preference Units                               --            --            --           --
   Stock Subs Payable                             --            --            --           --
   Members Capital                                --            --            --           --
   Contributed capital                        98,416       (43,686)       98,416       43,686
   Retained earnings                         (12,875)       12,373       (12,875)     (12,373)
   Other Comprehensive Income                (63,823)       63,823       (63,823)     (63,823)
   Cumulative Translation Adjustment          16,626       (16,626)       16,626       16,626
                                            --------      --------      --------     --------
Total Stockholder's Equity                    38,344        15,884        38,344      (15,884)
                                            --------      --------      --------     --------
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                     $808,300      $ 15,884      $ 59,086     $733,330
                                            ========      ========      ========     ========

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                                PSEG EUROPE B. V.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                           EUROPE     INTERCOMPANY     PSEG      PSEG EUROPE     PSEG
                                                            B.V.      ELIMINATIONS    EUROPE        V.B.V       ITALIA
                                                        CONSOL. (B)    & RECLASS.      B.V.     (Netherlands)    B.V.
                                                        -----------   ------------   --------   -------------   ------
REVENUES:
   Income from capital lease agreements                  $     --       $    --      $     --        $--        $   --
   Gain on Sale of Operating Projects                          --            --            --         --            --
   Other                                                       --            --            --         --            --
   Electric Revenues
      Generation                                          191,219            --            --         --            --
      Distribution                                             --            --            --         --            --
   Other                                                      372            --            --         --            --
   Equity in subsidiary earnings                               --        11,764       (11,764)        --            --
                                                         --------       -------      --------        ---        ------
Total revenues                                            191,591        11,764       (11,764)        --            --
                                                         --------       -------      --------        ---        ------

OPERATING EXPENSES:
   Operation and maintenance                               33,876            --            --         --            --
   Write-off of Investments                                    --            --            --         --            --
   Depreciation and amortization                           13,392            --            --         --            --
   Electric and Energy Costs                               66,085            --            --         --            --
   Administrative and general                              33,822            --           329          6            89
                                                         --------       -------      --------        ---        ------
Total operating expenses                                  147,175            --           329          6            89
                                                         --------       -------      --------        ---        ------

   Income from partnerships                                   367            --            --         --          (255)
   Interest and dividend income                             3,958            --            --         --         3,958
   Consulting and O&M fees                                     55            --            --         --            --

OPERATING INCOME                                           48,796        11,764       (12,093)        (6)        3,614
                                                         --------       -------      --------        ---        ------

OTHER INCOME:
   Foreign currency translation Gain/Loss                 (25,033)           --           126         --         2,438
   Change in Derivative Fair Value - FAS 133                 (642)           --            --         --            --
   Loss on Early Extinguishment of Debt                        --            --            --         --            --
   Gain on Sale Other                                          --            --            --         --            --
   Other                                                    2,274            --            --         --            --
                                                         --------       -------      --------        ---        ------
Total Other Income                                        (23,401)           --           126         --         2,438
                                                         --------       -------      --------        ---        ------

INTEREST EXPENSE:
   PSEG Capital Corporation                                    --            --            --         --            --
   PSEG Energy Holdings                                        --            --            --         --            --
   Enterprise Capital Funding Corp.                            --            --            --         --            --
   Other Associated Companies                                  --            --            --         --            --
   Other                                                   32,085            --           (28)        --            --
   Capitalized interest                                        --            --            --         --            --
                                                         --------       -------      --------        ---        ------
INTEREST EXPENSE - NET                                     32,085            --           (28)        --            --
                                                         --------       -------      --------        ---        ------

INCOME (LOSS) BEFORE INCOME TAXES                          (6,690)       11,764       (11,939)        (6)        6,052
                                                         --------       -------      --------        ---        ------

INCOME TAXES:
   Current                                                  1,329            --          (108)        --         1,468
   Deferred                                                 3,299            --          (122)        --         3,078
   Foreign taxes                                            2,850            --            --         --            --
   Investment and energy tax credits - net                     --            --            --         --            --
                                                         --------       -------      --------        ---        ------
Total income taxes                                          7,478            --          (230)        --         4,546
                                                         --------       -------      --------        ---        ------

MINORITY INTERESTS                                         (2,459)           --            --         --            --
                                                         --------       -------      --------        ---        ------

INCOME (LOSS) FROM CONTINUING OPERATIONS                  (11,709)       11,764       (11,709)        (6)        1,506
                                                         --------       -------      --------        ---        ------
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct.
      Principle                                                --            --            --         --            --
   Income from Discontinued Operations - Net of Taxes          --            --            --         --            --
   Gain on Sale of Discontinued Operations - Net of
      Taxes                                                    --            --            --         --            --
                                                         --------       -------      --------        ---        ------
INCOME (LOSS) FROM DISCONTINUED OPERATIONS                     --            --            --         --            --
                                                         --------       -------      --------        ---        ------
NET INCOME (LOSS)                                         (11,709)       11,764       (11,709)        (6)        1,506
                                                         --------       -------      --------        ---        ------
   Preferred Dividend Requirement                              --            --            --         --            --
                                                         --------       -------      --------        ---        ------
EARNINGS AVAILABLE TO COMMON STOCK                       $(11,709)      $11,764      $(11,709)       $(6)       $1,506
                                                         ========       =======      ========        ===        ======


                                                                               PSEG        PSEG
                                                         PSEG      PSEG    INVESTMENTS    SILESIA
                                                        POLAND    TURKEY       B.V.        B.V.
                                                        CONSOL.    B.V.       CONSOL      CONSOL.
                                                        -------   ------   -----------   --------
REVENUES:
   Income from capital lease agreements                 $    --    $ --       $  --      $     --
   Gain on Sale of Operating Projects                        --      --          --            --
   Other                                                     --      --          --            --
   Electric Revenues
      Generation                                         97,196      --          --        94,023
      Distribution                                           --      --          --            --
   Other                                                    372      --          --            --
   Equity in subsidiary earnings                             --      --          --            --
                                                        -------    ----       -----      --------
Total revenues                                           97,568      --          --        94,023
                                                        -------    ----       -----      --------
OPERATING EXPENSES:
   Operation and maintenance                             23,265      --          --        10,611
   Write-off of Investments                                  --      --          --            --
   Depreciation and amortization                          3,438      --          --         9,954
   Electric and Energy Costs                             44,670      --          --        21,415
   Administrative and general                            19,223       6          27        14,142
                                                        -------    ----       -----      --------
Total operating expenses                                 90,596       6          27        56,122
                                                        -------    ----       -----      --------
   Income from partnerships                                  18      --          --           604
   Interest and dividend income                              --      --          --            --
   Consulting and O&M fees                                   --      --          --            55

OPERATING INCOME                                          6,990      (6)        (27)       38,560
                                                        -------    ----       -----      --------

OTHER INCOME:
   Foreign currency translation Gain/Loss                   440      --          --       (28,037)
   Change in Derivative Fair Value - FAS 133                 --      --          --          (642)
   Loss on Early Extinguishment of Debt                      --      --          --            --
   Gain on Sale Other                                        --      --          --            --
   Other                                                  2,453      --          --          (179)
                                                        -------    ----       -----      --------
Total Other Income                                        2,893      --          --       (28,858)
                                                        -------    ----       -----      --------

INTEREST EXPENSE:
   PSEG Capital Corporation                                  --      --          --            --
   PSEG Energy Holdings                                      --      --          --            --
   Enterprise Capital Funding Corp.                          --      --          --            --
   Other Associated Companies                                --      --          --            --
   Other                                                    (94)     --          --        32,207
   Capitalized interest                                      --      --          --            --
                                                        -------    ----       -----      --------
INTEREST EXPENSE - NET                                      (94)     --          --        32,207
                                                        -------    ----       -----      --------

INCOME (LOSS) BEFORE INCOME TAXES                         9,977      (6)        (27)      (22,505)
                                                        -------    ----       -----      --------

INCOME TAXES:
   Current                                                  (13)     (2)        (16)           --
   Deferred                                                  37     (61)        551          (184)
   Foreign taxes                                          2,008      --          --           842
   Investment and energy tax credits - net                   --      --          --            --
                                                        -------    ----       -----      --------
Total income taxes                                        2,032     (63)        535           658
                                                        -------    ----       -----      --------

MINORITY INTERESTS                                       (2,183)     --          --          (276)
                                                        -------    ----       -----      --------

INCOME (LOSS) FROM CONTINUING OPERATIONS                 10,128      57        (562)      (22,887)
                                                        -------    ----       -----      --------

DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct.
      Principle                                              --      --          --            --
   Income from Discontinued Operations - Net of Taxes        --      --          --            --
   Gain on Sale of Discontinued Operations - Net of
      Taxes                                                  --      --          --            --
                                                        -------    ----       -----      --------
INCOME FROM DISCONTINUED OPERATIONS                          --      --          --            --
                                                        -------    ----       -----      --------

NET INCOME (LOSS)                                        10,128      57        (562)      (22,887)
                                                        -------    ----       -----      --------

   Preferred Dividend Requirement                            --      --          --            --
                                                        -------    ----       -----      --------

EARNINGS AVAILABLE TO COMMON STOCK                      $10,128    $ 57       $(562)     $(22,887)
                                                        =======    ====       =====      ========

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                                PSEG EUROPE B. V.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                               EUROPE     INTERCOMPANY     PSEG      PSEG EUROPE      PSEG
                                B.V.      ELIMINATIONS    EUROPE        V.B.V        ITALIA
                            CONSOL. (B)    & RECLASS.       B.V.    (Netherlands)     B.V.
                            -----------   ------------   --------   -------------   -------
BALANCE JANUARY 1, 2004      $   (664)       $   496     $   (664)      $(10)       $(1,746)

NET INCOME (LOSS)             (11,709)        11,764      (11,709)        (6)         1,506
                             --------        -------     --------       ----        -------
   TOTAL                      (12,373)        12,260      (12,373)       (16)          (240)
                             --------        -------     --------       ----        -------
DIVIDENDS DECLARED                 --             --           --         --             --
                             --------        -------     --------       ----        -------

                             --------        -------     --------       ----        -------
BALANCE DECEMBER 31, 2004    $(12,373)       $12,260     $(12,373)      $(16)       $  (240)
                             ========        =======     ========       ====        =======


                                                   PSEG         PSEG
                              PSEG     PSEG    INVESTMENTS    SILESIA
                             POLAND   TURKEY       B.V.         B.V.
                            CONSOL.    B.V.      CONSOL       CONSOL.
                            -------   ------   -----------   --------
BALANCE JANUARY 1, 2004       4,490    $539       (4,652)         883

NET INCOME (LOSS)            10,128      57         (562)     (22,887)

                            -------    ----      -------     --------
   TOTAL                     14,618     596       (5,214)     (22,004)
                            -------    ----      -------     --------

DIVIDENDS DECLARED               --      --           --           --
                            -------    ----      -------     --------

                            -------    ----      -------     --------
BALANCE DECEMBER 31, 2004   $14,618    $596      $(5,214)    $(22,004)
                            =======    ====      =======     ========

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                                PSEG EUROPE B. V.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                  EUROPE     INTERCOMPANY      PSEG      PSEG EUROPE      PSEG
                                                   B.V.      ELIMINATIONS     EUROPE        V.B.V        ITALIA
                                               CONSOL. (B)    & RECLASS.       B.V.     (Netherlands)     B.V.
                                               -----------   ------------   ---------   -------------   -------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments           $ 17,427       $    --      $    836        $--        $    --
   Restricted Funds - currrent                      9,550            --            --         --             --
   Accounts and Notes receivable:
      Trade                                        27,511            --            67          2              4
      Other                                         2,870            --           (20)        --             20
      PSE&G                                            --            --            --         --             --
      PSEG                                             --            --            --         --             --
      PSEG Power                                       --            --            --         --             --
      PSEG Energy Holdings                             --            --            --         --             --
      Other associated companies                  136,794            --       113,879          5          8,007
   Notes receivable:
      Associated companies                          1,503            --            --         --             --
      Other                                            --            --            --         --             --
   Interest receivable                                 --            --            --         --             --
   Restricted Cash                                     --            --            --         --             --
   Assets Held for Sale                                --            --            --         --             --
   Derivative assets                                   --            --            --         --             --
   Prepayments                                        975            --            --         --             --
   Fuel                                             9,483            --            --         --             --
   Materials and supplies                           6,202            --            --         --             --
                                                 --------       -------      --------        ---        -------
Total Current Assets                              212,315            --       114,762          7          8,031
                                                 --------       -------      --------        ---        -------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                     (4,945)           --            --         --             --
   Generation & Distribution Assets               415,844            --            --         --             --
   Furniture and equipment                        (11,272)           --            --         --             --
   Construction Work in process                    26,818            --            --         --             --
   Other                                               --            --            --         --             --
   Accumulated depreciation and amortization      (20,163)           --            --         --             --
   Valuation allowances                                --            --            --         --             --
                                                 --------       -------      --------        ---        -------
Property, Plant and Equipment-net                 406,282            --            --         --             --
                                                 --------       -------      --------        ---        -------
INVESTMENTS
   Subsidiaries                                        --        32,296       (32,296)        --             --
   Capital lease agreements                            --            --            --         --             --
   General Partnership interests                       --            --            --         --             --
   Limited Partnership interests                       --            --            --         --             --
   Corporate joint ventures                        78,033            --          (475)        --         77,623
   Securities                                          --            --            --         --             --
   Valuation allowances                                --            --            --         --             --
                                                 --------       -------      --------        ---        -------
Total Investments                                  78,033        32,296       (32,771)        --         77,623
                                                 --------       -------      --------        ---        -------
OTHER ASSETS
   Long-term receivables                               --            --            --         --             --
   Goodwill                                         8,152            --            --         --             --
   Deferred Tax Asset                              17,766            --             3         --             --
   Derivative Asset                                    --            --            --         --             --
   Restricted Cash                                     --            --            --         --             --
   Project Start up Costs                           4,112            --           384         --             --
   Deferred Finance Costs                           6,487            --            --         --             --
   Prepaid Pension Costs                               --            --            --         --             --
   Intangibles                                        183            --            --         --             --
   Other                                               --            --            --         --             --
                                                 --------       -------      --------        ---        -------
Total Other Assets                                 36,700            --           387         --             --
                                                 --------       -------      --------        ---        -------
TOTAL ASSETS                                     $733,330       $32,296      $ 82,378        $ 7        $85,654
                                                 ========       =======      ========        ===        =======


                                                                       PSEG         PSEG
                                                  PSEG      PSEG    INVESTMENTS    SILESIA
                                                 POLAND    TURKEY       B.V.         B.V.
                                                 CONSOL.     B.V.     CONSOL       CONSOL.
                                               ---------   ------   -----------   ---------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments          $  5,220   $   --     $    6      $ 11,365
   Restricted Funds - currrent                        19       --         --         9,531
   Accounts and Notes receivable:
      Trade                                       11,525        2        (13)       15,924
      Other                                          700       --         --         2,170
      PSE&G                                           --       --         --            --
      PSEG                                            --       --         --            --
      PSEG Power                                      --       --         --            --
      PSEG Energy Holdings                            --       --         --            --
      Other associated companies                       4    3,204      2,581         9,114
   Notes receivable:
      Associated companies                            --       --         --         1,503
      Other                                           --       --         --            --
   Interest receivable                                --       --         --            --
   Restricted Cash                                    --       --         --            --
   Assets Held for Sale                               --       --         --            --
   Derivative assets                                  --       --         --            --
   Prepayments                                       244       --         --           731
   Fuel                                            5,257       --         --         4,226
   Materials and supplies                          3,167       --         --         3,035
                                                --------   ------     ------      --------
Total Current Assets                              26,136    3,206      2,574        57,599
                                                --------   ------     ------      --------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                       160       --         --        (5,105)
   Generation & Distribution Assets               93,295       --         --       322,549
   Furniture and equipment                            --       --         --       (11,272)
   Construction Work in process                   26,812       --         --             6
   Other                                              --       --         --            --
   Accumulated depreciation and amortization      (7,593)      --         --       (12,570)
   Valuation allowances                               --       --         --            --
                                                --------   ------     ------      --------
Property, Plant and Equipment-net                112,674       --         --       293,608
                                                --------   ------     ------      --------
INVESTMENTS
   Subsidiaries                                       --       --         --            --
   Capital lease agreements                           --       --         --            --
   General Partnership interests                      --       --         --            --
   Limited Partnership interests                      --       --         --            --
   Corporate joint ventures                          410       --         --           475
   Securities                                         --       --         --            --
   Valuation allowances                               --       --         --            --
                                                --------   ------     ------      --------
Total Investments                                    410       --         --           475
                                                --------   ------     ------      --------
OTHER ASSETS
   Long-term receivables                              --       --         --
   Goodwill                                           --       --         --         8,152
   Deferred Tax Asset                                831       --         --        16,932
   Derivative Asset                                   --       --         --            --
   Restricted Cash                                    --       --         --            --
   Project Start up Costs                          1,396       --         --         2,332
   Deferred Finance Costs                             --       --         --         6,487
   Prepaid Pension Costs                              --       --         --            --
   Intangibles                                        59       --         --           124
   Other                                              --       --         --            --
                                                --------   ------     ------      --------
Total Other Assets                                 2,286       --         --        34,027
                                                --------   ------     ------      --------
TOTAL ASSETS                                    $141,506   $3,206     $2,574      $385,709
                                                ========   ======     =======     ========

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                                PSEG EUROPE B. V.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)


                                          EUROPE     INTERCOMPANY     PSEG      PSEG EUROPE      PSEG
                                           B.V.      ELIMINATIONS    EUROPE        V.B.V        ITALIA
                                       CONSOL. (B)    & RECLASS.      B.V.     (Netherlands)     B.V.
                                       -----------   ------------   --------   -------------   -------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                              $ 12,619      $     --     $     --        $ --       $     7
      Taxes                                    --            --           --          --            --
      Other                                15,571            --           95           2             7
      Interest                              6,249            --           --          --            --
      Associated companies                274,286            --       98,120          --        75,063
   Notes payable:
      PSEG Capital Corporation                 --            --           --          --            --
      PSEG Energy Holdings                     --            --           --          --            --
      Other                                 8,300            --           --          --            --
      Other associated companies               --            --           --          --            --
   Current portion of long-term debt       10,488            --           --          --            --
   Derivative liability                    20,984            --           --          --            --
                                         --------      --------     --------        ----       -------
Total Current Liabilities                 348,497            --       98,215           2        75,077
                                         --------      --------     --------        ----       -------
TOTAL LONG-TERM DEBT                      311,221            --           --          --            --
                                         --------      --------     --------        ----       -------
DEFERRED CREDITS
Deferred income taxes                      12,922            --           47          --         3,042
Deferred investment                            --            --           --          --            --
   and energy tax credits                      --            --           --          --            --
Deferred Revenues                             (64)           --           --          --            --
Derivative Liability                       57,311            --           --          --            --
Other                                       5,645            --           --          --            --
                                         --------      --------     --------        ----       -------
Total Deferred Credits                     75,814            --           47          --         3,042
                                         --------      --------     --------        ----       -------
MINORITY INTEREST                          13,682            --           --          --            --
                                         --------      --------     --------        ----       -------
STOCKHOLDER'S EQUITY
      Capital stock                            --           (60)          --          21            20
      Preferred stock                          --            --           --          --            --
      Preference Units                         --            --           --          --            --
      Stock Subs Payable                       --            --           --          --            --
      Members Capital                          --            --           --          --            --
      Contributed capital                  43,686       (27,101)      43,686          --         7,755
      Retained earnings                   (12,373)       12,260      (12,373)        (16)         (240)
      Other Comprehensive Income          (63,823)       63,823      (63,823)         --            --
      Cumulative Translation
         Adjustment                        16,626       (16,626)      16,626          --            --
                                         --------      --------     --------        ----       -------
Total Stockholder's Equity               (15,884)       32,296      (15,884)          5         7,535
                                         --------      --------     --------        ----       -------
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                  $733,330      $ 32,296     $ 82,378        $ 7        $85,654
                                         ========      ========     ========        ====       =======


                                                               PSEG         PSEG
                                         PSEG      PSEG    INVESTMENTS    SILESIA
                                        POLAND    TURKEY       B.V.         B.V.
                                        CONSOL.    B.V.       CONSOL      CONSOL.
                                       --------   ------   -----------   ---------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                               9,262   $   --     $    --      $  3,350
      Taxes                                  --       --          --            --
      Other                              10,057        1           3         5,406
      Interest                               --       --          --         6,249
      Associated companies               35,379    2,609       7,785        55,330
   Notes payable:
      PSEG Capital Corporation               --       --          --            --
      PSEG Energy Holdings                   --       --          --            --
      Other                               8,300       --          --            --
      Other associated companies             --       --          --            --
   Current portion of long-term debt      2,249       --          --         8,239
   Derivative liability                      --       --          --        20,984
                                       --------   ------     -------      --------
Total Current Liabilities                65,247    2,610       7,788        99,558
                                       --------   ------     -------      --------
TOTAL LONG-TERM DEBT                     14,957       --          --       296,264
                                       --------   ------     -------      --------
DEFERRED CREDITS
Deferred income taxes                     6,878       --          --         2,955
Deferred investment                          --       --          --            --
   and energy tax credits                    --       --          --            --
Deferred Revenues                            --       --          --           (64)
Derivative Liability                         --       --          --        57,311
Other                                     5,645       --          --            --
                                       --------   ------     -------      --------
Total Deferred Credits                   12,523       --          --        60,202
                                       --------   ------     -------      --------
MINORITY INTEREST                        17,509       --          --        (3,827)
                                       --------   ------     -------      --------
STOCKHOLDER'S EQUITY
      Capital stock                          --       --          --            19
      Preferred stock                        --       --          --            --
      Preference Units                       --       --          --            --
      Stock Subs Payable                     --       --          --            --
      Members Capital                        --       --          --            --
      Contributed capital                    26       --          --        19,320
      Retained earnings                  14,618      596      (5,214)      (22,004)
      Other Comprehensive Income             --       --          --       (63,823)
      Cumulative Translation
         Adjustment                      16,626       --          --            --
                                       --------   ------     -------      --------
Total Stockholder's Equity               31,270      596      (5,214)      (66,488)
                                       --------   ------     -------      --------
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                $141,506   $3,206     $ 2,574      $385,709
                                       ========   ======     =======      ========

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                             PSEG INTERNATIONAL LLC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                 PSEG                                        PSEG       PSEG
                                                            INTERNATIONAL   INTERCOMPANY        PSEG       MILBANK    AMERICAS
                                                                 LLC        ELIMINATIONS   INTERNATIONAL     INC.      L.L.C.
                                                             CONSOL. (A)     & RECLASS.         LLC        CONSOL.   CONSOL.(A)
                                                            -------------   ------------   -------------   -------   ----------
REVENUES:
   Income from capital lease agreements                        $     --       $     --        $    --       $  --     $     --
   Gain on Sale of Operating Projects                             2,004             --             --          --           --
   Other                                                             --             --             --          --           --
   Electric Revenues
      Generation                                                246,493             --             --          --      246,493
      Distribution                                                   --             --             --          --           --
   Other                                                            333             --             --          --          333
   Equity in subsidiary earnings                                     --        (31,566)        31,566          --           --
                                                               --------       --------        -------       -----     --------
Total revenues                                                  248,830        (31,566)        31,566          --      246,826
                                                               --------       --------        -------       -----     --------
OPERATING EXPENSES:
   Operation and maintenance                                     15,974             --             --          --       15,974
   Write off of investments                                          --             --             --          --           --
   Depreciation and amortization                                  8,811             --             --          --        8,811
   Electric and Energy Costs                                    192,138             --             --          --      192,138
   Administrative and general                                    15,326             --             13         906       14,512
                                                               --------       --------        -------       -----     --------
Total operating expenses                                        232,249             --             13         906      231,435
                                                               --------       --------        -------       -----     --------
   Income from partnerships                                      36,931             --             --          --        3,297
   Interest and dividend income                                   6,257             --            768          --        5,432
   Consulting and O&M fees                                          210             --             --          --           96

OPERATING INCOME                                                 59,979        (31,566)        32,321        (906)      24,216
                                                               --------       --------        -------       -----     --------
OTHER INCOME
   Foreign currency Translation Gain/Loss                            (8)            --             --          36           --
   Change in Derivative Fair Value - FAS 133                         --             --             --          --           --
   Loss on Early Extinguishment of Debt                              --             --             --          --           --
   Gain on Sale Other                                                --             --             --          --           --
   Other                                                             --             --             --          --           --
                                                               --------       --------        -------       -----     --------
Total Other Income                                                   (8)            --             --          36           --
                                                               --------       --------        -------       -----     --------
INTEREST EXPENSE:
   PSEG Capital Corporation                                          --             --             --          --           --
   PSEG Energy Holdings                                              --             --             --          --           --
   Enterprise Capital Funding Corp.                                  --             --             --          --           --
   Other Associated Companies                                        --             --             --          --           --
   Other                                                         25,712             --             --           9       25,789
   Capitalized interest                                              --             --             --          --           --
                                                               --------       --------        -------       -----     --------
INTEREST EXPENSE - NET                                           25,712             --             --           9       25,789
                                                               --------       --------        -------       -----     --------
INCOME (LOSS) BEFORE INCOME TAXES                                34,259        (31,566)        32,321        (879)      (1,573)
                                                               --------       --------        -------       -----     --------
INCOME TAXES:
   Current                                                        2,332             --            264        (117)      (9,680)
   Deferred                                                        (130)            --             --           9        4,017
   Foreign Taxes                                                     --             --             --          --           --
   Investment and energy tax credits - net                           --             --             --          --           --
                                                               --------       --------        -------       -----     --------
Total income taxes                                                2,202             --            264        (108)      (5,663)
                                                               --------       --------        -------       -----     --------
MINORITY INTERESTS                                                   --             --             --          --           --
                                                               --------       --------        -------       -----     --------
INCOME (LOSS) FROM CONTINUING OPERATIONS                         32,057        (31,566)        32,057        (771)       4,090
                                                               --------       --------        -------       -----     --------
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct. Principle              --             --             --          --           --
   Income from Discontinued Operations - Net of Taxes                --             --             --          --           --
   Gain on Sale of Discontinued Operations - Net of Taxes            --             --             --          --           --
                                                               --------       --------        -------       -----     --------
INCOME FROM DISCONTINUED OPERATIONS                                  --             --             --          --           --
                                                               --------       --------        -------       -----     --------
NET INCOME                                                       32,057        (31,566)        32,057        (771)       4,090
                                                               --------       --------        -------       -----     --------
   Preferred Dividend Requirement                                    --             --             --          --           --
                                                               --------       --------        -------       -----     --------
EARNINGS AVAILABLE TO COMMON STOCK                             $ 32,057       $(31,566)       $32,057       $(771)    $  4,090
                                                               ========       ========        =======       =====     ========




                                                               PSEG                           PSEG          NORTH
                                                            CALIFORNIA     PSEG RADES    ELCHO SERVICES   BAY POWER
                                                               CORP.     SERVICES INC.        INC.           LLC
                                                            ----------   -------------   --------------   ---------
REVENUES:
   Income from capital lease agreements                      $    --          $--             $ --           $--
   Gain on Sale of Operating Projects                             --           --               --            --
   Other                                                          --           --               --            --
   Electric Revenues
      Generation                                                  --           --               --            --
      Distribution                                                --           --               --            --
   Other                                                          --           --               --            --
   Equity in subsidiary earnings                                  --           --               --            --
                                                             -------          ---             ----           ---
Total revenues                                                    --           --               --            --
                                                             -------          ---             ----           ---
OPERATING EXPENSES:
   Operation and maintenance                                      --           --               --            --
   Write off of investments                                       --           --               --            --
   Depreciation and amortization                                  --           --               --            --
   Electric and Energy Costs                                      --           --               --            --
   Administrative and general                                      2           --              (22)           --
                                                             -------          ---             ----           ---
Total operating expenses                                           2           --              (22)           --
                                                             -------          ---             ----           ---
   Income from partnerships                                   12,804           --               --            --
   Interest and dividend income                                   57           --               --            --
   Consulting and O&M fees                                        --           --              114            --

OPERATING INCOME                                              12,859           --              136            --
                                                             -------          ---             ----           ---
OTHER INCOME
   Foreign currency Translation Gain/Loss                         --           --               --            --
   Change in Derivative Fair Value - FAS 133                      --           --               --            --
   Loss on Early Extinguishment of Debt                           --           --               --            --
   Gain on Sale Other                                             --           --               --            --
   Other                                                          --           --               --            --
                                                             -------          ---             ----           ---
Total Other Income                                                --           --               --            --
                                                             -------          ---             ----           ---
INTEREST EXPENSE:
   PSEG Capital Corporation                                       --           --               --            --
   PSEG Energy Holdings                                           --           --               --            --
   Enterprise Capital Funding Corp.                               --           --               --            --
   Other Associated Companies                                     --           --               --            --
   Other                                                          --           --               --            --
   Capitalized interest                                           --           --               --            --
                                                             -------          ---             ----           ---
INTEREST EXPENSE - NET                                            --           --               --            --
                                                             -------          ---             ----           ---
INCOME (LOSS) BEFORE INCOME TAXES                             12,859           --              136            --
                                                             -------          ---             ----           ---
INCOME TAXES:
   Current                                                     8,597           --               41            --
   Deferred                                                   (3,164)          --               --            --
   Foreign Taxes                                                  --           --               --            --
   Investment and energy tax credits - net                        --           --               --            --
                                                             -------          ---             ----           ---
Total income taxes                                             5,433           --               41            --
                                                             -------          ---             ----           ---
MINORITY INTERESTS                                                --           --               --            --
                                                             -------          ---             ----           ---
INCOME (LOSS) FROM CONTINUING OPERATIONS                       7,426           --               95            --
                                                             -------          ---             ----           ---
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct. Principle           --           --               --            --
   Income from Discontinued Operations - Net of Taxes             --           --               --            --
   Gain on Sale of Discontinued Operations - Net of Taxes         --           --               --            --
                                                             -------          ---             ----           ---
INCOME FROM DISCONTINUED OPERATIONS                               --           --               --            --
                                                             -------          ---             ----           ---
NET INCOME (LOSS)                                              7,426           --               95            --
                                                             -------          ---             ----           ---
   Preferred Dividend Requirement                                 --           --               --            --
                                                             -------          ---             ----           ---
EARNINGS AVAILABLE TO COMMON STOCK                           $ 7,426          $--             $ 95           $--
                                                             =======          ===             ====           ===


                                                                                         PSEG
                                                                              PSEG      BERMUDA
                                                                 PSEG       AMERICAS   HOLDINGS
                                                            TRACY TURBINE   SERVICES    II LTD.
                                                                 INC.          INC.     CONSOL.
                                                            -------------   --------   --------
REVENUES:
   Income from capital lease agreements                          $--          $ --       $  --
   Gain on Sale of Operating Projects                             --            --          --
   Other                                                          --            --          --
   Electric Revenues
      Generation                                                  --            --          --
      Distribution                                                --            --          --
   Other                                                          --            --          --
   Equity in subsidiary earnings                                  --            --          --
                                                                 ---          ----       -----
Total revenues                                                    --            --          --
                                                                 ---          ----       -----
OPERATING EXPENSES:
   Operation and maintenance                                      --            --          --
   Write off of investments                                       --            --          --
   Depreciation and amortization                                  --            --          --
   Electric and Energy Costs                                      --            --          --
   Administrative and general                                     --            56          --
                                                                 ---          ----       -----
Total operating expenses                                          --            56          --
                                                                 ---          ----       -----
   Income from partnerships                                       --            --          --
   Interest and dividend income                                   --            --          --
   Consulting and O&M fees                                        --            --          --

OPERATING INCOME                                                  --           (56)         --
                                                                 ---          ----       -----
OTHER INCOME
   Foreign currency Translation Gain/Loss                         --            (3)         --
   Change in Derivative Fair Value - FAS 133                      --            --          --
   Loss on Early Extinguishment of Debt                           --            --          --
   Gain on Sale Other                                             --            --          --
   Other                                                          --            --          --
                                                                 ---          ----       -----
Total Other Income                                                --            (3)         --
                                                                 ---          ----       -----
INTEREST EXPENSE:
   PSEG Capital Corporation                                       --            --          --
   PSEG Energy Holdings                                           --            --          --
   Enterprise Capital Funding Corp.                               --            --          --
   Other Associated Companies                                     --            --          --
   Other                                                          --            --          --
   Capitalized interest                                           --            --          --
                                                                 ---          ----       -----
INTEREST EXPENSE - NET                                            --            --          --
                                                                 ---          ----       -----
INCOME (LOSS) BEFORE INCOME TAXES                                 --           (59)         --
                                                                 ---          ----       -----
INCOME TAXES:
   Current                                                        --             4           1
   Deferred                                                       --            36         177
   Foreign Taxes                                                  --            --          --
   Investment and energy tax credits - net                        --            --          --
                                                                 ---          ----       -----
Total income taxes                                                --            40         178
                                                                 ---          ----       -----
MINORITY INTERESTS                                                --            --          --
                                                                 ---          ----       -----
INCOME (LOSS) FROM CONTINUING OPERATIONS                          --           (99)       (178)
                                                                 ---          ----       -----
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct. Principle           --            --          --
   Income from Discontinued Operations - Net of Taxes             --            --          --
   Gain on Sale of Discontinued Operations - Net of Taxes         --            --          --
                                                                 ---          ----       -----
INCOME FROM DISCONTINUED OPERATIONS                               --            --          --
                                                                 ---          ----       -----
NET INCOME (LOSS)                                                 --           (99)       (178)
                                                                 ---          ----       -----
   Preferred Dividend Requirement                                 --            --          --
                                                                 ---          ----       -----
EARNINGS AVAILABLE TO COMMON STOCK                               $--          $(99)      $(178)
                                                                 ===          ====       =====

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                             PSEG INTERNATIONAL LLC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                                                PSEG          PSEG
                                                                 PSEG            PSEG       OPERACIONES   OPERACIONES
                                                            CALIFORNIA III     HENRIETTA         I             II
                                                                 CORP.       TURBINE INC.     CONSOL.       CONSOL.
                                                            --------------   ------------   -----------   -----------
REVENUES:
   Income from capital lease agreements                         $   --           $--            $--         $    --
   Gain on Sale of Operating Projects                            1,002            --             --              --
   Other                                                            --            --             --              --
   Electric Revenues
      Generation                                                    --            --             --              --
      Distribution                                                  --            --             --              --
   Other                                                            --            --             --              --
   Equity in subsidiary earnings                                    --            --             --              --
                                                                ------           ---            ---         -------
Total revenues                                                   1,002            --             --              --
                                                                ------           ---            ---         -------
OPERATING EXPENSES:
   Operation and maintenance                                        --            --             --              --
   Write off of investments                                         --            --             --              --
   Depreciation and amortization                                    --            --             --              --
   Electric and Energy Costs                                        --            --             --              --
   Administrative and general                                       --             1             --              --
                                                                ------           ---            ---         -------
Total operating expenses                                            --             1             --              --
                                                                ------           ---            ---         -------
   Income from partnerships                                       (536)           --             --          19,365
   Interest and dividend income                                     --            --             --              --
   Consulting and O&M fees                                          --            --             --              --

OPERATING INCOME                                                   466            (1)            --          19,365
                                                                ------           ---            ---         -------
OTHER INCOME
   Foreign currency Translation Gain/Loss                           --            --             --             (39)
   Change in Derivative Fair Value - FAS 133                        --            --             --              --
   Loss on Early Extinguishment of Debt                             --            --             --              --
   Gain on Sale Other                                               --            --             --              --
   Other                                                            --            --             --              --
                                                                ------           ---            ---         -------
Total Other Income                                                  --            --             --             (39)
                                                                ------           ---            ---         -------
INTEREST EXPENSE:
   PSEG Capital Corporation                                         --            --             --              --
   PSEG Energy Holdings                                             --            --             --              --
   Enterprise Capital Funding Corp.                                 --            --             --              --
   Other Associated Companies                                       --            --             --              --
   Other                                                            --            --             --             (86)
   Capitalized interest                                             --            --             --              --
                                                                ------           ---            ---         -------
INTEREST EXPENSE - NET                                              --            --             --             (86)
                                                                ------           ---            ---         -------
INCOME (LOSS) BEFORE INCOME TAXES                                  466            (1)            --          19,412
                                                                ------           ---            ---         -------
INCOME TAXES:
   Current                                                         839            --             --              --
   Deferred                                                       (611)           --             --              --
   Foreign Taxes                                                    --            --             --              --
   Investment and energy tax credits - net                          --            --             --              --
                                                                ------           ---            ---         -------
Total income taxes                                                 228            --             --              --
                                                                ------           ---            ---         -------
MINORITY INTERESTS                                                  --            --             --              --
                                                                ------           ---            ---         -------
INCOME (LOSS) FROM CONTINUING OPERATIONS                           238            (1)            --          19,412
                                                                ------           ---            ---         -------
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct. Principle             --            --             --              --
   Income from Discontinued Operations - Net of Taxes               --            --             --              --
   Gain on Sale of Discontinued Operations - Net of Taxes           --            --             --              --
                                                                ------           ---            ---         -------
INCOME FROM DISCONTINUED OPERATIONS                                 --            --             --              --
                                                                ------           ---            ---         -------
NET INCOME (LOSS)                                                  238            (1)            --          19,412
                                                                ------           ---            ---         -------
   Preferred Dividend Requirement                                   --            --             --              --
                                                                ------           ---            ---         -------
EARNINGS AVAILABLE TO COMMON STOCK                              $  238           $(1)           $--         $19,412
                                                                ======           ===            ===         =======


                                                                                           PSEG
                                                               PSEG           PSEG         CHINA
                                                            EUROPE LTD   CALIFORNIA II   HOLDINGS
                                                              CONSOL.        CORP.         LTD.     PPHLLC
                                                            ----------   -------------   --------   ------
REVENUES:
   Income from capital lease agreements                       $  --         $   --          $--      $ --
   Gain on Sale of Operating Projects                            --          1,002           --        --
   Other                                                         --             --           --        --
   Electric Revenues
      Generation                                                 --             --           --        --
      Distribution                                               --             --           --        --
   Other                                                         --             --           --        --
   Equity in subsidiary earnings                                 --             --           --        --
                                                              -----         ------          ---      ----
Total revenues                                                   --          1,002           --        --
                                                              -----         ------          ---      ----
OPERATING EXPENSES:
   Operation and maintenance                                     --             --           --        --
   Write off of investments                                      --             --           --        --
   Depreciation and amortization                                 --             --           --        --
   Electric and Energy Costs                                     --             --           --        --
   Administrative and general                                  (156)             9           --        --
                                                              -----         ------          ---      ----
Total operating expenses                                       (156)             9           --        --
                                                              -----         ------          ---      ----
   Income from partnerships                                      --          2,001           --        --
   Interest and dividend income                                  --             --           --        --
   Consulting and O&M fees                                       --             --           --        --

OPERATING INCOME                                                156          2,994           --        --
                                                              -----         ------          ---      ----
OTHER INCOME
   Foreign currency Translation Gain/Loss                        (2)            --           --        --
   Change in Derivative Fair Value - FAS 133                     --             --           --        --
   Loss on Early Extinguishment of Debt                          --             --           --        --
   Gain on Sale Other                                            --             --           --        --
   Other                                                         --             --           --        --
                                                              -----         ------          ---      ----
Total Other Income                                               (2)            --           --        --
                                                              -----         ------          ---      ----
INTEREST EXPENSE:
   PSEG Capital Corporation                                      --             --           --        --
   PSEG Energy Holdings                                          --             --           --        --
   Enterprise Capital Funding Corp.                              --             --           --        --
   Other Associated Companies                                    --             --           --        --
   Other                                                         --             --           --        --
   Capitalized interest                                          --             --           --        --
                                                              -----         ------          ---      ----
INTEREST EXPENSE - NET                                           --             --           --        --
                                                              -----         ------          ---      ----
INCOME BEFORE INCOME TAXES                                      154          2,994           --        --
                                                              -----         ------          ---      ----
INCOME TAXES:
   Current                                                      556          1,829           --        --
   Deferred                                                     (49)          (596)          --        51
   Foreign Taxes                                                 --             --           --        --
   Investment and energy tax credits - net                       --             --           --        --
                                                              -----         ------          ---      ----
Total income taxes                                              507          1,233           --        51
                                                              -----         ------          ---      ----
MINORITY INTERESTS                                               --             --           --        --
                                                              -----         ------          ---      ----
INCOME (LOSS) FROM CONTINUING OPERATIONS                       (353)         1,761           --       (51)
                                                              -----         ------          ---      ----
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct. Principle          --             --           --        --
   Income from Discontinued Operations - Net of Taxes            --             --           --        --
   Gain on Sale of Discontinued Operations - Net of Taxes        --             --           --        --
                                                              -----         ------          ---      ----
INCOME FROM DISCONTINUED OPERATIONS                              --             --           --        --
                                                              -----         ------          ---      ----
NET INCOME (LOSS)                                              (353)         1,761           --       (51)
                                                              -----         ------          ---      ----
   Preferred Dividend Requirement                                --             --           --        --
                                                              -----         ------          ---      ----
EARNINGS AVAILABLE TO COMMON STOCK                            $(353)        $1,761          $--      $(51)
                                                              =====         ======          ===      ====


                                                               PSEG         PSEG
                                                               ZHOU     PONTIANAK(L)
                                                            KOU POWER       LTD.
                                                               LTD.        CONSOL.
                                                            ---------   ------------
REVENUES:
   Income from capital lease agreements                        $--          $--
   Gain on Sale of Operating Projects                           --           --
   Other                                                        --           --
   Electric Revenues
      Generation                                                --           --
      Distribution                                              --           --
   Other                                                        --           --
   Equity in subsidiary earnings                                --           --
                                                               ---          ---
Total revenues                                                  --           --
                                                               ---          ---
OPERATING EXPENSES:
   Operation and maintenance                                    --           --
   Write off of investments                                     --           --
   Depreciation and amortization                                --           --
   Electric and Energy Costs                                    --           --
   Administrative and general                                   --            5
                                                               ---          ---
Total operating expenses                                        --            5
                                                               ---          ---
   Income from partnerships                                     --           --
   Interest and dividend income                                 --           --
   Consulting and O&M fees                                      --           --

OPERATING INCOME                                                --           (5)
                                                               ---          ---
OTHER INCOME
   Foreign currency Translation Gain/Loss                       --           --
   Change in Derivative Fair Value - FAS 133                    --           --
   Loss on Early Extinguishment of Debt                         --           --
   Gain on Sale Other                                           --           --
   Other                                                        --           --
                                                               ---          ---
Total Other Income                                              --           --
                                                               ---          ---
INTEREST EXPENSE:
   PSEG Capital Corporation                                     --           --
   PSEG Energy Holdings                                         --           --
   Enterprise Capital Funding Corp.                             --           --
   Other Associated Companies                                   --           --
   Other                                                        --           --
   Capitalized interest                                         --           --
                                                               ---          ---
INTEREST EXPENSE - NET                                          --           --
                                                               ---          ---
INCOME (LOSS) BEFORE INCOME TAXES                               --           (5)
                                                               ---          ---
INCOME TAXES:
   Current                                                      --           (2)
   Deferred                                                     --           --
   Foreign Taxes                                                --           --
   Investment and energy tax credits - net                      --           --
                                                               ---          ---
Total income taxes                                              --           (2)
                                                               ---          ---
MINORITY INTERESTS                                              --           --
                                                               ---          ---
INCOME (LOSS) FROM CONTINUING OPERATIONS                        --           (3)
                                                               ---          ---
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct. Principle         --           --
   Income from Discontinued Operations - Net of Taxes           --           --
   Gain on Sale of Discontinued Operations - Net of Taxes       --           --
                                                               ---          ---
INCOME FROM DISCONTINUED OPERATIONS                             --           --
                                                               ---          ---
NET INCOME (LOSS)                                               --           (3)
                                                               ---          ---
   Preferred Dividend Requirement                               --           --
                                                               ---          ---
EARNINGS AVAILABLE TO COMMON STOCK                             $--          $(3)
                                                               ===          ===


(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                             PSEG INTERNATIONAL LLC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                 PSEG                                       PSEG         PSEG
                            INTERNATIONAL   INTERCOMPANY        PSEG       MILBANK     AMERICAS        PSEG
                                 LLC        ELIMINATIONS   INTERNATIONAL     INC.        L.L.C.     CALIFORNIA    PSEG RADES
                             CONSOL. (A)    & RECLASS.          LLC         CONSOL.   CONSOL. (A)      CORP.     SERVICES INC.
                            -------------   ------------   -------------   --------   -----------   ----------   -------------
BALANCE JANUARY 1, 2004       $ 97,003       $ (89,320)      $ 97,003       $(189)      $17,351      $55,339          $--
NET INCOME (LOSS)               32,057         (31,566)        32,057        (771)        4,090        7,426           --
                              --------       ---------       --------       -----       -------      -------          ---
   TOTAL                       129,060        (120,886)       129,060        (960)       21,441       62,765           --
                              --------       ---------       --------       -----       -------      -------          ---
DIVIDENDS DECLARED                  --              --             --          --            --           --           --
                              --------       ---------       --------       -----       -------      -------          ---

                              --------       ---------       --------       -----       -------      -------          ---
BALANCE DECEMBER 31, 2004     $129,060       $(120,886)      $129,060       $(960)      $21,441      $62,765          $--
                              ========       =========       ========       =====       =======      =======          ===
                                             $      --       $     --       $  --       $    --      $    --          $--


                                                                                       PSEG
                                                                            PSEG      BERMUDA
                                   PSEG         NORTH         PSEG        AMERICAS   HOLDINGS
                              ELCHO SERVICES  BAY POWER   TRACY TURBINE   SERVICES    II LTD.
                                   INC.          LLC           INC.         INC.      CONSOL.
                              -------------   ---------   -------------   --------   --------
BALANCE JANUARY 1, 2004           $(19)          $--           $--        $(3,599)    (9,170)
NET INCOME (LOSS)                   95            --            --            (99)      (178)
                                  ----           ---           ---        -------    -------
   TOTAL                            76            --            --         (3,698)    (9,348)
                                  ----           ---           ---        -------    -------
DIVIDENDS DECLARED                  --            --            --             --         --
                                  ----           ---           ---        -------    -------

                                  ----           ---           ---        -------    -------
BALANCE DECEMBER 31, 2004         $ 76           $--           $--        $(3,698)   $(9,348)
                                  ====           ===           ===        =======    =======
                                  $ --           $--           $--        $    --    $    --

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                             PSEG INTERNATIONAL LLC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                PSEG         PSEG
                                 PSEG            PSEG       OPERACIONES   OPERACIONES      PSEG
                            CALIFORNIA III     HENRIETTA         I             II       EUROPE LTD
                                 CORP.       TURBINE INC.      CONSOL.      CONSOL.       CONSOL.
                            --------------   ------------   -----------   -----------   ----------
BALANCE JANUARY 1, 2004         $2,822           $(7)          12,213       $29,439      $(11,079)
NET INCOME (LOSS)                  238            (1)              --        19,412          (353)
                                ------           ---          -------       -------      --------
   TOTAL                         3,060            (8)          12,213        48,851       (11,432)
                                ------           ---          -------       -------      --------
DIVIDENDS DECLARED                  --            --               --            --            --
                                ------           ---          -------       -------      --------

                                ------           ---          -------       -------      --------
BALANCE DECEMBER 31, 2004       $3,060           $(8)         $12,213       $48,851      $(11,432)
                                ======           ===          =======       =======      ========
                                $   --           $--          $    --       $    --      $     --


                                              PSEG                 PSEG          PSEG
                                 PSEG        CHINA                 ZHOU      PONTIANAK(L)
                            CALIFORNIA II   HOLDINGS             KOU POWER       LTD.
                                 CORP.        LTD.      PPHLLC      LTD.        CONSOL.
                            -------------   --------   -------   ---------   ------------
BALANCE JANUARY 1, 2004         $2,822        $(15)    $(4,126)    $(224)      $(2,238)
NET INCOME (LOSS)                1,761          --         (51)       --            (3)
                                ------        ----     -------     -----       -------
   TOTAL                         4,583         (15)     (4,177)     (224)       (2,241)
                                ------        ----     -------     -----       -------
DIVIDENDS DECLARED                  --          --          --        --            --
                                ------        ----     -------     -----       -------

                                ------        ----     -------     -----       -------
BALANCE DECEMBER 31, 2004       $4,583        $(15)    $(4,177)    $(224)      $(2,241)
                                ======        ====     =======     =====       =======
                                $   --        $ --     $    --     $  --       $    --

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                             PSEG INTERNATIONAL LLC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                  PSEG                                     PSEG       PSEG
                                              INTERNATIONAL  INTERCOMPANY      PSEG       MILBANK    AMERICAS      PSEG
                                                   LLC       ELIMINATIONS  INTERNATIONAL    INC.      L.L.C.    CALIFORNIA
                                               CONSOL. (A)    & RECLASS.        LLC       CONSOL.  CONSOL. (A)     CORP.
                                              -------------  ------------  -------------  -------  -----------  ----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments         $   41,399     $      --      $     --      $  126  $   19,408     $    --
   Restricted Funds - currrent                     18,853            --            --          --  $   18,853          --
   Accounts and Notes receivable:
      Trade                                        12,267            --            --       1,169      10,820         142
      Other                                           (12)           --           (40)         --          (1)         --
      PSE&G                                            --            --            --          --          --          --
      PSEG                                             --            --            --          --          --          --
      PSEG Power                                       --            --            --          --          --          --
      PSEG Energy Holdings                             --            --            --          --          --          --
      Other associated companies                  520,202            --       161,932       3,491     174,816      14,187
   Notes receivable:
      Associated companies                             --            --            --          --          --          --
      Other                                            --            --            --          --          --          --
   Interest receivable                                 --            --            --          --          --          --
   Restricted Cash                                     --            --            --          --          --          --
   Asset held for sale                                 --            --            --          --          --          --
   Derivative assets                                   --            --            --          --          --          --
   Prepayments                                      2,063            --            --          29       2,034          --
   Fuel                                               384            --            --          --         384          --
   Materials and supplies                          17,496            --            --          --      17,496          --
                                               ----------     ---------      --------      ------  ----------     -------
Total Current Assets                              612,652            --       161,892       4,815     243,810      14,329
                                               ----------     ---------      --------      ------  ----------     -------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                        437            --            --          --         437          --
   General and distribution assets                602,216            --            --          --     602,216          --
   Furniture and equipment                            456            --            --          --         456          --
   Construction work in progress                       --            --            --          --          --          --
   Other                                                5            --            --          --           5          --
   Accumulated depreciation and amortization       (8,569)           --            --          --      (8,569)         --
   Valuation allowances                                --            --            --          --          --          --
                                               ----------     ---------      --------      ------  ----------     -------
Property, Plant and Equipment-net                 594,545            --            --          --     594,545          --
                                               ----------     ---------      --------      ------  ----------     -------
INVESTMENTS
   Subsidiaries                                     9,762      (590,411)      590,411          --       9,762          --
   Capital lease agreements                            --            --            --          --          --          --
   General Partnership interests                     (291)           --            --          --        (291)         --
   Limited Partnership interests                   65,636            --            --          --         557      58,721
   Corporate joint ventures                       228,968            --            --          --     185,156          --
   Securities                                          --            --            --          --          --          --
   Valuation allowances                                --            --            --          --          --          --
                                               ----------     ---------      --------      ------  ----------     -------
Total Investments                                 304,075      (590,411)      590,411          --     195,184      58,721
                                               ----------     ---------      --------      ------  ----------     -------
OTHER ASSETS
   Long-term receivables                               --            --            --          --          --          --
   Goodwill                                            --            --            --          --          --          --
   Deferred Tax Asset                              48,605            --          (828)         --      47,887          --
   Derivative Asset                                    31            --            --          --          31          --
   Restricted Cash                                     --            --            --          --          --          --
   Project Start Up Costs                           6,226            --            --          --       6,226          --
   Deferred Finance Costs                          12,887            --            --          --      12,887          --
   Prepaid Pension Costs                               --            --            --          --          --          --
   Intangibles                                         --            --            --          --          --          --
   Other                                               14            --            --          10          --          --
                                               ----------     ---------      --------      ------  ----------     -------
Total Other Assets                                 67,763            --          (828)         10      67,031          --
                                               ----------     ---------      --------      ------  ----------     -------
TOTAL ASSETS                                   $1,579,035     $(590,411)     $751,475      $4,825  $1,100,570     $73,050
                                               ==========     =========      ========      ======  ==========     =======



                                                                                                                   PSEG
                                                                                                         PSEG     BERMUDA
                                                                  PSEG         NORTH        PSEG       AMERICAS  HOLDINGS
                                                PSEG RADES   ELCHO SERVICES  BAY POWER  TRACY TURBINE  SERVICES   II LTD.
                                              SERVICES INC.       INC.          LLC         INC.         INC.     CONSOL.
                                              -------------  --------------  ---------  -------------  --------  --------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments             $100            $580         $--          $--        $   33     $ 2
   Restricted Funds - currrent                       --              --          --           --            --      --
   Accounts  and Notes receivable:
      Trade                                          --              60          --           --            28      --
      Other                                          --              --          --            4            --      --
      PSE&G                                          --              --          --           --            --      --
      PSEG                                           --              --          --           --            --      --
      PSEG Power                                     --              --          --           --            --      --
      PSEG Energy Holdings                           --              --          --           --            --      --
      Other associated companies                     --              --          --           --           558      66
   Notes receivable:
      Associated companies                           --              --          --           --            --      --
      Other                                          --              --          --           --            --      --
   Interest receivable                               --              --          --           --            --      --
   Restricted Cash                                   --              --          --           --            --      --
   Asset held for sale                               --              --          --           --            --      --
   Derivative assets                                 --              --          --           --            --      --
   Prepayments                                       --              --          --           --            --      --
   Fuel                                              --              --          --           --            --      --
   Materials and supplies                            --              --          --           --            --      --
                                                   ----            ----         ---          ---        ------     ---
Total Current Assets                                100             640          --            4           619      68
                                                   ----            ----         ---          ---        ------     ---
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                       --              --          --           --            --      --
   General and distribution assets                   --              --          --           --            --      --
   Furniture and equipment                           --              --          --           --            --      --
   Construction work in progress                     --              --          --           --            --      --
   Other                                             --              --          --           --            --      --
   Accumulated depreciation and amortization         --              --          --           --            --      --
   Valuation allowances                              --              --          --           --            --      --
                                                   ----            ----         ---          ---        ------     ---
Property, Plant and Equipment-net                    --              --          --           --            --      --
                                                   ----            ----         ---          ---        ------     ---
INVESTMENTS
   Subsidiaries                                      --              --          --           --            --      --
   Capital lease agreements                          --              --          --           --            --      --
   General Partnership interests                     --              --          --           --            --      --
   Limited Partnership interests                     --              --          --           --            --      --
   Corporate joint ventures                          --              --          --           --            --      --
   Securities                                        --              --          --           --            --      --
   Valuation allowances                              --              --          --           --            --      --
                                                   ----            ----         ---          ---        ------     ---
Total Investments                                    --              --          --           --            --      --
                                                   ----            ----         ---          ---        ------     ---
OTHER ASSETS
   Long-term receivables                             --              --          --           --            --      --
   Goodwill                                          --              --          --           --            --      --
   Deferred Tax Asset                                --              --          --           --         1,253      (6)
   Derivative Asset                                  --              --          --           --            --      --
   Restricted Cash                                   --              --          --           --            --      --
   Project Start Up Costs                            --              --          --           --            --      --
   Deferred Finance Costs                            --              --          --           --            --      --
   Prepaid Pension Costs                             --              --          --           --            --      --
   Intangibles                                       --              --          --           --            --      --
   Other                                             --              --          --           --            --      --
                                                   ----            ----         ---          ---        ------     ---
Total Other Assets                                   --              --          --           --         1,253      (6)
                                                   ----            ----         ---          ---        ------     ---
TOTAL ASSETS                                       $100            $640         $--          $ 4        $1,872     $62
                                                   ====            ====         ===          ===        ======     ===

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                             PSEG INTERNATIONAL LLC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                               PSEG          PSEG
                                                   PSEG           PSEG      OPERACIONES  OPERACIONES     PSEG
                                              CALIFORNIA III    HENRIETTA        I            II      EUROPE LTD
                                                   CORP.      TURBINE INC.    CONSOL.      CONSOL.      CONSOL.
                                              --------------  ------------  -----------  -----------  ----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments            $   --           $--             --      $ 21,053     $   97
   Restricted Funds - currrent                        --            --             --            --         --
   Accounts  and Notes receivable:
      Trade                                           --            --             --            --         48
      Other                                           --             1             --            --         --
      PSE&G                                           --            --             --            --         --
      PSEG                                            --            --             --            --         --
      PSEG Power                                      --            --             --            --         --
      PSEG Energy Holdings                            --            --             --            --         --
      Other associated companies                      --             7         43,140       112,189      6,677
   Notes receivable:
      Associated companies                            --            --             --            --         --
      Other                                           --            --             --            --         --
   Interest receivable                                --            --             --            --         --
   Restricted Cash                                    --            --             --            --         --
   Asset held for sale                                --            --             --            --         --
   Derivative assets                                  --            --             --            --         --
   Prepayments                                        --            --             --            --         --
   Fuel                                               --            --             --            --         --
   Materials and supplies                             --            --             --            --         --
                                                  ------           ---        -------      --------     ------
Total Current Assets                                  --             8         43,140       133,242      6,822
                                                  ------           ---        -------      --------     ------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                        --            --             --            --         --
   General and distribution assets                    --            --             --            --         --
   Furniture and equipment                            --            --             --            --         --
   Construction work in progress                      --            --             --            --         --
   Other                                              --            --             --            --         --
   Accumulated depreciation and amortization          --            --             --            --         --
   Valuation allowances                               --            --             --            --         --
                                                  ------           ---        -------      --------     ------
Property, Plant and Equipment-net                     --            --             --            --         --
                                                  ------           ---        -------      --------     ------
INVESTMENTS
   Subsidiaries                                       --            --             --            --         --
   Capital lease agreements                           --            --             --            --         --
   General Partnership interests                      --            --             --            --         --
   Limited Partnership interests                   3,304            --             --            --         --
   Corporate joint ventures                           --            --             --        40,712         --
   Securities                                         --            --             --            --         --
   Valuation allowances                               --            --             --            --         --
                                                  ------           ---        -------      --------     ------
Total Investments                                  3,304            --             --        40,712         --
                                                  ------           ---        -------      --------     ------
OTHER ASSETS
   Long-term receivables                              --            --             --            --         --
   Goodwill                                           --            --             --            --         --
   Deferred Tax Asset                                 --            --             --            --         --
   Derivative Asset                                   --            --             --            --         --
   Restricted Cash                                    --            --             --            --         --
   Project Start Up Costs                             --            --             --            --         --
   Deferred Finance Costs                             --            --             --            --         --
   Prepaid Pension Costs                              --            --             --            --         --
   Intangibles                                        --            --             --            --         --
   Other                                              --            --             --            --          4
                                                  ------           ---        -------      --------     ------
Total Other Assets                                    --            --             --            --          4
                                                  ------           ---        -------      --------     ------
TOTAL ASSETS                                      $3,304           $ 8        $43,140      $173,954     $6,826
                                                  ======           ===        =======      ========     ======


                                                               PSEG              PSEG         PSEG
                                                   PSEG        CHINA             ZHOU     PONTIANAK(L)
                                              CALIFORNIA II  HOLDINGS          KOU POWER      LTD.
                                                  CORP.        LTD.    PPHLLC    LTD.       CONSOL.
                                              -------------  --------  ------  ---------  ------------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments            $   --        $--    $   --     $--            --
   Restricted Funds - currrent                        --         --        --      --            --
   Accounts and Notes receivable:
      Trade                                           --         --        --      --            --
      Other                                           --         12        --      12            --
      PSE&G                                           --         --        --      --            --
      PSEG                                            --         --        --      --            --
      PSEG Power                                      --         --        --      --            --
      PSEG Energy Holdings                            --         --        --      --            --
      Other associated companies                   2,081         --        --      --         1,058
   Notes receivable:
      Associated companies                            --         --        --      --            --
      Other                                           --         --        --      --            --
   Interest receivable                                --         --        --      --            --
   Restricted Cash                                    --         --        --      --            --
   Asset held for sale                                --         --        --      --            --
   Derivative assets                                  --         --        --      --            --
   Prepayments                                        --         --        --      --            --
   Fuel                                               --         --        --      --            --
   Materials and supplies                             --         --        --      --            --
                                                  ------        ---    ------     ---        ------
Total Current Assets                               2,081         12        --      12         1,058
                                                  ------        ---    ------     ---        ------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                        --         --        --      --            --
   General and distribution assets                    --         --        --      --            --
   Furniture and equipment                            --         --        --      --            --
   Construction work in progress                      --         --        --      --            --
   Other                                              --         --        --      --            --
   Accumulated depreciation and amortization          --         --        --      --            --
   Valuation allowances                               --         --        --      --            --
                                                  ------        ---    ------     ---        ------
Property, Plant and Equipment-net                     --         --        --      --            --
                                                  ------        ---    ------     ---        ------
INVESTMENTS
   Subsidiaries                                       --         --        --      --            --
   Capital lease agreements                           --         --        --      --            --
   General Partnership interests                      --         --        --      --            --
   Limited Partnership interests                   3,054         --        --      --            --
   Corporate joint ventures                           --         --     3,100      --            --
   Securities                                         --         --        --      --            --
   Valuation allowances                               --         --        --      --            --
                                                  ------        ---    ------     ---        ------
Total Investments                                  3,054         --     3,100      --            --
                                                  ------        ---    ------     ---        ------
OTHER ASSETS
   Long-term receivables                              --         --        --      --            --
   Goodwill                                           --         --        --      --            --
   Deferred Tax Asset                                 --         --       299      --            --
   Derivative Asset                                   --         --        --      --            --
   Restricted Cash                                    --         --        --      --            --
   Project Start Up Costs                             --         --        --      --            --
   Deferred Finance Costs                             --         --        --      --            --
   Prepaid Pension Costs                              --         --        --      --            --
   Intangibles                                        --         --        --      --            --
   Other                                              --         --        --      --            --
                                                  ------        ---    ------     ---        ------
Total Other Assets                                    --         --       299      --            --
                                                  ------        ---    ------     ---        ------
TOTAL ASSETS                                      $5,135        $12    $3,399     $12        $1,058
                                                  ======        ===    ======     ===        ======

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                             PSEG INTERNATIONAL LLC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                           PSEG                                     PSEG       PSEG
                                      INTERNATIONAL  INTERCOMPANY       PSEG      MILBANK    AMERICAS      PSEG
                                           LLC       ELIMINATIONS  INTERNATIONAL    INC.      L.L.C.    CALIFORNIA
                                       CONSOL. (A)    & RECLASS.        LLC       CONSOL.  CONSOL. (A)     CORP.
                                      -------------  ------------  -------------  -------  -----------  ----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                             $    4,316     $      --      $     --     $  243   $    4,437   $    --
      Taxes                                    224            --            (1)        --           29       428
      Other                                  9,564            --            --        339        9,252        --
      Interest                               2,668            --            --         --        2,668        --
      Associated companies                 241,369            --        67,025      1,179      116,369    (8,291)
   Notes payable:
      PSEG Capital Corporation                  --            --            --         --           --        --
      PSEG Energy Holdings                      --            --            --         --           --        --
      Other                                     --            --            --         --           --        --
      Other associated companies                --            --            --         --           --        --
   Current portion of long-term debt        16,200            --            --         --       16,200        --
   Derivative liability                         --            --            --         --           --        --
                                        ----------     ---------      --------     ------   ----------   -------
Total Current Liabilities                  274,341            --        67,024      1,761      148,955    (7,863)
                                        ----------     ---------      --------     ------   ----------   -------
TOTAL LONG-TERM DEBT                       577,684            --            --         --      577,684        --
                                        ----------     ---------      --------     ------   ----------   -------
DEFERRED CREDITS                                                                                    --
   Deferred income taxes                    36,812            --            --          9       24,385    12,341
   Deferred investment                          --            --            --         --           --        --
      and energy tax credits                    --            --            --         --           --        --
   Deferred Revenue                          1,008            --            --         --           --       644
   Derivative Liability                         --            --            --         --           --        --
   Other                                     4,739            --            --        277        4,462        --
                                        ----------     ---------      --------     ------   ----------   -------
   Total Deferred Credits                   42,559            --            --        286       28,847    12,985
                                        ----------     ---------      --------     ------   ----------   -------
MINORITY INTEREST                               --            --            --         --           --        --
                                        ----------     ---------      --------     ------   ----------   -------
STOCKHOLDER'S EQUITY
   Capital stock                                 1           (29)            1         --           --        --
   Preferred stock                              --            --            --         --           --        --
   Preference Units                             --            --            --         --           --        --
   Stock Subs Payable                           --            --            --         --           --        --
   Members Capital                              --            --            --         --           --        --
   Contributed capital                     572,388      (486,494)      572,388      3,738      323,870     5,514
   Retained earnings                       129,060      (120,886)      129,060       (960)      21,441    62,765
   Other Comprehensive Income                 (578)          578          (578)        --         (227)     (351)
   Cumulative Translation Adjustment       (16,420)       16,420       (16,420)        --           --        --
                                        ----------     ---------      --------     ------   ----------   -------
Total Stockholder's Equity                 684,451      (590,411)      684,451      2,778      345,084    67,928
                                        ----------     ---------      --------     ------   ----------   -------
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                 $1,579,035     $(590,411)     $751,475     $4,825   $1,100,570   $73,050
                                        ==========     =========      ========     ======   ==========   =======


                                                                                                            PSEG
                                                                                                 PSEG      BERMUDA
                                                           PSEG         NORTH        PSEG      AMERICAS   HOLDINGS
                                       PSEG RADES    ELCHO SERVICES  BAY POWER  TRACY TURBINE  SERVICES    II LTD.
                                      SERVICES INC.       INC.          LLC         INC.         INC.      CONSOL.
                                      -------------  --------------  ---------  -------------  --------   --------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                               $ --            $ --          $--          $--        $    --   $    --
      Taxes                                 --              --           --           --             --        --
      Other                                 --              --           --           --             --        --
      Interest                              --              --           --           --             --        --
      Associated companies                 100             564           --           --          5,519     9,425
   Notes payable:
      PSEG Capital Corporation              --              --           --           --             --        --
      PSEG Energy Holdings                  --              --           --           --             --        --
      Other                                 --              --           --           --             --        --
      Other associated companies            --              --           --           --             --        --
   Current portion of long-term debt        --              --           --           --             --        --
   Derivative liability                     --              --           --           --             --        --
                                          ----            ----          ---          ---        -------   -------
Total Current Liabilities                  100             564           --           --          5,519     9,425
                                          ----            ----          ---          ---        -------   -------
TOTAL LONG-TERM DEBT                        --              --           --           --             --        --
                                          ----            ----          ---          ---        -------   -------
DEFERRED CREDITS
   Deferred income taxes                    --              --           --           --             51       (15)
   Deferred investment                      --              --           --           --             --        --
      and energy tax credits                --              --           --           --             --        --
   Deferred Revenue                         --              --           --           --             --        --
   Derivative Liability                     --              --           --           --             --        --
   Other                                    --              --           --           --             --        --
                                          ----            ----          ---          ---        -------   -------
   Total Deferred Credits                   --              --           --           --             51       (15)
                                          ----            ----          ---          ---        -------   -------
MINORITY INTEREST                           --              --           --           --             --        --
                                          ----            ----          ---          ---        -------   -------
STOCKHOLDER'S EQUITY
   Capital stock                            --              --           --            4             --        --
   Preferred stock                          --              --           --           --             --        --
   Preference Units                         --              --           --           --             --        --
   Stock Subs Payable                       --              --           --           --             --        --
   Members Capital                          --              --           --           --             --        --
   Contributed capital                      --              --           --           --             --        --
   Retained earnings                        --              76           --           --         (3,698)   (9,348)
   Other Comprehensive Income               --              --           --           --             --        --
   Cumulative Translation Adjustment        --              --           --           --             --        --
                                          ----            ----          ---          ---        -------   -------
Total Stockholder's Equity                  --              76           --            4         (3,698)   (9,348)
                                          ----            ----          ---          ---        -------   -------
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                   $100            $640          $--          $ 4        $ 1,872   $    62
                                          ====            ====          ===          ===        =======   =======

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                             PSEG INTERNATIONAL LLC.
                           CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                        PSEG        PSEG
                                           PSEG           PSEG      OPERACIONES  OPERACIONES     PSEG
                                      CALIFORNIA III   HENRIETTA         I           II       EUROPE LTD
                                          CORP.       TURBINE INC.     CONSOL.     CONSOL.     CONSOL.
                                      --------------  ------------  -----------  -----------  ----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                               $    --         $--         $    --      $     --    $   (364)
      Taxes                                   (91)         --              --            --        (130)
      Other                                    --          --              --           (36)          9
      Interest                                 --          --              --            --          --
      Associated companies                  4,757          15              --         1,429      32,955
   Notes payable:
      PSEG Capital Corporation                 --          --              --            --          --
      PSEG Energy Holdings                     --          --              --            --          --
      Other                                    --          --              --            --          --
      Other associated companies               --          --              --            --          --
   Current portion of long-term debt           --          --              --            --          --
   Derivative liability                        --          --              --            --          --
                                          -------         ---         -------      --------    --------
Total Current Liabilities                   4,666          15              --         1,393      32,470
                                          -------         ---         -------      --------    --------
TOTAL LONG-TERM DEBT                           --          --              --            --          --
                                          -------         ---         -------      --------    --------
DEFERRED CREDITS
   Deferred income taxes                    1,066          --              --            --        (341)
   Deferred investment                         --          --              --            --          --
      and energy tax credits                   --          --              --            --          --
   Deferred Revenue                           182          --              --            --          --
   Derivative Liability                        --          --              --            --          --
   Other                                       --          --              --            --          --
                                          -------         ---         -------      --------    --------
   Total Deferred Credits                   1,248          --              --            --        (341)
                                          -------         ---         -------      --------    --------
MINORITY INTEREST                              --          --              --            --          --
                                          -------         ---         -------      --------    --------
STOCKHOLDER'S EQUITY
   Capital stock                               --           1              --            --          --
   Preferred stock                             --          --              --            --          --
   Preference Units                            --          --              --            --          --
   Stock Subs Payable                          --          --              --            --          --
   Members Capital                        -------         ---         -------      --------    --------
   Contributed capital                     (5,670)         --          30,927       123,710          --
   Retained earnings                        3,060          (8)         12,213        48,851     (11,432)
   Other Comprehensive Income                  --          --              --            --          --
   Cumulative Translation Adjustment           --          --              --            --     (13,871)
                                          -------         ---         -------      --------    --------
Total Stockholder's Equity                 (2,610)         (7)         43,140       172,561     (25,303)
                                          -------         ---         -------      --------    --------
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                   $ 3,304         $ 8         $43,140      $173,954    $  6,826
                                          =======         ===         =======      ========    ========


                                                       PSEG                PSEG        PSEG
                                          PSEG         CHINA               ZHOU    PONTIANAK(L)
                                      CALIFORNIA II  HOLDINGS           KOU POWER     LTD.
                                          CORP.        LTD.     PPHLLC     LTD.      CONSOL.
                                      -------------  --------  -------  ---------  ------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                              $    --       $ --    $    --    $  --       $    --
      Taxes                                  (11)        --         --       --            --
      Other                                   --         --         --       --            --
      Interest                                --         --         --       --            --
      Associated companies                 5,650         15      1,135      224         3,299
   Notes payable:
      PSEG Capital Corporation                --         --         --       --            --
      PSEG Energy Holdings                    --         --         --       --            --
      Other                                   --         --         --       --            --
      Other associated companies              --         --         --       --            --
   Current portion of long-term debt          --         --         --       --            --
   Derivative liability                       --         --         --       --            --
                                         -------       ----    -------    -----       -------
Total Current Liabilities                  5,639         15      1,135      224         3,299
                                         -------       ----    -------    -----       -------
TOTAL LONG-TERM DEBT                          --         --         --       --            --
                                         -------       ----    -------    -----       -------
DEFERRED CREDITS
   Deferred income taxes                   1,081         --     (1,765)      --            --
   Deferred investment                        --         --         --       --            --
      and energy tax credits                  --         --         --       --            --
   Deferred Revenue                          182         --         --       --            --
   Derivative Liability                       --         --         --       --            --
   Other                                      --         --         --       --            --
                                         -------       ----    -------    -----       -------
   Total Deferred Credits                  1,263         --     (1,765)      --            --
                                         -------       ----    -------    -----       -------
MINORITY INTEREST                             --         --         --       --            --
                                         -------       ----    -------    -----       -------
STOCKHOLDER'S EQUITY
   Capital stock                              --         12         --       12            --
   Preferred stock                            --         --         --       --            --
   Preference Units                           --         --         --       --            --
   Stock Subs Payable                         --         --         --       --            --
   Members Capital                            --         --         --       --            --
   Contributed capital                    (6,350)        --     10,755       --            --
   Retained earnings                       4,583        (15)    (4,177)    (224)       (2,241)
   Other Comprehensive Income                 --         --         --       --            --
   Cumulative Translation Adjustment          --         --     (2,549)      --            --
                                         -------       ----    -------    -----       -------
Total Stockholder's Equity                (1,767)        (3)     4,029     (212)       (2,241)
                                         -------       ----    -------    -----       -------
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                  $ 5,135       $ 12    $ 3,399    $  12       $ 1,058
                                         =======       ====    =======    =====       =======

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                              PSEG AMERICAS L.L.C.
                       CONSOLIDATING STATEMENT OF INCOME
                     FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                   PSEG                                    TPS
                                                 AMERICAS    INTERCOMPANY     PSEG     HOLDINGS II
                                                  L.L.C.     ELIMINATIONS   AMERICAS       INC.
                                               CONSOL. (A)    & RECLASS.     L.L.C.      CONSOL (C)
                                               -----------   ------------   --------   -----------
REVENUES:
   Income from capital lease agreements         $     --         $ --       $    --     $     --
   Gain on Sale of Operating Projects                 --           --            --           --
   Other                                              --           --            --           --
   Electric Revenues
      Generation                                 246,493           --            --      246,493
      Distribution                                    --           --            --           --
   Other                                             333           --            --          333
   Equity in subsidiary earnings                      --          155          (155)          --
                                                --------         ----       -------     --------
Total revenues                                   246,826          155          (155)     246,826
                                                --------         ----       -------     --------
OPERATING EXPENSES:
   Operation and maintenance                      15,974           --            --       15,974
   Write off investments                              --           --            --           --
   Depreciation and amortization                   8,811           --            --        8,811
   Electric and Energy Costs                     192,138           --            --      192,138
   Administrative and general                     14,512           --            10       14,386
                                                --------         ----       -------     --------
Total operating expenses                         231,435           --            10      231,309
                                                --------         ----       -------     --------
   Income from partnerships                        3,297           82          (392)          --
   Interest and dividend income                    5,432       (1,304)        4,230           --
   Consulting and O&M fees                            96           --            --           --

OPERATING INCOME                                  24,216       (1,067)        3,673       15,517
                                                --------         ----       -------     --------
OTHER INCOME
   Foreign currency Translation Gain/Loss             --           --            --           --
   Change in Derivative Fair Value - FAS 133          --           --            --           --
   Loss on Early Extinguishment of Debt               --           --            --           --
   Gain on Sale Other                                 --           --            --           --
   Other                                              --        1,304            --       (1,304)
                                                --------         ----       -------     --------
Total Other Income                                    --        1,304            --       (1,304)
                                                --------         ----       -------     --------
INTEREST EXPENSE:
   PSEG Capital Corporation                           --           --            --           --
   PSEG Energy Holdings                               --           --            --           --
   Enterprise Capital Funding Corp.                   --           --            --           --
   Other Associated Companies                         --           --            --           --
   Other                                          25,789           --            --       12,932
   Capitalized interest                               --           --            --           --
                                                --------         ----       -------     --------
INTEREST EXPENSE - NET                            25,789           --            --       12,932
                                                --------         ----       -------     --------
INCOME (LOSS) BEFORE INCOME TAXES                 (1,573)         237         3,673        1,281
                                                --------         ----       -------     --------
INCOME TAXES:
   Current                                        (9,680)          --         1,162       (1,483)
   Deferred                                        4,017           --        (1,579)       1,960
   Foreign Taxes                                      --           --            --           --
   Investment and energy tax credits - net            --           --            --           --
                                                --------         ----       -------     --------
Total income taxes                                (5,663)          --          (417)         477
                                                --------         ----       -------     --------
MINORITY INTERESTS                                    --           82            --          (82)
                                                --------         ----       -------     --------
INCOME (LOSS) FROM CONTINUING OPERATIONS           4,090          155         4,090          886
                                                --------         ----       -------     --------
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the
      Acct. Principle                                 --           --            --           --
   Income from Discontinued Operations - Net
      of Taxes                                        --           --            --           --
   Gain on Sale of Discontinued Operations -
      Net of Taxes                                    --           --            --           --
                                                --------         ----       -------     --------
INCOME FROM DISCONTINUED OPERATIONS                   --           --            --           --
                                                --------         ----       -------     --------
NET INCOME (LOSS)                                  4,090          155         4,090          886
                                                --------         ----       -------     --------
      Preferred Dividend Requirement                  --           --            --           --
                                                --------         ----       -------     --------
EARNINGS AVAILABLE TO COMMON STOCK              $  4,090         $155       $ 4,090     $    886
                                                ========         ====       =======     ========



                                                     PSEG             PSEG                       PSEG
                                               TEXGEN HOLDINGS       GLOBAL                     GLOBAL
                                                     INC         FUNDING II LLC   LAPLATA I,  MANAGEMENT
                                                   CONSOL.           CONSOL           INC        INC.
                                               ---------------   --------------   ----------   -------
REVENUES:
   Income from capital lease agreements            $    --          $    --           $--        $--
   Gain on Sale of Operating Projects                   --               --            --         --
   Other                                                --               --            --         --
   Electric Revenues
      Generation                                        --               --            --         --
      Distribution                                      --               --            --         --
   Other                                                --               --            --         --
   Equity in subsidiary earnings                        --               --            --         --
                                                   -------          -------           ---        ---
Total revenues                                          --               --            --         --
                                                   -------          -------           ---        ---
OPERATING EXPENSES:
   Operation and maintenance                            --               --            --         --
   Write off investments                                --               --            --         --
   Depreciation and amortization                        --               --            --         --
   Electric and Energy Costs                            --               --            --         --
   Administrative and general                           50               65            --          1
                                                   -------          -------           ---        ---
Total operating expenses                                50               65            --          1
                                                   -------          -------           ---        ---
   Income from partnerships                         (7,865)          11,472            --         --
   Interest and dividend income                      2,506               --            --         --
   Consulting and O&M fees                              96               --            --         --

OPERATING INCOME                                    (5,313)          11,407            --         (1)
                                                   -------          -------           ---        ---
OTHER INCOME
   Foreign currency Translation Gain/Loss               --               --            --         --
   Change in Derivative Fair Value - FAS 133            --               --            --         --
   Loss on Early Extinguishment of Debt                 --               --            --         --
   Gain on Sale Other                                   --               --            --         --
   Other                                                --               --            --         --
                                                   -------          -------           ---        ---
Total Other Income                                      --               --            --         --
                                                   -------          -------           ---        ---
INTEREST EXPENSE:
   PSEG Capital Corporation                             --               --            --         --
   PSEG Energy Holdings                                 --               --            --         --
   Enterprise Capital Funding Corp.                     --               --            --         --
   Other Associated Companies                           --               --            --         --
   Other                                                --           12,857            --         --
   Capitalized interest                                 --               --            --         --
                                                   -------          -------           ---        ---
INTEREST EXPENSE - NET                                  --           12,857            --         --
                                                   -------          -------           ---        ---
INCOME (LOSS) BEFORE INCOME TAXES                   (5,313)          (1,450)           --         (1)
                                                   -------          -------           ---        ---
INCOME TAXES:
   Current                                          (6,616)          (2,741)           --         (2)
   Deferred                                          4,753           (1,118)           --          1
   Foreign Taxes                                        --               --            --         --
   Investment and energy tax credits - net              --               --            --         --
                                                   -------          -------           ---        ---
Total income taxes                                  (1,863)          (3,859)           --         (1)
                                                   -------          -------           ---        ---
MINORITY INTERESTS                                      --               --            --         --
                                                   -------          -------           ---        ---
INCOME (LOSS) FROM CONTINUING OPERATIONS            (3,450)           2,409            --         --
                                                   -------          -------           ---        ---
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the
      Acct. Principle                                   --               --            --         --
   Income from Discontinued Operations - Net
      of Taxes                                          --               --            --         --
   Gain on Sale of Discontinued Operations -
      Net of Taxes                                      --               --            --         --
                                                   -------          -------           ---        ---
INCOME FROM DISCONTINUED OPERATIONS                     --               --            --         --
                                                   -------          -------           ---        ---
NET INCOME (LOSS)                                   (3,450)           2,409            --         --
                                                   -------          -------           ---        ---
   Preferred Dividend Requirement                       --               --            --         --
                                                   -------          -------           ---        ---
EARNINGS AVAILABLE TO COMMON STOCK                 $(3,450)         $ 2,409           $--        $--
                                                   =======          =======           ===        ===

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(C)  Exceeds 2% of PSEG's operating revenues. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                              PSEG AMERICAS L.L.C.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                   PSEG                                    TPS
                                                 AMERICAS    INTERCOMPANY     PSEG     HOLDINGS II
                                                  L.L.C.     ELIMINATIONS   AMERICAS       INC.
                                               CONSOL. (A)    & RECLASS.     L.L.C      CONSOL (C)
                                               -----------   ------------   --------   -----------
BALANCE JANUARY 1, 2004                          $17,351        $6,695       $17,351       $ --

NET INCOME (LOSS)                                  4,090           155         4,090        886
                                                 -------        ------       -------       ----
   TOTAL                                          21,441         6,850        21,441        886
                                                 -------        ------       -------       ----
DIVIDENDS DECLARED                                    --            --            --         --
                                                 -------        ------       -------       ----

                                                 -------        ------       -------       ----
BALANCE DECEMBER 31, 2004                        $21,441        $6,850       $21,441       $886
                                                 =======        ======       =======       ====


                                                     PSEG             PSEG                        PSEG
                                               TEXGEN HOLDINGS       GLOBAL                      GLOBAL
                                                     INC         FUNDING II LLC   LAPLATA I,   MANAGEMENT
                                                   CONSOL.           CONSOL           INC         INC.
                                               ---------------   --------------   ----------   ----------
BALANCE JANUARY 1, 2004                            $(4,990)          $27,817       $(28,775)     $(747)

NET INCOME (LOSS)                                   (3,450)            2,409             --         --
                                                   -------           -------       --------      -----
   TOTAL                                            (8,440)           30,226        (28,775)      (747)
                                                   -------           -------       --------      -----
DIVIDENDS DECLARED                                      --                --             --         --
                                                   -------           -------       --------      -----

                                                   -------           -------       --------      -----
BALANCE DECEMBER 31, 2004                          $(8,440)          $30,226       $(28,775)     $(747)
                                                   =======           =======       ========      =====

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.

(C)  Exceeds 2% of PSEG's operating revenues. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                              PSEG AMERICAS L.L.C.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                   PSEG                                    TPS
                                                 AMERICAS    INTERCOMPANY     PSEG     HOLDINGS II
                                                  L.L.C.     ELIMINATIONS   AMERICAS       INC.
                                               CONSOL. (A)    & RECLASS.     L.L.C.     CONSOL (C)
                                               -----------   ------------   --------   -----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments         $   19,408     $      --     $     --    $   2,065
   Restricted Funds - currrent                     18,853            --           --    $  18,853
   Accounts and Notes receivable:
      Trade                                        10,820            --           --       10,820
      Other                                            (1)           --           (1)          --
      PSE&G                                            --            --           --           --
      PSEG                                             --            --           --           --
      PSEG Power                                       --            --           --           --
      PSEG Energy Holdings                             --            --           --           --
      Other associated companies                  174,816            --       67,014        1,486
   Notes receivable:
      Associated companies                             --            --           --           --
      Other                                            --            --           --           --
   Interest receivable                                 --            --           --           --
   Restricted Cash                                     --            --           --           --
   Asset held for sale                                 --            --           --           --
   Derivative assets                                   --            --           --           --
   Prepayments                                      2,034            --           --        2,034
   Fuel                                               384            --           --          384
   Materials and supplies                          17,496            --           --       17,496
                                               ----------     ---------     --------    ---------
Total Current Assets                              243,810            --       67,013       53,138
                                               ----------     ---------     --------    ---------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                        437            --           --          437
   General and distribution assets                602,216            --           --      602,216
   Furniture and equipment                            456            --           --          456
   Construction work in progress                       --            --           --           --
   Other                                                5            --           --           --
   Accumulated depreciation and amortization       (8,569)           --           --       (8,569)
   Valuation allowances                                --            --           --           --
                                               ----------     ---------     --------    ---------
Property, Plant and Equipment-net                 594,545            --           --      594,540
                                               ----------     ---------     --------    ---------
INVESTMENTS
   Subsidiaries                                     9,762      (310,505)     310,505           --
   Capital lease agreements                            --            --           --           --
   General Partnership interests                     (291)           --           --         (372)
   Limited Partnership interests                      557      (226,976)      67,865          372
   Corporate joint ventures                       185,156            --        1,452           --
   Securities                                          --            --           --           --
   Valuation allowances                                --            --           --           --
                                               ----------     ---------     --------    ---------
Total Investments                                 195,184      (537,481)     379,822           --
                                               ----------     ---------     --------    ---------
OTHER ASSETS
   Long-term receivables                               --            --           --           --
   Goodwill                                            --            --           --           --
   Deferred Tax Asset                              47,887            --           96       47,554
   Derivative Asset                                    31            --           --           31
   Restricted Cash                                     --            --           --           --
   Project Start Up Costs                           6,226        (2,661)      (6,318)         500
   Deferred Finance Costs                          12,887            --           --           --
   Prepaid Pension Costs                               --            --           --           --
   Intangibles                                         --            --           --           --
   Other                                               --            --           --           --
                                               ----------     ---------     --------    --------
Total Other Assets                                 67,031        (2,661)      (6,222)      48,085
                                               ----------     ---------     --------    ---------
TOTAL ASSETS                                   $1,100,570     $(540,142)    $440,613    $ 695,763
                                               ==========     =========     ========    =========


                                                     PSEG             PSEG                         PSEG
                                               TEXGEN HOLDINGS       GLOBAL                       GLOBAL
                                                     INC         FUNDING II LLC   LA PLATA I,   MANAGEMENT
                                                    CONSOL.          CONSOL           INC.         INC.
                                               ---------------   --------------   -----------   ----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments            $     45          $ 17,298      $    --          $ --
   Restricted Funds - currrent                          --                --           --            --
   Accounts and Notes receivable:
      Trade                                             --                --           --            --
      Other                                             --                --           --            --
      PSE&G                                             --                --           --            --
      PSEG                                              --                --           --            --
      PSEG Power                                        --                --           --            --
      PSEG Energy Holdings                              --                --           --            --
      Other associated companies                    40,001            51,275       14,590           450
   Notes receivable:
      Associated companies                              --                --           --            --
      Other                                             --                --           --            --
   Interest receivable                                  --                --           --            --
   Restricted Cash                                      --                --           --            --
   Asset held for sale                                  --                --           --            --
   Derivative assets                                    --                --           --            --
   Prepayments                                          --                --           --            --
   Fuel                                                 --                --           --            --
   Materials and supplies                               --                --           --            --
                                                  --------          --------      -------          ----
Total Current Assets                                40,046            68,573       14,590           450
                                                  --------          --------      -------          ----
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                          --                --           --            --
   General and distribution assets                      --                --           --            --
   Furniture and equipment                              --                --           --            --
   Construction work in progress                        --                --           --            --
   Other                                                 5                --           --            --
   Accumulated depreciation and amortization            --                --           --            --
   Valuation allowances                                 --                --           --            --
                                                  --------          --------      -------          ----
Property, Plant and Equipment-net                        5                --           --            --
                                                  --------          --------      -------          ----
INVESTMENTS
   Subsidiaries                                         --             9,762           --            --
   Capital lease agreements                             --                --           --            --
   General Partnership interests                        81                --           --            --
   Limited Partnership interests                   159,296                --           --            --
   Corporate joint ventures                             --           183,704           --            --
   Securities                                           --                --           --            --
   Valuation allowances                                 --                --           --            --
                                                  --------          --------      -------          ----
Total Investments                                  159,377           193,466           --            --
                                                  --------          --------      -------          ----
OTHER ASSETS
   Long-term receivables                                --                --           --            --
   Goodwill                                             --                --           --            --
   Deferred Tax Asset                                 (520)              526           --           231
   Derivative Asset                                     --                --           --            --
   Restricted Cash                                      --                --           --            --
   Project Start Up Costs                           14,705                --           --            --
   Deferred Finance Costs                               --            12,887           --            --
   Prepaid Pension Costs                                --                --           --            --
   Intangibles                                          --                --           --            --
   Other                                                --                --           --            --
                                                  --------          --------      -------          ----
Total Other Assets                                  14,185            13,413           --           231
                                                  --------          --------      -------          ----
TOTAL ASSETS                                      $213,613          $275,452      $14,590          $681
                                                  ========          ========      =======          ====

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.
(C)  Exceeds 2% of PSEG's operating revenues. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                              PSEG AMERICAS L.L.C.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                           PSEG                                    TPS
                                         AMERICAS    INTERCOMPANY     PSEG     HOLDINGS II
                                          L.L.C.     ELIMINATIONS   AMERICAS       INC.
                                       CONSOL. (A)    & RECLASS.     L.L.C.     CONSOL (C)
                                       -----------   ------------   --------   -----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                             $    4,437    $      --     $     --        4,437
      Taxes                                     29           --           29           --
      Other                                  9,252           --           --        9,282
      Interest                               2,668         (457)          --          457
      Associated companies                 116,369           --       93,478           --
   Notes payable:
      PSEG Capital Corporation                  --           --           --           --
      PSEG Energy Holdings                      --           --           --           --
      Other                                     --           --           --           --
      Other associated companies                --           --           --           --
   Current portion of long-term debt        16,200           --           --       16,200
   Derivative liability                         --           --           --           --
                                        ----------    ---------     --------    ---------
Total Current Liabilities                  148,955         (457)      93,507       30,376
                                        ----------    ---------     --------    ---------
TOTAL LONG-TERM DEBT                       577,684           --           --      417,684
                                        ----------    ---------     --------    ---------
DEFERRED CREDITS
Deferred income taxes                       24,385           --        2,022        1,960
Deferred investment                             --           --           --           --
   and energy tax credits                       --           --           --           --
Deferred Revenue                                --           --           --           --
Derivative Liability                            --           --           --        2,240
Other                                        4,462      (67,865)          --       72,327
                                        ----------    ---------     --------    ---------
Total Deferred Credits                      28,847      (67,865)       2,022       76,527
                                        ----------    ---------     --------    ---------
MINORITY INTEREST                               --     (161,315)          --      161,315
                                        ----------    ---------     --------    ---------
STOCKHOLDER'S EQUITY
   Capital stock                                --      (10,638)          --       10,638
   Preferred stock                              --           --           --           --
   Preference Units                             --           --           --           --
   Stock Subs Payable                           --           --           --           --
   Members Capital                              --           --           --           --
   Contributed capital                     323,870     (306,944)     323,870           --
   Retained earnings                        21,441        6,850       21,441          886
   Other Comprehensive Income                 (227)         227         (227)      (1,663)
   Cumulative Translation Adjustment            --           --           --           --
                                        ----------    ---------     --------    ---------
Total Stockholder's Equity                 345,084     (310,505)     345,084        9,861
                                        ----------    ---------     --------    ---------
TOTAL LIABILITIES AND
STOCKHOLDER'S EQUITY                    $1,100,570    $(540,142)    $440,613    $ 695,763
                                        ==========    =========     ========    =========


                                             PSEG             PSEG                         PSEG
                                       TEXGEN HOLDINGS       GLOBAL                       GLOBAL
                                             INC         FUNDING II LLC   LA PLATA I,   MANAGEMENT
                                            CONSOL.          CONSOL           INC.         INC.
                                       ---------------   --------------   -----------   ----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                               $     --          $     --       $     --       $   --
      Taxes                                     --                --             --           --
      Other                                     --               (30)            --           --
      Interest                                  --             2,668             --           --
      Associated companies                   8,504            12,960             --        1,427
   Notes payable:
      PSEG Capital Corporation                  --                --             --           --
      PSEG Energy Holdings                      --                --             --           --
      Other                                     --                --             --           --
      Other associated companies                --                --             --           --
   Current portion of long-term debt            --                --             --           --
   Derivative liability                         --                --             --           --
                                          --------          --------       --------       ------
Total Current Liabilities                    8,504            15,598             --        1,427
                                          --------          --------       --------       ------
TOTAL LONG-TERM DEBT                            --           160,000             --           --
                                          --------          --------       --------       ------
DEFERRED CREDITS
Deferred income taxes                       20,843              (441)            --            1
Deferred investment                             --                --             --           --
   and energy tax credits                       --                --             --           --
Deferred Revenue                                --                --             --           --
Derivative Liability                        (2,240)               --             --           --
Other                                           --                --             --           --
                                          --------          --------       --------       ------
Total Deferred Credits                      18,603              (441)            --            1
                                          --------          --------       --------       ------
MINORITY INTEREST                               --                --             --           --
                                          --------          --------       --------       ------
STOCKHOLDER'S EQUITY
   Capital stock                                --                --             --           --
   Preferred stock                              --                --             --           --
   Preference Units                             --                --             --           --
   Stock Subs Payable                           --                --             --           --
   Members Capital                              --                --             --           --
   Contributed capital                     192,703            70,876         43,365           --
   Retained earnings                        (8,440)           30,226        (28,775)        (747)
   Other Comprehensive Income                2,243              (807)            --           --
   Cumulative Translation Adjustment            --                --             --           --
                                          --------          --------       --------       ------
Total Stockholder's Equity                 186,506           100,295         14,590         (747)
                                          --------          --------       --------       ------
TOTAL LIABILITIES AND
STOCKHOLDER'S EQUITY                      $213,613          $275,452       $ 14,590       $  681
                                          ========          ========       ========       ======

(A) Exceeds 2% of PSEG's consolidated operating revenues and consolidated assets. For additional information, see Item 1.
(C)  Exceeds 2% of PSEG's operating revenues. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                              TPS HOLDINGS II, INC
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                TPS
                                                            HOLDINGS II   INTERCOMPANY       TPS
                                                                INC.      ELIMINATIONS   HOLDINGS II
                                                             CONSOL (C)    & RECLASS.        INC.        TIELP
                                                            -----------   ------------   -----------   --------
REVENUES:
   Income from capital lease agreements                      $     --       $    --        $    --     $     --
   Gain on Sale of Operating Projects                              --            --             --           --
   Other                                                           --            --             --           --
   Electric Revenues
      Generation                                              246,493            --             --      246,493
      Distribution                                                 --            --             --           --
   Other                                                          333            --             --          333
   Equity in subsidiary earnings                                   --            --             --           --
                                                             --------       -------        -------     --------
Total revenues                                                246,826            --             --      246,826
                                                             --------       -------        -------     --------
OPERATING EXPENSES:
   Operation and maintenance                                   15,974            --             --       15,974
   Write off of investments                                        --            --             --           --
   Depreciation and amortization                                8,811          (381)            --        9,192
   Electric and Energy Costs                                  192,138            --             --      192,138
   Administrative and general                                  14,386            --             --       14,386
                                                             --------       -------        -------     --------
Total operating expenses                                      231,309          (381)            --      231,690
                                                             --------       -------        -------     --------
   Income from partnerships                                        --        (1,363)         1,363           --
   Interest and dividend income                                    --            --             --           --
   Consulting and O&M fees                                         --            --             --           --
OPERATING INCOME                                               15,517          (982)         1,363       15,136
                                                             --------       -------        -------     --------
OTHER INCOME:
   Foreign currency translation Gain/Loss                          --            --             --           --
   Change in Derivative Fair Value - FAS 133                       --            --             --           --
   Loss on Early Extinguishment of Debt                            --            --             --           --
   Gain on Sale Other                                              --            --             --           --
   Other                                                       (1,304)           --             --       (1,304)
                                                             --------       -------        -------     --------
Total Other Income                                             (1,304)           --             --       (1,304)
                                                             --------       -------        -------     --------
INTEREST EXPENSE:
   PSEG Capital Corporation                                        --            --             --           --
   PSEG Energy Holdings                                            --            --             --           --
   Enterprise Capital Funding Corp.                                --            --             --           --
   Other Associated Companies                                      --            --             --           --
   Other                                                       12,932            --             --       12,932
   Capitalized interest                                            --            --             --           --
                                                             --------       -------        -------     --------
INTEREST EXPENSE - NET                                         12,932            --             --       12,932
                                                             --------       -------        -------     --------
INCOME BEFORE INCOME TAXES                                      1,281          (982)         1,363          900
                                                             --------       -------        -------     --------
INCOME TAXES:
   Current                                                     (1,483)           --         (1,483)          --
   Deferred                                                     1,960            --          1,960           --
   Foreign Taxes                                                   --            --             --           --
   Investment and energy tax credits - net                         --            --             --           --
                                                             --------       -------        -------     --------
Total income taxes                                                477            --            477           --
                                                             --------       -------        -------     --------
MINORITY INTERESTS                                                (82)          (82)            --           --
                                                             --------       -------        -------     --------
INCOME FROM CONTINUING OPERATIONS                                 886          (900)           886          900
                                                             --------       -------        -------     --------
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct. Principle            --            --             --           --
   Income from Discontinued Operations - Net of Taxes              --            --             --           --
   Gain on Sale of Discontinued Operations - Net of Taxes          --            --             --           --
                                                             --------       -------        -------     --------
INCOME FROM DISCONTINUED OPERATIONS                                --            --             --           --
                                                             --------       -------        -------     --------
NET INCOME                                                        886          (900)           886          900
                                                             --------       -------        -------     --------
   Preferred Dividend Requirement                                  --            --             --           --
                                                             --------       -------        -------     --------
EARNINGS AVAILABLE TO COMMON STOCK                           $    886       $  (900)       $   886     $    900
                                                             ========       =======        =======     ========

(C)  Exceeds 2% of PSEG's operating revenues. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                              TPS HOLDINGS II, INC
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                TPS
                            HOLDINGS II   INTERCOMPANY       TPS
                                INC.      ELIMINATIONS   HOLDINGS II
                             CONSOL (C)    & RECLASS.        INC.      TIELP
                            -----------   ------------   -----------   -----
BALANCE JANUARY 1, 2004         $ --         $  --           $ --       $ --

NET INCOME                       886          (900)           886        900
                                ----         -----           ----       ----
   TOTAL                         886          (900)           886        900
                                ----         -----           ----       ----
DIVIDENDS DECLARED                --            --             --         --
                                ----         -----           ----       ----

                                ----         -----           ----       ----
BALANCE DECEMBER 31, 2004       $886         $(900)          $886       $900
                                ====         =====           ====       ====

(C)  Exceeds 2% of PSEG's operating revenues. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                              TPS HOLDINGS II, INC
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                             TPS
                                         HOLDINGS II   INTERCOMPANY       TPS
                                             INC.      ELIMINATIONS   HOLDINGS II
                                          CONSOL (C)    & RECLASS.        INC.        TIELP
                                         -----------   ------------   -----------   --------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments    $   2,065     $      --       $     --    $  2,065
   Restricted Funds - currrent               18,853            --             --      18,853
   Accounts and Notes receivable:
      Trade                                  10,820            --             --      10,820
      Other                                      --            --             --          --
      PSE&G                                      --            --             --          --
      PSEG                                       --            --             --          --
      PSEG Power                                 --            --             --          --
      PSEG Energy Holdings                       --            --             --          --
      Other associated companies              1,486            --          1,486          --
   Notes receivable:
      Associated companies                       --            --             --          --
      Other                                      --            --             --          --
   Interest receivable                           --            --             --          --
   Restricted Cash                               --            --             --          --
   Asset held for sale                           --            --             --          --
   Derivative assets                             --            --             --          --
   Prepayments                                2,034            --             --       2,034
   Fuel                                         384            --             --         384
   Materials and supplies                    17,496            --             --      17,496
                                          ---------     ---------       --------    --------
Total Current Assets                         53,138            --          1,486      51,652
                                          ---------     ---------       --------    --------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                  437            --              5         432
   General and distribution assets          602,216       (47,016)            --     649,232
   Furniture & Equipment                        456            --             --         456
   Construction Work In process                  --            --             --          --
   Other                                         --            --             --          --
   Accum. depr. and amortization             (8,569)          635             --      (9,204)
   Valuation allowances                          --            --             --          --
                                          ---------     ---------       --------    --------
Property, Plant and Equipment-net           594,540       (46,381)             5     640,916
                                          ---------     ---------       --------    --------

INVESTMENTS
   Subsidiaries                                  --            --             --          --
   Capital lease agreements                      --            --             --          --
   General Partnership interests               (372)           --           (372)         --
   Limited Partnership interests                372        35,515        (35,143)         --
   Corporate joint ventures                      --            --             --          --
   Securities                                    --            --             --          --
   Valuation allowances                          --            --             --          --
                                          ---------     ---------       --------    --------
Total Investments                                --        35,515        (35,515)         --
                                          ---------     ---------       --------    --------

OTHER ASSETS
   Long Term Receivable                          --            --             --          --
   Goodwill                                      --            --             --          --
   Deferred tax asset                        47,554            --         47,554          --
   Derivative Asset                              31          (280)            31         280
   Restricted Cash                               --            --             --          --
   Project Start up Costs                       500            --            500          --
   Deferred Finance Costs                        --            --             --          --
   Prepaid Pension Costs                         --            --             --          --
   Intangibles                                   --            --             --          --
   Other                                         --            --             --          --
                                          ---------     ---------       --------    --------
Total Other Assets                           48,085          (280)        48,085         280
                                          ---------     ---------       --------    --------

TOTAL ASSETS                              $ 695,763     $ (11,146)      $ 14,061    $692,848
                                          =========     =========       ========    ========

(C)  Exceeds 2% of PSEG's operating revenues. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                              TPS HOLDINGS II, INC
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                              TPS
                                          HOLDINGS II   INTERCOMPANY       TPS
                                              INC.      ELIMINATIONS   HOLDINGS II
                                           CONSOL (C)    & RECLASS.        INC.        TIELP
                                          -----------   ------------   -----------   --------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                 $  4,437     $      --       $    --     $  4,437
      Taxes                                       --            --            --           --
      Other                                    9,282            --            --        9,282
      Interest                                   457            --            --          457
      Associated companies                        --            --            --           --
   Notes payable:
      PSEG Capital Corporation                    --            --            --           --
      PSEG Energy Holdings                        --            --            --           --
      Other                                       --            --            --           --
      Other associated companies                  --            --            --           --
   Current portion of long-term debt          16,200            --            --       16,200
   Derivative liability                           --            --            --           --
                                            --------     ---------       -------     --------
Total Current Liabilities                     30,376            --            --       30,376
                                            --------     ---------       -------     --------

TOTAL LONG-TERM DEBT                         417,684            --            --      417,684
                                            --------     ---------       -------     --------

DEFERRED CREDITS
   Deferred income taxes                       1,960            --         1,960           --
   Deferred investment                            --            --            --           --
   and energy tax credits                         --            --            --           --
   Deferred revenues                              --            --            --           --
   Derivative Liability                        2,240            --         2,240           --
   Other                                      72,327            --            --       72,327
                                            --------     ---------       -------     --------
   Total Deferred Credits                     76,527            --         4,200       72,327
                                            --------     ---------       -------     --------

MINORITY INTEREST                            161,315       161,315            --           --
                                            --------     ---------       -------     --------

STOCKHOLDER'S EQUITY
   Capital stock                              10,638            --        10,638           --
   Preferred stock                                --       (18,288)           --       18,288
   Preference Units                               --            --            --           --
   Stock Subs Payable                             --            --            --           --
   Members Capital                                --            --            --           --
   Contributed capital                            --      (153,632)           --      153,632
   Retained earnings                             886          (900)          886          900
   Other Comprehensive income                 (1,663)          359        (1,663)        (359)
   Cumulative Translation Adjustment              --            --            --           --
                                            --------     ---------       -------     --------
Total Stockholder's Equity                     9,861      (172,461)        9,861      172,461
                                            --------     ---------       -------     --------

TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                     $695,763     $ (11,146)      $14,061     $692,848
                                            ========     =========       =======     ========

(C)  Exceeds 2% of PSEG's operating revenues. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                               PSEG AMERICAS LTD.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                            PSEG                                        PSEG      PSEG
                                                          AMERICAS   INTERCOMPANY     PSEG             CUENTA    BRAZIL
                                                            LTD.     ELIMINATIONS   AMERICAS          FINANCE  OPERATING
                                                         CONSOL.(B)   & RECLASS.      LTD.    AenPII  COMPANY   COMPANY
                                                         ----------  ------------  ---------  ------  -------  ---------
REVENUES:
   Income from capital lease agreements                   $     --     $     --     $     --    $--     $--       $--
   Gain on Sale of Operating Projects                       35,034           --           --     --      --        --
   Other                                                        --           --           --     --      --        --
   Electric Revenues
      Generation                                            91,983           --           --     --      --        --
      Distribution                                         196,533           --           --     --      --        --
   Other                                                    22,263           --           --     --      --        --
   Equity in subsidiary earnings                                --      (83,951)      83,951     --      --        --
                                                          --------     --------     --------    ---     ---       ---
Total revenues                                             345,813      (83,951)      83,951     --      --        --
                                                          --------     --------     --------    ---     ---       ---
OPERATING EXPENSES:
   Operation and maintenance                                20,421           --           --     --      --        --
   Write off of investments                                     --           --           --     --      --        --
   Depreciation and amortization                            28,915           --           --     --      --        --
   Electric and Energy Costs                               130,165           --           --     --      --        --
   Administrative and general                               30,114           --         (522)    --      --        --
                                                          --------     --------     --------    ---     ---       ---
Total operating expenses                                   209,615           --         (522)    --      --        --
                                                          --------     --------     --------    ---     ---       ---
   Income from partnerships                                 46,843           --       27,823     --      --        --
   Interest and dividend income                                 --           --           --     --      --        --
   Consulting and O&M fees                                   4,717           --          773     --      --        --

OPERATING INCOME                                           187,758      (83,951)     113,069     --      --        --
                                                          --------     --------     --------    ---     ---       ---
OTHER INCOME
   Foreign currency Translation Gain/Loss                   (1,318)          --            6     --      --        --
   Change in Derivative Fair Value - FAS 133                (2,437)          --         (287)    --      --        --
      Loss on Early Extinguishment of Debt                  (1,514)          --       (1,612)    --      --        --
      Gain on Sale Other                                       121           --          121     --      --        --
      Other                                                    781           --        1,491     --      --        --
                                                          --------     --------     --------    ---     ---       ---
Total Other Income                                          (4,367)          --         (281)    --      --        --
                                                          --------     --------     --------    ---     ---       ---
INTEREST EXPENSE:
   PSEG Capital Corporation                                     --           --           --     --      --        --
   PSEG Energy Holdings                                         --           --           --     --      --        --
   Enterprise Capital Funding Corp                              --           --           --     --      --        --
   Other Associated Companies                                  774           --           --     --      --        --
   Other                                                    33,240           --           --     --      --        --
   Capitalized interest                                     (1,267)          --           --     --      --        --
                                                          --------     --------     --------    ---     ---       ---
INTEREST EXPENSE - NET                                      32,747           --           --     --      --        --
                                                          --------     --------     --------    ---     ---       ---
INCOME (LOSS) BEFORE INCOME TAXES                          150,644      (83,951)     112,788     --      --        --
                                                          --------     --------     --------    ---     ---       ---
INCOME TAXES:
   Current                                                 (36,499)           3      (77,924)    --      --        --
   Deferred                                                 69,304           --       80,115     --      --        --
   Foreign Taxes                                            10,170           --           --     --      --        --
   Investment and energy tax credits - net                      --           --           --     --      --        --
                                                          --------     --------     --------    ---     ---       ---
Total income taxes                                          42,975            3        2,191     --      --        --
                                                          --------     --------     --------    ---     ---       ---
MINORITY INTERESTS                                           2,815           --        1,191     --      --        --
                                                          --------     --------     --------    ---     ---       ---
INCOME (LOSS) FROM CONTINUING OPERATIONS                   104,854      (83,954)     109,406     --      --        --
                                                          --------     --------     --------    ---     ---       ---
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct. Principle         --           --           --     --      --        --
   Income from Discontinued Operations - Net of Taxes        2,013           --           --     --      --        --
   Gain on Sale of Discontinued Operations - Net
      of Taxes                                               2,539           --           --     --      --        --
                                                          --------     --------     --------    ---     ---       ---
INCOME FROM DISCONTINUED OPERATIONS                          4,552           --           --     --      --        --
                                                          --------     --------     --------    ---     ---       ---
NET INCOME (LOSS)                                          109,406      (83,954)     109,406     --      --        --
                                                          --------     --------     --------    ---     ---       ---
   Preferred Dividend Requirement                               --           --           --     --      --        --
                                                          --------     --------     --------    ---     ---       ---
 EARNINGS AVAILABLE TO COMMON STOCK                       $109,406     $(83,954)    $109,406    $--     $--       $--
                                                          ========     ========     ========    ===     ===       ===


                                                                                           PSEG                         PSEG
                                                          VENERGY  RAYO-ANDINO   PSEG   ARGENTINA    PSEG              CAYMAN
                                                         HOLDINGS    GESTORA    BRASIL   HOLDING   EDEERSA           AMERICAS I
                                                          COMPANY    COMPANY     LTDA.     LLC     COMPANY  PSEGAOC    COMPANY
                                                         --------  -----------  ------  ---------  -------  -------  ----------
REVENUES:
   Income from capital lease agreements                   $  --        $--      $  --      $--       $--     $  --       $--
   Gain on Sale of Operating Projects                        --         --         --       --        --        --        --
   Other                                                     --         --         --       --        --        --        --
   Electric Revenues
      Generation                                             --         --         --       --        --        --        --
      Distribution                                           --         --         --       --        --        --        --
   Other                                                     --         --         --       --        --        --        --
   Equity in subsidiary earnings                             --         --         --       --        --        --        --
                                                          -----        ---      -----      ---       ---     -----       ---
Total revenues                                               --         --         --       --        --        --        --
                                                          -----        ---      -----      ---       ---     -----       ---
OPERATING EXPENSES:
   Operation and maintenance                                 --         --         --       --        --        --        --
   Write off of investments                                  --         --         --       --        --        --        --
   Depreciation and amortization                             --         --          5       --        --        --        --
   Electric and Energy Costs                                 --         --         --       --        --        --        --
   Administrative and general                               145         --        363       --        --       (16)       --
                                                          -----        ---      -----      ---       ---     -----       ---
Total operating expenses                                    145         --        368       --        --       (16)       --
                                                          -----        ---      -----      ---       ---     -----       ---
   Income from partnerships                                 178         --         --       --        --        --        --
   Interest and dividend income                              --         --         --       --        --        --        --
   Consulting and O&M fees                                   --         --         --       --        --        --        --
OPERATING INCOME                                             33         --       (368)      --        --        16        --
                                                          -----        ---      -----      ---       ---     -----       ---
OTHER INCOME
   Foreign currency Translation Gain/Loss                    --         --        (10)      --        --        --        --
   Change in Derivative Fair Value - FAS 133                 --         --         --       --        --        --        --
      Loss on Early Extinguishment of Debt                   --         --         --       --        --        --        --
      Gain on Sale Other                                     --         --         --       --        --        --        --
      Other                                                  --         --         --       --        --        --        --
                                                          -----        ---      -----      ---       ---     -----       ---
Total Other Income                                           --         --        (10)      --        --        --        --
                                                          -----        ---      -----      ---       ---     -----       ---
INTEREST EXPENSE:
   PSEG Capital Corporation                                  --         --         --       --        --        --        --
   PSEG Energy Holdings                                      --         --         --       --        --        --        --
   Enterprise Capital Funding Corp                           --         --         --       --        --        --        --
   Other Associated Companies                                --         --         --       --        --        --        --
   Other                                                     --         --         --       --        --        --        --
   Capitalized interest                                      --         --         --       --        --        --        --
                                                          -----        ---      -----      ---       ---     -----       ---
INTEREST EXPENSE - NET                                       --         --         --       --        --        --        --
                                                          -----        ---      -----      ---       ---     -----       ---
INCOME (LOSS) BEFORE INCOME TAXES                            33         --       (378)      --        --        16        --
                                                          -----        ---      -----      ---       ---     -----       ---
INCOME TAXES:
   Current                                                   85         --         --       --        --      (609)       --
   Deferred                                                 202         --        496       --        --        --        --
   Foreign Taxes                                             --         --         --       --        --        --        --
   Investment and energy tax credits - net                   --         --         --       --        --        --        --
                                                          -----        ---      -----      ---       ---     -----       ---
Total income taxes                                          287         --        496       --        --      (609)       --
                                                          -----        ---      -----      ---       ---     -----       ---
MINORITY INTERESTS                                           --         --         --       --        --        --        --
                                                          -----        ---      -----      ---       ---     -----       ---
INCOME (LOSS) FROM CONTINUING OPERATIONS                   (254)        --       (874)      --        --       625        --
                                                          -----        ---      -----      ---       ---     -----       ---
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct. Principle      --         --         --       --        --        --        --
   Income from Discontinued Operations - Net of Taxes        --         --         --       --        --        --        --
   Gain on Sale of Discontinued Operations - Net
      of Taxes                                               --         --         --       --        --        --        --
                                                          -----        ---      -----      ---       ---     -----       ---
INCOME FROM DISCONTINUED OPERATIONS                          --         --         --       --        --        --        --
                                                          -----        ---      -----      ---       ---     -----       ---
NET INCOME (LOSS)                                          (254)        --       (874)      --        --       625        --
                                                          -----        ---      -----      ---       ---     -----       ---
   Preferred Dividend Requirement                            --         --         --       --        --        --        --
                                                          -----        ---      -----      ---       ---     -----       ---
 EARNINGS AVAILABLE TO COMMON STOCK                       $(254)       $--      $(874)     $--       $--     $ 625       $--
                                                          =====        ===      =====      ===       ===     =====       ===

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                                PSEG AMERICAS LTD.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                          PSEG
                                                              PSEG       CAYMAN                             PSEG
                                                             CAYMAN     AMERICAS    PSEG        PSEG       GLOBAL
                                                           AMERICAS II   COMPANY  BRAZIL II  BRAZIL III  FUNDING II
                                                             COMPANY     CONSOL.   COMPANY     COMPANY      CORP.    INFRAMAX
                                                           -----------  --------  ---------  ----------  ----------  --------
REVENUES:
   Income from capital lease agreements                        $--        $  --      $--         $--         $--        $--
   Gain on Sale of Operating Projects                           --           --       --          --          --         --
   Other                                                        --           --       --          --          --         --
   Electric Revenues
      Generation                                                --           --       --          --          --         --
      Distribution                                              --           --       --          --          --         --
   Other                                                        --           --       --          --          --         --
   Equity in subsidiary earnings                                --           --       --          --          --         --
                                                               ---        -----      ---         ---         ---        ---
Total revenues                                                  --           --       --          --          --         --
                                                               ---        -----      ---         ---         ---        ---

OPERATING EXPENSES:
   Operation and maintenance                                    --           --       --          --          --         --
   Write off of investments                                     --           --       --          --          --         --
   Depreciation and amortization                                --           --       --          --          --         --
   Electric and Energy Costs                                    --           --       --          --          --         --
   Administrative and general                                   --           --       --          --          --         --
                                                               ---        -----      ---         ---         ---        ---
Total operating expenses                                        --           --       --          --          --         --
                                                               ---        -----      ---         ---         ---        ---
   Income from partnerships                                     --           --       --          --          --         --
   Interest and dividend income                                 --           --       --          --          --         --
   Consulting and O&M fees                                      --           --       --          --          --         --

OPERATING INCOME                                                --           --       --          --          --         --
                                                               ---        -----      ---         ---         ---        ---

OTHER INCOME
   Foreign currency Translation Gain/Loss                       --           --       --          --          --         --
   Change in Derivative Fair Value - FAS 133                    --           --       --          --          --         --
   Loss on Early Extinguishment of Debt                         --           --       --          --          --         --
   Gain on Sale Other                                           --           --       --          --          --         --
   Other                                                        --           --       --          --          --         --
                                                               ---        -----      ---         ---         ---        ---
Total Other Income                                              --           --       --          --          --         --
                                                               ---        -----      ---         ---         ---        ---

INTEREST EXPENSE:
   PSEG Capital Corporation                                     --           --       --          --          --         --
   PSEG Energy Holdings                                         --           --       --          --          --         --
   Enterprise Capital Funding Corp                              --           --       --          --          --         --
   Other Associated Companies                                   --           --       --          --          --         --
   Other                                                        --           --       --          --          --         --
   Capitalized interest                                         --           --       --          --          --         --
                                                               ---        -----      ---         ---         ---        ---
INTEREST EXPENSE - NET                                          --           --       --          --          --         --
                                                               ---        -----      ---         ---         ---        ---

INCOME (LOSS) BEFORE INCOME TAXES                               --           --       --          --          --         --
                                                               ---        -----      ---         ---         ---        ---

INCOME TAXES:
   Current                                                      --           --       --          --          --         --
   Deferred                                                     --         (611)      --          --          --         --
   Foreign Taxes                                                --           --       --          --          --         --
   Investment and energy tax credits - net                      --           --       --          --          --         --
                                                               ---        -----      ---         ---         ---        ---
Total income taxes                                              --         (611)      --          --          --         --
                                                               ---        -----      ---         ---         ---        ---

MINORITY INTERESTS                                              --           --       --          --          --         --
                                                               ---        -----      ---         ---         ---        ---

INCOME (LOSS) FROM CONTINUING OPERATIONS                        --          611       --          --          --         --
                                                               ---        -----      ---         ---         ---        ---

DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct. Principle         --           --       --          --          --         --
   Income from Discontinued Operations - Net of Taxes           --           --       --          --          --         --
   Gain on Sale of Discontinued Operations - Net of Taxes       --           --       --          --          --         --
                                                               ---        -----      ---         ---         ---        ---
INCOME FROM DISCONTINUED OPERATIONS                             --           --       --          --          --         --
                                                               ---        -----      ---         ---         ---        ---

NET INCOME (LOSS)                                               --          611       --          --          --         --
                                                               ---        -----      ---         ---         ---        ---

   Preferred Dividend Requirement                               --           --       --          --          --         --
                                                               ---        -----      ---         ---         ---        ---

EARNINGS AVAILABLE TO COMMON STOCK                             $--        $ 611      $--         $--         $--        $--
                                                               ===        =====      ===         ===         ===        ===

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                               PSEG AMERICAS LTD.
                        CONSOLIDATING STATEMENT OF INCOME
                                    0-Jan-00
                                ($ IN THOUSANDS)

                                                                                            PSEG
                                                                          TRANSAMERICA     BRAZIL       PSEG
                                                 CHILEAN    INVERSIONES      ENERGY      INVESTMENT   SALALAH
                                                EQUITY II      CHILE         COMPANY       COMPANY     L.L.C.
                                               CONSOL.(B)    CONSOL.(B)      CONSOL        CONSOL.     CONSOL.
                                               ----------   -----------   ------------   ----------   --------
REVENUES:
   Income from capital lease agreements          $    --      $     --       $    --       $    --     $    --
   Gain on Sale of Operating Projects                 --            --            --            --          --
   Other                                              --            --            --            --          --
   Electric Revenues
      Generation                                      --            --        47,062            --      44,921
      Distribution                                    --       178,782            --            --      17,751
   Other                                              --        21,882            --            --         381
   Equity in subsidiary earnings                      --            --            --            --          --
                                                 -------      --------       -------       -------     -------
Total revenues                                        --       200,664        47,062            --      63,053
                                                 -------      --------       -------       -------     -------
OPERATING EXPENSES:
   Operation and maintenance                          --         5,441         9,824            --       5,156
   Write off of investments                           --            --            --            --          --
   Depreciation and amortization                      --        10,943         3,894            --      14,073
   Electric and Energy Costs                          --       108,117         4,273            --      17,775
   Administrative and general                        367        20,043         5,632            76       4,640
                                                 -------      --------       -------       -------     -------
Total operating expenses                             367       144,544        23,623            76      41,644
                                                 -------      --------       -------       -------     -------
   Income from partnerships                       16,125       (19,363)           65         6,346         265
   Interest and dividend income                       --            --            --            --          --
   Consulting and O&M fees                            --            --            --            --         233

OPERATING INCOME                                  15,758        36,757        23,504         6,270      21,907
                                                 -------      --------       -------       -------     -------
OTHER INCOME
   Foreign currency Translation Gain/Loss              2         1,083        (3,114)          716          (1)
   Change in Derivative Fair Value - FAS 133         (15)       (1,489)           --          (646)         --
   Loss on Early Extinguishment of Debt               --           130            --            --          --
   Gain on Sale Other                                 --            --            --            --          --
   Other                                              --          (295)          574            --        (995)
                                                 -------      --------       -------       -------     -------
Total Other Income                                   (13)         (571)       (2,540)           70        (996)
                                                 -------      --------       -------       -------     -------
INTEREST EXPENSE:
   PSEG Capital Corporation                           --            --            --            --          --
   PSEG Energy Holdings                               --            --            --            --          --
   Enterprise Capital Funding Corp                    --            --            --            --          --
   Other Associated Companies                         --            --            --           774          --
   Other                                            (359)       11,036         7,461            --      15,217
   Capitalized interest                               --        (1,267)           --            --          --
                                                 -------      --------       -------       -------     -------
INTEREST EXPENSE - NET                              (359)        9,769         7,461           774      15,217
                                                 -------      --------       -------       -------     -------
INCOME (LOSS) BEFORE INCOME TAXES                 16,104        26,417        13,503         5,566       5,694
                                                 -------      --------       -------       -------     -------
INCOME TAXES:
   Current                                            --            --            --            12           8
   Deferred                                       (1,824)         (160)           --        (3,242)       (105)
   Foreign Taxes                                      --         3,385         6,785            --          --
   Investment and energy tax credits - net            --            --            --            --          --
                                                 -------      --------       -------       -------     -------
Total income taxes                                (1,824)        3,225         6,785        (3,230)        (97)
                                                 -------      --------       -------       -------     -------
MINORITY INTERESTS                                    --           549            --            --       1,075
                                                 -------      --------       -------       -------     -------
INCOME (LOSS) FROM CONTINUING OPERATIONS          17,928        22,643         6,718         8,796       4,716
                                                 -------      --------       -------       -------     -------
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the
      Acct. Principle                                 --            --            --            --          --
   Income from Discontinued Operations - Net
      of Taxes                                        --            --            --            --          --
   Gain on Sale of Discontinued Operations -
      Net of Taxes                                    --            --            --            --          --
                                                 -------      --------       -------       -------     -------
INCOME FROM DISCONTINUED OPERATIONS                   --            --            --            --          --
                                                 -------      --------       -------       -------     -------
NET INCOME (LOSS)                                 17,928        22,643         6,718         8,796       4,716
                                                 -------      --------       -------       -------     -------
   Preferred Dividend Requirement                     --            --            --            --          --
                                                 -------      --------       -------       -------     -------
EARNINGS AVAILABLE TO COMMON STOCK               $17,928      $ 22,643       $ 6,718       $ 8,796     $ 4,716
                                                 =======      ========       =======       =======     =======


                                                   PSEG
                                                 (BERMUDA)    RAYO-ANDINO               PSEG
                                               HOLDINGS III    INVERSORA      PSEG    AMERICAS      PSEG
                                                    LTD         COMPANY      CHINA       II      LUXEMBOURG
                                                  CONSOL.       CONSOL.      L.L.C.     LTD.      S.a.r.L.
                                               ------------   -----------   -------   --------   ----------
REVENUES:
   Income from capital lease agreements            $ --         $    --     $    --      $--         $--
   Gain on Sale of Operating Projects                --              --      35,034       --          --
   Other                                             --              --          --       --          --
   Electric Revenues
      Generation                                     --              --          --       --          --
      Distribution                                   --              --          --       --          --
   Other                                             --              --          --       --          --
   Equity in subsidiary earnings                     --              --          --       --          --
                                                   ----         -------     -------      ---         ---
Total revenues                                       --              --      35,034       --          --
                                                   ----         -------     -------      ---         ---
OPERATING EXPENSES:
   Operation and maintenance                         --              --          --       --          --
   Write off of investments                          --              --          --       --          --
   Depreciation and amortization                     --              --          --       --          --
   Electric and Energy Costs                         --              --          --       --          --
   Administrative and general                         2              --        (616)      --          --
                                                   ----         -------     -------      ---         ---
Total operating expenses                              2              --        (616)      --          --
                                                   ----         -------     -------      ---         ---
   Income from partnerships                          --              --      15,404       --          --
   Interest and dividend income                      --              --          --       --          --
   Consulting and O&M fees                           --              --       3,711       --          --

OPERATING INCOME                                     (2)             --      54,765       --          --
                                                   ----         -------     -------      ---         ---
OTHER INCOME
   Foreign currency Translation Gain/Loss            --              --          --       --          --
   Change in Derivative Fair Value - FAS 133         --              --          --       --          --
   Loss on Early Extinguishment of Debt              --              --         (32)      --          --
   Gain on Sale Other                                --              --          --       --          --
   Other                                             --              --           6       --          --
                                                   ----         -------     -------      ---         ---
Total Other Income                                   --              --         (26)      --          --
                                                   ----         -------     -------      ---         ---
INTEREST EXPENSE:
   PSEG Capital Corporation                          --              --          --       --          --
   PSEG Energy Holdings                              --              --          --       --          --
   Enterprise Capital Funding Corp                   --              --          --       --          --
   Other Associated Companies                        --              --          --       --          --
   Other                                             --            (115)         --       --          --
   Capitalized interest                              --              --          --       --          --
                                                   ----         -------     -------      ---         ---
INTEREST EXPENSE - NET                               --            (115)         --       --          --
                                                   ----         -------     -------      ---         ---
INCOME (LOSS) BEFORE INCOME TAXES                    (2)            115      54,739       --          --
                                                   ----         -------     -------      ---         ---
INCOME TAXES:
   Current                                           (1)             --      41,927       --          --
   Deferred                                         (10)         (1,460)     (4,097)      --          --
   Foreign Taxes                                     --              --          --       --          --
   Investment and energy tax credits - net           --              --          --       --          --
                                                   ----         -------     -------      ---         ---
Total income taxes                                  (11)         (1,460)     37,830       --          --
                                                   ----         -------     -------      ---         ---
MINORITY INTERESTS                                   --              --          --       --          --
                                                   ----         -------     -------      ---         ---
INCOME (LOSS) FROM CONTINUING OPERATIONS              9           1,575      16,909       --          --
                                                   ----         -------     -------      ---         ---
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the
      Acct. Principle                                --              --          --       --          --
   Income from Discontinued Operations - Net
      of Taxes                                       --           2,013          --       --          --
   Gain on Sale of Discontinued Operations -
      Net of Taxes                                   --           2,539          --       --          --
                                                   ----         -------     -------      ---         ---
INCOME FROM DISCONTINUED OPERATIONS                  --           4,552          --       --          --
                                                   ----         -------     -------      ---         ---
NET INCOME (LOSS)                                     9           6,127      16,909       --          --
                                                   ----         -------     -------      ---         ---
   Preferred Dividend Requirement                    --              --          --       --          --
                                                   ----         -------     -------      ---         ---
EARNINGS AVAILABLE TO COMMON STOCK                 $  9         $ 6,127     $16,909      $--         $--
                                                   ====         =======     =======      ===         ===

(B)  Exceeds 2% of PSEG's consolidated assets. For additional  information,  see
     Item 1.

                                                                       EXHIBIT A

                               PSEG AMERICAS LTD.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                PSEG                                            PSEG       PSEG
                              AMERICAS    INTERCOMPANY      PSEG               CUENTA     BRAZIL     VENERGY
                                LTD.      ELIMINATIONS    AMERICAS            FINANCE   OPERATING   HOLDINGS
                            CONSOL. (B)    & RECLASS.       LTD.     AenPII   COMPANY    COMPANY     COMPANY
                            -----------   ------------   ---------   ------   -------   ---------   --------
BALANCE JANUARY 1, 2004      $(149,688)     $205,100     $(149,688)    $--      $--        $--       $3,100

NET INCOME (LOSS)              109,406       (83,954)      109,406      --       --         --         (254)
                             ---------      --------     ---------     ---      ---        ---       ------
   TOTAL                       (40,282)      121,146       (40,282)     --       --         --        2,846
                             ---------      --------     ---------     ---      ---        ---       ------
DIVIDENDS DECLARED                  --            --           --       --       --         --           --
                             ---------      --------     ---------     ---      ---        ---       ------

                             ---------      --------     ---------     ---      ---        ---       ------
BALANCE DECEMBER 31, 2004    $ (40,282)     $121,146     $ (40,282)    $--      $--        $--       $2,846
                             =========      ========     =========     ===      ===        ===       ======


                                                       PSEG                               PSEG
                            RAYO-ANDINO     PSEG    ARGENTINA     PSEG                   CAYMAN
                              GESTORA      BRASIL    HOLDING    EDEERSA                AMERICAS I
                              COMPANY      LTDA.       LLC      COMPANY     PSEGAOC      COMPANY
                            -----------   -------   ---------   -------   ----------   ----------
BALANCE JANUARY 1, 2004         $--       $(7,180)     $--        $--      $(221,416)      $--

NET INCOME (LOSS)                --          (874)      --         --            625        --
                                ---       -------      ---        ---      ---------       ---
   TOTAL                         --        (8,054)      --         --       (220,791)       --
                                ---       -------      ---        ---      ---------       ---
DIVIDENDS DECLARED               --            --       --         --             --        --
                                ---       -------      ---        ---      ---------       ---

                                ---       -------      ---        ---      ---------       ---
BALANCE DECEMBER 31, 2004       $--       $(8,054)     $--        $--      $(220,791)      $--
                                ===       =======      ===        ===      =========       ===

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                               PSEG AMERICAS LTD.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                            PSEG
                                PSEG       CAYMAN                                PSEG
                               CAYMAN     AMERICAS      PSEG        PSEG        GLOBAL
                            AMERICAS II    COMPANY   BRAZIL II   BRAZIL III   FUNDING II
                              COMPANY      CONSOL.    COMPANY      COMPANY       CORP.     INFRAMAX
                            -----------   --------   ---------   ----------   ----------   --------
BALANCE JANUARY 1, 2004         $--       $(72,553)     $--          $--          $--         $--

NET INCOME (LOSS)                --            611       --           --           --          --

                                ---       --------      ---          ---          ---         ---
   TOTAL                         --        (71,942)      --           --           --          --
                                ---       --------      ---          ---          ---         ---

DIVIDENDS DECLARED               --             --       --           --           --          --
                                ---       --------      ---          ---          ---         ---

                                ---       --------      ---          ---          ---         ---
BALANCE DECEMBER 31, 2004       $--       $(71,942)     $--          $--          $--         $--
                                ===       ========      ===          ===          ===         ===

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                               PSEG AMERICAS LTD.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                          PSEG
                                                        TRANSAMERICA     BRAZIL       PSEG
                              CHILEAN     INVERSIONES      ENERGY      INVESTMENT   SALALAH
                             EQUITY II       CHILE         COMPANY       COMPANY     L.L.C.
                            CONSOL. (B)   CONSOL. (B)      CONSOL        CONSOL.    CONSOL.
                            -----------   -----------   ------------   ----------   -------
BALANCE JANUARY 1, 2004       $73,617       $30,813        $31,286      $(23,196)   $ (823)

NET INCOME (LOSS)              17,928        22,643          6,718         8,796     4,716
                              -------       -------        -------      --------    ------
   TOTAL                       91,545        53,456         38,004       (14,400)    3,893
                              -------       -------        -------      --------    ------

DIVIDENDS DECLARED                 --            --             --            --        --
                              -------       -------        -------      --------    ------

                              -------       -------        -------      --------    ------
BALANCE DECEMBER 31, 2004     $91,545       $53,456        $38,004      $(14,400)   $3,893
                              =======       =======        =======      ========    ======


                                PSEG
                              (BERMUDA)    RAYO-ANDINO               PSEG
                            HOLDINGS III    INVERSORA      PSEG    AMERICAS      PSEG
                                LTD           COMPANY     CHINA       II      LUXEMBOURG
                               CONSOL.        CONSOL.     L.L.C.     LTD.      S.a.r.L.
                            ------------   -----------   -------   --------   ----------
BALANCE JANUARY 1, 2004       $(26,869)     $(16,951)    $25,072      $--         $--

NET INCOME (LOSS)                    9         6,127      16,909       --          --
                              --------      --------     -------      ---         ---
   TOTAL                       (26,860)      (10,824)     41,981       --          --
                              --------      --------     -------      ---         ---

DIVIDENDS DECLARED                  --            --          --       --          --
                              --------      --------     -------      ---         ---

                              --------      --------     -------      ---         ---
BALANCE DECEMBER 31, 2004     $(26,860)     $(10,824)    $41,981      $--         $--
                              ========      ========     =======      ===         ===

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                               PSEG AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)


                                           PSEG                                             PSEG       PSEG
                                          AMERICAS    INTERCOMPANY      PSEG               CUENTA     BRAZIL     VENERGY
                                            LTD.      ELIMINATIONS    AMERICAS             FINANCE   OPERATING   HOLDINGS
                                         CONSOL.(B)    & RECLASS.       LTD.      AenPII   COMPANY    COMPANY    COMPANY
                                         ----------   ------------   ----------   ------   -------   ---------   --------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments   $  128,865    $      --     $       22    $--       $--        $--       $     1
   Restricted cash-current                   16,523           --             --     --        --         --            --
   Accounts and Notes receivable:
      Trade                                  69,243           --            (11)    --        --         --            --
      Other                                  15,253           --             11     --        --         --            --
      PSE&G                                      --           --             --     --        --         --            --
      PSEG                                       --           --             --     --        --         --            --
      PSEG Power                                 --           --             --     --        --         --            --
      PSEG Energy Holdings                       --           --             --     --        --         --            --
      Other associated companies            631,834           --        234,258     --        --         --         4,808
   Notes receivable:
      Associated companies                       --           --             --     --        --         --            --
      Other                                 132,113           --             --     --        --         --            --
   Interest receivable                           --           --             --     --        --         --            --
   Restricted Cash                               --           --             --     --        --         --            --
   Assets held for sale                          --           --             --     --        --         --            --
   Derivative assets                            304           --             13     --        --         --            --
   Prepayments                                1,749           --             --     --        --         --           109
   Fuel                                       1,763           --             --     --        --         --            --
   Materials and supplies                    11,566           --             --     --        --         --            --
                                         ----------    ---------     ----------    ---       ---        ---       -------
Total Current Assets                      1,009,213           --        234,293     --        --         --         4,918
                                         ----------    ---------     ----------    ---       ---        ---       -------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                               16,876           --             --     --        --         --            --
   Generation & Distribution Assets         738,752           --             --     --        --         --            --
   Furniture & Equipment                     61,659           --             --     --        --         --            --
   Construction Work In process              63,521           --             --     --        --         --            --
   Other                                         --           --             --     --        --         --            --
   Accum. depr. and amortization           (157,338)          --             --     --        --         --            --
   Valuation allowances                          --           --             --     --        --         --            --
                                         ----------    ---------     ----------    ---       ---        ---       -------
Property, Plant and Equipment-net           723,470           --             --     --        --         --            --
                                         ----------    ---------     ----------    ---       ---        ---       -------
INVESTMENTS
   Subsidiaries                                  --     (818,523)       818,523     --        --         --            --
   Capital lease agreements                      --           --             --     --        --         --            --
   General Partnership interests                 --           --             --     --        --         --            --
   Limited Partnership interests                 --           --             --     --        --         --            --
   Corporate joint ventures                 536,220           --        184,414     --        --         --        35,694
   Securities                                    --           --             --     --        --         --            --
   Valuation allowances                          --           --             --     --        --         --            --
                                         ----------    ---------     ----------    ---       ---        ---       -------
Total Investments                           536,220     (818,523)     1,002,937     --        --         --        35,694
                                         ----------    ---------     ----------    ---       ---        ---       -------
OTHER ASSETS
   Long Term Other Receivable                 5,694           --             --     --        --         --            --
   Goodwill                                 505,499           --             --     --        --         --            --
   Deferred Tax Asset                        73,962           --            355     --        --         --            --
   Derivative Asset                            (161)          --           (440)    --        --         --            --
   Restricted Cash                           13,328           --             --     --        --         --            --
   Project Start up Costs                     4,153           --             --     --        --         --            --
   Deferred Finance Costs                    11,104           --             --     --        --         --            --
   Prepaid Pension Costs                         45           --             32     --        --         --            --
   Intangibles                                  358           --             --     --        --         --            --
   Other                                      5,776           --             --     --        --         --            --
                                         ----------    ---------     ----------    ---       ---        ---       -------
Total Other Assets                          619,758           --            (53)    --        --         --            --
                                         ----------    ---------     ----------    ---       ---        ---       -------
TOTAL ASSETS                             $2,888,661    $(818,523)    $1,237,177    $--       $--        $--       $40,612
                                         ==========    =========     ==========    ===       ===        ===       =======


                                                                    PSEG                            PSEG
                                         RAYO-ANDINO     PSEG    ARGENTINA     PSEG                CAYMAN
                                           GESTORA      BRASIL    HOLDING    EDEERSA             AMERICAS I
                                           COMPANY      LTDA.       LLC      COMPANY   PSEGAOC     COMPANY
                                         -----------   -------   ---------   -------   -------   ----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments       $--        $   --      $--        $--      $   --       $--
   Restricted cash-current                    --            --       --         --          --        --
   Accounts and Notes receivable:
      Trade                                   --            --       --         --          --        --
      Other                                   --            --       --         --          --        --
      PSE&G                                   --            --       --         --          --        --
      PSEG                                    --            --       --         --          --        --
      PSEG Power                              --            --       --         --          --        --
      PSEG Energy Holdings                    --            --       --         --          --        --
      Other associated companies              --         1,621       --         --       8,008        --
   Notes receivable:
      Associated companies                    --            --       --         --          --        --
      Other                                   --            --       --         --          --        --
   Interest receivable                        --            --       --         --          --        --
   Restricted Cash                            --            --       --         --          --        --
   Assets held for sale                       --            --       --         --          --        --
   Derivative assets                          --            --       --         --          --        --
   Prepayments                                --            --       --         --          --        --
   Fuel                                       --            --       --         --          --        --
   Materials and supplies                     --            --       --         --          --        --
                                             ---        ------      ---        ---      ------       ---
Total Current Assets                          --         1,621       --         --       8,008        --
                                             ---        ------      ---        ---      ------       ---
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                --            --       --         --          --        --
   Generation & Distribution Assets           --            --       --         --          --        --
   Furniture & Equipment                      --             3       --         --          --        --
   Construction Work In process               --            --       --         --          --        --
   Other                                      --            --       --         --          --        --
   Accum. depr. and amortization              --            (3)      --         --          --        --
   Valuation allowances                       --            --       --         --          --        --
                                             ---        ------      ---        ---      ------       ---
Property, Plant and Equipment-net             --            --       --         --          --        --
                                             ---        ------      ---        ---      ------       ---
INVESTMENTS
   Subsidiaries                               --            --       --         --          --        --
   Capital lease agreements                   --            --       --         --          --        --
   General Partnership interests              --            --       --         --          --        --
   Limited Partnership interests              --            --       --         --          --        --
   Corporate joint ventures                   --            --       --         --          --        --
   Securities                                 --            --       --         --          --        --
   Valuation allowances                       --            --       --         --          --        --
                                             ---        ------      ---        ---      ------       ---
Total Investments                             --            --       --         --          --        --
                                             ---        ------      ---        ---      ------       ---
OTHER ASSETS
   Long Term Other Receivable                 --            --       --         --          --        --
   Goodwill                                   --            --       --         --          --        --
   Deferred Tax Asset                         --           (20)      --         --          --        --
   Derivative Asset                           --            --       --         --          --        --
   Restricted Cash                            --            --       --         --          --        --
   Project Start up Costs                     --            --       --         --          --        --
   Deferred Finance Costs                     --            --       --         --          --        --
   Prepaid Pension Costs                      --            --       --         --          --        --
   Intangibles                                --            --       --         --          --        --
   Other                                      --            --       --         --          --        --
                                             ---        ------      ---        ---      ------       ---
Total Other Assets                            --           (20)      --         --          --        --
                                             ---        ------      ---        ---      ------       ---
TOTAL ASSETS                                 $--        $1,601      $--        $--      $8,008       $--
                                             ===        ======      ===        ===      ======       ===

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                               PSEG AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                            PSEG
                                                PSEG       CAYMAN                                PSEG
                                               CAYMAN     AMERICAS     PSEG         PSEG        GLOBAL
                                            AMERICAS II    COMPANY   BRAZIL II   BRAZIL III   FUNDING II
                                              COMPANY      CONSOL.    COMPANY      COMPANY       CORP.     INFRAMAX
                                            -----------   --------   ---------   ----------   ----------   --------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments          $--        $   --       $--          $--        $   --        $--
   Restricted cash-current                       --            --        --           --            --         --
   Accounts and Notes receivable:
      Trade                                      --            --        --           --            --         --
      Other                                      --            --        --           --             1         --
      PSE&G                                      --            --        --           --            --         --
      PSEG                                       --            --        --           --            --         --
      PSEG Power                                 --            --        --           --            --         --
      PSEG Energy Holdings                       --            --        --           --            --         --
      Other associated companies                 --         3,705        --           --         2,405         --
   Notes receivable:
      Associated companies                       --            --        --           --            --         --
      Other                                      --            --        --           --            --         --
   Interest receivable                           --            --        --           --            --         --
   Restricted Cash                               --            --        --           --            --         --
   Assets held for sale                          --            --        --           --            --         --
   Derivative assets                             --            --        --           --            --         --
   Prepayments                                   --            --        --           --            --         --
   Fuel                                          --            --        --           --            --         --
   Materials and supplies                        --            --        --           --            --         --
                                                ---        ------       ---          ---        ------        ---
Total Current Assets                             --         3,705        --           --         2,406         --
                                                ---        ------       ---          ---        ------        ---
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                   --            --        --           --            --         --
   Generation & Distribution Assets              --            --        --           --            --         --
   Furniture & Equipment                         --            --        --           --            --         --
   Construction Work In process                  --            --        --           --            --         --
   Other                                         --            --        --           --            --         --
   Accum. depr. and amortization                 --            --        --           --            --         --
   Valuation allowances                          --            --        --           --            --         --
                                                ---        ------       ---          ---        ------        ---
Property, Plant and Equipment-net                --            --        --           --            --         --
                                                ---        ------       ---          ---        ------        ---
INVESTMENTS
   Subsidiaries                                  --            --        --           --            --         --
   Capital lease agreements                      --            --        --           --            --         --
   General Partnership interests                 --            --        --           --            --         --
   Limited Partnership interests                 --            --        --           --            --         --
   Corporate joint ventures                      --            --        --           --            --         --
   Securities                                    --            --        --           --            --         --
   Valuation allowances                          --            --        --           --            --         --
                                                ---        ------       ---          ---           ---        ---
Total Investments                                --            --        --           --            --         --
                                                ---        ------       ---          ---           ---        ---
OTHER ASSETS
   Long Term Other Receivable                    --            --        --           --            --         --
   Goodwill                                      --            --        --           --            --         --
   Deferred Tax Asset                            --            --        --           --            --         --
   Derivative Asset                              --            --        --           --            --         --
   Restricted Cash                               --            --        --           --            --         --
   Project Start up Costs                        --            --        --           --            --         --
   Deferred Finance Costs                        --            --        --           --            --         --
   Prepaid Pension Costs                         --            --        --           --            --         --
   Intangibles                                   --            --        --           --            --         --
   Other                                         --            --        --           --            --         --
                                                ---        ------       ---          ---           ---        ---
Total Other Assets                               --            --        --           --            --         --
                                                ---        ------       ---          ---        ------        ---
TOTAL ASSETS                                    $--        $3,705       $--          $--        $2,406        $--
                                                ===        ======       ===          ===        ======        ===

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                               PSEG AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                                       PSEG
                                                                     TRANSAMERICA     BRAZIL       PSEG
                                           CHILEAN     INVERSIONES      ENERGY      INVESTMENT    SALALAH
                                          EQUITY II       CHILE         COMPANY       COMPANY     L.L.C.
                                         CONSOL. (B)   CONSOL. (B)      CONSOL        CONSOL.     CONSOL.
                                         -----------   -----------   ------------   ----------   --------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments     $ 84,061     $   9,735      $ 23,607      $  6,162    $  5,238
   Restricted cash-current                       --         2,474            --            --      14,049
   Accounts and Notes receivable:
      Trade                                       9        49,287         7,862            --       9,871
      Other                                       1        14,522           674             1          30
      PSE&G                                      --            --            --            --          --
      PSEG                                       --            --            --            --          --
      PSEG Power                                 --            --            --            --          --
      PSEG Energy Holdings                       --            --            --            --          --
      Other associated companies            310,771           663        18,384           216          74
   Notes receivable:
      Associated companies                       --            --            --            --          --
      Other                                      --            --            --            --          --
   Interest receivable                           --            --            --            --          --
   Restricted Cash                               --            --            --            --          --
   Assets held for sale                          --            --            --            --          --
   Derivative assets                             46           165            --            80          --
   Prepayments                                   --           810           159            --         669
   Fuel                                          --            --            --            --       1,763
   Materials and supplies                        --         9,001         1,432            --       1,133
                                           --------     ---------      --------      --------    --------
Total Current Assets                        394,888        86,657        52,118         6,459      32,827
                                           --------     ---------      --------      --------    --------
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                   --        11,449         3,303            --       2,124
   Generation & Distribution Assets              --       452,919        79,625            --     206,208
   Furniture & Equipment                         --            --        60,693            --         963
   Construction Work In process                  --        38,712         1,820            --      22,989
   Other                                         --            --            --            --          --
   Accum. depr. and amortization                 --      (124,915)      (11,065)           --     (21,355)
   Valuation allowances                          --            --            --            --          --
                                           --------     ---------      --------      --------    --------
Property, Plant and Equipment-net                --       378,165       134,376            --     210,929
                                           --------     ---------      --------      --------    --------
INVESTMENTS
   Subsidiaries                                  --            --            --            --          --
   Capital lease agreements                      --            --            --            --          --
   General Partnership interests                 --            --            --            --          --
   Limited Partnership interests                 --            --            --            --          --
   Corporate joint ventures                 199,662       (61,535)          397       177,572          16
   Securities                                    --            --            --            --          --
   Valuation allowances                          --            --            --            --          --
                                           --------     ---------      --------      --------    --------
Total Investments                           199,662       (61,535)          397       177,572          16
                                           --------     ---------      --------      --------    --------
OTHER ASSETS
   Long Term Other Receivable                    --         5,694            --            --          --
   Goodwill                                      --       372,132       133,367            --          --
   Deferred Tax Asset                         7,223        33,131            --        25,339       8,523
   Derivative Asset                             295           (16)           --            --          --
   Restricted Cash                               --            --            --            --      13,328
   Project Start up Costs                        --          (470)           --            --       4,623
   Deferred Finance Costs                        --         4,794           237            --       6,073
   Prepaid Pension Costs                         --            --            --            13          --
   Intangibles                                   --            --           358            --          --
   Other                                         --         5,776            --            --          --
                                           --------     ---------      --------      --------    --------
Total Other Assets                            7,518       421,041       133,962        25,352      32,547
                                           --------     ---------      --------      --------    --------
TOTAL ASSETS                               $602,068     $ 824,328      $320,853      $209,383    $276,319
                                           ========     =========      ========      ========    ========


                                             PSEG
                                           (BERMUDA)    RAYO-ANDINO                PSEG
                                         HOLDINGS III    INVERSORA      PSEG     AMERICAS      PSEG
                                              LTD         COMPANY       CHINA       II      LUXEMBOURG
                                            CONSOL.       CONSOL.      L.L.C.      LTD.      S.a.r.L.
                                         ------------   -----------   --------   --------   ----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments      $    14       $    --     $     --      $--         $25
   Restricted cash-current                       --            --           --       --          --
   Accounts and Notes receivable:
      Trade                                      --            --        2,225       --          --
      Other                                      --            12            1       --          --
      PSE&G                                      --            --           --       --          --
      PSEG                                       --            --           --       --          --
      PSEG Power                                 --            --           --       --          --
      PSEG Energy Holdings                       --            --           --       --          --
      Other associated companies             12,674        38,882       (4,646)      11          --
   Notes receivable:
      Associated companies                       --            --           --       --          --
      Other                                      --            --      132,113       --          --
   Interest receivable                           --            --           --       --          --
   Restricted Cash                               --            --           --       --          --
   Assets held for sale                          --            --           --       --          --
      Derivative assets                          --            --           --       --          --
   Prepayments                                    2            --           --       --          --
   Fuel                                          --            --           --       --          --
   Materials and supplies                        --            --           --       --          --
                                            -------       -------     --------      ---         ---
Total Current Assets                         12,690        38,894      129,693       11          25
                                            -------       -------     --------      ---         ---
PROPERTY, PLANT AND EQUIPMENT
   Real estate                                   --            --           --       --          --
   Generation & Distribution Assets              --            --           --       --          --
   Furniture & Equipment                         --            --           --       --          --
   Construction Work In process                  --            --           --       --          --
   Other                                         --            --           --       --          --
   Accum. depr. and amortization                 --            --           --       --          --
   Valuation allowances                          --            --           --       --          --
                                            -------       -------     --------      ---         ---
Property, Plant and Equipment-net                --            --           --       --          --
                                            -------       -------     --------      ---         ---
INVESTMENTS
   Subsidiaries                                  --            --           --       --          --
   Capital lease agreements                      --            --           --       --          --
   General Partnership interests                 --            --           --       --          --
   Limited Partnership interests                 --            --           --       --           -
   Corporate joint ventures                      --            --           --       --          --
   Securities                                    --            --           --       --          --
   Valuation allowances                          --            --           --       --          --
                                            -------       -------     --------      ---         ---
Total Investments                                --            --           --       --          --
                                            -------       -------     --------      ---         ---
OTHER ASSET
   Long Term Other Receivable                    --            --           --       --          --
   Goodwill                                      --            --           --       --          --
   Deferred Tax Asset                            --            --         (589)      --          --
   Derivative Asset                              --            --           --       --          --
   Restricted Cash                               --            --           --       --          --
   Project Start up Costs                        --            --           --       --          --
   Deferred Finance Costs                        --            --           --       --          --
   Prepaid Pension Costs                         --            --           --       --          --
   Intangibles                                   --            --           --       --          --
   Other                                         --            --           --       --          --
                                            -------       -------     --------      ---         ---
Total Other Assets                               --            --         (589)      --          --
                                            -------       -------     --------      ---         ---
TOTAL ASSETS                                $12,690       $38,894     $129,104      $11         $25
                                            =======       =======     ========      ===         ===

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                               PSEG AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                              PSEG                                             PSEG       PSEG
                                            AMERICAS    INTERCOMPANY      PSEG                CUENTA     BRAZIL     VENERGY
                                              LTD.      ELIMINATIONS    AMERICAS             FINANCE   OPERATING   HOLDINGS
                                          CONSOL. (B)    & RECLASS.       LTD.      AenPII   COMPANY    COMPANY     COMPANY
                                          -----------   ------------   ----------   ------   -------   ---------   --------
ASSETS

LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                $   41,342    $        --   $       --    $--       $--        $--       $    --
      Taxes                                     2,408             --           --     --        --         --            --
      Other                                    22,902             --           --     --        --         --            --
      Interest                                  5,840             --       (4,901)    --        --         --            --
      Associated companies                  1,167,726             --      157,898     --        --         --         2,713
   Notes payable:
      PSEG Capital Corporation                     --             --           --     --        --         --            --
      PSEG Energy Holdings                         --             --           --     --        --         --            --
      Other                                    (8,300)            --           --     --        --         --            --
      Other associated Companies                9,609             --           --     --        --         --            --
   Current portion of long-term debt           36,069             --           --     --        --         --            --
   Derivative liability                         9,657             --           --     --        --         --            --
                                           ----------    -----------   ----------    ---       ---        ---       -------
Total Current Liabilities                   1,287,253             --      152,997     --        --         --         2,713
                                           ----------    -----------   ----------    ---       ---        ---       -------
TOTAL LONG-TERM DEBT                          429,163             --           --     --        --         --            --
                                           ----------    -----------   ----------    ---       ---        ---       -------
DEFERRED CREDITS
Deferred income taxes                          49,565             --          216     --        --         --           174
Deferred investment                                --             --           --     --        --         --            --
   and energy tax credits                          --             --           --     --        --         --            --
Deferred revenues                               1,882             --           --     --        --         --            --
Derivative Liability                           12,572             --           --     --        --         --            --
Other                                           9,106             --          126     --        --         --            --
                                           ----------    -----------   ----------    ---       ---        ---       -------
Total Deferred Credits                         73,125             --          342     --        --         --           174
                                           ----------    -----------   ----------    ---       ---        ---       -------
MINORITY INTEREST                              15,282             --           --     --        --         --            --
                                           ----------    -----------   ----------    ---       ---        ---       -------
STOCKHOLDER'S EQUITY
   Capital stock                                   12            (18)          12     --        --         --            --
   Preferred stock                                 --             --           --     --        --         --            --
   Preference Units                                --             --           --     --        --         --            --
   Stock Subs Payable                              --             --           --     --        --         --            --
   Members Capital                                 --             --           --     --        --         --            --
   Contributed capital                      1,278,343     (1,093,886)   1,278,343     --        --         --        34,879
   Retained earnings                          (40,282)       121,146      (40,282)    --        --         --         2,846
   Other Comprehensive Income                 (13,743)        13,743      (13,743)    --        --         --            --
   Cumulative Translation Adjustment         (140,492)       140,492     (140,492)    --        --         --            --
                                           ----------    -----------   ----------    ---       ---        ---       -------
Total Stockholder's Equity                  1,083,838       (818,523)   1,083,838     --        --         --        37,725
                                           ----------    -----------   ----------    ---       ---        ---       -------
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                    $2,888,661    $  (818,523)  $1,237,177    $--       $--        $--        40,612
                                           ==========    ===========   ==========    ===       ===        ===       =======


                                                                     PSEG                              PSEG
                                          RAYO-ANDINO     PSEG    ARGENTINA     PSEG                  CAYMAN
                                            GESTORA      BRASIL    HOLDING    EDEERSA               AMERICAS I
                                            COMPANY      LTDA.       LLC      COMPANY    PSEGAOC      COMPANY
                                          -----------   -------   ---------   -------   ---------   ----------
ASSETS

LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                   $--       $    --      $--        $--     $      --      $--
      Taxes                                    --            --       --         --            --       --
      Other                                    --            31       --         --            --       --
      Interest                                 --            --       --         --         4,901       --
      Associated companies                     --         9,309       --         --       153,327       --
   Notes payable:
      PSEG Capital Corporation                 --            --       --         --            --       --
      PSEG Energy Holdings                     --            --       --         --            --       --
      Other                                    --            --       --         --            --       --
      Other associated Companies               --            --       --         --            --       --
   Current portion of long-term debt           --            --       --         --            --       --
   Derivative liability                        --            --       --         --            --       --
                                              ---       -------      ---        ---     ---------      ---
Total Current Liabilities                      --         9,340       --         --       158,228       --
                                              ---       -------      ---        ---     ---------      ---
TOTAL LONG-TERM DEBT                           --            --       --         --            --       --
                                              ---       -------      ---        ---     ---------      ---
DEFERRED CREDITS
Deferred income taxes                          --            --       --         --          (364)      --
Deferred investment                            --            --       --         --            --       --
   and energy tax credits                      --            --       --         --            --       --
Deferred revenues                              --            --       --         --            --       --
Derivative Liability                           --            --       --         --            --       --
Other                                          --            --       --         --            --       --
                                              ---       -------      ---        ---     ---------      ---
Total Deferred Credits                         --            --       --         --          (364)      --
                                              ---       -------      ---        ---     ---------      ---
MINORITY INTEREST                              --            --       --         --            --       --
                                              ---       -------      ---        ---     ---------      ---
STOCKHOLDER'S EQUITY
   Capital stock                               --            --       --         --            --       --
   Preferred stock                             --            --       --         --            --       --
   Preference Units                            --            --       --         --            --       --
   Stock Subs Payable                          --            --       --         --            --       --
   Members Capital                             --            --       --         --            --       --
   Contributed capital                         --           315       --         --        70,935       --
   Retained earnings                           --        (8,054)      --         --      (220,791)      --
   Other Comprehensive Income                  --            --       --         --            --       --
   Cumulative Translation Adjustment           --            --       --         --            --       --
                                              ---       -------      ---        ---     ---------      ---
Total Stockholder's Equity                     --        (7,739)      --         --      (149,856)      --
                                              ---       -------      ---        ---     ---------      ---
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                       $--       $ 1,601      $--        $--     $   8,008      $--
                                              ===       =======      ===        ===     =========      ===

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                               PSEG AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                       PSEG
                                           PSEG       CAYMAN                                PSEG
                                          CAYMAN     AMERICAS      PSEG        PSEG        GLOBAL
                                       AMERICAS II    COMPANY   BRAZIL II   BRAZIL III   FUNDING II
                                         COMPANY      CONSOL.    COMPANY      COMPANY       CORP.     INFRAMAX
                                       -----------   --------   ---------   ----------   ----------   --------
ASSETS

LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                $--       $     --      $--          $--        $   --        $--
      Taxes                                 --             --       --           --            --         --
      Other                                 --             --       --           --            --         --
      Interest                              --             --       --           --            --         --
      Associated companies                  --         37,699       --           --            --         --
   Notes payable:
      PSEG Capital Corporation              --             --       --           --            --         --
      PSEG Energy Holdings                  --             --       --           --            --         --
      Other                                 --             --       --           --            --         --
      Other associated Companies            --             --       --           --            --         --
   Current portion of long-term debt        --             --       --           --            --         --
   Derivative liability                     --             --       --           --            --         --
                                           ---       --------      ---          ---        ------        ---
Total Current Liabilities                   --         37,699       --           --            --         --
                                           ---       --------      ---          ---        ------        ---
TOTAL LONG-TERM DEBT                        --             --       --           --            --         --
                                           ---       --------      ---          ---        ------        ---
DEFERRED CREDITS
Deferred income taxes                       --             --       --           --            --         --
Deferred investment                         --             --       --           --            --         --
   and energy tax credits                   --             --       --           --            --         --
Deferred revenues                           --             --       --           --            --         --
Derivative Liability                        --             --       --           --            --         --
Other                                       --             --       --           --            --         --
                                           ---       --------      ---          ---        ------        ---
Total Deferred Credits                      --             --       --           --            --         --
                                           ---       --------      ---          ---        ------        ---
MINORITY INTEREST                           --             --       --           --            --         --
                                           ---       --------      ---          ---        ------        ---
STOCKHOLDER'S EQUITY
   Capital stock                            --             --       --           --             1         --
   Preferred stock                          --             --       --           --            --         --
   Preference Units                         --             --       --           --            --         --
   Stock Subs Payable                       --             --       --           --            --         --
   Members Capital                          --             --       --           --            --         --
   Contributed capital                      --         37,948       --           --         2,405         --
   Retained earnings                        --        (71,942)      --           --            --         --
   Other Comprehensive Income               --             --       --           --            --         --
   Cumulative Translation Adjustment        --             --       --           --            --         --
                                           ---       --------      ---          ---        ------        ---
Total Stockholder's Equity                  --        (33,994)      --           --         2,406         --
                                           ---       --------      ---          ---        ------        ---
TOTAL LIABILITIES AND
STOCKHOLDER'S EQUITY                       $--       $  3,705      $--          $--        $2,406        $--
                                           ===       ========      ===          ===        ======        ===

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                               PSEG AMERICAS LTD.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                                        PSEG
                                                                      TRANSAMERICA     BRAZIL       PSEG
                                            CHILEAN     INVERSIONES      ENERGY      INVESTMENT    SALALAH
                                           EQUITY II       CHILE         COMPANY       COMPANY     L.L.C.
                                          CONSOL. (B)   CONSOL. (B)      CONSOL        CONSOL.     CONSOL.
                                          -----------   -----------   ------------   ----------   --------
ASSETS

LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                $     --       $ 29,483      $  2,367     $      --    $  9,488
      Taxes                                      --             --         1,998           410          --
      Other                                    (137)        13,201         2,112            --       2,319
      Interest                                   --          1,436           761            --       3,643
      Associated companies                  443,853        159,553        13,247        52,057      14,064
   Notes payable:
      PSEG Capital Corporation                   --             --            --            --          --
      PSEG Energy Holdings                       --             --            --            --          --
      Other                                      --             --        (8,300)           --          --
      Other associated Companies                 --             --            --         9,609          --
   Current portion of long-term debt             --         25,810            --            --      10,259
   Derivative liability                          --          1,576            --            --       8,081
                                           --------       --------      --------     ---------    --------
Total Current Liabilities                   443,716        231,059        12,185        62,076      47,854
                                           --------       --------      --------     ---------    --------
TOTAL LONG-TERM DEBT                             --        141,663       103,371            --     184,129
                                           --------       --------      --------     ---------    --------
DEFERRED CREDITS
Deferred income taxes                            --         32,523        16,676            --          --
Deferred investment                              --             --            --            --          --
   and energy tax credits                        --             --            --            --          --
Deferred revenues                                --          1,882            --            --          --
Derivative Liability                             --             90            --            --      12,482
Other                                            --          4,678         4,050           252          --
                                           --------       --------      --------     ---------    --------
Total Deferred Credits                           --         39,173        20,726           252      12,482
                                           --------       --------      --------     ---------    --------
MINORITY INTEREST                                --          8,186            --            --       7,096
                                           --------       --------      --------     ---------    --------
STOCKHOLDER'S EQUITY
   Capital stock                                  1             --            --            --          --
   Preferred stock                               --             --            --            --          --
   Preference Units                              --             --            --            --          --
   Stock Subs Payable                            --             --            --            --          --
   Members Capital                               --             --            --            --          --
   Contributed capital                       84,343        259,515       146,567       376,199      34,095
   Retained earnings                         91,545         53,456        38,004       (14,400)      3,893
   Other Comprehensive Income                  (513)            --            --            --     (13,230)
   Cumulative Translation Adjustment        (17,024)        91,276            --      (214,744)         --
                                           --------       --------      --------     ---------    --------
Total Stockholder's Equity                  158,352        404,247       184,571       147,055      24,758
                                           --------       --------      --------     ---------    --------
TOTAL LIABILITIES AND
STOCKHOLDER'S EQUITY                       $602,068       $824,328      $320,853     $ 209,383    $276,319
                                           ========       ========      ========     =========    ========


                                               PSEG
                                            (BERMUDA)    RAYO-ANDINO                PSEG
                                          HOLDINGS III    INVERSORA      PSEG     AMERICAS      PSEG
                                               LTD         COMPANY       CHINA       II      LUXEMBOURG
                                             CONSOL.       CONSOL.      L.L.C.      LTD.       S.a.r.L.
                                          ------------   -----------   --------   --------   ----------
ASSETS

LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                 $     --       $      4    $     --      $--         $--
      Taxes                                       --             --          --       --          --
      Other                                       --            442       4,934       --          --
      Interest                                    --             --          --       --          --
      Associated companies                     3,761         56,987      63,247       11          --
   Notes payable:
      PSEG Capital Corporation                    --             --          --       --          --
      PSEG Energy Holdings                        --             --          --       --          --
      Other                                       --             --          --       --          --
      Other associated Companies                  --             --          --       --          --
   Current portion of long-term debt              --             --          --       --          --
   Derivative liability                           --             --          --       --          --
                                            --------       --------    --------      ---         ---
Total Current Liabilities                      3,761         57,433      68,181       11          --
                                            --------       --------    --------      ---         ---
TOTAL LONG-TERM DEBT                              --             --          --       --          --
                                            --------       --------    --------      ---         ---
DEFERRED CREDITS
Deferred income taxes                           (100)            --         440       --          --
Deferred investment                               --             --          --       --          --
   and energy tax credits                         --             --          --       --          --
Deferred revenues                                 --             --          --       --          --
Derivative Liability                              --             --          --       --          --
Other                                             --             --          --       --          --
                                            --------       --------    --------      ---         ---
Total Deferred Credits                          (100)            --         440       --          --
                                            --------       --------    --------      ---         ---
MINORITY INTEREST                                 --             --          --       --          --
                                            --------       --------    --------      ---         ---
STOCKHOLDER'S EQUITY
   Capital stock                                  --             --           1       --          15
   Preferred stock                                --             --          --       --          --
   Preference Units                               --             --          --       --          --
   Stock Subs Payable                             --             --          --       --          --
   Members Capital                                --             --          --       --          --
   Contributed capital                        35,889         (7,715)     18,501       --          10
   Retained earnings                         (26,860)       (10,824)     41,981       --          --
   Other Comprehensive Income                     --             --          --       --          --
   Cumulative Translation Adjustment              --             --          --       --          --
                                            --------       --------    --------      ---         ---
Total Stockholder's Equity                     9,029        (18,539)     60,483       --          25
                                            --------       --------    --------      ---         ---
TOTAL LIABILITIES AND
STOCKHOLDER'S EQUITY                        $ 12,690       $ 38,894    $129,104      $11         $25
                                            ========       ========    ========      ===         ===

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

      INVERSIONES PSEG AMERICAS CHILE HOLDING LIMITADA (INVERSIONES CHILE)
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                  INVERSIONES   INTERCOMPANY
                                                     CHILE      ELIMINATIONS   INVERSIONES
                                                  CONSOL. (B)    & RECLASS.       CHILE        SAESA
                                                  -----------   ------------   -----------   ---------
REVENUES:
      Income from capital lease agreements         $     --       $     --       $    --     $     --
      Gain on Sale of Operating Projects                 --             --            --           --
      Other                                              --             --            --           --
   Electric Revenues
      Generation                                         --             --            --           --
      Distribution                                  178,782             --            --      178,782
   Other                                             21,882             --            --       21,882
   Equity in subsidiary earnings                         --             --            --           --
                                                   --------       --------       -------     --------
Total revenues                                      200,664             --            --      200,664
                                                   --------       --------       -------     --------
OPERATING EXPENSES:
   Operation and maintenance                          5,441             --            --        5,441
   Write-off of investments                              --             --            --           --
   Depreciation and amortization                     10,943            140            --       10,803
   Electric and Energy Costs                        108,117             --            --      108,117
   Administrative and general                        20,043             --           102       19,941
                                                   --------       --------       -------     --------
Total operating expenses                            144,544            140           102      144,302
                                                   --------       --------       -------     --------
   Income from partnerships                         (19,363)       (42,297)       22,934           --
   Interest and dividend income                          --             --            --           --
   Consulting and O&M fees                               --             --            --           --

OPERATING INCOME                                     36,757        (42,437)       22,832       56,362
                                                   --------       --------       -------     --------
OTHER INCOME:
   Foreign currency translation Gain/Loss             1,083             --            --        1,083
   Change in Derivative Fair Value - FAS 133         (1,489)            --          (349)      (1,140)
   Loss on Early Extinguishment of Debt                 130             --            --          130
   Gain on Sale Other                                    --             --            --           --
   Other                                               (295)            --            --         (295)
                                                   --------       --------       -------     --------
Total Other Income                                     (571)            --          (349)        (222)
                                                   --------       --------       -------     --------
INTEREST EXPENSE:
   PSEG Capital Corporation                              --             --            --           --
   PSEG Energy Holdings                                  --             --            --           --
   Enterprise Capital Funding Corp.                      --             --            --           --
   Other Associated Companies                            --             --            --           --
   Other                                             11,036        (17,125)           --       28,161
   Capitalized interest                              (1,267)            --            --       (1,267)
                                                   --------       --------       -------     --------
INTEREST EXPENSE - NET                                9,769        (17,125)           --       26,894
                                                   --------       --------       -------     --------
INCOME BEFORE INCOME TAXES                           26,417        (25,312)       22,483       29,246
                                                   --------       --------       -------     --------
INCOME TAXES:
   Current                                               --             --            --           --
   Deferred                                            (160)            --          (160)          --
   Foreign Taxes                                      3,385             --            --        3,385
   Investment and energy tax credits - net               --             --            --           --
                                                   --------       --------       -------     --------
Total income taxes                                    3,225             --          (160)       3,385
                                                   --------       --------       -------     --------
MINORITY INTERESTS                                      549             --            --          549
                                                   --------       --------       -------     --------
INCOME FROM CONTINUING OPERATIONS                    22,643        (25,312)       22,643       25,312
                                                   --------       --------       -------     --------
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in
     the Acct. Principle
   Income from Discontinued
     Operations - Net of Taxes                           --             --            --           --
   Gain on Sale of Discontinued Operations -
     Net of Taxes                                        --             --            --           --
                                                   --------       --------       -------     --------
INCOME FROM DISCONTINUED OPERATIONS                      --             --            --           --
                                                   --------       --------       -------     --------
NET INCOME                                           22,643        (25,312)       22,643       25,312
                                                   --------       --------       -------     --------
   Preferred Dividend Requirement                        --             --            --           --
                                                   --------       --------       -------     --------
EARNINGS AVAILABLE TO COMMON STOCK                 $ 22,643       $(25,312)      $22,643     $ 25,312
                                                   ========       ========       =======     ========

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

      INVERSIONES PSEG AMERICAS CHILE HOLDING LIMITADA (INVERSIONES CHILE)
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                  INVERSIONES   INTERCOMPANY
                                                     CHILE      ELIMINATIONS   INVERSIONES
                                                  CONSOL. (B)    & RECLASS.       CHILE        SAESA
                                                  -----------   ------------   -----------   ---------
BALANCE  JANUARY 1, 2004                            $30,813       $(41,256)      $30,813      $41,256

NET INCOME                                           22,643        (25,312)       22,643       25,312
                                                    -------       --------       -------      -------
   TOTAL                                             53,456        (66,568)       53,456       66,568
                                                    -------       --------       -------      -------

DIVIDENDS DECLARED                                       --             --            --           --
                                                    -------       --------       -------      -------

                                                    -------       --------       -------      -------
BALANCE  DECEMBER 31, 2004                          $53,456       $(66,568)      $53,456      $66,568
                                                    =======       ========       =======      =======

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

      INVERSIONES PSEG AMERICAS CHILE HOLDING LIMITADA (INVERSIONES CHILE)
                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                         INVERSIONES   INTERCOMPANY
                                            CHILE      ELIMINATIONS   INVERSIONES
                                         CONSOL. (B)    & RECLASS.       CHILE        SAESA
                                         -----------   ------------   -----------   ---------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments    $   9,735     $      --      $     --     $   9,735
   Restricted Cash-current                    2,474            --            --         2,474
   Accounts and Notes receivable:
      Trade                                  49,287            (1)            1        49,287
      Other                                  14,522            --            --        14,522
      PSE&G                                      --            --            --            --
      PSEG                                       --            --            --            --
      PSEG Power                                 --            --            --            --
      PSEG Energy Holdings                       --            --            --            --
      Other associated companies                663            --           663            --
   Notes receivable:                                                         --            --
      Associated companies                       --            --            --            --
      Other                                      --            --            --            --
   Interest receivable                           --            --            --            --
   Restricted Cash                               --            --            --            --
   Assets held for sale                          --            --            --            --
   Derivative assets                            165            --           165            --
   Prepayments                                  810            --            --           810
   Fuel                                          --            --            --            --
   Materials and supplies                     9,001            --            --         9,001
                                          ---------     ---------      --------     ---------
Total Current Assets                         86,657            (1)          829        85,829
                                          ---------     ---------      --------     ---------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                               11,449            --            --        11,449
   Generation & Distribution Assets         452,919            --            --       452,919
   Furniture & Equipment                         --            --            --            --
   Construction Work In process              38,712            --            --        38,712
   Other                                         --            --            --            --
   Accum. depr. and amortization           (124,915)           --            --      (124,915)
   Valuation allowances                          --            --            --            --
                                          ---------     ---------      --------     ---------
Property, Plant and Equipment-net           378,165            --            --       378,165
                                          ---------     ---------      --------     ---------

INVESTMENTS
   Subsidiaries                                  --            --            --            --
   Capital lease agreements                      --            --            --            --
   General Partnership interests                 --            --            --            --
   Limited Partnership interests                 --            --            --            --
   Corporate joint ventures                 (61,535)     (622,896)      561,361            --
   Securities                                    --            --            --            --
   Valuation allowances                          --            --            --            --
                                          ---------     ---------      --------     ---------
Total Investments                           (61,535)     (622,896)      561,361            --
                                          ---------     ---------      --------     ---------

OTHER ASSETS
   Long Term Receivable                       5,694            --            --         5,694
   Goodwill                                 372,132            --          (757)      372,889
   Deferred tax asset                        33,131            --         2,356        30,775
   Derivative Asset                             (16)           --           (16)           --
   Restricted Cash                               --            --            --            --
   Project Start up Costs                      (470)           --          (470)           --
   Deferred Finance Costs                     4,794            --           497         4,297
   Prepaid Pension Costs                         --            --            --            --
   Intangibles                                   --            --            --            --
   Other                                      5,776            --            --         5,776
                                          ---------     ---------      --------     ---------
Total Other Assets                          421,041            --         1,610       419,431
                                          ---------     ---------      --------     ---------

TOTAL ASSETS                              $ 824,328     $(622,897)     $563,800     $ 883,425
                                          =========     =========      ========     =========

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

      INVERSIONES PSEG AMERICAS CHILE HOLDING LIMITADA (INVERSIONES CHILE)
                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                       INVERSIONES   INTERCOMPANY
                                          CHILE      ELIMINATIONS   INVERSIONES
                                       CONSOL. (B)    & RECLASS.       CHILE        SAESA
                                       -----------   ------------   -----------   --------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                              $ 29,483     $      (1)     $      --    $ 29,484
      Taxes                                    --            --             --          --
      Other                                13,201            --             --      13,201
      Interest                              1,436       (31,874)            --      33,310
      Associated companies                159,553            --        159,553          --
   Notes payable:
      PSEG Capital Corporation                 --            --             --          --
      PSEG Energy Holdings                     --            --             --          --
      Other                                    --            --             --          --
      Other associated companies               --            --             --          --
   Current portion of long-term debt       25,810            --             --      25,810
   Derivative liability                     1,576            --          1,576          --
                                         --------     ---------      ---------    --------
Total Current Liabilities                 231,059       (31,875)       161,129     101,805
                                         --------     ---------      ---------    --------
TOTAL LONG-TERM DEBT                      141,663      (150,000)            --     291,663
                                         --------     ---------      ---------    --------

DEFERRED CREDITS
Deferred income taxes                      32,523            --             --      32,523
Deferred investment                            --            --             --          --
   and energy tax credits                      --            --             --          --
Deferred revenues                           1,882            --             --       1,882
Derivative Liability                           90            --         (1,576)      1,666
Other                                       4,678            --             --       4,678
                                         --------     ---------      ---------    --------
Total Deferred Credits                     39,173            --         (1,576)     40,749
                                         --------     ---------      ---------    --------
MINORITY INTEREST                           8,186            --             --       8,186
                                         --------     ---------      ---------    --------

STOCKHOLDER'S EQUITY
   Capital stock                               --      (285,019)            --     285,019
   Preferred stock                             --            --             --          --
   Preference Units                            --            --             --          --
   Stock Subs Payable                          --            --             --          --
   Members Capital                             --            --             --          --
   Contributed capital                    259,515            --        259,515          --
   Retained earnings                       53,456       (66,568)        53,456      66,568
   Other Comprehensive income                  --            --             --          --
   Cumulative Translation Adjustment       91,276       (89,435)        91,276      89,435
                                         --------     ---------      ---------    --------
Total Stockholder's Equity                404,247      (441,022)       404,247     441,022
                                         --------     ---------      ---------    --------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                  $824,328     $(622,897)     $ 563,800    $883,425
                                         ========     =========      =========    ========

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                           PSEG CHILEAN EQUITY II LTD
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                              Chilean     INTERCOMPANY                 Chilean
                                                             Equity II    ELIMINATIONS    Chilean      Equity
                                                            CONSOL. (B)    & RECLASS.    Equity II   CONSOL (B)
                                                            -----------   ------------   ---------   ----------
REVENUES:
   Income from capital lease agreements                       $    --       $     --      $    --     $    --
   Gain on Sale of Operating Projects                              --             --           --          --
   Other                                                           --             --           --          --
   Electric Revenues
      Generation                                                   --             --           --          --
      Distribution                                                 --             --           --          --
   Other                                                           --             --           --          --
   Equity in subsidiary earnings                                   --        (17,928)      17,928          --
                                                              -------       --------      -------     -------
Total revenues                                                     --        (17,928)      17,928          --
                                                              -------       --------      -------     -------

OPERATING EXPENSES:
   Operation and maintenance                                       --             --           --          --
   Write-off of investments                                        --             --           --          --
   Depreciation and amortization                                   --             --           --          --
   Electric and Energy Costs                                       --             --           --          --
   Administrative and general                                     367             --           --         367
                                                              -------       --------      -------     -------
Total operating expenses                                          367             --           --         367
                                                              -------       --------      -------     -------

   Income from partnerships                                    16,125             --           --      16,125
   Interest and dividend income                                    --             --           --          --
   Consulting and O&M fees                                         --             --           --          --

OPERATING INCOME                                               15,758        (17,928)      17,928      15,758
                                                              -------       --------      -------     -------
OTHER INCOME:
   Foreign currency translation Gain/Loss                           2             --           --           2
   Change in Derivative Fair Value - FAS 133                      (15)            --           --         (15)
   Loss on Early Extinguishment of Debt                            --             --           --          --
   Gain on Sale Other                                              --             --           --          --
   Other                                                           --             --           --          --
                                                              -------       --------      -------     -------
Total Other Income                                                (13)            --           --         (13)
                                                              -------       --------      -------     -------
INTEREST EXPENSE:
   PSEG Capital Corporation                                        --             --           --          --
   PSEG Energy Holdings                                            --             --           --          --
   Enterprise Capital Funding Corp.                                --             --           --          --
   Other Associated Companies                                      --             --           --          --
   Other                                                         (359)            --           --        (359)
   Capitalized interest                                            --             --           --          --
                                                              -------       --------      -------     -------
INTEREST EXPENSE - NET                                           (359)            --           --        (359)
                                                              -------       --------      -------     -------
INCOME BEFORE INCOME TAXES                                     16,104        (17,928)      17,928      16,104
                                                              -------       --------      -------     -------
INCOME TAXES:
   Current                                                         --             --           --          --
   Deferred                                                    (1,824)            --           --      (1,824)
   Foreign Taxes                                                   --             --           --          --
   Investment and energy tax credits - net                         --             --           --          --
                                                              -------       --------      -------     -------
Total income taxes                                             (1,824)            --           --      (1,824)
                                                              -------       --------      -------     -------
MINORITY INTERESTS                                                 --             --           --          --
                                                              -------       --------      -------     -------
INCOME FROM CONTINUING OPERATIONS                              17,928        (17,928)      17,928      17,928
                                                              -------       --------      -------     -------
DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct. Principle            --             --           --          --
   Income from Discontinued Operations - Net of Taxes              --             --           --          --
   Gain on Sale of Discontinued Operations - Net of Taxes          --             --           --          --
                                                              -------       --------      -------     -------
INCOME FROM DISCONTINUED OPERATIONS                                --             --           --          --
                                                              -------       --------      -------     -------

NET INCOME                                                     17,928        (17,928)      17,928      17,928
                                                              -------       --------      -------     -------

   Preferred Dividend Requirement                                  --             --           --          --
                                                              -------       --------      -------     -------
EARNINGS AVAILABLE TO COMMON STOCK                            $17,928       $(17,928)     $17,928     $17,928
                                                              =======       ========      =======     =======

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                           PSEG CHILEAN EQUITY II LTD
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                              Chilean     INTERCOMPANY                 Chilean
                             Equity II    ELIMINATIONS    Chilean      Equity
                            CONSOL. (B)    & RECLASS.    Equity II   CONSOL (B)
                            -----------   ------------   ---------   ----------
BALANCE JANUARY 1, 2004       $73,617       $(72,953)     $73,617      $72,953

NET INCOME                     17,928        (17,928)      17,928       17,928

                              -------       --------      -------      -------
   TOTAL                       91,545        (90,881)      91,545       90,881
                              -------       --------      -------      -------

DIVIDENDS DECLARED                 --             --           --           --
                              -------       --------      -------      -------

                              -------       --------      -------      -------
BALANCE DECEMBER 31, 2004     $91,545       $(90,881)     $91,545      $90,881
                              =======       ========      =======      =======

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                           PSEG CHILEAN EQUITY II LTD
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                           Chilean     INTERCOMPANY                 Chilean
                                          Equity II    ELIMINATIONS    Chilean      Equity
                                         CONSOL. (B)    & RECLASS.    Equity II   CONSOL (B)
                                         -----------   ------------   ---------   ----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments     $ 84,061      $      --     $     --    $ 84,061
   Restricted cash-current                       --             --           --          --
   Accounts and Notes receivable:
      Trade                                       9             --          (31)         40
      Other                                       1             --           --           1
      PSE&G                                      --             --           --          --
      PSEG                                       --             --           --          --
      PSEG Power                                 --             --           --          --
      PSEG Energy Holdings                       --             --           --          --
      Other associated companies            310,771           (211)         211     310,771
   Notes receivable:
      Associated companies                       --             --           --          --
      Other                                      --             --           --          --
   Interest receivable                           --             --           --          --
   Restricted Cash                               --             --           --          --
   Asset held for sale                           --             --           --          --
   Derivative assets                             46             --           --          46
   Prepayments                                   --             --           --          --
   Fuel                                          --             --           --          --
   Materials and supplies                        --             --           --          --
                                           --------      ---------     --------    --------
Total Current Assets                        394,888           (211)         180     394,919
                                           --------      ---------     --------    --------

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                   --             --           --          --
   General and distribution assets               --             --           --          --
   Furniture & Equipment                         --             --           --          --
   Construction Work In process                  --             --           --          --
   Other                                         --             --           --          --
   Accum. depr. and amortization                 --             --           --          --
   Valuation allowances                          --             --           --          --
                                           --------      ---------     --------    --------
Property, Plant and Equipment-net                --             --           --          --
                                           --------      ---------     --------    --------

INVESTMENTS
   Subsidiaries                                  --       (157,670)     157,670          --
   Capital lease agreements                      --             --           --          --
   General Partnership interests                 --             --           --          --
   Limited Partnership interests                 --             --           --          --
   Corporate joint ventures                 199,662             --           --     199,662
   Securities                                    --             --           --          --
   Valuation allowances                          --             --           --          --
                                           --------      ---------     --------    --------
Total Investments                           199,662       (157,670)     157,670     199,662
                                           --------      ---------     --------    --------

OTHER ASSETS
   Long Term Receivable                          --             --           --          --
   Goodwill                                      --             --           --          --
   Deferred tax asset                         7,223             --           --       7,223
   Derivative Asset                             295             --           --         295
   Restricted Cash                               --             --           --          --
   Project Start up Costs                        --             --           --          --
   Deferred Finance Costs                        --             --           --          --
   Prepaid Pension Costs                         --             --           --          --
   Intangibles                                   --             --           --          --
   Other                                         --             --           --          --
                                           --------      ---------     --------    --------
Total Other Assets                            7,518             --           --       7,518
                                           --------      ---------     --------    --------
TOTAL ASSETS                               $602,068      $(157,881)    $157,850    $602,099
                                           ========      =========     ========    ========

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                           PSEG CHILEAN EQUITY II LTD
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                               Chilean    INTERCOMPANY                 Chilean
                                              Equity II   ELIMINATIONS    Chilean      Equity
                                             CONSOL.(B)    & RECLASS.    Equity II   CONSOL (B)
                                             ----------   ------------   ---------   ----------
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                   $     --      $      --      $     --    $     --
      Taxes                                         --             --            --          --
      Other                                       (137)            --            --        (137)
      Interest                                      --             --            --          --
      Associated companies                     443,853           (211)         (502)    444,566
   Notes payable:
      PSEG Capital Corporation                      --             --            --          --
      PSEG Energy Holdings                          --             --            --          --
      Other                                         --             --            --          --
      Other associated companies                    --             --            --          --
   Current portion of long-term debt                --             --            --          --
   Derivative liability                             --             --            --          --
                                              --------      ---------      --------    --------
Total Current Liabilities                      443,716           (211)         (502)    444,429
                                              --------      ---------      --------    --------
TOTAL LONG-TERM DEBT                                --             --            --          --
                                              --------      ---------      --------    --------
DEFERRED CREDITS
Deferred income taxes                               --             --            --          --
Deferred investment                                 --             --            --          --
   and energy tax credits                           --             --            --          --
Deferred revenues                                   --             --            --          --
Derivative Liability                                --             --            --          --
Other                                               --             --            --          --
                                              --------      ---------      --------    --------
Total Deferred Credits                              --             --            --          --
                                              --------      ---------      --------    --------
MINORITY INTEREST                                   --             --            --          --
                                              --------      ---------      --------    --------
STOCKHOLDER'S EQUITY
   Capital stock                                     1             (1)            1           1
   Preferred stock                                  --             --            --          --
   Preference Units                                 --             --            --          --
   Stock Subs Payable                               --             --            --          --
   Members Capital                                  --             --            --          --
   Contributed capital                          84,343        (84,325)       84,343      84,325
   Retained earnings                            91,545        (90,881)       91,545      90,881
   Other Comprehensive income                     (513)           513          (513)       (513)
   Cumulative Translation Adjustment           (17,024)        17,024       (17,024)    (17,024)
                                              --------      ---------      --------    --------
Total Stockholder's Equity                     158,352       (157,670)      158,352     157,670
                                              --------      ---------      --------    --------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY    $602,068      $(157,881)     $157,850    $602,099
                                              ========      =========      ========    ========

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                             PSEG CHILEAN EQUITY LTD
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                                                     ("AenP")        PSEG
                                                 Chilean     INTERCOMPANY               PSEG      Asociacion en     Chilean
                                                  Equity     ELIMINATIONS   Chilean   Venezuela   Participacion   Equity III
                                                CONSOL (B)    & RECLASS.     Equity    S.R.L.         CONSOL         Ltd.
                                                ----------   ------------   -------   ---------   -------------   ----------
REVENUES:
   Income from capital lease agreements          $    --        $  --       $    --     $  --         $  --          $--
   Gain on Sale of Operating Projects                 --           --            --        --            --           --
   Other                                              --           --            --        --            --           --
   Electric Revenues
      Generation                                      --           --            --        --            --           --
      Distribution                                    --           --            --        --            --           --
   Other                                              --           --            --        --            --           --
   Equity in subsidiary earnings                      --         (161)          162        --            --           (1)
                                                 -------        -----       -------     -----         -----          ---
Total revenues                                        --         (161)          162        --            --           (1)
                                                 -------        -----       -------     -----         -----          ---

OPERATING EXPENSES:
   Operation and maintenance                          --           --            --        --            --           --
   Write-off of investments                           --           --            --        --            --           --
   Depreciation and amortization                      --           --            --        --            --           --
   Electric and Energy Costs                          --           --            --        --            --           --
   Administrative and general                        367           --           104       263            --           --
                                                 -------        -----       -------     -----         -----          ---
Total operating expenses                             367           --           104       263            --           --
                                                 -------        -----       -------     -----         -----          ---
   Income from partnerships                       16,125           --        16,125        --            --           --
   Interest and dividend income                       --           --            --        --            --           --
   Consulting and O&M fees                            --           --            --        --            --           --

OPERATING INCOME                                  15,758         (161)       16,183      (263)           --           (1)
                                                 -------        -----       -------     -----         -----          ---

OTHER INCOME:
   Foreign currency translation Gain/Loss              2           --            --        (4)            6           --
   Change in Derivative Fair Value - FAS 133         (15)          --           (15)       --            --           --
   Loss on Early Extinguishment of Debt               --           --            --        --            --           --
   Gain on Sale Other                                 --           --            --        --            --           --
   Other                                              --           --            --        --            --           --
                                                 -------        -----       -------     -----         -----          ---
Total Other Income                                   (13)          --           (15)       (4)            6           --
                                                 -------        -----       -------     -----         -----          ---

INTEREST EXPENSE:
   PSEG Capital Corporation                           --           --            --        --            --           --
   PSEG Energy Holdings                               --           --            --        --            --           --
   Enterprise Capital Funding Corp.                   --           --            --        --            --           --
   Other Associated Companies                         --           --            --        --            --           --
   Other                                            (359)           1            39        --          (399)          --
   Capitalized interest                               --           --            --        --            --           --
                                                 -------        -----       -------     -----         -----          ---
INTEREST EXPENSE - NET                              (359)           1            39        --          (399)          --
                                                 -------        -----       -------     -----         -----          ---

INCOME BEFORE INCOME TAXES                        16,104         (162)       16,129      (267)          405           (1)
                                                 -------        -----       -------     -----         -----          ---

INCOME TAXES:
   Current                                            --           --            --        --            --           --
   Deferred                                       (1,824)          --        (1,799)       --           (25)          --
   Foreign Taxes                                      --           --            --        --            --           --
   Investment and energy tax credits - net            --           --            --        --            --           --
                                                 -------        -----       -------     -----         -----          ---
Total income taxes                                (1,824)          --        (1,799)       --           (25)          --
                                                 -------        -----       -------     -----         -----          ---

MINORITY INTERESTS                                    --           --            --        --            --           --
                                                 -------        -----       -------     -----         -----          ---

INCOME FROM CONTINUING OPERATIONS                 17,928         (162)       17,928      (267)          430           (1)
                                                 -------        -----       -------     -----         -----          ---

DISCONTINUED OPERATIONS
   Cumulative Effect of a change in the Acct.
      Principle                                       --           --            --        --            --           --
   Income from Discontinued Operations - Net
      of Taxes                                        --           --            --        --            --           --
   Gain on Sale of Discontinued Operations -
      Net of Taxes                                    --           --            --        --            --           --
                                                 -------        -----       -------     -----         -----          ---
INCOME FROM DISCONTINUED OPERATIONS                   --           --            --        --            --           --
                                                 -------        -----       -------     -----         -----          ---
NET INCOME                                        17,928         (162)       17,928      (267)          430           (1)
                                                 -------        -----       -------     -----         -----          ---
      Preferred Dividend Requirement                  --           --            --        --            --           --
                                                 -------        -----       -------     -----         -----          ---
EARNINGS AVAILABLE TO COMMON STOCK               $17,928        $(162)      $17,928     $(267)        $ 430          $(1)
                                                 =======        =====       =======     =====         =====          ===

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                             PSEG CHILEAN EQUITY LTD
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                                  ("AenP")        PSEG
                              Chilean     INTERCOMPANY               PSEG      Asociacion en     Chilean
                               Equity     ELIMINATIONS   Chilean   Venezuela   Participacion   Equity III
                             CONSOL (B)    & RECLASS.     Equity    S.R.L.         CONSOL         Ltd.
                             ----------   ------------   -------   ---------   -------------   ----------
BALANCE  JANUARY 1, 2004       $72,953       $ 663       $72,953     $(557)        $(103)         $(3)

NET INCOME                      17,928        (162)       17,928      (267)          430           (1)
                               -------       -----       -------     -----         -----          ---
   TOTAL                        90,881         501        90,881      (824)          327           (4)
                               -------       -----       -------     -----         -----          ---
DIVIDENDS DECLARED                  --          --            --        --            --           --
                               -------       -----       -------     -----         -----          ---

                               -------       -----       -------     -----         -----          ---
BALANCE  DECEMBER 31, 2004     $90,881       $ 501       $90,881     $(824)        $ 327          $(4)
                               =======       =====       =======     =====         =====          ===

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                             PSEG CHILEAN EQUITY LTD
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                                               ("AenP")        PSEG
                                           Chilean    INTERCOMPANY                PSEG      Asociacion en     Chilean
                                           Equity     ELIMINATIONS   Chilean    Venezuela   Participacion   Equity III
                                         CONSOL (B)    & RECLASS.    Equity      S.R.L.         CONSOL         Ltd.
                                         ----------   ------------   --------   ---------   -------------   ----------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments    $ 84,061     $      --     $     --      $ 25        $ 84,036        $--
   Accounts and Notes receivable:
      Trade                                     40            --           (6)       --              46         --
      Other                                      1            --            1        --              --         --
      PSE&G                                     --            --           --        --              --         --
      PSEG                                      --            --           --        --              --         --
      PSEG Power                                --            --           --        --              --         --
      PSEG Energy Holdings                      --            --           --        --              --         --
      Other associated companies           310,771            --      109,345       209         201,217         --
   Notes receivable:
      Associated companies                      --            --           --        --              --         --
      Other                                     --            --           --        --              --         --
   Interest receivable                          --            --           --        --              --         --
   Restricted Cash                              --            --           --        --              --         --
   Asset held for sale                          --            --           --        --              --         --
   Derivative assets                            46            --           46        --              --         --
   Prepayments                                  --            --           --        --              --         --
   Fuel                                         --            --           --        --              --         --
   Materials and supplies                       --            --           --        --              --         --
                                          --------     ---------     --------      ----        --------        ---
Total Current Assets                       394,919            --      109,386       234         285,299         --
                                          --------     ---------     --------      ----        --------        ---

PROPERTY, PLANT AND EQUIPMENT
   Real estate                                  --            --           --        --              --         --
   General and distribution assets              --            --           --        --              --         --
   Furniture & Equipment                        --            --           --        --              --         --
   Construction Work In process                 --            --           --        --              --         --
   Other                                        --            --           --        --              --         --
   Accum. depr. and amortization                --            --           --        --              --         --
   Valuation allowances                         --            --           --        --              --         --
                                          --------     ---------     --------      ----        --------        ---
Property, Plant and Equipment-net               --            --           --        --              --         --
                                          --------     ---------     --------      ----        --------        ---

INVESTMENTS
   Subsidiaries                                 --      (372,250)     372,254        --              --         (4)
   Capital lease agreements                     --            --           --        --              --         --
   General Partnership interests                --            --           --        --              --         --
   Limited Partnership interests                --            --           --        --              --         --
   Corporate joint ventures                199,662            --      (19,606)       --         219,268         --
   Securities                                   --            --           --        --              --         --
   Valuation allowances                         --            --           --        --              --         --
                                          --------     ---------     --------      ----        --------        ---
Total Investments                          199,662      (372,250)     352,648        --         219,268         (4)
                                          --------     ---------     --------      ----        --------        ---

OTHER ASSETS
   Long Term Receivable                         --            --           --        --              --         --
   Goodwill                                     --            --           --        --              --         --
   Deferred tax asset                        7,223            --        7,223        --              --         --
   Derivative Asset                            295            --          611        --            (316)        --
   Restricted Cash                              --            --           --        --              --         --
   Project Start up Costs                       --            --           --        --              --         --
   Deferred Finance Costs                       --            --           --        --              --         --
   Prepaid Pension Costs                        --            --           --        --              --         --
   Intangibles                                  --            --           --        --              --         --
   Other                                        --            --           --        --              --         --
                                          --------     ---------     --------      ----        --------        ---
Total Other Assets                           7,518            --        7,834        --            (316)        --
                                          --------     ---------     --------      ----        --------        ---

TOTAL ASSETS                              $602,099     $(372,250)    $469,868      $234        $504,251        $(4)
                                          ========     =========     ========      ====        ========        ===

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                             PSEG CHILEAN EQUITY LTD
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2004
                                ($ IN THOUSANDS)

                                                                                               ("AenP")        PSEG
                                           Chilean    INTERCOMPANY                PSEG      Asociacion en     Chilean
                                           Equity     ELIMINATIONS   Chilean    Venezuela   Participacion   Equity III
                                         CONSOL (B)    & RECLASS.    Equity      S.R.L.         CONSOL         Ltd.
                                         ----------   ------------   --------   ---------   -------------   ----------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                               $     --     $      --     $     --     $   --       $     --        $--
      Taxes                                     --            --           --         --             --         --
      Other                                   (137)           --           --         --           (137)        --
      Interest                                  --            --           --         --             --         --
      Associated companies                 444,566             4      312,198      1,054        131,310         --
   Notes payable:
      PSEG Capital Corporation                  --            --           --         --             --         --
      PSEG Energy Holdings                      --            --           --         --             --         --
      Other                                     --            --           --         --             --         --
      Other associated companies                --            --           --         --             --         --
   Current portion of long-term debt            --            --           --         --             --         --
   Derivative liability                         --            --           --         --             --         --
                                          --------     ---------     --------     ------       --------        ---
Total Current Liabilities                  444,429             4      312,198      1,054        131,173         --
                                          --------     ---------     --------     ------       --------        ---

TOTAL LONG-TERM DEBT                            --            --           --         --             --         --
                                          --------     ---------     --------     ------       --------        ---

DEFERRED CREDITS
Deferred income taxes                           --            --           --         --             --         --
Deferred investment                             --            --           --         --             --         --
   and energy tax credits                       --            --           --         --             --         --
Deferred revenues                               --            --           --         --             --         --
Derivative Liability                            --            --           --         --             --         --
Other                                           --            --           --         --             --         --
                                          --------     ---------     --------     ------       --------        ---
Total Deferred Credits                          --            --           --         --             --         --
                                          --------     ---------     --------     ------       --------        ---

MINORITY INTEREST                               --            --           --         --             --         --
                                          --------     ---------     --------     ------       --------        ---

STOCKHOLDER'S EQUITY
   Capital stock                                 1            --            1         --             --         --
   Preferred stock                              --            --           --         --             --         --
   Preference Units                             --            --           --         --             --         --
   Stock Subs Payable                           --            --           --         --             --         --
   Members Capital                              --            --           --         --             --         --
   Contributed capital                      84,325      (372,755)      84,325          4        372,751         --
   Retained earnings                        90,881           501       90,881       (824)           327         (4)
   Other Comprehensive income                 (513)           --         (513)        --             --         --
   Cumulative Translation Adjustment       (17,024)           --      (17,024)        --             --         --
                                          --------     ---------     --------     ------       --------        ---
Total Stockholder's Equity                 157,670      (372,254)     157,670       (820)       373,078         (4)
                                          --------     ---------     --------     ------       --------        ---

TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                   $602,099     $(372,250)    $469,868     $  234       $504,251        $(4)
                                          ========     =========     ========     ======       ========        ===

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                               EXHIBIT A

                              PSEG RESOURCES L.L.C.
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2004
                                   (THOUSANDS)

                                                      PSEG      INTERCOMPANY      PSEG
                                                   RESOURCES    ELIMINATIONS    RESOURCES       PSRC       NESBITT
                                                  CONSOL. (B)    & RECLASS.        LLC      CONSOL. (B)    CONSOL.
                                                  -----------   ------------   ----------   -----------   --------
REVENUES:
   Income from Leveraged Lease Agreements          $152,500        $   --      $  32,074     $109,169     $ 11,257
   Investment (Losses) Gains                         (2,143)           --             --       15,259      (17,402)
   Interest and Dividend Income                         318            --             73          232           13
   DSM Revenues                                      23,740            --             --       23,740           --
   Operating Lease Income                            12,322            --             --       12,322           --
   Other                                                474            --             --          474           --
   Equity in Subsidiary Earnings                         --         3,622         (3,622)          --           --
                                                   --------        ------      ---------     --------     --------
Total Revenues                                      187,211         3,622         28,525      161,196       (6,132)
                                                   --------        ------      ---------     --------     --------

OPERATING EXPENSES:
   Operation and Maintenance                         16,089            --             --       16,089           --
   Depreciation and Amortization                      5,346            --              8        5,338           --
   Administrative and General                        12,827            --          6,995        5,645          187
                                                   --------        ------      ---------     --------     --------
Total Operating Expenses                             34,262            --          7,003       27,072          187
                                                   --------        ------      ---------     --------     --------

INCOME FROM EQUITY METHOD INVESTMENTS:
   Income from Partnerships                             828            --             --          828           --
                                                   --------        ------      ---------     --------     --------
Total Income from Equity Method Investments             828            --             --          828           --

OPERATING INCOME (LOSS)                             153,777         3,622         21,522      134,952       (6,319)
                                                   --------        ------      ---------     --------     --------

OTHER INCOME
   Loss on Extinguishment of Debt                    (1,559)           --         (1,559)          --           --
                                                   --------        ------      ---------     --------     --------
Total Other Income                                   (1,559)           --         (1,559)          --           --

INTEREST EXPENSE:
   Energy Holdings L.L.C                             78,045            --         78,045           --           --
   Other                                              2,942            --             --        2,942           --
                                                   --------        ------      ---------     --------     --------
Net Interest Expense                                 80,987            --         78,045        2,942           --
                                                   --------        ------      ---------     --------     --------

INCOME (LOSS) BEFORE INCOME TAXES                    71,231         3,622        (58,082)     132,010       (6,319)
                                                   --------        ------      ---------     --------     --------

INCOME TAXES:
   Current                                          (41,538)           --        (85,823)     (25,634)      69,919
   Deferred                                          45,938            --        (39,890)      63,316       22,512
   Investment and Energy Tax Credits - Net             (800)           --                        (800)          --
                                                   --------        ------      ---------     --------     --------
Total Income Taxes                                    3,600            --       (125,713)      36,882       92,431
                                                   --------        ------      ---------     --------     --------

NET INCOME (LOSS)                                    67,631         3,622         67,631       95,128      (98,750)
                                                   --------        ------      ---------     --------     --------
PREFERENCE UNITS DISTRIBUTIONS                        2,908            --          2,908           --           --
                                                   --------        ------      ---------     --------     --------
EARNINGS AVAILABLE TO ORDINARY MEMBER              $ 64,723        $3,622      $  64,723     $ 95,128     $(98,750)
                                                   ========        ======      =========     ========     ========

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                              PSEG RESOURCES L.L.C.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2004
                                   (THOUSANDS)

                                                      PSEG      INTERCOMPANY      PSEG
                                                   RESOURCES    ELIMINATIONS    RESOURCES       PSRC       NESBITT
                                                  CONSOL. (B)    & RECLASS.        LLC      CONSOL. (B)    CONSOL.
                                                  -----------   ------------   ----------   -----------   --------
BALANCE  JANUARY 1, 2004                            $435,427     $(519,222)     $435,427      $405,964    $113,258
NET INCOME (LOSS)                                     67,631         3,622        67,631        95,128     (98,750)
PRIOR PERIOD ADJUSTMENTS
                                                    --------     ---------      --------      --------    --------
   TOTAL                                             503,058      (515,600)      503,058       501,092      14,508
                                                    --------     ---------      --------      --------    --------

ORDINARY UNIT DISTRIBUTIONS                           50,000       (48,000)       50,000            --      48,000
PREFERENCE UNITS DISTRIBUTIONS                         2,908            --         2,908            --          --
                                                    --------     ---------      --------      --------    --------

BALANCE DECEMBER 31, 2004                           $450,150     $(467,600)     $450,150      $501,092    $(33,492)
                                                    ========     =========      ========      ========    ========

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                      EXHIBIT A

                                     PSEG RESOURCES L.L.C.
                                  CONSOLIDATING BALANCE SHEET
                                    AS OF DECEMBER 31, 2004
                                          (THOUSANDS)

                                                      PSEG      INTERCOMPANY      PSEG
                                                   RESOURCES    ELIMINATIONS    RESOURCES       PSRC       NESBITT
                                                  CONSOL. (B)    & RECLASS.        LLC      CONSOL. (B)    CONSOL.
                                                  -----------   ------------   ----------   ----------    --------
ASSETS

CURRENT ASSETS
      Cash and Temporary Cash Investments         $    6,653    $        --    $   22,383   $  (18,203)   $  2,473
      Accounts Receivable:
         Trade                                         3,400             --            --        3,400          --
         Allowance for Doubtful Accounts                (133)            --            --         (133)         --
         Other                                           560             --            --          560          --
         PSEG                                          2,034             --         2,034           --          --
         Other Associated Companies                        6       (204,789)       72,188      109,185      23,422
      Interest and Dividend Receivable                    67             --            --           67          --
      Prepayments                                        826             --            --          826          --
                                                  ----------    -----------    ----------   ----------    --------
   Total Current Assets                               13,413       (204,789)       96,605       95,702      25,895
                                                  ----------    -----------    ----------   ----------    --------

PROPERTY AND EQUIPMENT
      Real Estate                                     88,788             --            --       88,788          --
      Other                                            2,233             --           128        2,105          --
      Accumulated Depreciation and Amortization      (18,923)            --           (96)     (18,827)         --
                                                  ----------    -----------    ----------   ----------    --------
   Property and Equipment - Net                       72,098             --            32       72,066          --
                                                  ----------    -----------    ----------   ----------    --------

INVESTMENTS
      Subsidiaries                                        --       (988,127)      988,127           --          --
      Leveraged Lease Agreements                   2,856,431             --       820,890    1,844,182     191,359
      Partnership Interests / Other                   41,025             --            --       41,025          --
      Securities                                       3,400             --            --        3,400          --
      Other Investments                               15,219             --            --       15,219          --
      Valuation Allowances                            (5,678)            --            --       (5,678)         --
                                                  ----------    -----------    ----------   ----------    --------
   Total Investments                               2,910,397       (988,127)    1,809,017    1,898,148     191,359
                                                  ----------    -----------    ----------   ----------    --------

OTHER ASSETS
      Special Funds - Pension                          2,303             --         2,303           --          --
      Deferred Intangible Assets                         600             --           600           --          --
      Deferred Tax Assets                                112             --            73           39          --
                                                  ----------    -----------    ----------   ----------    --------
   Total Other Assets                                  3,015             --         2,976           39          --
                                                  ----------    -----------    ----------   ----------    --------

   TOTAL ASSETS                                   $2,998,923    $(1,192,916)   $1,908,630   $2,065,955    $217,254
                                                  ==========    ===========    ==========   ==========    ========

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                      EXHIBIT A

                              PSEG RESOURCES L.L.C.
                           CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 2004
                                   (THOUSANDS)

                                                     PSEG       INTERCOMPANY      PSEG
                                                   RESOURCES    ELIMINATIONS    RESOURCES       PSRC       NESBITT
                                                  CONSOL. (B)    & RECLASS.        LLC      CONSOL. (B)    CONSOL.
                                                  -----------   ------------   ----------   -----------   --------
LIABILITIES AND
MEMBER'S EQUITY

CURRENT LIABILITIES
      Accounts Payable:
         Trade                                     $      305    $        --   $       --    $      305   $     --
         Taxes                                            908             --          139           769         --
         Other                                          8,627             --          824         5,803      2,000
         Interest                                         923             --          835            88         --
         Associated Companies                          30,948       (204,790)     163,192           333     72,213
      Notes Payable:
         Energy Holdings L.L.C.                       786,600             --      786,600            --         --
      Current Portion of Long-term Debt                 1,546             --           --         1,546         --
                                                   ----------    -----------   ----------    ----------   --------
   Total Current Liabilities                          829,857       (204,790)     951,590         8,844     74,213
                                                   ----------    -----------   ----------    ----------   --------

TOTAL LONG-TERM DEBT                                   29,300             --           --        29,300         --
                                                   ----------    -----------   ----------    ----------   --------

DEFERRED CREDITS
   Deferred Income Taxes                            1,636,261              2      453,546     1,156,089     26,624
   Other                                                3,039             --        3,028            11         --
                                                   ----------    -----------   ----------    ----------   --------
   Total Deferred Credits                           1,639,300              2      456,574     1,156,100     26,624
                                                   ----------    -----------   ----------    ----------   --------

MEMBER'S EQUITY
         Capital Stock                                     --       (107,001)          --       107,001         --
         Members' Capital                              50,426       (149,909)      50,426            --    149,909
         Contributed Capital                               --       (263,618)          --       263,618         --
         Retained Earnings                            450,150       (467,600)     450,150       501,092    (33,492)
         Accumulated Other Comprehensive Income          (110)            --         (110)           --         --
                                                   ----------    -----------   ----------    ----------   --------
   Total Member's Equity                              500,466       (988,128)     500,466       871,711    116,417
                                                   ----------    -----------   ----------    ----------   --------

   TOTAL LIABILITIES AND MEMBER'S EQUITY           $2,998,923    $(1,192,916)  $1,908,630    $2,065,955   $217,254
                                                   ==========    ===========   ==========    ==========   ========

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                      PUBLIC SERVICE RESOURCES CORPORATION
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2004
                                   (THOUSANDS)

                                                            INTERCOMPANY
                                                  PSRC      ELIMINATIONS                  RCMC        RCIC
                                              CONSOL. (B)    & RECLASS.      PSRC     CONSOL. (B)    CONSOL   RCSC   RCFC
                                              -----------   ------------   --------   -----------   -------   ----   ----
REVENUES:
   Income from Leveraged Lease Agreements      $109,169      $     --     $ 41,651    $ 44,617     $ 5,083   $ --    $--
   Investment Gains                              15,259            --           --       2,659          --     --     --
   Interest and Dividend Income                     232        (5,219)       5,219           7          --     --     --
   DSM Revenues                                  23,740            --           --          --          --     --     --
   Operating Lease Income                        12,322            --        8,467       3,855          --     --     --
   Other                                            474            --           29         299          --      8     --
   Equity in Subsidiary Earnings                     --       (58,686)      58,686          --          --     --     --
                                               --------      --------     --------    --------     -------   ----    ---
Total Revenues                                  161,196       (63,905)     114,052      51,437       5,083      8     --
                                               --------      --------     --------    --------     -------   ----    ---

OPERATING EXPENSES:
   Operation and Maintenance                     16,089            --        4,558       2,047          --     --     --
   Depreciation and Amortization                  5,338            --        3,251       1,963          --     --     --
   Administrative and General                     5,645            --          805       1,668          14      8     --
                                               --------      --------     --------    --------     -------   ----    ---
Total Operating Expenses                         27,072            --        8,614       5,678          14      8     --
                                               --------      --------     --------    --------     -------   ----    ---

INCOME FROM EQUITY METHOD INVESTMENTS:
   Income from Partnerships                         828            --          (97)        154          --     --     --
                                               --------      --------     --------    --------     -------   ----    ---
Total Income from Equity Method Investments         828            --          (97)        154          --     --     --

OPERATING INCOME (LOSS)                         134,952       (63,905)     105,341      45,913       5,069     --     --
                                               --------      --------     --------    --------     -------   ----    ---

OTHER INCOME
   Gain on Extinguishment of Debt                    --            --           --          --          --     --     --
                                               --------      --------     --------    --------     -------   ----    ---
Total Other Income                                   --            --           --          --          --     --     --

INTEREST EXPENSE:
   Other                                          2,942        (5,219)       1,718       6,443          --     --     --
   Capitalized Interest                              --            --           --          --          --     --     --
                                               --------      --------     --------    --------     -------   ----    ---
Net Interest Expense                              2,942        (5,219)       1,718       6,443          --     --     --
                                               --------      --------     --------    --------     -------   ----    ---

INCOME (LOSS) BEFORE INCOME TAXES               132,010       (58,686)     103,623      39,470       5,069     --     --
                                               --------      --------     --------    --------     -------   ----    ---

INCOME TAXES:
   Current                                      (25,634)           --        6,661     (16,849)     (6,574)    28      3
   Deferred                                      63,316            --        2,152      33,107       8,350     --     --
   Investment and Energy Tax Credits - Net         (800)           --         (318)       (482)         --     --     --
                                               --------      --------     --------    --------     -------   ----    ---
Total Income Taxes                               36,882            --        8,495      15,776       1,776     28      3
                                               --------      --------     --------    --------     -------   ----    ---

NET INCOME (LOSS)                              $ 95,128      $(58,686)    $ 95,128    $ 23,694     $ 3,293   $(28)   $(3)
                                               ========      ========     ========    ========     =======   ====    ===

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                      PUBLIC SERVICE RESOURCES CORPORATION
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2004
                                   (THOUSANDS)

                                              PSRC   PSRC    PSRC    PSRC    PSRCI                         PSEGR PJM
                                               ONE    TWO   THREE    FOUR    CONSOL   ENERTECH   PSRC II     CONSOL      DMC
                                              ----   ----   -----   -----   -------   --------   -------   ---------   -------
REVENUES:
   Income from Leveraged Lease Agreements     $ --    $--    $--    $  --   $ 1,175     $--      $    15    $16,628    $    --
   Investment Gains                             --     --     --       --        --      --       12,600         --         --
   Interest and Dividend Income                 --     --     --       --        14      --          211         --         --
   DSM Revenues                                 --     --     --       --        --      --           --         --     23,740
   Operating Lease Income                       --     --     --       --        --      --           --         --         --
   Other                                        14     14     12        8        90      --           --         --         --
   Equity in Subsidiary Earnings                --     --     --       --        --      --           --         --         --
                                              ----    ---    ---    -----   -------     ---      -------    -------    -------
Total Revenues                                  14     14     12        8     1,279      --       12,826     16,628     23,740
                                              ----    ---    ---    -----   -------     ---      -------    -------    -------

OPERATING EXPENSES:
   Operation and Maintenance                    --     --     --       --        --      --           --         --      9,484
   Depreciation and Amortization                --     --     --       --        --      --            8         --        116
   Administrative and General                   14     14     12        8       160      --          630        567      1,745
                                              ----    ---    ---    -----   -------     ---      -------    -------    -------
Total Operating Expenses                        14     14     12        8       160      --          638        567     11,345
                                              ----    ---    ---    -----   -------     ---      -------    -------    -------

INCOME FROM EQUITY METHOD INVESTMENTS:
   Income from Partnerships                     --     --     --       --        --      --          771         --         --
                                              ----    ---    ---    -----   -------     ---      -------    -------    -------
Total Income from Equity Method Investments     --     --     --       --        --      --          771         --         --

OPERATING INCOME                                --     --     --       --     1,119      --       12,959     16,061     12,395
                                              ----    ---    ---    -----   -------     ---      -------    -------    -------

OTHER INCOME
   Gain on Extinguishment of Debt               --     --     --       --        --      --           --         --         --
                                              ----    ---    ---    -----   -------     ---      -------    -------    -------
Total Other Income                              --     --     --       --        --      --           --         --         --

INTEREST EXPENSE:
   Other                                        --     --     --       --        --      --           --         --         --
   Capitalized Interest                         --     --     --       --        --      --           --         --         --
                                              ----    ---    ---    -----   -------     ---      -------    -------    -------
Net Interest Expense                            --     --     --       --        --      --           --         --         --
                                              ----    ---    ---    -----   -------     ---      -------    -------    -------

INCOME (LOSS) BEFORE INCOME TAXES               --     --     --       --     1,119      --       12,959     16,061     12,395
                                              ----    ---    ---    -----   -------     ---      -------    -------    -------

INCOME TAXES:
   Current                                      99     --     --      365    (4,908)      3       (8,054)        --      3,592
   Deferred                                     --     --     --       --     5,286      --       12,843         --      1,578
   Investment and Energy Tax Credits - Net      --     --     --       --        --      --           --         --         --
                                              ----    ---    ---    -----   -------     ---      -------    -------    -------
Total Income Taxes                              99     --     --      365       378       3        4,789         --      5,170
                                              ----    ---    ---    -----   -------     ---      -------    -------    -------

NET INCOME                                    $(99)   $--    $--    $(365)  $   741     $(3)     $ 8,170    $16,061    $ 7,225
                                              ====    ===    ===    =====   =======     ===      =======    =======    =======

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                      PUBLIC SERVICE RESOURCES CORPORATION
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2004
                                   (THOUSANDS)

                                          INTERCOMPANY
                                PSRC      ELIMINATIONS                  RCMC        RCIC
                            CONSOL. (B)    & RECLASS.      PSRC     CONSOL. (B)    CONSOL      RCSC     RCFC
                            -----------   ------------   --------   -----------   --------   -------   ------
BALANCE JANUARY 1, 2004       $405,964     $(323,476)    $405,964     $205,507     $55,345   $(6,259)  $5,669
NET INCOME                      95,128       (58,686)      95,128       23,694       3,293       (28)      (3)
                              --------     ---------     --------     --------     -------   -------   ------
BALANCE DECEMBER 31, 2004     $501,092     $(382,162)    $501,092     $229,201     $58,638   $(6,287)  $5,666
                              ========     =========     ========     ========     =======   =======   ======

(B)  Exceeds 2% of PSEG's consolidated assets.

     For additional information, see Item 1.

                                                                      EXHIBIT A

                      PUBLIC SERVICE RESOURCES CORPORATION
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2003
                                   (THOUSANDS)

                                             PSRC   PSRC    PSRC    PSRC    PSRCI                         PSEGR PJM
                                             ONE     TWO   THREE    FOUR   CONSOL   ENERTECH    PSRC II     CONSOL      DMC
                                            -----   ----   -----   -----   ------   --------   --------   ---------   -------
BALANCE JANUARY 1, 2004                     $  (3)  $(3)    $--    $(535)  $1,333    $(978)    $(39,751)   $68,355    $34,796
NET INCOME                                    (99)   --      --     (365)     741       (3)       8,170     16,061      7,225
                                            -----   ---     ---    -----   ------    -----     --------    -------    -------
BALANCE DECEMBER 31, 2004                   $(102)  $(3)    $--    $(900)  $2,074    $(981)    $(31,581)   $84,416    $42,021
                                            =====   ===     ===    =====   ======    =====     ========    =======    =======

(B)  Exceeds 2% of PSEG's consolidated assets.

     For additional information, see Item 1.

                                                                      EXHIBIT A

                      PUBLIC SERVICE RESOURCES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 2004
                                   (THOUSANDS)

                                                       INTERCOMPANY
                                             PSRC      ELIMINATIONS                    RCMC        RCIC
                                         CONSOL. (B)    & RECLASS.       PSRC      CONSOL. (B)    CONSOL    RCSC     RCFC
                                         -----------   ------------   ----------   -----------   --------   ----   -------
ASSETS
CURRENT ASSETS
   Cash and Temporary Cash Investments   $  (18,203)   $        --    $  (19,671)   $  1,163     $      1    $ 1   $    --
   Accounts Receivable:
      Trade                                   3,400             --            --          --           --     --        --
      Allowance for Doubtful Accounts          (133)            --            --          --           --     --        --
      Other                                     560             --           128         432           --     --        --
      Other Associated Companies            109,185       (436,135)      180,177      58,925       46,167     --    12,490
   Interest and Dividend Receivable              67             --            --          --           --     --        --
   Prepayments                                  826             --            39         787           --     --        --
                                         ----------    -----------    ----------    --------     --------    ---   -------
Total Current Assets                         95,702       (436,135)      160,673      61,307       46,168      1    12,490
                                         ----------    -----------    ----------    --------     --------    ---   -------
PROPERTY AND EQUIPMENT
   Real Estate                               88,788             --        59,478      29,310           --     --        --
   Other                                      2,105             --           904          --           --     --        --
   Accumulated Depreciation and
      Amortization                          (18,827)            --       (15,646)     (2,297)          --     --        --
                                         ----------    -----------    ----------    --------     --------    ---   -------
Property and Equipment - Net                 72,066             --        44,736      27,013           --     --        --
                                         ----------    -----------    ----------    --------     --------    ---   -------
INVESTMENTS
   Subsidiaries                                  --       (946,321)      946,321          --           --     --        --
   Leveraged Lease Agreements             1,844,182             --       620,377     831,333       94,251     --        --
   Partnership Interests / Other             41,025             --         1,339         726           --     --        --
   Securities                                 3,400             --           400          --           --     --        --
   Other Investments                         15,219             --            --          --           --     --        --
   Valuation Allowances                      (5,678)            --        (5,678)         --           --     --        --
                                         ----------    -----------    ----------    --------     --------    ---   -------
Total Investments                         1,898,148       (946,321)    1,562,759     832,059       94,251     --        --
                                         ----------    -----------    ----------    --------     --------    ---   -------
OTHER ASSETS
   Deferred Tax Assets                           39             --            --          --           --     --        --
                                         ----------    -----------    ----------    --------     --------    ---   -------
Total Other Assets                               39             --            --          --           --     --        --
                                         ----------    -----------    ----------    --------     --------    ---   -------
TOTAL ASSETS                             $2,065,955    $(1,382,456)   $1,768,168    $920,379     $140,419    $ 1   $12,490
                                         ==========    ===========    ==========    ========     ========    ===   =======

(B)  Exceeds 2% of PSEG's consolidated assets.

     For additional information, see Item 1.

                                                                       EXHIBIT A

                      PUBLIC SERVICE RESOURCES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 2003
                                   (THOUSANDS)

                                             PSRC   PSRC    PSRC    PSRC    PSRCI                         PSEGR PJM
                                             ONE     TWO   THREE    FOUR   CONSOL   ENERTECH    PSRC II     CONSOL      DMC
                                            -----   ----   -----   -----   ------   --------   --------   ---------   -------
ASSETS

CURRENT ASSETS
      Cash and Temporary Cash Investments    $ 1    $ 1    $ 1     $ 1   $    62      $--     $    211    $     29   $    (3)
      Accounts Receivable:
         Trade                                --     --     --      --        --       --           --          --     3,400
         Allowance for Doubtful Accounts      --     --     --      --        --       --           --          --      (133)
         Other                                --     --     --      --        --       --           --          --        --
         Other Associated Companies           --      6      9      --    11,243       39      191,581       2,003    42,680
      Interest and Dividend Receivable        --     --     --      --        --       --           67          --        --
      Prepayments                             --     --     --      --        --       --           --          --        --
                                             ---    ---    ---     ---   -------      ---     --------    --------   -------
   Total Current Assets                        1      7     10       1    11,305       39      191,859       2,032    45,944
                                             ---    ---    ---     ---   -------      ---     --------    --------   -------
PROPERTY AND EQUIPMENT
      Real Estate                             --     --     --      --        --       --           --          --        --
      Other                                   --     --     --      --        --       --           41          --     1,160
      Accumulated Depreciation and
         Amortization                         --     --     --      --        --       --          (17)         --      (867)
                                             ---    ---    ---     ---   -------      ---     --------    --------   -------
   Property and Equipment - Net               --     --     --      --        --       --           24          --       293
                                             ---    ---    ---     ---   -------      ---     --------    --------   -------
INVESTMENTS
      Subsidiaries                            --     --     --      --        --       --           --          --        --
      Leveraged Lease Agreements              --     --     --      --    42,662       --          127     255,432        --
      Partnership Interests / Other           --     --     --      --        --       --       38,960          --        --
      Securities                              --     --     --      --        --       --        3,000          --        --
      Other Investments                       --     --     --      --        --       --           --          --    15,219
      Valuation Allowances                    --     --     --      --        --       --           --          --        --
                                             ---    ---    ---     ---   -------      ---     --------    --------   -------
   Total Investments                          --     --     --      --    42,662       --       42,087     255,432    15,219
                                             ---    ---    ---     ---   -------      ---     --------    --------   -------
OTHER ASSETS
      Deferred Tax Assets                     --     --     --      --        --       --           --          --        39
                                             ---    ---    ---     ---   -------      ---     --------    --------   -------
   Total Other Asset                          --     --     --      --        --       --           --          --        39
                                             ---    ---    ---     ---   -------      ---     --------    --------   -------

   TOTAL ASSETS                              $ 1    $ 7    $10     $ 1   $53,967      $39     $233,970    $257,464   $61,495
                                             ===    ===    ===     ===   =======      ===     ========    ========   =======

(B)  Exceeds 2% of PSEG's consolidated assets.

     For additional information, see Item 1.

                                                                       EXHIBIT A

                      PUBLIC SERVICE RESOURCES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 2004
                                   (THOUSANDS)

                                                     INTERCOMPANY
                                           PSRC      ELIMINATIONS                   RCMC         RCIC
                                       CONSOL. (B)    & RECLASS.       PSRC      CONSOL. (B)    CONSOL      RCSC      RCFC
                                       -----------   ------------   ----------   -----------   --------   -------   -------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts Payable:
      Trade                             $      305   $        --    $       --     $     --    $     --   $    --   $    --
      Taxes                                    769            --            --           29          --        --        --
      Other                                  5,803            --         2,986        1,413          --        --        --
      Interest                                  88            --            --           88          --        --        --
      Associated Companies                     333      (436,135)      364,854       62,975          --     6,278        --
   Current Portion of Long-term Debt         1,546            --         1,180          366          --        --        --
                                        ----------   -----------    ----------     --------    --------   -------   -------
Total Current Liabilities                    8,844      (436,135)      369,020       64,871          --     6,278        --
                                        ----------   -----------    ----------     --------    --------   -------   -------

TOTAL LONG-TERM DEBT                        29,300            --        18,390       10,910          --        --        --
                                        ----------   -----------    ----------     --------    --------   -------   -------
DEFERRED CREDITS
Deferred Income Taxes                    1,156,089            --       509,047      557,961      70,617        --       (48)
Other                                           11            --            --           11          --        --        --
                                        ----------   -----------    ----------     --------    --------   -------   -------
Total Deferred Credits                   1,156,100            --       509,047      557,972      70,617        --       (48)
                                        ----------   -----------    ----------     --------    --------   -------   -------
STOCKHOLDER'S EQUITY
   Capital Stock                           107,001           (57)      107,001            2           1        10         1
   Contributed Capital                     263,618      (564,102)      263,618       57,423      11,163        --     6,871
   Retained Earnings                       501,092      (382,162)      501,092      229,201      58,638    (6,287)    5,666
                                        ----------   -----------    ----------     --------    --------   -------   -------
Total Stockholder's Equity                 871,711      (946,321)      871,711      286,626      69,802    (6,277)   12,538
                                        ----------   -----------    ----------     --------    --------   -------   -------
TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                 $2,065,955   $(1,382,456)   $1,768,168     $920,379    $140,419   $     1   $12,490
                                        ==========   ===========    ==========     ========    ========   =======   =======

(B)  Exceeds 2% of PSEG's consolidated assets.

     For additional information, see Item 1.

                                                                       EXHIBIT A

                      PUBLIC SERVICE RESOURCES CORPORATION
                           CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 2003
                                   (THOUSANDS)

                                        PSRC   PSRC    PSRC    PSRC    PSRCI                          PSEGR PJM
                                        ONE     TWO   THREE    FOUR    CONSOL   ENERTECH    PSRC II    CONSOL       DMC
                                       -----   ----   -----   -----   -------   --------   --------   ---------   -------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts Payable:
      Trade                            $  --    $--    $--    $  --   $    --    $   --    $     --    $     --   $   305
      Taxes                               --     --     --       --        --        --          --         230       510
      Other                               --     --     --       --        --        --          --          --     1,404
      Interest                            --     --     --       --        --        --          --          --        --
      Associated Companies                93     --     --      891        36        --          --       1,318        23
   Current Portion of Long-term Debt      --     --     --       --        --        --          --          --        --
                                       -----    ---    ---    -----   -------    ------    --------    --------   -------
Total Current Liabilities                 93     --     --      891        36        --          --       1,548     2,242
                                       -----    ---    ---    -----   -------    ------    --------    --------   -------

TOTAL LONG-TERM DEBT                      --     --     --       --        --        --          --          --        --
                                       -----    ---    ---    -----   -------    ------    --------    --------   -------

DEFERRED CREDITS
Deferred Income Taxes                     --     --     --       --    36,822         1     (20,410)         --     2,099
Other                                     --     --     --       --        --        --          --          --        --
                                       -----    ---    ---    -----   -------    ------    --------    --------   -------
Total Deferred Credits                    --     --     --       --    36,822         1     (20,410)         --     2,099
                                       -----    ---    ---    -----   -------    ------    --------    --------   -------

STOCKHOLDER'S EQUITY
   Capital Stock                          10     10     10       10         1         1           1          --        --
   Contributed Capital                    --     --     --       --    15,034     1,018     285,960     171,500    15,133
   Retained Earnings                    (102)    (3)    --     (900)    2,074      (981)    (31,581)     84,416    42,021
                                       -----    ---    ---    -----   -------    ------    --------    --------   -------
Total Stockholder's Equity               (92)     7     10     (890)   17,109        38     254,380     255,916    57,154
                                       -----    ---    ---    -----   -------    ------    --------    --------   -------

TOTAL LIABILITIES AND STOCKHOLDER'S
   EQUITY                              $   1    $ 7    $10    $   1   $53,967    $   39    $233,970    $257,464   $61,495
                                       =====    ===    ===    =====   =======    ======    ========    ========   =======

(B)  Exceeds 2% of PSEG's consolidated assets.

     For additional information, see Item 1.

                    RESOURCES CAPITAL MANAGEMENT CORPORATION
                      CONSOLIDATING STATEMENT OF OPERATIONS            EXHIBIT A
                      FOR THE YEAR ENDED DECEMBER 31, 2004
                                   (THOUSANDS)

                                                  INTERCOMPANY
                                        RCMC      ELIMINATIONS
                                    CONSOL. (B)    & RECLASS.      RCMC    RCMC SC    RCMCI
                                    -----------   ------------   -------   -------   -------
REVENUES:
   Income from Leveraged Lease
      Agreements                     $ 44,617       $     --     $21,007     $--     $    --
   Investment Gains (Losses)            2,659             --          --      --          --
   Interest and Dividend Income             7             --          --      --           4
   Operating Lease Income               3,855             --       3,855      --          --
   Other                                  299             --          92       7          --
   Equity in Subsidiary Earnings           --        (14,924)     14,924      --          --
                                     --------       --------     -------     ---     -------
Total Revenues                         51,437        (14,924)     39,878       7           4
                                     --------       --------     -------     ---     -------
OPERATING EXPENSES:
   Operation and Maintenance            2,047             --       2,047      --          --
   Depreciation and Amortization        1,963             --       1,963      --          --
   Administrative and General           1,668             --         410       7         115
                                     --------       --------     -------     ---     -------
Total Operating Expenses                5,678             --       4,420       7         115
                                     --------       --------     -------     ---     -------
INCOME FROM EQUITY METHOD
   INVESTMENTS:
   Income (Loss) from
   Partnerships                           154             --          --      --         154
                                     --------       --------     -------     ---     -------
Total Income from Equity Method
   Investments                            154             --          --      --         154

OPERATING INCOME                       45,913        (14,924)     35,458      --          43
                                     --------       --------     -------     ---     -------
OTHER INCOME
   Loss on Extinguishment of Debt          --             --          --      --          --
                                     --------       --------     -------     ---     -------
Total Other Income                         --             --          --      --          --

INTEREST EXPENSE:
   Other                                6,443             --       6,443      --          --
                                     --------       --------     -------     ---     -------
Net Interest Expense                    6,443             --       6,443      --          --
                                     --------       --------     -------     ---     -------
INCOME BEFORE INCOME TAXES             39,470        (14,924)     29,015      --          43
                                     --------       --------     -------     ---     -------
INCOME TAXES:
   Current                            (16,849)            --      (9,741)     --       1,032
   Deferred                            33,107             (1)     15,544      --      (1,017)
   Investment and Energy Tax
      Credits - Net                      (482)            --        (482)     --          --
                                     --------       --------     -------     ---     -------
Total Income Taxes                     15,776             (1)      5,321      --          15
                                     --------       --------     -------     ---     -------
NET INCOME                           $ 23,694       $(14,923)    $23,694     $--     $    28
                                     ========       ========     =======     ===     =======


                                    RCMC ONE,
                                       INC.     DANSKAMMER OP   ROSETON OP
                                     CONSOL.       CONSOL.        CONSOL.     UZAL
                                    ---------   -------------   ----------   ------
REVENUES:
   Income from Leveraged Lease
      Agreements                    $ 5,447        $ 5,652       $ 11,336    $1,175
   Investment Gains (Losses)             --             --             --     2,659
   Interest and Dividend Income           3             --             --        --
   Operating Lease Income                --             --             --        --
   Other                                200             --             --        --
   Equity in Subsidiary Earnings         --             --             --        --
                                    -------        -------       --------    ------
Total Revenues                        5,650          5,652         11,336     3,834
                                    -------        -------       --------    ------
OPERATING EXPENSES:
   Operation and Maintenance             --             --             --        --
   Depreciation and Amortization         --             --             --        --
   Administrative and General            66              1              1     1,068
                                    -------        -------       --------    ------
Total Operating Expenses                 66              1              1     1,068
                                    -------        -------       --------    ------
INCOME FROM EQUITY METHOD
   INVESTMENTS:
   Income (Loss) from
   Partnerships                          --             --             --        --
                                    -------        -------       --------    ------
Total Income from Equity Method
   Investments                           --             --             --        --

OPERATING INCOME                      5,584          5,651         11,335     2,766
                                    -------        -------       --------    ------
OTHER INCOME
   Loss on Extinguishment of Debt        --             --             --        --
                                    -------        -------       --------    ------
Total Other Income                       --             --             --        --

INTEREST EXPENSE:
   Other                                 --             --             --        --
                                    -------        -------       --------    ------
Net Interest Expense                     --             --             --        --
                                    -------        -------       --------    ------
INCOME BEFORE INCOME TAXES            5,584          5,651         11,335     2,766
                                    -------        -------       --------    ------
INCOME TAXES:
   Current                            6,833         (4,588)       (10,420)       35
   Deferred                          (4,865)         7,179         15,610       657
   Investment and Energy Tax
      Credits - Net                      --             --             --        --
                                    -------        -------       --------    ------
Total Income Taxes                    1,968          2,591          5,190       692
                                    -------        -------       --------    ------
NET INCOME                          $ 3,616        $ 3,060       $  6,145    $2,074
                                    =======        =======       ========    ======

(B) Exceeds 2% of PSEG's consolidated assets. For additional information, see Item 1.

                                                                       EXHIBIT A

                    RESOURCES CAPITAL MANAGEMENT CORPORATION
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2004
                                   (THOUSANDS)

                                           INTERCOMPANY
                                RCMC       ELIMINATIONS
                             CONSOL. (B)    & RECLASS.      RCMC     RCMC SC    RCMCI
                             -----------   ------------   --------   -------   ------
BALANCE JANUARY 1, 2004        $205,507      $(57,031)    $205,507    $(16)    $4,238
NET INCOME                       23,694       (14,923)      23,694      --         28
PRIOR PERIOD ADJUSTMENTS             --            --           --      --         --
                               --------      --------     --------    ----     ------
   TOTAL                        229,201       (71,954)     229,201     (16)     4,266
                               --------      --------     --------    ----     ------
DIVIDENDS DECLARED                   --        (4,178)          --      --      1,146
                               --------      --------     --------    ----     ------
BALANCE DECEMBER 31, 2004      $229,201      $(67,776)    $229,201    $(16)    $3,120
                               ========      ========     ========    ====     ======



                             RCMC ONE, INC.   DANSKAMMER OP   ROSETON OP
                                 CONSOL.         CONSOL.        CONSOL.      UZAL
                             --------------   -------------   -----------   ------
BALANCE JANUARY 1, 2004          $10,920         $13,718        $28,171     $   --
NET INCOME                         3,616           3,060          6,145      2,074
PRIOR PERIOD ADJUSTMENTS              --              --             --         --
                                 -------         -------        -------     ------
   TOTAL                          14,536          16,778         34,316      2,074
                                 -------         -------        -------     ------
DIVIDENDS DECLARED                 3,032              --             --         --
                                 -------         -------        -------     ------
BALANCE DECEMBER 31, 2004        $11,504         $16,778        $34,316     $2,074
                                 =======         =======        =======     ======

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                    RESOURCES CAPITAL MANAGEMENT CORPORATION
                           CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 2004
                                   (THOUSANDS)

                                                             INTERCOMPANY
                                                   RCMC      ELIMINATIONS
                                               CONSOL. (B)    & RECLASS.      RCMC     RCMC SC    RCMCI
                                               -----------   ------------   --------   -------   ------
ASSETS

CURRENT ASSETS
   Cash and Temporary Cash Investments          $  1,163      $      --     $    591      $1     $  513
   Accounts Receivable:
      Trade                                           --             --           --      --         --
      Other                                          432             --          107      --         --
      Other Associated Companies                  58,925             --           --      --      4,603
   Prepayments                                       787             --          787      --         --
                                                --------      ---------     --------     ---     ------
Total Current Assets                              61,307             --        1,485       1      5,116
                                                --------      ---------     --------     ---     ------

PROPERTY AND EQUIPMENT
   Real Estate                                    29,310             --       29,310      --         --
   Other                                              --             --           --      --         --
   Accumulated Depreciation and Amortization      (2,297)            --       (2,297)     --         --
                                                --------      ---------     --------     ---     ------
Property and Equipment - Net                      27,013             --       27,013      --         --
                                                --------      ---------     --------     ---     ------

INVESTMENTS
   Subsidiaries                                       --       (246,839)     246,839      --         --
   Leveraged Lease Agreements                    831,333             --      431,304      --         --
   Partnership Interests                             726             --           --      --        726
                                                --------      ---------     --------     ---     ------
Total Investments                                832,059       (246,839)     678,143      --        726
                                                --------      ---------     --------     ---     ------
TOTAL ASSETS                                    $920,379      $(246,839)    $706,641      $1     $5,842
                                                ========      =========     ========     ===     ======


                                               RCMC ONE, INC.   DANSKAMMER OP   ROSETON OP
                                                   CONSOL.         CONSOL.        CONSOL.      UZAL
                                               --------------   -------------   ----------   -------
ASSETS

CURRENT ASSETS
   Cash and Temporary Cash Investments            $     58         $    --       $     --    $    --
   Accounts Receivable:
      Trade                                             --              --             --         --
      Other                                            325              --             --         --
      Other Associated Companies                     1,765           9,829         22,109     20,619
   Prepayments                                          --              --             --         --
                                                  --------         -------       --------    -------
Total Current Assets                                 2,148           9,829         22,109     20,619
                                                  --------         -------       --------    -------

PROPERTY AND EQUIPMENT
   Real Estate                                          --              --             --         --
   Other                                                --              --             --         --
   Accumulated Depreciation and Amortization            --              --             --         --
                                                  --------         -------       --------    -------
Property and Equipment - Net                            --              --             --         --
                                                  --------         -------       --------    -------

INVESTMENTS
   Subsidiaries                                         --              --             --         --
   Leveraged Lease Agreements                      192,640          67,831        139,558         --
   Partnership Interests                                --              --             --         --
                                                  --------         -------       --------    -------
Total Investments                                  192,640          67,831        139,558         --
                                                  --------         -------       --------    -------
TOTAL ASSETS                                      $194,788         $77,660       $161,667    $20,619
                                                  ========         =======       ========    =======

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       EXHIBIT A

                    RESOURCES CAPITAL MANAGEMENT CORPORATION
                           CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 2004
                                   (THOUSANDS)

                                                     INTERCOMPANY
                                           RCMC      ELIMINATIONS
                                       CONSOL. (B)    & RECLASS.      RCMC     RCMC SC    RCMCI
                                       -----------   ------------   --------   -------   ------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts Payable:
      Trade                              $     --     $      --     $     --    $ --     $   --
      Taxes                                    29            --           29      --         --
      Other                                 1,413            --          125      --         --
      Interest                                 88            --           88      --         --
      Associated Companies                 62,975            --       55,544       6         27
   Current Portion of Long-term Debt          366            --          366      --         --
                                         --------     ---------     --------    ----     ------
Total Current Liabilities                  64,871            --       56,152       6         27
                                         --------     ---------     --------    ----     ------
TOTAL LONG-TERM DEBT                       10,910            --       10,910      --         --
                                         --------     ---------     --------    ----     ------

DEFERRED CREDITS
Deferred Income Taxes                     557,961            (2)     352,942      --      1,499
Other                                          11            --           11      --         --
                                         --------     ---------     --------    ----     ------
Total Deferred Credits                    557,972            (2)     352,953      --      1,499
                                         --------     ---------     --------    ----     ------

STOCKHOLDER'S EQUITY
   Capital Stock                                2            (3)           2       1          1
   Contributed Capital                     57,423      (179,058)      57,423      10      1,195
   Retained Earnings                      229,201       (67,776)     229,201     (16)     3,120
                                         --------     ---------     --------    ----     ------
Total Stockholder's Equity                286,626      (246,837)     286,626      (5)     4,316
                                         --------     ---------     --------    ----     ------

TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                  $920,379     $(246,839)    $706,641    $  1     $5,842
                                         ========     =========     ========    ====     ======



                                       RCMC ONE, INC.   DANSKAMMER OP   ROSETON OP
                                           CONSOL.         CONSOL.        CONSOL.      UZAL
                                       --------------   -------------   ----------   -------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts Payable:
      Trade                               $     --         $    --       $     --    $    --
      Taxes                                     --              --             --         --
      Other                                     --              --             --      1,288
      Interest                                  --              --             --         --
      Associated Companies                   7,397              --              1         --
   Current Portion of Long-term Debt            --              --             --         --
                                          --------         -------       --------    -------
Total Current Liabilities                    7,397              --              1      1,288
                                          --------         -------       --------    -------
TOTAL LONG-TERM DEBT                            --              --             --         --
                                          --------         -------       --------    -------

DEFERRED CREDITS
Deferred Income Taxes                      155,588          15,132         32,800          2
Other                                           --              --             --         --
                                          --------         -------       --------    -------
Total Deferred Credits                     155,588          15,132         32,800          2
                                          --------         -------       --------    -------

STOCKHOLDER'S EQUITY
   Capital Stock                                 1              --             --         --
   Contributed Capital                      20,298          45,750         94,550     17,255
   Retained Earnings                        11,504          16,778         34,316      2,074
                                          --------         -------       --------    -------
 Total Stockholder's Equity                 31,803          62,528        128,866     19,329
                                          --------         -------       --------    -------

TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                   $194,788         $77,660       $161,667    $20,619
                                          ========         =======       ========    =======

(B)  Exceeds 2% of PSEG's consolidated assets. For additional information, see
     Item 1.

                                                                       Exhibit B

Organizational Chart-Response 4(b)(i), (ii), (iii), (iv), (v), (vi), (vii) Fossil, Power New York, PSEG Lawrenceburg, PSEG Waterford,
Power Midwest, Power Connecticut, Nuclear

                    -------------------------
                    Public Service Enterprise
                        Group Incorporated
                    -------------------------
                                |
                               100%
                                |
                         --------------
                         PSEG Power LLC
                         --------------                      ----------------
                                |                            PSEG Nuclear LLC
                               100%--------------------------    (Nuclear)
                                |                                  EWG
                         --------------                      ---------------
                            PSEG LLC
                            (Fossil)
                              EWG
                         --------------
                                |
         -----------------------------------------------
         |            |          |         |            |
        100%          |         100%       |           100%
         |            |          |         |            |
         |            |          |         |            |
-------------------   |   --------------   |    ------------------
Power New York Inc.   |   PSEG Waterford   |    PSEG Lawrenceburg
       EWG            |     Energy LLC     |    Energy Company LLC
                      |        EWG         |           EWG
-------------------   |   --------------   |    ------------------
                      |                    |
                      |                    |
                      |                    |
                     100%                 100%
                      |                    |
            -----------------       -----------------
                PSEG Power              PSEG Power
               Midwest LLC           Connecticut LLC
                   EWG                     EWG
            -----------------       -----------------

                                                                       Exhibit B

Organizational Chart-Response 4(b)(viii), (ix), (x), (xi), (xii), (xiii), (xiv) Danskammer OP, Danskammer OL, Roseton OP, Roseton OL, Conemaugh Lessor, Keystone Lessor, Shawville Lessor


                                           ------------------
                                             Public Service
                                            Enterprise Group
                                               Incorporated
                                              (New Jersey)
                                           ------------------
                                                    |
                                               PSEG Energy
                                             Holdings L.L.C.
                                              (New Jersey)
                                                    |
                                           ------------------
                                           PSEG Resources LLC
                                           ------------------
                                                    |
                                                    |
                           --------------------------------------------
                           |                                          |
                           |                                          |
                    -------------                          ---------------------
                    PSEGR PJM LLC                             Public Service
                                                           Resources Corporation
                    -------------                          ---------------------
                          |                                           |
                          |                                           |
       --------------------------------------                         |
       |                  |                 |                         |
       |                  |                 |                         |
----------------   ---------------   ----------------       ----------------------
      PSEGR         PSEG Keystone,   PSEGR Shawville,          Resources Capital
 Conemaugh, LLC          LLC               LLC              Management Corporation
----------------   ---------------   ----------------       ----------------------
       |                  |                 |                         |
       |                  |                 |                         |
       |                  |                 |                 -----------------
       |                  |                 |                 |               |
----------------   ---------------   ----------------   -------------   --------------
     PSEGR          PSEGR Keystone    PSEGR Shawville   Danskammer OP   Roseton OP LLC
    Conemaugh      Generation, LLC    Generation, LLC        LLC             EWG
 Generation, LLC                                             EWG
----------------   ---------------   ----------------   -------------   --------------
       |                  |                  |
       |                  |                  |
----------------   ---------------   ----------------   -------------   --------------
  Conemaugh        Keystone Lessor   Shawville Lessor   Danskammer OL    Roseton OL LLC
Lessor Genco LLC      Genco LLC         Genco LLC            LLC             EWG
     EWG                EWG                EWG               EWG
----------------   ---------------   ----------------   -------------   --------------

                                                                       Exhibit B

Organizational Chart-Response 4(b)(xv), (xvi), (xvii), (xviii), (xx) KPLP, GPP, OEPP, TIE, GWF Energy LLC

                                                                            ----------------
                                                                             Public Service
                                                                            Enterprise Group
                                                                              Incorporated
                                                                              (New Jersey)
                                                                            ----------------
                                                                                   |
                                                                            ----------------
                                                                              PSEG Energy
                                                                            Holdings  L.L.C.
                                                                              (New Jersey)
                                                                            ----------------
                                                                                   |
                                                                            ----------------
                                                                               PSEG Global
                                                                                 L.L.C.
                                                                              (New Jersey)
                                                                            ----------------
                                                                                   |
                                                                            ----------------
                                                                            PSEG Global USA
                            |----------------------------------------------      L.L.C.
                            |                                                 (New Jersey)
                            |                                               ----------------
                            |                                                      |
                            |                                               ----------------
                            |                                                     PSEG
                            |                                                International
                            |                                                     L.L.C.
                            |                                                  (Delaware)
                            |                                               ----------------
                            |                                                      |
       -------------------------------------                   ----------------------------------------------
       |                   |               |                   |                   |                        |
----------------   ----------------   ---------------   ----------------    ----------------         ----------------
PSEG Kalaeloa       PSEG Hawaiian      PSEG Hawaiian         PSEG                 PSEG                 PSEG Americas
      Inc.            Management      Investment Inc.   California Corp.      California II               L.L.C.
   (Delaware)            Inc.           (Delaware)        (Delaware)              Corp.                 (Delaware)
                      (Delaware)                                               (Delaware)
----------------   ----------------   ---------------   ----------------    ----------------         ----------------
       |                |                  |                   |                     |                       |
       |                |-1%-GP----48.49%--|                   |                    10%                      |
       |                         |  LP                         |                     |                       |
       |                         |                             |                     |                       |
       |                 ----------------                      |            ----------------                 |
       |                     Kalaeloa                          |                GWF Energy                   |
       |                    Investment                         |                   LLC                       |
       |                   Partners, LP                        |----50%----    (Delaware)                    |
       |                     (Delaware)                                           EWG                        |
       |                 ----------------                                   ----------------                 |
       |                         |                                                                           |
       |                     99% LP                                                                          |
       |---------1% GP-------------------                                                                    |
                             ("KPLP")                                                                        |
                             Kalaeloa                                                                        |
                           Partners, LP                                                                      |
                            (Delaware)                                                                       |
                               EWG                                                                           |
                         ----------------                                                                    |
                                                                                                             |
                                                                                                             |
                                                                               -------------------------------
                                                                               |
                                                                               |
                                                                               |
                                                                               |
                                                                               |
                                                                ------------------------------------
                                                                |                                  |
                                                                |                                  |
                                                          -------------                     --------------
                                                               TPS                           PSEG Texgen
                                                     ---- Holdings Inc.                      Holdings Inc.
                                                     |     (Delaware)                         (Delaware)
                                                     |    -------------                     --------------
                                                     |          |                                  |
                                                     |          |                   ----------------------------------
                                                                |                   |              |                 |
                                                   49.5% LP-------------      ------------    ------------      ------------
                                                            TPS General     PSEG Texgen Inc.  PSEG Texgen           PSEG
                                                     |      Partner LLC         I Inc.           II Inc.      Preferred Partner
                                                     |      (Delaware)         (Delaware)     (Delaware)           L.L.C.
                                                     |    --------------      ------------    ------------       (Delaware)
                                                     |          |                   |              |            ------------
                                                     |          |                   |              |                 |
                                                     |          |-0.5% GP--0.5% GP--|              |                 |
                                                     |--------------------|-----------------49.5%LP|                 |
                                                                          |                                          |
                                                                    ------------                                     |
                                                                      ("TIELP")                                      |
                                                                       Texas                                         |
                                                                    Independent                                      |
                                                                    Energy, L.P. <----------0% Pref. LP(A)------------
                                                                     (Delaware)                                      |
--------------------------------------------------------------------------------                                     |
    |              |            |              |                         |                                           |
    |              |            |              |                         |                                           |
    |              |            |              |                         |                                           |
------------  ------------  ------------  ------------           ----------------                                    |
 Guadalupe      Guadalupe   Odessa-Ector  Odessa-Ector               ("TIE")                                         |
Power I, LLC Power II, LLC  Power I, LLC  Power II, LLC ----          Texas                                          |
(Delaware)     (Delaware)    (Delaware)    (Delaware)      |        Independent                                      |
------------  ------------  ------------  ------------     |     Energy Operating                                    |
    |              |             |     |        |          |       Company, LLC                                      |
   1% GP----99% LP--          1% GP           99% LP       |        (Delaware)                                       |
            |                    |     |        |          |           EWG                                           |
      ------------               |     |--1%GP--|          |     ----------------                                    |
         ("GPP")            ------------  --------------   |                                                         |
        Guadelupe             ("OEPP")                     |                                                         |
         Power              Odessa-Ector   Odessa-Ector    |                                                         |
        Partners,              Power       Power Partners  |                                                         |
     (Delaware) LP           Partners, LP  Services, LP    |                                                         |
           EWG               (Delaware)     (Delaware)     |                                                         |
      ------------              EWG       --------------   |                                                         |
            ^               ------------                   |                                                         |
            |               ^     ^                        |                                                         |
            |               |     |---------------99%LP----                                                          |
            |               |                                                                                        |
             -100% Pref. LP |-------100% Pref. LP--------------------------------------------------------------------|

(A) Although PSEG Preferred Partner L.L.C. (PPPLLC) has no controlling interest in Texas Independent Energy, LP (TIE), it is considered a partner for legal purposes. PPPLLC has a right to convert any and all of Guadalupe Power Partners, LP's and Odessa-Ector Power Partners, LP's outstanding preferred LP interest into an actual LP interest in TIE, thereby diluting all LP's proportional to their interests in TIE.

                                                                       Exhibit B

Organizational Chart - Response 4(b) (xix), (xxxiii), (xxxiv)
Generacion Energia, Tecnored, LUZ

                                                   --------------
                                                   Public Service
                                                     Enterprise
                                                        Group
                                                    Incorporated
                                                    (New Jersey)
                                                   --------------
                                                          |
                                                          |
                                                   --------------
                                                     PSEG Energy
                                                       Holdings
                                                       L.L.C.
                                                    (New Jersey)
                                                   --------------
                                                          |
                                                          |
                                                   --------------
                                                     PSEG Global
                                                       L.L.C.
             ------------------------------         (New Jersey)
             |                                     --------------
             |                                            |
             |                                            |
             |                                            |
       -------------                               --------------
        PSEG Global                                 PSEG Global
         USA L.L.C.                                International
        (New Jersey)                                Holdings LLC
       -------------                                (Delaware)
             |                                     --------------
             |                                            |
             |                                            |
       -------------                               --------------
            PSEG                                        PSEG
       International                           --  Americas Ltd.
           L.L.C.                             |       (Bermuda)
        (New Jersey)                          |    --------------
       -------------                          |           |
             |                                |           |
             |                                |    --------------
             |                                |     PSEG Chilean
      |-----------------|                     |    Equity II Ltd.
      |                 |                     |       (Cayman)
      |                 |                     |    --------------
------------------   -------------------      |           |
PSEG Operaciones I   PSEG Operaciones II      |         99.9%
      Company               Company          24%          |
     (Cayman)              (Cayman)           |    --------------
------------------   -------------------      |     PSEG Chilean
      |                |                      |      Equity Ltd.
      |------20%-------80%                    |       (Cayman)
                       |                      |    --------------
                     -------------------      |           |
                          ("CEPII")           |          76%
                        Asociacion o          |           |
                         Cuentas en           |   ---------------                                -------------
                        Participacion         |       ("AenP")                                     Peruvian
                           (Chile)            |--  Asociacion en   -----------50%-----------      Opportunity
                     -------------------           Participacion                                  Company SAC
                                                       (Peru)                                       (Peru)
                     -------------------         ---------------                                -------------
                        ("Generacion                    |                                              |
                         Energia")                      |                                              |
                      PSEG Generacion y          _______________                             ---------------------
                        Energia Chile              Inversiones                               |                    |
                           Limitada                    PSEG                    -----------99.966%               99.995%
                            (Chile)               Chile Holdco                 |             |                    |
                            FUCO                    Limitada                   |     ---------------       ---------------
                     -------------------             (Chile)                   |     Energy Business       Ontario Quinta
                                                 ---------------               |      International             S.R.L.
                                                        |                      |           S.R.L.              (Peru)
                                                       50%                     |          (Peru)
                                                        |                      |     ---------------       ---------------
                                                 ---------------               |             |                    |
                                                     Tecnored                  |--- 12.79%--1.927%--------61.16%---
                                                       S.A.                                  |
                                                     (Chile)                           --------------
                                                      FUCO                                 "LUZ"
                                                 ---------------                        Luz del Sur
                                                                                            S.A.
                                                                                          (Peru)
                                                                                           FUCO
                                                                                     --------------


                                                                       Exhibit B

Organizational Chart - Response 4(b) (xxi), (xxii), (xxiii), (xxiv), (xxv),
(xxvi)
Frontel, SAESA, Edersa, Edelaysen, Creo, STS

                                       ---------------
                                       Public Service
                                         Enterprise
                                           Group
                                        Incorporated
                                        (New Jersey)
                                       ---------------
                                             |
                                             |
                                       ---------------
                                         PSEG Energy
                                        Holdings LLC
                                        (New Jersey)
                                       ---------------
                                             |
                                             |
                                        ------------
                                        PSEG Global
                                           L.L.C.
                                        (New Jersey)
                                        ------------
                                             |
                                             |
                       -------------------------------------------------
                       |                                                |
                       |                                                |
                  ------------                                     ---------------
                  PSEG Global                                        PSEG Global
                  USA L.L.C.                                        International
                  (New Jersey)                                       Holdings LLC
                                                                     (Delaware)
                  ------------                                     ---------------
                       |                                                |
                       |                                                |
                  -------------                                    -------------
                     PSEG                                              PSEG
                  International                                    Amaricas Ltd.
                     L.L.C.                                         (Bermuda)
                  (Delaware)
                  -------------                                    -------------
                       |                                                |
                       |                                             88.501%(A)
                       |                                                |
                   ----------                                      -------------
                     PSEG                                           Inversiones
                    Americas                                       PSEG Americas
                     L.L.C.                      ------11.492%---->Chile Holding
                   (Delaware)                    |                    Limitada
                   ----------                    |                    (Chile)
                       |                         |                 -------------
                       |                         |                      |
                       |                         |                      |
                       |                         |         98.965%(A)--------------98.361%(A)
                       |                         |         |                       |
                  --------------                 |         |                       |
                    PSEG Global                  |    -------------------   ---------------
                   Funding II LLC                |          ("SAESA")          ("Frontel")   --------------------------------
                     (Delaware)                  |     Sociedad Austral de       Empresa             |                 |      |
                  --------------                 |      Electricidad S.A.    Electrica de la         |                 |      |
                         |                       |           (Chile)         Frontera S.A.         0.105%             0.1%    |
                         |                       |            FUCO               (Chile)             |                 |      |
                         |                       |     -------------------        FUCO               |                 |      |
                         |                       |            |              ---------------         |                        |
                         |                       |          99.9%----------------91.66%----------99.895%-------------99.9%    |
                         |                       |            |                    |                 |                 |      |
                   -------------                 |     -------------------   -------------   ------------------  -----------  |
                   PSEG Global                   |                           ("Edelaysen")        ("Creo")                    |
                   Funding Corp.                 |     Sociedad Austral de       Empresa         Sistema de         ("STS")   |
                    (Delaware)                   |         Electricidad        Electrica de   Compania Electrica  Transmision |
                   -------------                 |   >    Overseas Ltd.         Aisen S.A.        Osorno S.A.     del Sur S.A.|
                         |                       |   |      (Cayman)             (Chile)           (Chile)           (Chile)  |
                         |                       |   |        FUCO                FUCO               FUCO              FUCO   |
                         |                       |   | -------------------   -------------   ------------------   ------------|
                         |                       |   |        |                                                               |
                         |                       |   |        |                                                               |
           ---------------------                 |   |       50%                                                              |
           |                   80%               |   |        |                                                               |
           |                   |                 |   | ------------------                                                     |
     ------------        ------------            |   |      ("Edersa")                                                        |
      PESG Global            ["CEP"]             |   | Empresa de Energia                                                     |
      Funding III--20%--> Asociacion o           |   |         Rio                                                            |
       Company           Cuentas en              |   |      Negro S.A.                                                        |
       (Cayman)          Participacion           |   |     (Argentina)                                                        |
     ------------           (Chile)              |   |        FUCO                                                            |
                         ------------            |   | ------------------                                                     |
                               |                 |   |                                                                        |
                               |                 |   |                                                                        |
                     --99.97%-----------         |   |                                                                        |
                     |                  |        |   |                                                                        |
                     |                  |        |   -------------------------------0.1%--------------------------------------|
         -----------------          --------     |
         (To be Dissolved)            PSEG       |
          PSEG Peru       <--0.03%-- Finance------
            S.R.L.                   Company
           (Peru)                   (Cayman)
         -----------------          --------

(A) PSEG Chilean Equity II Ltd. owns 0.0067% of Inversiones PSEG Americas Chile Holding Limitada, 0.001% of Sociedad Austral de Electricidad ("SAESA"), and 0.002% of Empresa Electrica de la Frontera S.A. ("FRONTEL").

                                                                       Exhibit B

Organizational Chart - Response 4(b) (xxvii), (xxviii), (xxix), (xxx), (xxxi), (xxxii), (xxxv)
RGE, Electroandes S.A., CAGUA, MARACAY, VALENCIA, CHILQUINTA, TGM

                                             ---------------
                                             Public Service
                                               Enterprise
                                                  Group
                                              Incorporated
                                              (New Jersey)
                                             ---------------
                                                    |
                                              ------------
                                               PSEG Energy
                                                Holdings
                                                   LLC.
                                              (New Jersey)
                                              ------------
                                                    |
                                              ------------
                                               PSEG Global
                                                 L.L.C.
                                              (New Jersey)
                                              ------------
                                                    |
                                             ---------------
                                               PSEG Global
                                              International
                                              Holdings LLC
                                                (Delaware)
                                             ---------------
                                                    |
                                              -------------
                                                  PSEG
              |------------------------------ Americas Ltd.--------------------------------------------------------------
              |                      |          (Bermuda)            |                    |
              |                      |        -------------          |                    |
      ------------------             |              |               24%                   |
      |                |             |              |                |                    |
      |                |             |              |                |                    |
------------   --------------        |       --------------   --------------   -----------------------   -----------
    PSEG        Transamerica        20%       PSEG Chilean       ("AenP")          Venergy Holdings      PSEG Brazil
 Americas II   Energy Company        |       Equity II Ltd.   Asociacion en             Company           Investment
    Ltd.          (Cayman)           |          (Cayman)    ->Participacion            (Cayman)             Company
  (Bermuda)                          |                      |     (Peru)                                   (Cayman)
------------   --------------        |       -------------- | --------------   -----------------------   -----------
      |               |              |              |       |       |                     |                   |
     50%             80%             |            99.9%    76%  49.993%                  50%                  |
      |               |              |              |       |       |                     |                   |
------------   --------------        |       -------------- | --------------   -----------------------   ------------
Turbogenera-     ("AenPII")          |         PSEG Chilean | ("CHILQUINTA")     Turboven Company Inc.       Pampa
  dores de      Asociacion en        |         Equity Ltd.  |   Chilquinta            (Cayman)           Energia Ltda.
 Venezuela,     Participacion        |           (Cayman)---    Energia S.A.                                (Cayman)
    C.A.           (Peru) -----------                            (Chile)
(Venezuela)                                                        FUCO
------------   --------------                --------------   --------------   -----------------------   -----------
      |               |                                                                   |                   |
   17.13%          99.992%                                                                |           --------|--------
      |               |                      ---------------------------------------------            |                |
------------   --------------                |                                                --------------   ---------------
   ("TGM")      Electroandes                 |                                                PSEG Brazil       PSEG Brazil I
 Turbogene-         S.A.                     |                                                  Company           Company
  radores          (Peru)                    |                              --------50%-------  (Cayman)          (Cayman)
Maracay, C.A.       FUCO                     |                              |      |          --------------   --------|------
 (Venezuela)                                 |                              |      |                                   |
    FUCO                                     |                              |      |-------50%-----99.945%-------------50%
------------   --------------                |                              |      |                                   |
                      --------------    --------------   --------------     |  --------------    --------------  ------|------
                        ("MARACAY")        ("CAGUA")      ("VALENCIA")      |       PSEG          Conversora de
                         Turboven           Turboven        Turboven        |   Participacoes    Fertilizante e   Ipe Energia
                          Maracay            Cagua           Valencia       |        S.A.           Energia de   ->   Ltda.
                       Company Inc.       Company Inc.    Company Inc.      |      (Brazil)       Parana Ltda.   |  (Brazil)
                         (Cayman)           (Cayman)        (Cayman)        |                        (Brazil)   50%
                           FUCO               FUCO            FUCO          |   --------------    -------------- | -----------
                      --------------    --------------   --------------     |                           |        |     |
                                                                            |                           |        |     |
                                                                            |                           |        |     |
                                                                            |                          0.055%    |     |
                                                                            |                           |        |   32.456%
                                                                            |------------------------------------|     |
                                                                                                                       |
                                                                                                                  ------------
                                                                                                                    ("RGE")
                                                                                                                  Rio Grande
                                                                                                                  Energia S.A.
                                                                                                                      FUCO
                                                                                                                  ------------

                                                                       Exhibit B

Organizational Chart - Response 4(b) (xxxvi), (xxxvii), (xxxviii), (xxxix) Dhofar Power, Dhofar Generating, PPN Operations, PPN Energy

                                 ---------------
                                 Public Service
                                    Enterprise
                                      Group
                                   Incorporated
                                  (New Jersey)
                                 ---------------
                                        |
                                        |
                                 ---------------
                                   PSEG Energy
                                    Holdings
                                     L.L.C.
                                  (New Jersey)
                                 ---------------
                                        |
                                        |
                                 ---------------
                                   PSEG Global
                                     L.L.C.
                                  (New Jersey)
                                 ---------------
                                         |
                                         |
                       -----------------------------------
                       |                                  |
                       |                                  |
               ---------------                    ---------------
                  PSEG India                        PSEG Global
                   Company                         International
                   (Cayman)                         Holdings LLC
               ---------------                       (Delaware)
                       |                          ---------------
                       |                                  |
               ---------------                            |
                  PSEG EAMS                       ---------------
                     Ltd.                          PSEG Americas
                  (Mauritius)                           Ltd.
               ---------------                       (Bermuda)
                     |                            ---------------
                     |                                    |
            -------------------                           |
            |                 |                   ---------------
            |                 |                     PSEG Salalah
    ---------------   -----------------                 L.L.C.
    ("PPN Energy")    (To be Dissolved)              (Delaware)
         PSEG          PSEG Operations            ---------------
      PPN Energy             Ltd.                         |
      Company Ltd.       (Mauritius)                      |
      (Mauritius)     -----------------           ---------------
          EWG                 |                     Salalah Power
    ---------------   100% (except 1 share)(A)     Holdings, Ltd.
                              |                       (Bermuda)
                       -----------------          ---------------
                        (To be Dissolved)                 |
                       ("PPN Operations")                81%
                            PSEG PPN                      |
                       Operations Private         ---------------
                             Limited                Dhofar Power
                             (India)                  Company
                               EWG                    S.A.O.C.
                       -----------------               (Oman)
                                                         EWG
                                                  ---------------
                                                          |
                                                      99.9996%
                                                          |
                                                  ---------------
                                                       Dhofar
                                                     Generating
                                                      Company
                                                      S.A.O.C.
                                                       (Oman)
                                                        EWG
                                                  ---------------

(A) The remaining 1 share of PPN Operations is owned by PSEG Ambalamugal Energy Ltd. (To be dissolved).

                                                                       Exhibit B

Organizational Chart - Response 4(b) (xl), (xli), (xlii), (xliii)
PSEG Cherzow B.V., San Marco, Biomasse Italia S.p.A., PSEG Poland

                                -----------------
                                 Public Service
                                Enterprise Group
                                  Incorporated
                                  (New Jersey)
                                -----------------
                                        |
                                        |
                                        |
                                -----------------
                                   PSEG Energy
                                 Holdings L.L.C.
                                  (New Jersey)
                                -----------------
                                        |
                                        |
                                        |
                                -----------------
                                   PSEG Global
                                     L.L.C.
                                  (New Jersey)
                                -----------------
                                        |
                                        |
                                        |
                                -----------------
                                   PSEG Europe
                                 (Delaware) LLC
                                   (Delaware)
                                -----------------
                                        |
                                        |
                                        |
                                -----------------
                                   PSEG Europe
                                        B.V.
                                  (Netherlands)
                                -----------------
                                        |
                                        |-----------------------------------------------
                                        |                        |                      |
                                -----------------       -----------------       -----------------
                                PESG Italia B.V.         ("PSEG Poland")        PSEG Silesia B.V.
                                  (Netherlands)            PSEG Poland            (Netherlands)
                                -----------------       Distribution B.V.       -----------------
                                        |                 (Netherlands)                 |
                                        50%                    EWG                      |
                                        |               -----------------               |
                                -----------------                               -----------------
                                   Prisma 2000                                     PESG Chorzow
                                      S.p.A                                            B.V.
                                     (Italy)                                      (Netherlands)
                                -----------------                                      EWG
                                        |                                       -----------------
                                        50%-------------------99.80%
                                        |                        |
                                -----------------       -----------------
                                 Biomasse Italia            San Marco
                                      S.p.A              Bioenergie S.p.A.
                                     (Italy)                 (Italy)
                                       EWG                     EWG
                                -----------------       -----------------